As filed with the Securities and Exchange Commission on September 29, 2005
Registration No. 333-128261

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-11
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

U-Store-It Trust
(Exact Name of Registrant as Specified in Governing Instruments)
6745 Engle Road
Suite 300
Cleveland, OH 44130
(440) 234-0700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven G. Osgood
President and Chief Financial Officer
U-Store-It Trust
6745 Engle Road
Suite 300
Cleveland, OH 44130
(440) 234-0700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

J. Warren Gorrell, Jr., Esq.	Benjamin R. Weber, Esq.
David W. Bonser, Esq.	William G. Farrar, Esq.
HOGAN & HARTSON L.L.P.	SULLIVAN & CROMWELL LLP
555 Thirteenth Street, N.W.	125 Broad Street
Washington, D.C. 20004-1109	New York, NY 10004
(202) 637-5600	(212) 558-4000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.     ☐ __________
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐ ____________
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐ ____________
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 29, 2005
PROSPECTUS
15,000,000 Shares
Common Shares

U-Store-It Trust is a self-administered and self-managed real estate company focused on the ownership, operation, acquisition and development of self-storage facilities. This is a public offering of 15,000,000 of our common shares. We will receive all of the cash proceeds from the sale of these shares.
Our common shares are listed on the New York Stock Exchange under the symbol “YSI.” On September 28, 2005, the last reported sales price of our common shares on the New York Stock Exchange was $19.68 per share.
We are organized as a real estate investment trust, or “REIT,” under Maryland law, and we believe that we qualify for taxation as a REIT for federal income tax purposes beginning with our short taxable year ended December 31, 2004.
Investing in our common shares involves risks. See “Risk Factors” beginning on page 18 of this prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$
We have granted the underwriters a 30-day option to purchase up to an additional 2,250,000 common shares from us on the same terms and conditions as set forth above if the underwriters sell more than 15,000,000 common shares in this offering.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Lehman Brothers, on behalf of the underwriters, expects to deliver the common shares on or about                     , 2005.

Lehman Brothers

Citigroup	Wachovia Securities

A.G. Edwards	Raymond James

Banc of America Securities LLC	KeyBanc Capital Markets	Harris Nesbitt
                        , 2005

      No dealer, salesperson or other individual has been authorized to give any information or make any representation not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date of this prospectus.

i

      You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

ii

SUMMARY
      This is only a summary and does not contain all of the information that you should consider before investing in our common shares. You should read this entire prospectus, including “Risk Factors” and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common shares. In this prospectus, unless the context suggests otherwise, references to “our company,” “we,” “us,” and “our” mean U-Store-It Trust, U-Store-It, L.P. and their subsidiaries, including their predecessor entities. Unless indicated otherwise, references to the “Self-Storage Almanac” mean the 2005 Self-Storage Almanac published by MiniCo, Inc. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the option to purchase up to an additional 2,250,000 common shares.
Our Company
      We are a self-administered and self-managed real estate company focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. We are one of the largest owners and operators of self-storage facilities in the United States. As of July 31, 2005, we owned 308 self-storage facilities located in 25 states and aggregating approximately 18.9 million rentable square feet.
      Our self-storage facilities are designed to offer affordable, easily-accessible and secure storage space for residential and commercial customers. Our customers rent storage units for their exclusive use, typically on a month-to-month basis. Our facilities are specifically designed to accommodate both residential and commercial customers, with features such as security systems and wide aisles and load-bearing capabilities for large truck access. Our customers can access their storage units during business hours, and some of our facilities provide customers with 24-hour access through computer controlled access systems. Our goal is to provide our customers with the highest standard of facilities and service in the industry.
      We were formed to succeed to the self-storage operations owned directly and indirectly by Robert J. Amsdell, our Chairman and Chief Executive Officer, Barry L. Amsdell, one of our trustees, Todd C. Amsdell, our Chief Operating Officer, and their affiliated entities and related family trusts (which entities and family trusts are referred to herein collectively as the “Amsdell Entities”). The Amsdell family has been involved in the development, ownership and management of real estate in a variety of property types for over 70 years, and has been involved in the self-storage industry for over 30 years. During the 30 year period prior to our initial public offering, or “IPO,” Robert J. Amsdell and Barry L. Amsdell acquired, developed or redeveloped more than 200 self-storage facilities for themselves and others in the industry.
      We are organized as a REIT under Maryland law, and we believe that we qualify for taxation as a REIT for federal income tax purposes beginning with our short taxable year ended December 31, 2004. We commenced operations as a publicly-traded REIT in October 2004 after completing the mergers of certain Amsdell Entities with and into us, our IPO and the consummation of various other formation transactions which occurred concurrently with, or shortly after, completion of our IPO.
      We conduct all of our business through U-Store-It, L.P., our “operating partnership,” of which we serve as general partner, and its subsidiaries. As of July 31, 2005, we held approximately 87.8% of the aggregate partnership interests in our operating partnership. Since its formation in 1996, our operating partnership has been engaged in virtually all aspects of the self-storage business, including the development, acquisition, ownership and operation of self-storage facilities.

Developments Since Our IPO

Acquisitions Completed Through July 31, 2005
      From the time of our IPO through July 31, 2005, we completed the acquisitions of 154 facilities totaling approximately 9.0 million rentable square feet. The aggregate cost of these acquisitions was approximately $580 million. The following table sets forth certain summary information regarding these acquisitions.
Acquisitions Since IPO
(through July 31, 2005)

						Number of Facilities

		Total			Total
		Rentable			Number	Top Targeted Markets										Purchase
	Acquisition	Square	Number	July 31, 2005	of										Other	Price
Facility/Portfolio	Closing	Feet	of Units	Occupancy(1)	Facilities	IL	OH	TX	CA	FL	CT	CO	NY	NJ	States	(000’s)

National Self Storage Portfolio	July 2005	3,742,582	32,939	86.1%	70	—	—	15	11	—	—	5	—	—	39	$212,000
Metro Storage Portfolio	October 2004	2,600,958	22,901	78.3%	42	24	4	—	—	4	—	—	—	—	10	184,000
Liberty Self-Stor Portfolio(2)	April 2005	908,609	7,022	79.7%	17	—	14	—	—	—	—	—	3	—	—	33,400
Individual Facility and Small Portfolio Acquisitions	Various	1,547,408	12,961	86.0%	22	2	—	2	—	4	9	—	1	1	3	133,450
Option Facilities	Various	238,976	2,033	88.6%	3	—	—	—	1	2	—	—	—	—	—	17,400

Total Completed Acquisitions		9,038,533	77,856	83.3%	154	26	18	17	12	10	9	5	4	1	52	$580,250

(1)	Represents occupied square feet divided by total rentable square feet, as of July 31, 2005.

(2)	Information excludes the one facility from this portfolio subsequently sold by us in June 2005.
      Set forth below is a discussion of each of the acquisitions completed from the time of our IPO in October 2004 through July 31, 2005.

•	Acquisition of National Self Storage Portfolio. On July 26, 2005, we completed the acquisition of 70 self-storage facilities from various partnerships and other entities affiliated with National Self Storage and the Schomac Group, Inc., or “National Self Storage,” for an aggregate purchase price of approximately $212.0 million. The purchase price consisted of approximately $61.5 million of units in our operating partnership (consisting of approximately 8.6% of the units in our operating partnership as of July 31, 2005), the assumption of approximately $80.8 million of outstanding debt by our operating partnership, and approximately $69.7 million in cash. These facilities total approximately 3.7 million rentable square feet and includes self-storage facilities located in our existing markets in Southern California, Arizona and Tennessee and in new markets in Texas, Northern California, New Mexico, Colorado and Utah.

•	Acquisition of Metro Storage Portfolio. On October 27, 2004, we acquired 42 self-storage facilities from Metro Storage LLC for an aggregate purchase price of $184.0 million. These facilities total approximately 2.6 million rentable square feet and are located in Illinois, Indiana, Florida, Ohio and Wisconsin.

•	Acquisition of Liberty Self-Stor Portfolio. On April 5, 2005, we acquired 18 self-storage facilities from Liberty Self-Stor Ltd., a subsidiary of Liberty Self-Stor, Inc., for an aggregate purchase price of $34.0 million. These facilities total approximately 926,000 rentable square feet and are located in Ohio and New York. On June 15, 2005, we sold one of these facilities, containing approximately 17,000 rentable square feet, for approximately $0.6 million.

•	Individual Facility and Small Portfolio Acquisitions.

•	Acquisition of Ford Storage Portfolio. On March 1, 2005, we acquired five self-storage facilities from Ford Storage for an aggregate purchase price of $15.5 million. These facilities total approximately 258,000 rentable square feet and are located in central Connecticut.

•	Acquisition of A-1 Self Storage Portfolio. On March 15, 2005, we acquired five self-storage facilities from A-1 Self Storage for an aggregate purchase price of approximately $21.7 million. These facilities total approximately 201,000 rentable square feet and are located in Connecticut. We now operate two of these facilities as one facility. On May 5, 2005, we acquired an additional self-storage facility from A-1 Self Storage for approximately $6.4 million. This facility contains approximately 30,000 rentable square feet and is located in New York.

•	Acquisition of Extra Closet Facilities. On May 24, 2005, we acquired two facilities from Extra Closet for an aggregate purchase price of approximately $6.8 million. These facilities total approximately 99,000 rentable square feet and are located in Illinois.

•	Acquisition of Dania Beach, FL Facility. On November 1, 2004, we acquired one self-storage facility, located in Dania Beach, FL, for a purchase price of approximately $13.9 million. This facility contains approximately 264,000 rentable square feet.

•	Acquisition of Frisco I & II, TX and Ocoee, FL Facilities. In April 2005, we acquired three self-storage facilities, two located in Frisco, TX and one in Ocoee, FL, for an aggregate purchase price of approximately $14.9 million. These facilities total approximately 199,000 rentable square feet.

•	Acquisition of Bradenton II, FL and West Palm Beach II, FL Facilities. On October 28, 2004, we acquired two self-storage facilities, one located in Bradenton, FL and one in West Palm Beach, FL, for an aggregate purchase price of approximately $18.2 million. These facilities total approximately 182,000 rentable square feet.

•	Acquisition of Clifton, NJ Facility. On July 15, 2005, we acquired one self-storage facility, located in Clifton, NJ, for a purchase price of $16.8 million. This facility contains approximately 106,000 rentable square feet.

•	Acquisition of Gaithersburg, MD Facility. On January 14, 2005, we acquired one self-storage facility, located in Gaithersburg, MD, for a purchase price of approximately $10.7 million, consisting of $4.3 million in cash and the assumption of $6.4 million of indebtedness. This facility contains approximately 87,000 rentable square feet.

•	Acquisition of California, MD Facility. On November 1, 2004, we acquired one self-storage facility, located in California, MD, for a purchase price of approximately $5.7 million. This facility contains approximately 68,000 rentable square feet.

•	Acquisition of Tempe, AZ Facility. On July 11, 2005, we acquired one self-storage facility, located in Tempe, AZ, for a purchase price of approximately $2.9 million. This facility contains approximately 54,000 rentable square feet.

•	Acquisitions of Option Facilities. In connection with our IPO, we entered into an option agreement with Rising Tide Development, LLC, a company owned and controlled by Robert J. Amsdell and Barry L. Amsdell and which we refer to as “Rising Tide Development,” to acquire 18 self-storage facilities, which we refer to as the “option facilities.” We have exercised our option with respect to the following three facilities, as described below.

•	Acquisition of San Bernardino VII, CA Facility. On January 5, 2005, we purchased the San Bernardino VII, CA facility from Rising Tide Development for approximately $7.3 million, consisting of $3.8 million in cash (which cash was used to pay off mortgage indebtedness secured by the facility) and $3.5 million in units in our operating partnership. This facility contains approximately 84,000 rentable square feet.

•	Acquisition of Orlando II, FL and Boynton Beach II, FL Facilities. On March 18, 2005, we purchased the Orlando II, FL and the Boynton Beach II, FL facilities from Rising Tide Development. The aggregate purchase price was approximately $10.1 million, consisting of $6.8 million in cash and $3.3 million in units in our operating partnership. These facilities total approximately 155,000 rentable square feet.

Acquisitions Completed Since July 31, 2005
      Since July 31, 2005, we completed the acquisitions of 16 facilities totaling approximately 848,000 rentable square feet. The aggregate cost of these acquisitions was approximately $69.0 million. These acquisitions are discussed in further detail below.

•	Acquisition of Elizabeth, NJ and Hoboken, NJ Facilities. On August 4, 2005, we acquired two self-storage facilities, one located in Elizabeth, NJ and one in Hoboken, NJ, for an aggregate purchase price of approximately $8.2 million. These facilities total approximately 74,000 rentable square feet.

•	Acquisition of Colorado Portfolio. On September 22, 2005, we acquired seven self-storage facilities located in Colorado for an aggregate purchase price of $19.5 million. These facilities total approximately 317,000 rentable square feet.

•	Acquisition of Miami, Florida Facilities. On September 27, 2005, we acquired two self-storage facilities located in Miami, Florida for an aggregate purchase price of $17.8 million. These facilities total approximately 151,000 rentable square feet.

•	Acquisition of Pensacola, Florida Facility. On September 27, 2005, we acquired one self-storage facility located in Pensacola, Florida for a purchase price of approximately $7.9 million. This facility contains approximately 79,000 rentable square feet.

•	Acquisition of Texas Portfolio. On September 27, 2005, we acquired four self-storage facilities located in Texas, for an aggregate purchase price of $15.6 million. These facilities total approximately 227,000 rentable square feet. We also have agreed to acquire an additional eight self-storage facilities, for an aggregate purchase price of approximately $46.2 million, from this seller as described below under “Developments Since Our IPO — Pending Acquisitions.”

Pending Acquisitions
      We have entered into agreements to acquire 17 facilities totaling approximately 1.1 million rentable square feet, which we refer to as the “Pending Acquisitions.” The aggregate purchase price of these facilities is expected to be approximately $82.4 million, including the assumption of approximately $12.3 million of existing mortgage debt. We expect to acquire eight of these facilities, for an aggregate purchase price of approximately $29.0 million (including the assumption of approximately $12.3 million of existing mortgage debt), in October 2005, and one of these facilities, for a purchase price of approximately $7.2 million, by the end of 2005. We expect to acquire the remaining eight facilities, for an aggregate purchase price of approximately $46.2 million, during the first half of 2006. However, there can be no assurance that any of these acquisitions will be consummated.

Completed Financings
      We have entered into the following financings since our IPO:

•	Revolving Credit Facility. On October 27, 2004, concurrently with the closing of our IPO, we and our operating partnership entered into a three-year, $150.0 million secured revolving credit facility with Lehman Brothers Inc. and Wachovia Capital Markets, LLC, as joint lead arrangers and joint bookrunners. The facility is scheduled to terminate on October 27, 2007, with the option for us to extend the termination date to October 27, 2008. Borrowings under the facility bear interest at a variable rate based upon a base rate or a Eurodollar rate plus, in each case, a spread depending on our leverage ratio. The credit facility is secured by certain of our self-storage facilities and requires that we maintain a minimum “borrowing base” of properties.

•	Fixed Rate Mortgage Loans. Also on October 27, 2004, and concurrently with the closing of our IPO, three of our subsidiaries entered into three separate fixed rate mortgage loans in an aggregate principal amount of $270.0 million ($90.0 million each). Affiliates of Lehman Brothers served as the lenders under these mortgage loans. The mortgage loans are secured by certain of our self-storage facilities, bear interest at 5.09%, 5.19% and 5.33%, and mature in November 2009, May 2010 and January 2011, respectively.

•	Lehman Brothers Fixed Rate Mortgage Loan. On July 19, 2005, one of our subsidiaries entered into a fixed rate mortgage loan with Lehman Brothers Bank, FSB, or “Lehman Brothers Bank,” as the lender, in the principal amount of $80.0 million. The mortgage loan, which is secured by certain of our self-storage facilities, bears interest at 5.13% and matures in August 2012.

•	LaSalle Bank Fixed Rate Mortgage Loan. On August 4, 2005, one of our subsidiaries entered into a fixed rate mortgage loan with LaSalle Bank National Association, as the lender, in the principal amount of $80.0 million. The mortgage loan, which is secured by certain of our self-storage facilities, bears interest at 4.96% and matures in September 2012.

Pending Financings
      We expect to enter into a multi-facility fixed rate mortgage loan in October 2005 in the principal amount of up to $75.0 million, which loan will bear interest at 5.98% and mature in October 2015. We assumed the obligation to enter into this loan in connection with the National Self Storage acquisition.
The Self-Storage Industry
      According to the Self-Storage Almanac, the self-storage industry in the United States consists of approximately 1.5 billion rentable square feet at approximately 38,800 facilities. The industry is highly fragmented, comprised mainly of local operators that own single facilities and a few national owners and operators. According to the Self-Storage Almanac, the top ten operators of self-storage facilities in the United States (which includes us) collectively own approximately 16% of the aggregate market share for self-storage space, based on rentable square footage.
      We believe the self-storage industry possesses the following characteristics that will drive its strength and growth:

•	Broad Base of Demand Driven by a Variety of Storage Needs — Self-storage facilities serve a wide spectrum of residential and commercial customers, ranging from college students to high-income homeowners and from local businesses to large national corporations. Our customers’ use is driven by a broad variety of events and circumstances.

•	Relative Stability through Economic Cycles — Demand for self-storage tends to remain relatively stable because the causes of such demand are present throughout the various stages of an economic cycle.

•	Low Price Sensitivity of Customers — Many self-storage facility customers have a low sensitivity to price increases partly due to the low cost of self-storage relative to other storage alternatives and also due to the inconvenience of moving stored belongings to another location.

•	Large Pool of Individual Customers — The self-storage industry benefits from the significant mobility of a growing population and the increasing consumer awareness of the self-storage product.

•	Growth of Commercial Customer Base — Commercial customers, which are increasingly employing self-storage for their distribution logistics, favor self-storage for its relatively low cost, ease of access, security, flexible lease terms, climate control features and proximity to their distribution destinations.
Our Competitive Advantages
      We believe the following strengths will enable us to continue to compete effectively in the self-storage industry:

•	Significant Scale and Scope — As a national owner and operator of self-storage facilities, we continually enhance our business by applying our management expertise and best practices developed across our portfolio to our local facilities. We also benefit from economies of scale, which enable us to negotiate better pricing and spread our fixed costs across a large base of facilities.

•	Integrated Platform with Operating, Development and Acquisition Expertise — We are an integrated self-storage real estate company, which means that we have in-house capabilities in the design, development, leasing, operation and acquisition of self-storage facilities. We also are one of the few self-storage companies with the experience and the capability to make property investments on a national scale through multiple methods — acquisitions of operating facilities, development of new facilities and redevelopment of underperforming facilities.

•	Focused Operating Philosophy — We focus on maintaining and improving profitability at each of our facilities by managing our pricing and occupancy, controlling our operating expenses and monitoring our operating results at the facility level. Each facility manager is empowered to use his or her local market knowledge to make pricing decisions, subject to certain pre-set guidelines and review by our district managers, which allows us to respond quickly to opportunities to increase rents.

•	High Quality Facilities Located in Targeted Growth Markets — We seek to offer high quality modern facilities and generally focus our acquisitions and developments in metropolitan areas that we consider to be growth markets. We believe that our portfolio of facilities is among the most modern and well-located in the industry.

•	Seasoned Management Team — Our senior management team has been working together to acquire, develop and operate self-storage facilities for more than ten years. Our top four executives have an average of approximately 23 years of real estate experience and have worked in the self-storage industry for an average of approximately 17 years.
Our Business and Growth Strategy

•	Maximize cash flow from our facilities — We seek to maximize cash flow from our facilities by:

•	Increasing rents — Our operating strategy focuses on achieving the highest sustainable rent levels at each of our facilities.

•	Increasing occupancy levels — We focus on increasing occupancy levels at our newly developed, recently acquired or recently expanded facilities.

•	Controlling operating expenses — Our regional managers are focused on maximizing profitability at each of our facilities by controlling operating expenses.

•	Expanding and improving our facilities — Where we believe we can achieve attractive returns on investment, we expand facilities which have reached near full occupancy or upgrade our facilities by adding such features as climate-controlled units and enhanced security systems.

•	Acquire facilities within our targeted markets — We believe the self-storage industry will continue to provide us with opportunities for growth through acquisitions due to the highly fragmented composition of the industry, the lack of sophistication among many operators, the economies of scale available to a large self-storage operator and the difficulties smaller operators face in obtaining capital. We intend to acquire facilities primarily in areas that we consider to be growth markets, such as California, Colorado, Florida, Georgia, Illinois, Texas and the Northeastern United States.

•	Utilize our development expertise in selective new developments — We intend to use our development expertise and access to multiple financing sources to pursue new developments in areas where we have facilities and perceive there to be unmet demand.

•	Focus on expanding our commercial customer base — We intend to continue focusing on expanding the base of commercial customers that use our facilities for their storage and distribution needs. Towards this end, we have developed and acquired our facilities with features specifically designed to accommodate commercial customers.

•	Continue to grow ancillary revenues — We intend to continue to enhance the cash flow from our facilities by increasing the sales of products and services, such as packing supplies and equipment rentals, that complement our customers’ use of our self-storage facilities.
Summary Risk Factors
      You should carefully consider the matters discussed in the section entitled “Risk Factors” beginning on page 18 prior to deciding whether to invest in our common shares. Some of these risks include:

•	Our rental revenues are significantly influenced by the economies and other conditions of the markets in which we operate, particularly in Florida, California, Ohio and Illinois, where we have high concentrations of self-storage facilities, and demand for self-storage space generally;

•	We face significant competition in the self-storage industry, which may impede our ability to retain customers or re-let space when existing customers vacate, or impede our ability to make, or increase the cost of, future acquisitions or developments;

•	We may not be successful in identifying and completing acquisitions or development projects that meet our criteria, which may impede our growth, and even if we are able to identify suitable projects, our future acquisitions and developments may not yield the returns we expect or may result in shareholder dilution;

•	We depend on our on-site personnel to maximize customer satisfaction at each of our facilities; any difficulties we encounter in hiring, training and retaining skilled field personnel may adversely affect our rental revenues;

•	We expect to have approximately $681.5 million of indebtedness outstanding on a pro forma basis as of June 30, 2005, and this level of indebtedness will result in significant debt service obligations, may limit our ability to incur additional indebtedness to fund our growth and will expose us to refinancing risk;

•	Our organizational documents contain no limitation on the amount of debt we may incur; as a result, we may become highly leveraged in the future;

•	Our charter prohibits any person from beneficially owning more than 5% of our common shares (other than members of the Amsdell family and related family trusts and entities which, as a group, may own up to 29% of our common shares), or up to 9.8% in the case of certain designated investment entities, as defined in our declaration of trust, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders;

•	Our management has limited experience operating a REIT and a public company and therefore may not be able to successfully operate our company as a REIT and as a public company;

•	If we are unable to satisfy the regulatory requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or if our internal control over financial reporting is not effective, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our common shares;

•	Upon completion of this offering, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities collectively will own an approximate 17.6% beneficial interest in our company on a fully diluted basis and may have the ability to exercise significant influence on our company and any matter presented to our shareholders;

•	Robert J. Amsdell, our Chairman and Chief Executive Officer, and Barry L. Amsdell, one of our trustees, have interests, through their ownership of limited partner units in our operating partnership and their ownership, through Rising Tide Development, of 15 self-storage facilities (13 of which Rising Tide Development currently owns and two of which Rising Tide Development has a right to acquire from unaffiliated third parties) which we have the option to purchase, that may conflict with the interests of our other shareholders;

•	We depend on external sources of capital that are outside of our control; the unavailability of capital from external sources could adversely affect our ability to acquire or develop facilities, satisfy our debt obligations and/or make distributions to shareholders; and

•	If we fail to qualify as a REIT, our distributions to shareholders would not be deductible for federal income tax purposes, and therefore we would be required to pay corporate tax at applicable rates on our taxable income, which would substantially reduce our earnings and may substantially reduce the value of our common shares and adversely affect our ability to raise additional capital.
Our Facilities
      As of July 31, 2005, we owned 308 self-storage facilities located in 25 states and aggregating approximately 18.9 million rentable square feet. The following table sets forth certain summary information regarding these facilities by state as of July 31, 2005.
Our Facilities by State

				% of Total
	Number of	Number of	Total Rentable	Rentable
Facility Location	Facilities	Units	Square Feet	Square Feet	Occupancy(1)

Florida	49	31,540	3,448,844	18.3%	89.8%
California	37	18,329	2,119,494	11.2%	83.5%
Ohio	33	14,700	1,893,423	10.0%	80.8%
Illinois	27	14,157	1,616,430	8.6%	78.5%
Arizona	21	10,086	1,079,820	5.7%	91.4%
Texas	17	7,491	967,519	5.1%	85.6%
Connecticut	17	7,373	873,860	4.6%	79.3%
Tennessee	15	6,779	828,088	4.4%	85.8%
New Jersey	12	8,261	865,774	4.6%	85.3%
New Mexico	10	3,788	407,459	2.2%	92.0%
Indiana	9	5,419	606,599	3.2%	77.2%
North Carolina	8	4,743	555,779	2.9%	88.8%
Mississippi	6	3,071	388,690	2.1%	82.7%
New York	6	3,195	335,300	1.8%	84.6%
Louisiana	6	2,329	334,324	1.8%	89.1%
Maryland	5	4,097	505,808	2.7%	84.4%
Georgia	5	3,635	431,387	2.3%	81.9%
Colorado	5	2,822	324,681	1.7%	80.2%
Utah	5	2,376	244,948	1.3%	89.5%
Michigan	4	1,787	272,911	1.4%	80.4%
Alabama	3	1,655	234,631	1.2%	71.0%
South Carolina	3	1,281	214,113	1.1%	78.9%
Pennsylvania	2	1,585	177,411	0.9%	89.5%
Massachusetts	2	1,134	115,541	0.6%	73.2%
Wisconsin	1	489	58,713	0.3%	78.8%

Total/ Weighted Average	308	162,122	18,901,547	100.0%	84.5%

(1)	Represents occupied square feet divided by total rentable square feet, as of July 31, 2005.

      The following table sets forth certain summary information regarding our facilities located in our top 20 metropolitan statistical areas, or “MSAs,” ranked by total rentable square feet, as of July 31, 2005.
Our Top 20 MSAs

	Total	Percentage of	Number
	Rentable	Total Rentable	of	Number
MSA(1)	Square Feet	Square Feet	Facilities	of Units	Occupancy(2)

Miami-Fort Lauderdale-Miami Beach, FL	1,651,264	8.7%	20	14,622	88.4%
Chicago-Naperville-Joliet, IL-IN-WI	1,616,430	8.6%	27	14,157	78.5%
Riverside-San Bernardino-Ontario, CA	1,315,668	7.0%	24	11,026	82.9%
Cleveland-Elyria-Mentor, OH	1,114,667	5.9%	18	9,023	80.9%
New York-Northern New Jersey-Long Island, NY-NJ-PA	1,107,975	5.9%	16	10,711	84.7%
Tucson, AZ	840,527	4.4%	17	7,975	93.5%
Indianapolis, IN	606,599	3.2%	9	5,419	77.2%
Hartford-West Hartford-East Hartford, CT	579,335	3.1%	11	4,624	77.8%
Sacramento-Arden Arcade-Roseville, CA	574,678	3.0%	9	5,357	82.2%
Knoxville, TN	475,068	2.5%	9	4,056	92.6%
Atlanta-Sandy Springs-Marietta, GA	431,387	2.3%	5	3,635	81.9%
El Paso, TX	390,276	2.1%	7	2,905	89.2%
Gulfport-Biloxi, MS	388,690	2.1%	6	3,071	82.7%
Houston-Sugar Land-Baytown, TX	367,225	1.9%	6	2,779	79.3%
Memphis, TN-AR-MS	353,020	1.9%	6	2,723	76.6%
Washington-Arlington-Alexandria, DC-VA-MD- WV	344,530	1.8%	3	2,567	84.2%
Denver-Aurora, CO	324,681	1.7%	5	2,822	80.2%
Tampa-St. Petersburg-Clearwater, FL	308,885	1.6%	5	2,581	86.9%
Dayton, OH	282,210	1.5%	5	2,115	79.8%
Orlando-Kissimmee, FL	272,967	1.4%	4	2,353	93.8%

(1)	MSAs as defined by the United States Office of Management and Budget as of November 2004.

(2)	Represents occupied square feet divided by total rentable square feet, as of July 31, 2005.

Structure of Our Company
      The following diagram depicts our ownership structure and the ownership structure of our operating partnership as of July 31, 2005.
      Upon completion of this offering, our interest in the operating partnership will increase from approximately 87.8% to 91.0%.
Restrictions on Ownership of Our Common Shares
      Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and for strategic reasons, our declaration of trust generally prohibits any shareholder from actually or constructively owning more than 5% of our outstanding common shares. Our declaration of trust provides an excepted holder limit that allows members of the Amsdell family, certain trusts established for the benefit of members of the Amsdell family and certain related entities, as a group, to own up to 29% of our common shares, so long as certain conditions are met. This excepted holder limit was established in light of the fact that Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain Amsdell Entities owned a substantial percentage of our common shares upon completion of our IPO. Certain designated investment entities, defined in our declaration of trust generally to include pension funds, mutual funds and certain investment management companies, have an ownership limit of 9.8% of our common shares, provided that beneficial owners of the shares held by such entity would satisfy the 5% ownership limit after application of relevant attribution rules. Any acquisition of our common shares in violation of these ownership restrictions or certain other ownership restrictions contained in our declaration of trust will be void ab initio and will result in automatic transfers of the common shares in question to a charitable trust, and the prohibited transferee in any such attempted acquisition will not acquire any right or economic interest in the subject common shares. Our board may, in its discretion, waive the ownership limits and restrictions with respect to certain shareholders if, among other things, our board is presented with evidence satisfactory to it that the ownership in excess of the ownership limits will not then or in the future jeopardize our status as a REIT. We do not believe the 29% excepted holder limit for certain members of the Amsdell family and certain related entities will jeopardize our REIT status.
Our Distribution Policy
      To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to make regular quarterly distributions of all, or substantially all, of our REIT taxable income (including net capital gains) to our shareholders. Since the completion of our IPO, our board of trustees has declared quarterly distributions on our common shares of $0.28 per common share (pro-rated for the initial distribution), or $1.12 per common share on an annualized basis.
      If sufficient cash is not generated from operations to satisfy the requirement that we distribute at least 90% of our REIT taxable income and to avoid paying tax on our REIT taxable income, we expect to borrow to fund the shortfall. To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes.
      Any future distributions we make will be at the discretion of our board of trustees and will depend upon, among other things, our actual results of operations. See “Distribution Policy” beginning on page 36. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the revenue we receive from our facilities, our operating expenses, interest expense, recurring capital expenditures and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors” beginning on page 18.
Our Principal Office
      Our principal executive office is located at 6745 Engle Road, Suite 300, Cleveland, Ohio 44130. Our telephone number is (440) 234-0700. Our website address is www.u-store-it.com. The information on our website does not constitute a part of this prospectus.
Tax Status
      We have elected to be taxed as a REIT under the Code commencing with our first taxable year ended December 31, 2004. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual and quarterly operating results, various complex requirements under the Code relating to, among other things, the nature and sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that we have operated and intend to continue to operate in a manner that will enable our company to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.
      As a REIT, we generally are not subject to federal income tax on REIT taxable income that we distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates even if we distribute our income. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and facilities. U-Store-It Mini Warehouse Co., our taxable REIT subsidiary that, among other things, conducts a portion of our operations related to selling products and providing certain services to our customers, also is subject to federal, state and local income taxes.

The Offering

Common shares offered	15,000,000

Common shares outstanding after this offering	52,345,162 (1)

Common shares and operating partnership units outstanding after this offering	57,544,017 (1)(2)

Use of proceeds	The net proceeds of this offering, after deducting underwriting discount and commissions and estimated expenses, will be approximately $ million ($ million if the underwriters exercise their option in full), which we intend to use as follows:

• $120.0 million to repay the outstanding balance under our revolving credit facility;

• $70.0 million to be used as cash consideration for the Pending Acquisitions (or to repay any additional amounts drawn under our revolving credit facility to fund one or more of the Pending Acquisitions, if they occur prior to the closing of this offering);

• $40.2 million to repay outstanding mortgage loans secured by 37 of our facilities; and

• the remainder for the acquisition and development of additional self-storage facilities, budgeted capital improvements and general corporate purposes.

Risk factors	See “Risk Factors” beginning on page 18 and other information included in this prospectus for a discussion of factors that you should consider before investing in our common shares.

New York Stock Exchange symbol	YSI

(1)	Excludes 2,250,000 shares issuable upon exercise of the underwriters’ option, 935,000 shares issuable upon exercise in full of options granted under our equity incentive plan, and 146,875 shares issuable to certain members of our management team in satisfaction of grants of deferred shares made under our equity incentive plan concurrently with the closing of our IPO. Also excludes 1,897,810 additional shares that may be issued in the future under our equity incentive plan.

(2)	Includes 5,198,855 operating partnership units held by limited partners, including 1,524,358 operating partnership units held by the Amsdell Entities, which may, subject to certain limitations, be redeemed for cash or, at our option, common shares on a one-for-one basis.

Summary Financial Data
      The following table sets forth certain financial data on a pro forma basis and on a historical consolidated and combined basis. Condensed consolidated pro forma operating data are presented for the six months ended June 30, 2005 and for the year ended December 31, 2004 as if (1) our IPO and our formation transactions that took place at the time of our IPO, (2) the acquisition and financing transactions completed since our IPO, and (3) this offering and the expected use of proceeds therefrom (including the Pending Acquisitions), all had occurred on January 1, 2004, and pro forma balance sheet data are presented as if (1) the acquisition and financing transactions completed subsequent to June 30, 2005 and (2) this offering and the expected use of proceeds therefrom (including the Pending Acquisitions) all had occurred on June 30, 2005. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the period indicated, nor do they purport to represent any future financial position or results of operations for any future period.
      The summary historical financial information as of December 31, 2004 and 2003 and for each of the periods indicated in the three-year period ended December 31, 2004 were derived from audited financial statements contained elsewhere in this prospectus. The summary historical financial information as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 were derived from unaudited, interim consolidated and combined financial statements contained elsewhere in this prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods.
      You should read the information below together with all of the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

			The
	The Company		Predecessor	The Company

					Period
			Six Months		October 21,
	Six Months Ended		Ended	Year Ended	through
	June 30,		June 30,	December 31,	December 31,

	Pro Forma	Historical	Historical(1)	Pro Forma	Historical

	2005	2005	2004	2004	2004

	(Dollars in thousands, except per share data)
Statements of Operation Data:
Revenues:
Rental income	$81,729	$59,077	$39,752	$158,877	$21,314
Other property related income	5,483	4,422	1,979	10,477	1,452

Total revenues	87,212	63,499	41,731	169,354	22,766

Operating expenses:
Property operating expenses	32,337	22,810	15,685	67,117	9,635
Depreciation	25,107	16,765	9,987	51,057	5,800
General and administrative/management fees to related party(2)	6,481	6,254	2,240	12,578	4,254

Total operating expenses	63,925	45,829	27,912	130,752	19,689

Operating income	23,287	17,670	13,819	38,602	3,077
Interest expense	(19,537)	(12,949)	(9,740)	(39,940)	(4,428)
Loan procurement amortization expense and other	(920)	(744)	(2,218)	(1,139)	(281)
Early extinguishment of debt	—	—	—	—	(7,012)
Costs incurred to acquire management company	—	—	—	(22,152)	(22,152)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	The Predecessor

	Period
	January 1,
	through	Year Ended December 31,
	October 20,

	Historical(1)	Historical(1)

	2004	2003	2002

	(Dollars in thousands, except per share data)
Statements of Operation Data:
Revenues:
Rental income	$65,631	$76,898	$72,719
Other property related income	3,211	3,916	3,866

Total revenues	68,842	80,814	76,585

Operating expenses:
Property operating expenses	26,031	28,096	26,075
Depreciation	16,528	19,494	19,656
General and administrative/management fees to related party(2)	3,689	4,361	4,115

Total operating expenses	46,248	51,951	49,846

Operating income	22,594	28,863	26,739
Interest expense	(19,385)	(15,128)	(15,944)
Loan procurement amortization expense and other	(5,658)	(1,003)	(1,079)
Early extinguishment of debt	—	—	—
Costs incurred to acquire management company	—	—	—

			The
	The Company		Predecessor	The Company

					Period
			Six Months		October 21,
	Six Months Ended		Ended	Year Ended	through
	June 30,		June 30,	December 31,	December 31,

	Pro Forma	Historical	Historical(1)	Pro Forma	Historical

	2005	2005	2004	2004	2004

	(Dollars in thousands, except per share data)
Income (loss) from continuing operations before minority interest	2,830	3,977	1,861	(24,629)	(30,796)
Minority interest	(255)	(156)	—	2,222	898

Income (loss) from continuing operations	2,575	3,821	1,861	(22,407)	(29,898)
Discontinued operations:
Income from operations	—	—	—	—	—
Gain on sale of storage facilities	—	—	—	—	—

Income from discontinued operations	—	—	—	—	—

Net income (loss)	$2,575	$3,821	$1,861	$(22,407)	$(29,898)

Net income (loss) per share (basic & diluted)(3)(4)	$0.05	$0.10		$(0.43)	$(0.80)

Weighted average basic common shares outstanding(3)(4)	52,477,920	37,477,920		52,477,920	37,477,920
Weighted average diluted shares outstanding(3)(4)	52,501,575	37,501,575		52,477,920	37,477,920
Balance Sheet Data (as of end of period):
Storage facilities, net	$1,233,379	$847,539	$515,768		$729,155
Total assets	1,417,280	879,613	538,811		775,874
Loans payable and capital lease obligations	681,547	489,462	552,112		380,652
Total liabilities	712,132	519,679	570,660		405,432
Minority interest	63,604	17,275	—		11,062
Owners’/shareholders’ equity (deficit)	641,544	342,659	(31,849)		359,380
Total liabilities and owners’/shareholders’ equity	1,417,280	879,613	538,811		775,874
Other Data:
Net operating income(5)	54,889	40,703	26,046	$102,196	13,090
Funds from operations for the operating partnership(6)	27,937	20,742	11,848	26,428	(24,996)
Number of facilities (end of period)	341	236	155		201
Total rentable square feet (end of period)	20,854,315	14,999,815	9,863,014		12,977,893
Occupancy (end of period)		84.0%	85.5%		82.2%
Cash dividends declared per share(7)		$0.56			$0.2009
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities		21,468	16,994		9,415
Investing activities		(122,789)	(2,788)		(229,075)
Financing activities		78,644	(18,637)		246,078

[Additional columns below]

[Continued from above table, first column(s) repeated]

	The Predecessor

	Period
	January 1,
	through	Year Ended December 31,
	October 20,

	Historical(1)	Historical(1)

	2004	2003	2002

	(Dollars in thousands, except per share data)
Income (loss) from continuing operations before minority interest	(2,449)	12,732	9,716
Minority interest	—	—	—

Income (loss) from continuing operations	(2,449)	12,732	9,716
Discontinued operations:
Income from operations	—	171	312
Gain on sale of storage facilities	—	3,329	—

Income from discontinued operations	—	3,500	312

Net income (loss)	$(2,449)	$16,232	$10,028

Net income (loss) per share (basic & diluted)(3)(4)
Weighted average basic common shares outstanding(3)(4)
Weighted average diluted shares outstanding(3)(4)
Balance Sheet Data (as of end of period):
Storage facilities, net		$395,599	$411,232
Total assets		412,219	421,400
Loans payable and capital lease obligations		271,945	270,413
Total liabilities		280,470	278,987
Minority interest		—	—
Owners’/shareholders’ equity (deficit)		131,749	142,413
Total liabilities and owners’/shareholders’ equity		412,219	421,400
Other Data:
Net operating income(5)	$42,880	52,730	50,510
Funds from operations for the operating partnership(6)	14,079	32,604	29,885
Number of facilities (end of period)	155	155	159
Total rentable square feet (end of period)	9,863,014	9,863,014	10,050,274
Occupancy (end of period)	85.2%	82.6%	79.2%
Cash dividends declared per share(7)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	25,523	34,227	31,642
Investing activities	(5,114)	(2,507)	(33,212)
Financing activities	(25,845)	(25,729)	(818)

			The
	The Company		Predecessor	The Company

					Period
			Six Months		October 21,
	Six Months Ended		Ended	Year Ended	through
	June 30,		June 30,	December 31,	December 31,

	Pro Forma	Historical	Historical(1)	Pro Forma	Historical

	2005	2005	2004	2004	2004

	(Dollars in thousands, except per share data)
Reconciliation of Net Income (Loss) to FFO(6):
Net income (loss)(8)	$2,575	$3,821	$1,861	$(22,407)	$(29,898)
Plus:
Depreciation	25,107	16,765	9,987	51,057	5,800
Minority interest	255	156	—	(2,222)	(898)
Depreciation included in discontinued operations	—	—	—	—	—
Less:
Gain on sale of storage facilities	—	—	—	—	—

FFO for the operating partnership	27,937	20,742	$11,848	26,428	(24,996)

FFO allocable to minority interest	2,520	838		2,384	(733)

FFO attributable to common shareholders	$25,417	$19,904		$24,044	$(24,263)

Reconciliation of Net Income (Loss) to Net Operating Income(5):
Net Income (loss)(8)	$2,575	$3,821	$1,861	$(22,407)	$(29,898)
Plus:
Interest expense	19,537	12,949	9,740	39,940	4,428
Loan procurement amortization expense	934	758	2,218	1,098	240
Minority interest	255	156	—	(2,222)	(898)
Early extinguishment of debt	—	—	—	—	7,012
Costs incurred to acquire management company	—	—	—	22,152	22,152
Less:
Income from discontinued operations	—	—	—	—	—
Gain on sale of storage facilities	—	—	—	—	—

Operating income	23,301	17,684	13,819	38,561	3,036
Plus:
Management fees to related party/general and administrative(2)	6,481	6,254	2,240	12,578	4,254
Depreciation	25,107	16,765	9,987	51,057	5,800

Net operating income	$54,889	$40,703	$26,046	$102,196	$13,090

[Additional columns below]

[Continued from above table, first column(s) repeated]

	The Predecessor

	Period
	January 1,
	through	Year Ended December 31,
	October 20,

	Historical(1)	Historical(1)

	2004	2003	2002

	(Dollars in thousands, except per share data)
Reconciliation of Net Income (Loss) to FFO(6):
Net income (loss)(8)	$(2,449)	$16,232	$10,028
Plus:
Depreciation	16,528	19,494	19,656
Minority interest	—	—	—
Depreciation included in discontinued operations	—	207	201
Less:
Gain on sale of storage facilities	—	(3,329)	—

FFO for the operating partnership	$14,079	$32,604	$29,885

FFO allocable to minority interest
FFO attributable to common shareholders
Reconciliation of Net Income (Loss) to Net Operating Income(5):
Net Income (loss)(8)	$(2,449)	$16,232	$10,028
Plus:
Interest expense	19,385	15,128	15,944
Loan procurement amortization expense	5,727	1,015	1,079
Minority interest	—	—	—
Early extinguishment of debt	—	—	—
Costs incurred to acquire management company	—	—	—
Less:
Income from discontinued operations	—	(171)	(312)
Gain on sale of storage facilities	—	(3,329)	—

Operating income	22,663	28,875	26,739
Plus:
Management fees to related party/general and administrative(2)	3,689	4,361	4,115
Depreciation	16,528	19,494	19,656

Net operating income	$42,880	$52,730	$50,510

(1)	Represents historical financial data of our operating partnership, including three additional facilities acquired by our operating partnership from certain of the Amsdell Entities in connection with our IPO. See Note 1 to the financial statements on page F-26.

(2)	Management fees to related party were historically paid to U-Store-It Mini Warehouse Co., the prior manager of our self-storage facilities that was acquired at the time of our IPO.

(3)	Pro forma basic earnings per share is computed assuming the offering was consummated as of January 1, 2004 and equals pro forma net income divided by the pro forma number of our common shares outstanding, which amount (i) includes 37,345,162 shares outstanding currently, less 14,117 unearned shares granted to our trustees, (ii) includes 146,875 shares issuable to certain members of our management team in satisfaction of grants of deferred shares made under our equity incentive plan concurrently with the closing of our IPO, (iii) includes 15,000,000 shares expected to be issued in connection with this offering, and (iv) excludes 2,250,000 shares issuable upon exercise of the underwriters’ option. Pro forma diluted earnings per share includes 23,655 incremental shares which are vested under option agreements.

(4)	Excludes 5,198,855 operating partnership units issued at our IPO and in connection with the acquisition of facilities subsequent to the IPO. Operating partnership units have been excluded from the earnings per share calculations as there would be no effect on the earnings per share since, upon conversion, the minority interests’ share of income would also be added back to net income.

(5)	We define net operating income, which we refer to as “NOI”, as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, loan procurement amortization expense, early extinguishment of debt, the charge incurred to acquire U-Store-It Mini Warehouse Co., minority interest, loss on sale of storage facilities, depreciation and general and administrative/ management fees to related party; and deducting from net income: income from discontinued operations and gains on sale of self-storage facilities. NOI is not a measure of performance calculated in accordance with GAAP.

We use NOI as a measure of operating performance at each of our facilities, and for all of our facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

We believe NOI is useful to investors in evaluating our operating performance because:

•	it is one of the primary measures used by our management and our facility managers to evaluate the economic productivity of our facilities, including our ability to lease our facilities, increase pricing and occupancy and control our property operating expenses;

•	it is widely used in the real estate industry and the self-storage industry to measure the performance of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending upon accounting methods and book value of assets; and

•	we believe it helps our investors to meaningfully compare the results of our operating performance from period to period by removing the impact of our capital structure (primarily interest expense on our outstanding indebtedness) and depreciation of our basis in our assets from our operating results.

There are material limitations to using a measure such as NOI, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income. We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(6)	Funds from operations, which we refer to as “FFO,” is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (“NAREIT”), which we refer to as the “White Paper.” The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures, if any, are calculated to reflect FFO on the same basis.

Given the nature of our business as a real estate owner and operator, we believe that FFO is helpful to management and investors as a starting point in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to fund our cash needs, including our ability to make distributions. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the White Paper or that interpret the White Paper differently than we do.

(7)	Our board of trustees declared a pro rata dividend of $0.2009 per common share on November 16, 2004 and full quarterly dividends of $0.28 per common share on February 22, 2005 and May 31, 2005.

(8)	For the period from October 21, 2004 through December 31, 2004, amount includes a one-time management contract termination charge of approximately $22.2 million related to the termination of our management contracts as a result of the purchase of U-Store-It Mini Warehouse Co. and approximately $7.0 million of expenses related to the early extinguishment of debt at the time of our IPO. Additionally, for the period from October 21, 2004 through December 31, 2004, general and administrative expense includes a one-time compensation charge of approximately $2.4 million for deferred shares granted to certain members of our senior management team in connection with our IPO.

RISK FACTORS
      You should carefully consider the risks described below before making an investment decision. Investing in our common shares involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment. These risks are not the only ones that we may face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations and hinder our ability to make expected distributions to our shareholders.
Risks Related to Our Operations
Our rental revenues are significantly influenced by the economies and other conditions of the markets in which we operate, particularly in Florida, California, Ohio and Illinois, where we have high concentrations of self-storage facilities.
      We are susceptible to adverse developments in the markets in which we operate, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors. Our facilities in Florida, California, Ohio and Illinois accounted for approximately 18%, 11%, 10% and 9%, respectively, of our total rentable square feet as of July 31, 2005. As a result of this geographic concentration of our facilities, we are particularly susceptible to adverse market conditions in these particular areas. Any adverse economic or real estate developments in these markets, or in any of the other markets in which we operate, or any decrease in demand for self-storage space resulting from the local business climate could adversely affect our rental revenues, which could impair our ability to satisfy our debt service obligations and pay distributions to you.
Because we are primarily focused on the ownership, operation, acquisition and development of self-storage facilities, our rental revenues are significantly influenced by demand for self-storage space generally, and a decrease in such demand would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio.
      Because our portfolio of facilities consists primarily of self-storage facilities, we are subject to risks inherent in investments in a single industry. A decrease in the demand for self-storage space would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio. Demand for self-storage space has been and could be adversely affected by weakness in the national, regional and local economies, changes in supply of, or demand for, similar or competing self-storage facilities in an area and the excess amount of self-storage space in a particular market. To the extent that any of these conditions occur, they are likely to affect market rents for self-storage space, which could cause a decrease in our rental revenue. Any such decrease could impair our ability to satisfy debt service obligations and make distributions to you.
We face significant competition in the self-storage industry, which may impede our ability to retain customers or re-let space when existing customers vacate, or impede our ability to make, or increase the cost of, future acquisitions or developments.
      We compete with numerous developers, owners and operators in the self-storage industry, including other REITs, some of which own or may in the future own facilities similar to ours in the same markets in which our facilities are located, and some of which may have greater capital resources. In addition, due to the low cost of each individual self-storage facility, other developers, owners and operators have the capability to build additional facilities that may compete with our facilities.
      If our competitors build new facilities that compete with our facilities or offer space at rental rates below current market rates or below the rental rates we currently charge our customers, we may lose potential customers and we may be pressured to discount our rental rates below those we currently charge in order to retain customers. As a result, our rental revenues may decrease, which could impair our ability to satisfy our debt service obligations and to pay distributions to you. In addition, increased competition for customers may require us to make capital improvements to facilities that we would not have otherwise made. Any unbudgeted capital improvements we undertake may reduce cash available for distributions to our shareholders.
Our rental revenues and operating costs, as well as the value of our self-storage facilities, are subject to risks associated with real estate assets and with the real estate industry.
      Our ability to make expected distributions to our shareholders depends on our ability to generate substantial revenues from our facilities. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our facilities. These events and conditions include:

•	changes in the national, regional and local economic climate;

•	hurricanes and other natural disasters that could damage our facilities, cause service interruptions and result in uninsured damages;

•	local or regional oversupply, increased competition or reduction in demand for self-storage space;

•	inability to collect rent from customers;

•	inability to finance facility acquisitions, capital improvements and development on favorable terms;

•	increased operating costs, including maintenance, insurance premiums and real estate taxes;

•	costs of complying with changes in laws and governmental regulations, including those governing usage, zoning, the environment and taxes; and

•	the relative illiquidity of real estate investments.
      In addition, prolonged periods of economic slowdown or recession, rising interest rates or declining demand for self-storage, or the public perception that any of these events may occur, could result in a general decline in rental revenues, which could impair our ability to satisfy our debt service obligations and to make distributions to our shareholders.
If we are unable to promptly re-let units within our facilities or if the rates upon such re-letting are significantly lower than expected, our rental revenues would be adversely affected and our growth may be impeded.
      Virtually all of our leases are on a month-to-month basis. Delays in re-letting units as vacancies arise would reduce our revenues and could adversely affect our operating performance. In addition, lower than expected rental rates upon re-letting could adversely affect our rental revenues and impede our growth.
We may not be successful in identifying and completing acquisitions or development projects that meet our criteria, which may impede our growth, and even if we are able to identify suitable projects, our future acquisitions and developments may not yield the returns we expect or may result in shareholder dilution.
      Our business strategy involves expansion through acquisitions and development projects. These activities require us to identify acquisition or development candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying self-storage facilities that meet our acquisition or development criteria or in completing acquisitions, developments or investments on satisfactory terms. Similarly, although we currently have the option to purchase 15 self-storage facilities, consisting of 13 facilities owned by Rising Tide Development and two facilities which Rising Tide Development has the right to acquire from unaffiliated third parties, Rising Tide Development may not acquire either or both of the option facilities it currently has under contract, which would reduce the number of facilities available to us pursuant to the option agreement. Failure to identify or complete acquisitions or developments or to purchase either or both of the option facilities could slow our growth.

      We also face significant competition for acquisitions and development opportunities. Some of our competitors have greater financial resources than we do and a greater ability to borrow funds to acquire facilities. These competitors may also be willing and/or able to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher facility acquisition prices. This competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for self-storage space in certain areas where our facilities are located and, as a result, adversely affect our operating results.
      In addition, even if we are successful in identifying suitable acquisitions or development projects, newly acquired facilities may fail to perform as expected and our management may underestimate the costs associated with the integration of the acquired facilities. In addition, any developments we undertake in the future are subject to a number of risks, including, but not limited to, construction delays or cost overruns that may increase project costs, financing risks, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy, land use and other governmental permits and authorizations and changes in applicable zoning and land use laws. If any of these problems occur, development costs for a project will increase, and there may be significant costs incurred for projects that are not completed. In deciding whether to acquire or develop a particular facility, we make certain assumptions regarding the expected future performance of that facility. If our acquisition or development facilities fail to perform as expected or incur significant increases in projected costs, our rental revenues could be lower, and our operating expenses higher, than we expect. In addition, the issuance of equity securities for any acquisitions could be substantially dilutive to our shareholders.
We may not be able to adapt our management and operation systems to respond to the integration of additional facilities without disruption or expense.
      Since the completion of our IPO in October 2004 through July 31, 2005 we have acquired 154 self-storage facilities, containing approximately 9.0 million rentable square feet, for an aggregate cost of approximately $580 million. In addition, we expect to acquire additional self-storage facilities in the future. We cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to integrate these facilities into our portfolio and manage any future acquisition or development of additional facilities without operating disruptions or unanticipated costs. As we acquire or develop additional facilities, we will be subject to risks associated with managing new facilities, including customer retention and mortgage default. In addition, acquisitions or developments may cause disruptions in our operations and divert management’s attention away from day-to-day operations. Furthermore, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. Our failure to successfully integrate any future facilities into our portfolio could have an adverse effect on our operating costs and our ability to make distributions to our shareholders.
We depend on our on-site personnel to maximize customer satisfaction at each of our facilities; any difficulties we encounter in hiring, training and retaining skilled field personnel may adversely affect our rental revenues.
      As of June 30, 2005, we had approximately 540 field personnel involved in the management and operation of our facilities. The customer service, marketing skills and knowledge of local market demand and competitive dynamics of our facility managers are contributing factors to our ability to maximize our rental income and to achieve the highest sustainable rent levels at each of our facilities. If we are unable to successfully recruit, train and retain qualified field personnel, our rental revenues may be adversely affected, which could impair our ability to satisfy new debt obligations and make distributions to our shareholders.

After the completion of this offering and the expected use of proceeds therefrom, we expect to have approximately $681.5 million of indebtedness outstanding, and this level of indebtedness will result in significant debt service obligations, may limit our ability to incur additional indebtedness to fund our growth and will expose us to refinancing risk.
      After the completion of this offering and the expected use of proceeds therefrom, we expect to have approximately $681.5 million of indebtedness outstanding. We also intend to incur additional debt in connection with the future acquisition and development of facilities. We also may incur or increase our mortgage debt by obtaining loans secured by some or all of the real estate facilities we acquire or develop. In addition, we may borrow funds if necessary to satisfy the requirement that we distribute to shareholders at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable, to ensure that we maintain our qualification as a REIT for federal income tax purposes or to otherwise avoid paying taxes that can be eliminated through distributions to our shareholders.
      Our substantial debt may harm our business and operating results by:

•	requiring us to use a substantial portion of our cash flow from operations to pay interest, which reduces the amount available for distributions;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions; and

•	limiting our ability to borrow more money for operating or capital needs or to finance acquisitions in the future.
      In addition to the risks discussed above and those normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, we also are subject to the risk that we will not be able to refinance the existing indebtedness on our facilities (which, in most cases, will not have been fully amortized at maturity) and that the terms of any refinancing we could obtain would not be as favorable as the terms of our existing indebtedness. In particular, as of June 30, 2005, we had $105.2 million of indebtedness outstanding pursuant to two multi-facility mortgage loans with anticipated repayment dates in 2006. If we are not successful in refinancing debt when it becomes due, we may be forced to dispose of facilities on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations.
Our mortgage indebtedness contains covenants that restrict our operating, acquisition and disposition activities.
      Our mortgage indebtedness contains covenants, including limitations on our ability to incur secured and unsecured indebtedness, sell all or substantially all of our assets and engage in mergers and consolidations and various acquisitions. In addition, our mortgage indebtedness contains limitations on our ability to transfer or encumber the mortgaged facilities without lender consent. These provisions may restrict our ability to pursue business initiatives or acquisition transactions that may be in our best interests. They also may prevent us from selling facilities at times when, due to market conditions, it may be advantageous to do so. In addition, failure to meet any of the covenants could cause an event of default under and/or acceleration of some or all of our indebtedness, which would have an adverse effect on us.
Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a facility or group of facilities subject to mortgage debt.
      Most of the facilities we own are pledged as collateral for mortgage debt. If a facility or group of facilities is mortgaged and we are unable to meet mortgage payments, the lender could foreclose on the facility or group of facilities, resulting in the loss of our investment. Any foreclosure on a mortgaged facility or group of facilities could adversely affect the overall value of our portfolio of self-storage facilities.

We could have substantial variable rate debt, and therefore increases in interest rates would likely increase our debt service obligations.
      Upon the completion of this offering, we do not expect to have any variable rate debt outstanding. However, we intend to finance future acquisitions in part by borrowing under our revolving credit facility, which bears interest at a variable rate. The interest expense on our variable rate indebtedness increases when interest rates increase. Interest rates are currently low relative to historical levels and may increase significantly in the future. A significant increase in interest expense could adversely affect our results of operations.
Our organizational documents contain no limitation on the amount of debt we may incur. As a result, we may become highly leveraged in the future.
      Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. We could alter the balance between our total outstanding indebtedness and the value of our assets at any time. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and to pay our anticipated distributions and/or the distributions required to maintain our REIT status, and could harm our financial condition.
We may not be able to sell facilities when appropriate or on favorable terms, which could significantly impede our ability to respond to economic or other market conditions or adverse changes in the performance of our facilities.
      Real estate property investments generally cannot be sold quickly. Also, the tax laws applicable to REITs require that we hold our facilities for investment, rather than sale in the ordinary course of business, which may cause us to forgo or defer sales of facilities that otherwise would be in our best interest. Therefore, we may not be able to dispose of facilities promptly, or on favorable terms, in response to economic or other market conditions, which may adversely affect our financial position.
Potential losses may not be covered by insurance, which could result in the loss of our investment in a facility and the future cash flows from the facility.
      We carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of the facilities in our portfolio. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for losses such as loss from riots, war or acts of God, and, in some cases, flooding, because such coverage is not available or is not available at commercially reasonable rates. Some of our policies, such as those covering losses due to terrorism, floods and earthquakes, are insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses. If we experience a loss at a facility that is uninsured or that exceeds policy limits, we could lose the capital invested in that facility as well as the anticipated future cash flows from that facility. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it impractical or undesirable to use insurance proceeds to replace a facility after it has been damaged or destroyed. In addition, if the damaged facilities are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these facilities were irreparably damaged.
Rising operating expenses could reduce our cash flow and funds available for future distributions.
      Our facilities and any other facilities we acquire or develop in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. The facilities will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses. If rents are being paid in an amount that is insufficient to cover operating expenses, then we could be required to expend funds for that facility’s operating expenses.

We could incur significant costs related to government regulation and environmental matters.
      We are subject to federal, state and local environmental regulations that apply generally to the ownership of real property and the operation of self-storage facilities. If we fail to comply with those laws, we could be subject to significant fines or other governmental sanctions.
      Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at a facility and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with contamination. Such liability may be imposed whether or not the owner or operator knew of, or was responsible for, the presence of these hazardous or toxic substances. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s ability to sell or rent such facility or to borrow using such facility as collateral. In addition, in connection with the ownership, operation and management of real properties, we are potentially liable for property damage or injuries to persons and property.
      In order to assess the potential for liabilities arising from the environmental condition of our facilities, we obtain or examine environmental assessments of each of our facilities from qualified and reputable environmental consulting firms (and intend to conduct such assessments prior to the acquisition or development of additional facilities). The environmental assessments received to date have not revealed, nor are we aware of, any environmental liability that we believe will have a material adverse effect on us. However, we cannot assure you that any environmental assessments performed have identified or will identify all material environmental conditions, that any prior owner of any facility did not create a material environmental condition not known to us or that a material environmental condition does not otherwise exist with respect to any of our facilities.
We must comply with the Americans with Disabilities Act of 1990, which may require unanticipated expenditures.
      Under the Americans with Disabilities Act of 1990, which we refer to as the “ADA,” all places of public accommodation are required to meet federal requirements related to physical access and use by disabled persons. A number of other U.S. federal, state and local laws may also impose access and other similar requirements at our facilities. A failure to comply with the ADA or similar state or local requirements could result in the governmental imposition of fines or the award of damages to private litigants affected by the noncompliance. Although we believe that our facilities comply in all material respects with these requirements (or would be eligible for applicable exemptions from material requirements because of adaptive assistance provided), a determination that one or more of our facilities is not in compliance with the ADA or similar state or local requirements would result in the incurrence of additional costs associated with bringing the facilities into compliance. If we are required to make substantial modifications to comply with the ADA or similar state or local requirements, we may be required to incur significant unanticipated expenditures.
We may become subject to litigation or threatened litigation which may divert management time and attention, require us to pay damages and expenses or restrict the operation of our business.
      We may become subject to disputes with commercial parties with whom we maintain relationships or other parties with whom we do business. Any such dispute could result in litigation between us and the other parties. Whether or not any dispute actually proceeds to litigation, we may be required to devote significant management time and attention to its successful resolution (through litigation, settlement or otherwise), which would detract from our management’s ability to focus on our business. Any such resolution could involve the payment of damages or expenses by us, which may be significant. In addition, any such resolution could involve our agreement with terms that restrict the operation of our business.
      One type of commercial dispute could involve our use of our brand name and other intellectual property (for example, logos, signage and other marks), for which we generally have common law rights but no federal trademark registration. There are other commercial parties, at both a local and national level, that may assert that our use of our brand names and other intellectual property conflict with their rights to use brand names and other intellectual property that they consider to be similar to ours. Any such commercial dispute and related resolution would involve all of the risks described above, including, in particular, our agreement to restrict the use of our brand name or other intellectual property.
If in the future we elect to make joint venture investments, we could be adversely affected by a lack of sole decision-making authority, reliance on joint venture partners’ financial condition and any disputes that might arise between us and our joint venture partners.
      Although we currently have no joint venture investments, we may in the future co-invest with third parties through joint ventures. In any such joint venture, we may not be in a position to exercise sole decision-making authority regarding the facilities owned through joint ventures. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of required capital contributions. Joint venture partners may have business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Such investments also have the potential risk of impasse on strategic decisions, such as a sale, because neither we nor the joint venture partner would have full control over the joint venture. Any disputes that may arise between us and our joint venture partners could result in litigation or arbitration that could increase our expenses and distract our officers and/or trustees from focusing their time and effort on our business. In addition, we might in certain circumstances be liable for the actions of our joint venture partners, and the activities of a joint venture could adversely affect our ability to qualify as a REIT, even though we do not control the joint venture.
Risks Related to Our Organization and Structure
Our organizational documents contain provisions that may have an anti-takeover effect, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders.
      Our declaration of trust and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management and, as a result, could prevent our shareholders from being paid a premium for their common shares over the then-prevailing market price. These provisions include limitations on the ownership of our common shares, advance notice requirements for shareholder proposals, our board of trustees’ power to reclassify shares and issue additional common shares or preferred shares and the absence of cumulative voting rights.
Our charter prohibits any person (other than members of the Amsdell family and related family trusts and entities which, as a group, may own up to 29% of our common shares) from beneficially owning more than 5% of our common shares (or up to 9.8% in the case of certain designated investment entities, as defined in our declaration of trust).
      There are ownership limits and restrictions on transferability in our declaration of trust. In order for us to qualify as a REIT, no more than 50% of the value of our outstanding shares may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to satisfy this requirement and for anti-takeover reasons, subject to some exceptions, our declaration of trust generally prohibits any shareholder (other than an excepted holder or certain designated investment entities, as defined in our declaration of trust) from owning (actually, constructively or by attribution), more than 5% of the value or number of our outstanding common shares. Our declaration of trust provides an excepted holder limit that allows members of the Amsdell family, certain trusts established for the benefit of members of the Amsdell family and related entities to own up to 29% of our common shares, subject to limitations contained in our declaration of trust. Entities that are defined as designated investment entities in our declaration of trust, which generally includes pension funds, mutual funds, and certain investment management companies, are permitted to own up to 9.8% of our outstanding common shares, so long as each beneficial owner of the shares owned by such designated investment entity would satisfy the 5% ownership limit if those beneficial owners owned directly their proportionate share of the common shares owned by the designated investment entity. Our board of trustees may, but is not required to, except a shareholder who is not an individual for tax purposes from the 5% ownership limit or the 9.8% designated investment entity limit if such shareholder provides information and makes representations to the board that are satisfactory to the board in its reasonable discretion demonstrating that exceeding the 5% ownership limit or the 9.8% designated investment entity limit as to such person would not jeopardize our qualification as a REIT.
      These restrictions may:

•	discourage a tender offer or other transactions or a change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders; or

•	compel a shareholder who has acquired our shares in excess of these ownership limitations to dispose of the additional shares and, as a result, to forfeit the benefits of owning the additional shares. Any acquisition of our common shares in violation of these ownership restrictions will be void ab initio and will result in automatic transfers of our common shares to a charitable trust, which will be responsible for selling the common shares to permitted transferees and distributing at least a portion of the proceeds to the prohibited transferees.
Our declaration of trust permits our board of trustees to issue preferred shares with terms that may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders.
      Our declaration of trust permits our board of trustees to issue up to 40,000,000 preferred shares, having those preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. In addition, our board may reclassify any unissued common shares into one or more classes or series of preferred shares. Thus, our board could authorize, without shareholder approval, the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares. We currently do not expect that the board would require shareholder approval prior to such a preferred issuance. In addition, any preferred shares that we issue would rank senior to our common shares with respect to the payment of distributions, in which case we could not pay any distributions on our common shares until full distributions have been paid with respect to such preferred shares.
Our management has limited experience operating a REIT and a public company and therefore may not be able to successfully operate our company as a REIT and as a public company.
      We have limited history operating as a REIT and as a public company. We completed our IPO in October 2004 and believe that we qualify for taxation as a REIT for federal income tax purposes under Sections 856 through 860 of the Code beginning with our short taxable year ended December 31, 2004. Our board of trustees and executive officers have overall responsibility for our management and, while certain of our officers and trustees have extensive experience in real estate marketing, development, management, finance and law, our executive officers have limited experience in operating a business in accordance with the Code requirements for maintaining qualification as a REIT and in operating a public company. In addition, we have developed control systems and procedures required to operate as a public REIT, and these systems and procedures could place a significant strain on our management systems, infrastructure and other resources. We cannot assure you that our past experience will be sufficient to enable us to successfully operate our company as a REIT and as a public company. If we fail to qualify as a REIT, and are not able to avail ourselves of certain savings provisions set forth in the Code, our distributions to shareholders will not be deductible for federal income tax purposes, and therefore we will be required to pay corporate tax at applicable rates on our taxable income, which will substantially reduce our earnings and may reduce the value of our common shares and adversely affect our ability to raise additional capital. We would not be able to elect to be taxed as a REIT for four years following the year we first failed to qualify unless the Internal Revenue Service, which we refer to as the “IRS,” were to grant us relief under certain statutory provisions.

If we are unable to satisfy the regulatory requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or if our internal control over financial reporting is not effective, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our common shares.
      As a new public company, Section 404 of the Sarbanes-Oxley Act of 2002, or “Section 404,” requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, beginning with the year ending December 31, 2005, and to include a management report assessing the effectiveness of our internal control over financial reporting in all annual reports beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2005, to be filed in early 2006. In addition, Section 404 also requires our independent registered public accounting firm to attest to, and report on, management’s assessment of our internal control over financial reporting. In anticipation of the requirement to comply with Section 404 for our Annual Report on Form 10-K for the year ending December 31, 2005, we are in the process of reviewing, testing and, where necessary, enhancing our policies and procedures on internal control over financial reporting. During this ongoing evaluation of our internal control over financial reporting, we may identify material weaknesses or significant deficiencies which may not be remediated in a timely manner. The process of reviewing and enhancing our internal control over financial reporting will require us to expend significant financial and internal resources and we can provide no assurance that we will be able to timely comply with the requirements of Section 404. If we are unable to timely complete the assessment of our internal control over financial reporting, if management is unable to favorably assess the effectiveness of our internal control over financial reporting or if our auditors are unable to give an unqualified attestation report with respect to our assessment of those controls, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our common shares.
      In connection with the preparation of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, our independent auditors discovered that the calculation of the purchase price for the two option facilities acquired from Rising Tide Development in March 2005 was not made in accordance with the terms specified in the option agreement, which resulted in an overpayment by us of approximately $1.7 million of consideration for those two facilities. Promptly upon discovery in May 2005, this amount was repaid by Rising Tide Development. In connection with the review of our interim financial statements for the quarter ended March 31, 2005, we and our independent auditors determined that the lack of adequate internal control procedures surrounding related party transactions could result in transactions not being properly reviewed and approved by the independent trustees, and that such deficiency in our internal control over financial reporting constituted a material weakness. We took significant steps to remediate this weakness during the quarter ended June 30, 2005, including the implementation of changes in our internal control over financial reporting relating to related party transactions. Although we believe, through the implementation of such changes, that we have remediated this weakness, we cannot assure you that the measures taken have adequately remediated the weakness. Additionally, we cannot assure you that other material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. If a material weakness were to be identified during the course of the required assessment of our internal control over financial reporting, management would not be able to conclude that our internal control over financial reporting is effective and our auditors would be unable to give an unqualified attestation report with respect to our assessment of those controls, which could cause investors to lose confidence in our reported financial information, thereby adversely affecting the perception of our business and the trading price of our common shares.
Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders.
      Certain provisions of Maryland law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of those shares, including:

•	“business combination moratorium/fair price” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes stringent fair price and super-majority shareholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares” from a party other than the issuer) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two thirds of all the votes entitled to be cast on the matter, excluding all interested shares, and are subject to redemption in certain circumstances.
      We have opted out of these provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time. See “Description of Shares — Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws — Business Combinations” and “— Control Share Acquisitions,” beginning on page 125.
Upon completion of this offering, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities collectively will own an approximate 17.6% beneficial interest in our company on a fully diluted basis and therefore have the ability to exercise significant influence on our company and any matter presented to our shareholders.
      Upon completion of this offering, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities collectively will own approximately 14.9% of our outstanding common shares, and an approximate 17.6% beneficial interest in our company on a fully diluted basis. Consequently, these persons and entities may be able to significantly influence the outcome of matters submitted for shareholder action, including the election of our board of trustees and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our day-to-day business decisions and management policies. As a result, Robert J. Amsdell, Barry L. Amsdell and Todd C. Amsdell have substantial influence on us and could exercise their influence in a manner that conflicts with the interests of our other shareholders.
Robert J. Amsdell, our Chairman and Chief Executive Officer, and Barry L. Amsdell, one of our trustees, have interests, through their ownership of limited partner units in our operating partnership and their ownership, through Rising Tide Development, of the option facilities, that may conflict with the interests of our other shareholders.
      Robert J. Amsdell, our Chairman and Chief Executive Officer, and Barry L. Amsdell, one of our trustees, own limited partner units in our operating partnership. These individuals may have personal interests that conflict with the interests of our shareholders with respect to business decisions affecting us and our operating partnership, such as interests in the timing and pricing of facility sales or refinancings in order to obtain favorable tax treatment. As a result, the effect of certain transactions on these unitholders may influence our decisions affecting these facilities.
      In addition, Robert J. Amsdell and Barry L. Amsdell own all of the equity interests in Rising Tide Development, which currently owns 13 of the option facilities and has the right to acquire two option facilities from unaffiliated third parties. We have options to purchase these 15 option facilities from Rising Tide Development. As a result of their ownership interest in Rising Tide Development, Robert J. Amsdell and Barry L. Amsdell may have personal interests that conflict with the interests of our shareholders with respect to decisions affecting our exercise of our right to purchase any or all of the option facilities or our management of the option facilities. For example, it could be in the best interests of Rising Tide Development, at some time during the term of the option agreement, to seek our agreement to permit it to sell any or all of the option facilities to an outside third party rather than to our operating partnership. Under these circumstances, our interests would conflict with the fiduciary obligations of Robert J. Amsdell and Barry L. Amsdell as officers and directors of the entity that manages Rising Tide Development and their economic interests as the holders of the equity of Rising Tide Development. Although we expect that our decisions regarding our relationship with Rising Tide Development will be made by the independent members of our board of trustees, we cannot assure you that we will not be adversely affected by conflicts arising from Robert J. Amsdell and Barry L. Amsdell’s relationship with Rising Tide Development.
Our Chairman and Chief Executive Officer has outside business interests that could require significant time and attention and may interfere with his ability to devote time to our business and affairs.
      Robert J. Amsdell, our Chairman and Chief Executive Officer, has outside business interests which could require significant time and attention. These interests include the ownership and operation of certain office and industrial properties and ownership of the entity that owns or in some cases has a right to purchase the option facilities. Mr. Amsdell’s employment agreement permits him to devote time to his outside business interests, so long as such activities do not materially or adversely interfere with his duties to us. In some cases, Mr. Amsdell may have fiduciary obligations associated with these business interests that interfere with his ability to devote time to our business and affairs and that could adversely affect our operations. In particular, Mr. Amsdell also serves as an officer or on the board of directors or comparable governing body of various entities owned and controlled by him and Barry L. Amsdell, which entities manage the office and industrial properties and own the option facilities referred to above. As a result of the customary requirement of a fiduciary to exercise the level of care a prudent person would exercise, Mr. Amsdell may be required, through his service as an officer and director of these various entities, to maintain significant familiarity with the businesses and operations of such entities. As well, Mr. Amsdell may be required from time to time to take action as an officer or director with respect to these entities. These activities could require significant time and attention of Mr. Amsdell.
Our business could be harmed if any of our key personnel, Robert J. Amsdell, Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley, all of whom have long-standing business relationships in the self-storage industry, terminated his employment with us.
      Our continued success depends on the continued services of our Chairman and Chief Executive Officer and our other executive officers. Our top four executives, Robert J. Amsdell, Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley, have an average of approximately 23 years of real estate experience and have worked in the self-storage industry for an average of approximately 17 years. Although we have employment agreements with our Chairman and Chief Executive Officer and the other members of our senior management team, we cannot provide any assurance that any of them will remain in our employ. The loss of services of one or more members of our senior management team, particularly our Chairman and Chief Executive Officer, could adversely affect our operations and our future growth.
We depend on external sources of capital that are outside of our control; the unavailability of capital from external sources could adversely affect our ability to acquire or develop facilities, satisfy our debt obligations and/or make distributions to shareholders.
      To continue to qualify as a REIT, we are required to distribute to our shareholders each year at least 90% of our REIT taxable income, excluding net capital gains. In order to eliminate federal income tax, we will be required to distribute annually 100% of our net taxable income, including capital gains. Because of these distribution requirements, we likely will not be able to fund all future capital needs, including capital for acquisitions and facility development, with income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms, if at all. Our access to third-party sources of capital depends on a number of things, including the market’s perception of our growth potential and our current and potential future earnings and our ability to continue to qualify as a REIT for federal income tax purposes. If we are unable to obtain third-party sources of capital, we may not be able to acquire or develop facilities when strategic opportunities exist, satisfy our debt obligations or make distributions to shareholders that would permit us to qualify as a REIT or avoid paying tax on our REIT taxable income.
You have limited control as a shareholder to prevent us from making any changes to our investment and financing policies that you believe could harm our business, prospects, operating results or share price.
      Our board of trustees has adopted policies with respect to certain activities. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. This means that our shareholders have limited control over changes in our policies. Such changes in our policies intended to improve, expand or diversify our business may not have the anticipated effects and consequently may adversely affect our business and prospects, results of operations and share price.
Our rights and the rights of our shareholders to take action against our trustees and officers are limited, and therefore our and your ability to recover damages from our trustees and officers is limited.
      Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our declaration of trust and bylaws require us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. Accordingly, in the event that actions taken in good faith by any trustee or officer impede our performance, our and your ability to recover damages from that trustee or officer will be limited.
We may have assumed unknown liabilities in connection with our formation transactions that occurred at the time of our IPO and will not have recourse to Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities for any of these liabilities.
      As part of our formation transactions that occurred at the time of our IPO, we acquired certain entities and/or assets that are subject to existing liabilities, some of which may be unknown at the present time. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims by customers, vendors or other persons dealing with our predecessor entities (that have not been asserted or threatened to date), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. While in some instances we may have the right to seek reimbursement against an insurer or another third party for certain of these liabilities, we will not have recourse to Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell or any of the Amsdell Entities for any of these liabilities.
Risks Related to This Offering
The market price of our equity securities may vary substantially.
      The trading prices of equity securities issued by REITs historically have been affected by changes in market interest rates. One of the factors that may influence the trading price of our common shares in public markets is the annual yield from distributions on our common shares as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to shareholders, may reduce the market price of our equity securities.
      Other factors that could affect the market price of our equity securities include the following:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly operating results;

•	adverse market reaction to any future increased indebtedness;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	changes in market interest rates;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional shareholders or hedge funds;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.
      In the past, securities class action litigation has been instituted against companies following periods of volatility in their stock price. If this type of litigation were to be initiated in respect of our shares, it could result in substantial costs and divert our management’s attention and resources.
If a large number of our common shares are sold in the public market, the sales could reduce the trading price of our common shares and impede our ability to raise future capital.
      We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. The market price of our common shares could decline significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.
      Upon completion of this offering, we will have approximately 52.3 million common shares outstanding. We, along with Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell, the Amsdell Entities, each of our other senior officers and each of our other trustees, have agreed with the underwriters, subject to specified exceptions, not to, directly or indirectly, offer, sell or otherwise dispose of any common shares or any securities which may be converted into or exchanged for any common shares for a period of 90 days after the date of this prospectus. The lock-up agreements signed by these shareholders are only contractual agreements, and Lehman Brothers Inc., on behalf of the underwriters, can waive the restrictions of the lock-up agreements at an earlier time without prior notice or announcement and allow these shareholders to sell their shares. If the restrictions of all of the lock-up agreements are waived, we believe that approximately 10.1 million shares (which number includes the shares issuable upon the redemption of units in our operating partnership) will become available for sale into the market, subject only to applicable securities rules and regulations, which could reduce the market price for our common shares. In addition, once the lock-up agreements expire, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities will have the right to exercise their registration rights that will enable them to sell shares that they received in our formation transactions or upon redemption of operating partnership units in market transactions, subject to certain limitations.
Our distributions to shareholders may change.
      We paid quarterly distributions of $0.28 per common share for each of the periods ending March 31, 2005 and June 30, 2005, which distributions were paid on April 25, 2005 and July 25, 2005, respectively. These quarterly distributions are equivalent to $1.12 per common share on an annualized basis. Distributions will be authorized and determined by our board of trustees in its sole discretion from time to time and will depend upon a number of factors, including:

•	cash available for distribution;

•	our results of operations;

•	our financial condition, especially in relation to our anticipated future capital needs of our facilities;

•	the distribution requirements for REITs under the Code;

•	our operating expenses; and

•	other factors our board of trustees deems relevant.
Consequently, we may not continue our current level of distributions to shareholders and our distribution levels may fluctuate.
Affiliates of certain of our underwriters will receive benefits in connection with this offering, and therefore may have a conflict of interest with respect to this offering because they have interests in the successful completion of this offering beyond the underwriting discount and commissions they will receive.
      Affiliates of certain of the underwriters of this offering are lenders under our revolving credit facility. As members of the credit facility syndicate, these affiliates will benefit from this offering because a portion of the net proceeds of this offering will be used to repay the outstanding balance under our revolving credit facility (which is approximately $120.0 million as of the date hereof, and would increase to the extent that we draw additional amounts under the facility to fund one or more Pending Acquisitions). These affiliates will receive their proportionate share of the amount of the revolving credit facility to be repaid with the proceeds of this offering. The repayment of this existing debt gives these affiliates an interest in the successful completion of this offering beyond the underwriting discount and commissions to be received by the underwriters in this offering. This interest may influence the decisions of certain of the underwriters regarding the terms and circumstances of this offering.
Tax Risks
If we fail to qualify as a REIT, our distributions to shareholders would not be deductible for federal income tax purposes, and therefore we would be required to pay corporate tax at applicable rates on our taxable income, which would substantially reduce our earnings and may substantially reduce the value of our common shares and adversely affect our ability to raise additional capital.
      We have elected to be taxed as a REIT for federal income tax purposes commencing with our first taxable year ended December 31, 2004, and we plan to continue to operate so that we can meet the requirements for qualification and taxation as a REIT. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. As a REIT, we generally will not be subject to federal income tax on our income that we distribute currently to our shareholders. Many of the REIT requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from specific passive sources, such as rent, that are itemized in the REIT tax laws. In addition, to qualify as a REIT, we cannot own specified amounts of debt and equity securities of some issuers. We also are required to distribute to our shareholders with respect to each year at least 90% of our REIT taxable income (excluding net capital gains). The fact that we hold substantially all of our assets through the operating partnership and its subsidiaries further complicates the application of the REIT requirements for us. Even a technical or inadvertent mistake could jeopardize our REIT status and, given the highly complex nature of the rules governing REITs and the ongoing importance of factual determinations, we cannot provide any assurance that we will continue to qualify as a REIT. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult, or impossible, for us to remain qualified as a REIT.

      If we fail to qualify as a REIT for federal income tax purposes, and are unable to avail ourselves of certain savings provisions set forth in the Code, we would be subject to federal income tax at regular corporate rates on all of our income. As a taxable corporation, we would not be allowed to take a deduction for distributions to shareholders in computing our taxable income or pass through long term capital gains to individual shareholders at favorable rates. We also could be subject to the federal alternative minimum tax and possibly increased state and local taxes. We would not be able to elect to be taxed as a REIT for four years following the year we first failed to qualify unless the IRS were to grant us relief under certain statutory provisions. If we failed to qualify as a REIT, we would have to pay significant income taxes, which would reduce our net earnings available for investment or distribution to our shareholders. This likely would have a significant adverse effect on our earnings and likely would adversely affect the value of our securities. In addition, we would no longer be required to pay any distributions to shareholders.
We will pay some taxes even if we qualify as a REIT.
      Even if we qualify as a REIT for federal income tax purposes, we will be required to pay certain federal, state and local taxes on our income and property. For example, we will be subject to income tax to the extent we distribute less than 100% of our REIT taxable income, including capital gains. Moreover, if we have net income from “prohibited transactions,” that income will be subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. We cannot guarantee that sales of our properties would not be prohibited transactions unless we comply with certain statutory safe-harbor provisions. The need to avoid prohibited transactions could cause us to forego or defer sales of facilities that our predecessors otherwise would have sold or that might otherwise be in our best interest to sell.
      In addition, any net taxable income earned directly by our taxable REIT subsidiaries, or through entities that are disregarded for federal income tax purposes as entities separate from our taxable REIT subsidiaries, will be subject to federal and possibly state corporate income tax. We have elected to treat U-Store-It Mini Warehouse Co. as a taxable REIT subsidiary, and we may elect to treat other subsidiaries as taxable REIT subsidiaries in the future. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct certain interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by a taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s customers, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of our income even though as a REIT we are not subject to federal income tax on that income because not all states and localities follow the federal income tax treatment of REITs. To the extent that we and our affiliates are required to pay federal, state and local taxes, we will have less cash available for distributions to our shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      Some of the statements contained in “Summary,” “Risk Factors,” “Distribution Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business and Facilities,” “Investment Policies and Policies With Respect to Certain Activities” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.
      The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.
      In addition to other factors and risks discussed in the quarterly, annual, current and other reports that we file with the Securities and Exchange Commission, some important factors that could cause actual results or outcomes to differ materially from those discussed in forward-looking statements include without limitation:

•	national and local economic, business, real estate and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	increases in interest rates and operating costs;

•	our ability to maintain our status as a REIT for federal income tax purposes;

•	acquisition and development risks;

•	changes in real estate and zoning laws or regulations;

•	risks related to natural disasters;

•	potential environmental and other liabilities; and

•	other factors affecting the real estate industry generally or the self-storage industry in particular.
      For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors” beginning on page 18. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise, except as may be required by the securities laws.

USE OF PROCEEDS
      The net proceeds of this offering will be approximately $        million, after deducting underwriting discount and commissions and estimated expenses of the offering. We intend to use the net proceeds as follows:

•	$120.0 million to repay the outstanding balance under our revolving credit facility;

•	$70.0 million to be used as cash consideration for the Pending Acquisitions (or to repay any additional amounts drawn under our revolving credit facility to fund one or more of the Pending Acquisitions, if they occur prior to the closing of this offering);

•	$40.2 million to repay outstanding mortgage loans secured by 37 of our facilities; and

•	the remainder for the acquisition and development of additional self-storage facilities, budgeted capital improvements and general corporate purposes.
      If the underwriters’ option to purchase an additional 2,250,000 shares is exercised in full, we will receive additional net proceeds of approximately $        million. We will use these additional proceeds for general corporate purposes, including the potential acquisition and development of additional self-storage facilities.
      Our $150 million revolving credit facility bears interest at a floating rate, which was 5.3% at July 31, 2005, and terminates in October 2007, with a one-year extension option. Affiliates of certain of the underwriters of this offering are lenders under our revolving credit facility. These affiliates will receive their proportionate share of the amount of the revolving credit facility to be repaid with the proceeds of this offering.
      The mortgage loans secured by 37 of our facilities that we intend to repay with the proceeds of this offering currently bear interest at 8.02% and mature in October 2006. We assumed these loans in connection with the acquisition of the facilities which are secured thereby.
      Pending application of the net proceeds as described above, the net proceeds from this offering may be invested in interest-bearing accounts and short-term securities that are consistent with our qualification as a REIT.

PRICE RANGE OF COMMON SHARES
      Our common shares began trading on the New York Stock Exchange under the symbol “YSI” on October 22, 2004. As of September 28, 2005, there were approximately 22 registered record holders of our common shares. This figure does not include beneficial owners who hold shares in nominee name. The following table sets forth, for the periods indicated, the high and low sales prices per share for our common shares, and the dividends paid with respect to such shares:

			Dividend Per
	High	Low	Share

2004
Fourth quarter (October 22 through December 31)	$17.77	$16.40	$0.2009
2005
First quarter	$17.58	$15.90	$0.28
Second quarter	$19.99	$16.64	$0.28
Third quarter (through September 28)	$22.13	$18.82	(1)

(1)	On August 24, 2005, our board of trustees declared a dividend of $0.28 per common share, payable on October 24, 2005 to holders of record as of October 10, 2005.

DISTRIBUTION POLICY
      We intend to make regular quarterly distributions to holders of our common shares. The amount, timing and frequency of distributions will be authorized by our board of trustees from time to time and declared by us out of assets legally available therefor based upon a number of factors, including:

•	cash available for distribution;

•	our results of operations;

•	our debt service requirements;

•	our financial condition, especially in relation to our anticipated future capital needs of our facilities;

•	our taxable income;

•	the distribution requirements for REITs under the Code;

•	our operating expenses; and

•	other factors our board of trustees deems relevant.
      The Code requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. For more information, please see “Material United States Federal Income Tax Considerations,” beginning on page 131. To the extent that we distribute less than 100% of our REIT taxable income, including capital gains, we will be subject to corporate tax on the undistributed amount. We anticipate that our estimated cash available for distribution to our shareholders will exceed the annual distribution requirements applicable to REITs and the amount necessary to avoid the payment of tax on undistributed income. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution to our shareholders in order to meet these distribution requirements and we may need to borrow funds to make some distributions. We may be required to use borrowings under our revolving credit facility, if necessary, to meet REIT distribution requirements and qualify as a REIT. Under our revolving credit facility, we are restricted from paying distributions on our common shares that would exceed an amount equal to the greater of (i) a certain percentage of our funds from operations and (ii) such amount as may be necessary to maintain our REIT status. To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes. Distributions that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. shareholder, but will reduce the shareholder’s basis in its shares (but not below zero) and therefore can result in the shareholder having a higher gain upon a subsequent sale of such shares. Return of capital distributions in excess of a shareholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes. For more information regarding the tax treatment of distributions that are treated as a return of capital for federal income tax purposes, please see “Material United States Federal Income Tax Considerations — Federal Income Tax Considerations for Holders of Our Common Shares” beginning on page 145.

CAPITALIZATION
      The following table sets forth our capitalization as of June 30, 2005, on a historical and as adjusted basis to reflect the acquisition and financing transactions completed since June 30, 2005, this offering and the expected use of the net proceeds from this offering as described in “Use of Proceeds” on page 34. You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and pro forma financial statements and related notes appearing elsewhere in this prospectus.

	June 30, 2005

	Historical	As Adjusted

	($ in thousands)
Loans payable	$489,372	$681,457
Minority interest	17,275	63,604
Shareholders’ equity
Common shares, $0.01 par value, 200,000,000 shares authorized, 37,345,162 shares issued and outstanding historical and 52,345,162 shares issued and outstanding as adjusted(1)	373	523
Preferred shares, $0.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid in capital	396,932	695,667
Accumulated deficit	(54,564)	(54,564)
Unearned share grant compensation	(82)	(82)

Total shareholders’ equity	342,659	641,544

Total capitalization	$849,306	$1,386,605

(1)	As adjusted outstanding common shares excludes (i) 2,250,000 shares issuable upon exercise of the underwriters’ option, (ii) 935,000 shares issuable upon exercise in full of options granted under our equity incentive plan, (iii) 1,897,810 additional shares that may be issued in the future under our equity incentive plan, (iv) 146,875 shares issuable to certain members of our management team in satisfaction of grants of deferred shares made under our equity incentive plan concurrently with the closing of our IPO, and (v) 5,198,855 shares reserved for issuance with respect to units of our operating partnership that may, subject to limitations in the partnership agreement, be redeemed for cash or, at our option, our common shares on a one-for-one basis.

SELECTED FINANCIAL DATA
      The following table sets forth certain financial data on a pro forma basis and on a historical consolidated and combined basis. Condensed consolidated pro forma operating data are presented for the six months ended June 30, 2005 and for the year ended December 31, 2004 and as if (1) our IPO and our formation transactions that took place at the time of our IPO, (2) the acquisition and financing transactions completed since our IPO, and (3) this offering and the expected use of proceeds therefrom (including the Pending Acquisitions), all had occurred on January 1, 2004, and pro forma balance sheet data are presented as if (1) the acquisition and financing transactions completed subsequent to June 30, 2005 and (2) this offering and the expected use of proceeds therefrom (including the Pending Acquisitions) all had occurred on June 30, 2005. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the period indicated, nor do they purport to represent any future financial position or results of operations for any future period.
      The selected historical financial information as of December 31, 2004 and 2003 and for each of the periods indicated in the three-year period ended December 31, 2004 were derived from audited financial statements contained elsewhere in this prospectus. The selected historical financial information as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 were derived from unaudited, interim consolidated and combined financial statements contained elsewhere in this prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods.
      You should read the information below together with all of the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

			The
	The Company		Predecessor	The Company		The Predecessor

					Period	Period
			Six Months		October 21,	January 1,
	Six Months Ended		Ended	Year Ended	through	through	Year Ended December 31,
	June 30,		June 30,	December 31,	December 31,	October 20,

	Pro Forma	Historical	Historical(1)	Pro Forma	Historical	Historical(1)	Historical(1)

	2005	2005	2004	2004	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share data)
Statements of Operation Data:
Revenues:
Rental income	$81,729	$59,077	$39,752	$158,877	$21,314	$65,631	$76,898	$72,719	$59,120	$49,992
Other property related income	5,483	4,422	1,979	10,477	1,452	3,211	3,916	3,866	3,156	3,098

Total revenues	87,212	63,499	41,731	169,354	22,766	68,842	80,814	76,585	62,276	53,090

Operating expenses:
Property operating expenses	32,337	22,810	15,685	67,117	9,635	26,031	28,096	26,075	20,977	17,580
Depreciation	25,107	16,765	9,987	51,057	5,800	16,528	19,494	19,656	14,168	12,786
General and administrative/ management fees to related party(2)	6,481	6,254	2,240	12,578	4,254	3,689	4,361	4,115	3,358	2,836

Total operating expenses	63,925	45,829	27,912	130,752	19,689	46,248	51,951	49,846	38,503	33,202

Operating income	23,287	17,670	13,819	38,602	3,077	22,594	28,863	26,739	23,773	19,888
Interest expense	(19,537)	(12,949)	(9,740)	(39,940)	(4,428)	(19,385)	(15,128)	(15,944)	(13,430)	(11,514)
Loan procurement amortization expense and other	(920)	(744)	(2,218)	(1,139)	(281)	(5,658)	(1,003)	(1,079)	(1,182)	(898)
Early extinguishment of debt	—	—	—	—	(7,012)	—	—	—	—	—

			The
	The Company		Predecessor	The Company		The Predecessor

					Period	Period
			Six Months		October 21,	January 1,
	Six Months Ended		Ended	Year Ended	through	through	Year Ended December 31,
	June 30,		June 30,	December 31,	December 31,	October 20,

	Pro Forma	Historical	Historical(1)	Pro Forma	Historical	Historical(1)	Historical(1)

	2005	2005	2004	2004	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share data)
Costs incurred to acquire management company	—	—	—	(22,152)	(22,152)	—	—	—	—	—
Gain (loss) on sale of storage facilities	—	—	—	—	—	—	—	—	(2,459)	448

Income (loss) from continuing operations before minority interest	2,830	3,977	1,861	(24,629)	(30,796)	(2,449)	12,732	9,716	6,702	7,924
Minority interest	(255)	(156)	—	2,222	898	—	—	—	—	—

Income (loss) from continuing operations	2,575	3,821	1,861	(22,407)	(29,898)	(2,449)	12,732	9,716	6,702	7,924
Discontinued operations:
Income from operations	—	—	—	—	—	—	171	312	194	326
Gain on sale of storage facilities	—	—	—	—	—	—	3,329	—	—	—

Income from discontinued operations	—	—	—	—	—	—	3,500	312	194	326

Net income (loss)	$2,575	$3,821	$1,861	$(22,407)	$(29,898)	$(2,449)	$16,232	$10,028	$6,896	$8,250

Net income (loss) per share (basic & diluted)(3)(4)	$0.05	$0.10		$(0.43)	$(0.80)

Weighted average basic common shares outstanding(3)(4)	52,477,920	37,477,920		52,477,920	37,477,920
Weighted average diluted shares outstanding(3)(4)	52,501,575	37,501,575		52,477,920	37,477,920
Balance Sheet Data (as of end of period):
Storage facilities, net	$1,233,379	$847,539	$515,768		$729,155		$395,599	$411,232	$378,179	$255,917
Total assets	1,417,280	879,613	538,811		775,874		412,219	421,400	392,016	268,307
Loans payable and capital lease obligations	681,547	489,462	552,112		380,652		271,945	270,413	242,184	148,149
Total liabilities	712,132	519,679	570,660		405,432		280,470	278,987	249,854	155,309
Minority interest	63,604	17,275	—		11,062		—	—	—	—
Owners’/shareholders’ equity (deficit)	641,544	342,659	(31,849)		359,380		131,749	142,413	142,162	112,998
Total liabilities and owners’/shareholders’ equity	1,417,280	879,613	538,811		775,874		412,219	421,400	392,016	268,307
Other Data:
Net operating income	54,889	40,703	26,046	$102,196	13,090	$42,880	52,730	50,510	41,299	35,510
Funds from operations for the operating partnership	27,937	20,742	11,848	26,428	(24,996)	14,079	32,604	29,885	23,812	20,717

			The
	The Company		Predecessor	The Company		The Predecessor

					Period	Period
			Six Months		October 21,	January 1,
	Six Months Ended		Ended	Year Ended	through	through	Year Ended December 31,
	June 30,		June 30,	December 31,	December 31,	October 20,

	Pro Forma	Historical	Historical(1)	Pro Forma	Historical	Historical(1)	Historical(1)

	2005	2005	2004	2004	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share data)
Number of facilities (end of period)	341	236	155		201	155	155	159	152	130
Total rentable square feet (end of period)	20,854,315	14,999,815	9,863,014		12,977,893	9,863,014	9,863,014	10,050,274	9,520,547	7,647,052
Occupancy (end of period)		84.0%	85.5%		82.2%	85.2%	82.6%	79.2%	78.6%	80.9%
Cash dividends declared per share(5)		$0.56			$0.2009
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities		21,468	16,994		9,415	25,523	34,227	31,642	23,570	22,304
Investing activities		(122,789)	(2,788)		(229,075)	(5,114)	(2,507)	(33,212)	(127,683)	(654)
Financing activities		78,644	(18,637)		246,078	(25,845)	(25,729)	(818)	105,049	(21,172)
Reconciliation of Net Income (Loss) to FFO:
Net income (loss)(6)	$2,575	$3,821	$1,861	$(22,407)	$(29,898)	$(2,449)	$16,232	$10,028	$6,896	$8,250
Plus:
Depreciation	25,107	16,765	9,987	51,057	5,800	16,528	19,494	19,656	14,168	12,786
Minority interest	255	156	—	(2,222)	(898)	—	—	—	—	—
Depreciation included in discontinued operations	—	—	—	—	—	—	207	201	289	129
Loss on sale of storage facilities	—	—	—	—	—	—	—	—	2,459	—
Less:
Gain on sale of storage facilities	—	—	—	—	—	—	(3,329)	—	—	(448)

FFO for the operating partnership	27,937	20,742	$11,848	26,428	(24,996)	$14,079	$32,604	$29,885	$23,812	$20,717

FFO allocable to minority interest	2,520	838		2,384	(733)

FFO attributable to common shareholders	$25,417	$19,904		$24,044	$(24,263)

Reconciliation of Net Income (Loss) to Net Operating Income:
Net Income (loss)(6)	$2,575	$3,821	$1,861	$(22,407)	$(29,898)	$(2,449)	$16,232	$10,028	$6,896	$8,250
Plus:
Interest expense	19,537	12,949	9,740	39,940	4,428	19,385	15,128	15,944	13,430	11,514
Loan procurement amortization expense	934	758	2,218	1,098	240	5,727	1,015	1,079	1,182	898
Minority interest	255	156	—	(2,222)	(898)	—	—	—	—	—
Early extinguishment of debt	—	—	—	—	7,012	—	—	—	—	—

			The
	The Company		Predecessor	The Company		The Predecessor

					Period	Period
			Six Months		October 21,	January 1,
	Six Months Ended		Ended	Year Ended	through	through	Year Ended December 31,
	June 30,		June 30,	December 31,	December 31,	October 20,

	Pro Forma	Historical	Historical(1)	Pro Forma	Historical	Historical(1)	Historical(1)

	2005	2005	2004	2004	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share data)
Costs incurred to acquire management company	—	—	—	22,152	22,152	—	—	—	—	—
(Gain) loss on sale of storage facilities	—	—	—	—	—	—	—	—	2,459	(448)
Less:
Income from discontinued operations	—	—	—	—	—	—	(171)	(312)	(194)	(326)
Gain on sale of storage facilities	—	—	—	—	—	—	(3,329)	—	—	—

Operating income	23,301	17,684	13,819	38,561	3,036	22,663	28,875	26,739	23,773	19,888
Plus:
Management fees to related party/general and administrative(2)	6,481	6,254	2,240	12,578	4,254	3,689	4,361	4,115	3,358	2,836
Depreciation	25,107	16,765	9,987	51,057	5,800	16,528	19,494	19,656	14,168	12,786

Net operating income	$54,889	$40,703	$26,046	$102,196	$13,090	$42,880	$52,730	$50,510	$41,299	$35,510

(1)	Represents historical financial data of our operating partnership, including three additional facilities acquired by our operating partnership from certain of the Amsdell Entities in connection with our IPO. See Note 1 to the financial statements on page F-26.

(2)	Management fees to related party were historically paid to U-Store-It Mini Warehouse Co., the prior manager of our self-storage facilities that was acquired at the time of our IPO.

(3)	Pro forma basic earnings per share is computed assuming the offering was consummated as of January 1, 2004 and equals pro forma net income divided by the pro forma number of our common shares outstanding, which amount (i) includes 37,345,162 shares outstanding currently, less 14,117 unearned shares granted to our trustees, (ii) includes 146,875 shares issuable to certain members of our management team in satisfaction of grants of deferred shares made under our equity incentive plan concurrently with the closing of our IPO, (iii) includes 15,000,000 shares expected to be issued in connection with this offering, and (iv) excludes 2,250,000 shares issuable upon exercise of the underwriters’ option. Pro forma diluted earnings per share includes 23,655 incremental shares which are vested under option agreements.

(4)	Excludes 5,198,855 operating partnership units issued at our IPO and in connection with the acquisition of facilities subsequent to the IPO. Operating partnership units have been excluded from the earnings per share calculations as there would be no effect on the earnings per share since, upon conversion, the minority interests’ share of income would also be added back to net income.

(5)	Our board of trustees declared a pro rata dividend of $0.2009 per common share on November 16, 2004 and full quarterly dividends of $0.28 per common share on February 22, 2005 and May 31, 2005.

(6)	For the period from October 21, 2004 through December 31, 2004, amount includes a one-time management contract termination charge of approximately $22.2 million related to the termination of our management contracts as a result of the purchase of U-Store-It Mini Warehouse Co. and approximately $7.0 million of expenses related to the early extinguishment of debt at the time of our IPO. Additionally, for the period from October 21, 2004 through December 31, 2004, general and administrative expense includes a one-time compensation charge of approximately $2.4 million for deferred shares granted to certain members of our senior management team in connection with our IPO.

Non-GAAP Financial Measures

Funds from Operations
      Funds from operations, which we refer to as “FFO,” is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the White Paper. The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures, if any, are calculated to reflect FFO on the same basis.
      Given the nature of our business as a real estate owner and operator, we believe that FFO is helpful to management and investors as a starting point in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to fund our cash needs, including our ability to make distributions. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the White Paper or that interpret the White Paper differently than we do.

NOI
      We define net operating income, which we refer to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, loan procurement amortization expense, early extinguishment of debt, the charge incurred to acquire U-Store-It Mini Warehouse Co., minority interest, loss on sale of storage facilities, depreciation and general and administrative/management fees to related party; and deducting from net income: income from discontinued operations and gains on sale of self-storage facilities. NOI is not a measure of performance calculated in accordance with GAAP.
      We use NOI as a measure of operating performance at each of our facilities, and for all of our facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.
      We believe NOI is useful to investors in evaluating our operating performance because:

•	it is one of the primary measures used by our management and our facility managers to evaluate the economic productivity of our facilities, including our ability to lease our facilities, increase pricing and occupancy and control our property operating expenses;

•	it is widely used in the real estate industry and the self-storage industry to measure the performance of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets; and

•	we believe it helps our investors to meaningfully compare the results of our operating performance from period to period by removing the impact of our capital structure (primarily interest expense on our outstanding indebtedness) and depreciation of our basis in our assets from our operating results.
      There are material limitations to using a measure such as NOI, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income. We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion in conjunction with the information included under the caption “Selected Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.
Overview
      On October 27, 2004, we completed our IPO, pursuant to which we sold an aggregate of 28,750,000 common shares (including 3,750,000 shares sold pursuant to the exercise of the underwriters’ over-allotment option) at an offering price of $16.00 per share. The IPO resulted in gross proceeds to us of approximately $460.0 million.
      We are an integrated self-storage real estate company, which means that we have in-house capabilities in the operation, design, development, leasing, and acquisition of self-storage facilities. As of July 31, 2005, we owned 308 self-storage facilities totaling approximately 18.9 million rentable square feet.
      We derive revenues principally from rents received from our customers who rent units at our self-storage facilities under month-to-month leases. Therefore, our operating results depend materially on our ability to retain our existing customers and lease our available self-storage units to new customers while maintaining and, where possible, increasing our pricing levels. In addition, our operating results depend on the ability of our customers to make required rental payments to us. We believe that our decentralized approach to the management and operation of our facilities, which places an emphasis on local, market level oversight and control, allows us to respond quickly and effectively to changes in local market conditions, where appropriate increasing rents while maintaining occupancy levels, or increasing occupancy levels while maintaining pricing levels.
      We experience minor seasonal fluctuations in the occupancy levels of our facilities, which are generally slightly higher during the summer months due to increased moving activity.
      In the future, we intend to focus on increasing our internal growth and selectively pursuing targeted acquisitions and developments of self-storage facilities. We intend to incur additional debt in connection with any such future acquisitions or developments.
      We have one reportable operating segment: we own, operate, develop, and acquire self-storage facilities. Our self-storage facilities are located in major metropolitan areas and have numerous tenants per facility. All our operations are within the United States and no single tenant represents 1% or more of our revenues. The facilities in Florida, Illinois, California and Ohio provided approximately 28%, 11%, 11% and 9%, respectively, of total revenues for the six months ended June 30, 2005.
Summary of Critical Accounting Policies and Estimates
      Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated and combined financial statements included in this prospectus. These policies have not changed since we filed our Annual Report on Form 10-K for the year ended December 31, 2004 with the Securities and Exchange Commission. Certain of the accounting policies used in the preparation of these consolidated and combined financial statements are particularly important for an understanding of the financial position and results of operations presented in the historical consolidated and combined financial statements included in this prospectus. We have also provided a summary of significant accounting policies in the notes to our consolidated and combined financial statements (Note 2). These policies require the application of judgment and assumptions by management and, as a result, are subject to a degree of uncertainty. Due to this uncertainty, actual results could differ from estimates calculated and utilized by management.

Basis of Presentation
      The accompanying consolidated and combined financial statements include all of the accounts of our company, our operating partnership and the wholly-owned subsidiaries of our operating partnership. The mergers of Amsdell Partners, Inc. and High Tide LLC with and into us, and the property interests contributed to the operating partnership by Acquiport/Amsdell, or the “Predecessor,”in connection with the IPO, have been accounted for as a reorganization of entities under common control and accordingly, were recorded at the Predecessor’s historical cost basis. Prior to the combination, we had no significant operations; therefore, the combined operations for the period prior to October 21, 2004, represent the operations of the Predecessor. The Predecessor was comprised of the following entities: U-Store-It, L.P. (formerly known as Acquiport/Amsdell I Limited Partnership, which is sometimes referred to herein as “Acquiport I”) and its consolidated subsidiaries, Acquiport/Amsdell III, LLC, Acquiport IV, LLC, Acquiport V, LLC, Acquiport VI, LLC, Acquiport VII, LLC and USI II, LLC. The Predecessor also included three additional facilities, Lakewood, OH, Lake Worth, FL, and Vero Beach I, FL, which were contributed to the operating partnership in connection with our IPO. All intercompany balances and transactions are eliminated in consolidation and combination.
      For analytical presentation, all percentages are calculated using the numbers presented in the financial statements contained in this prospectus.

Self-Storage Facilities
      We record self-storage facilities at cost less accumulated depreciation. Depreciation on the buildings and equipment is recorded on a straight-line basis over their estimated useful lives, which range from five to 40 years. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred.
      When we acquire facilities, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on estimated fair values. When we acquire portfolios of facilities, the purchase price is allocated to the individual facilities based upon a cash flow analysis using appropriate risk adjusted capitalization rates, which take into account the relative size, age and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available. Allocations to the individual assets and liabilities are based upon comparable market sales information for land, buildings and improvements and estimates of depreciated replacement cost of equipment.
      In allocating the purchase price, we determine whether the acquisition includes intangible assets or liabilities. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. Accordingly, to date, no portion of the purchase price has been allocated to above-or below-market lease intangibles. We also consider whether the in-place, at market leases for any facility represent an intangible asset. Based on our experience, leases of this nature generally re-let in less than 30 days and lease-up costs are minimal. Accordingly, to date, no intangible asset has been recorded for in-place, at market leases. Additionally, to date, no intangible asset has been recorded for the value of tenant relationships, because we do not have any concentrations of significant tenants and the average tenant turnover is fairly frequent (less than one year).
      Long-lived assets are reviewed when events or circumstances indicate there may be an impairment or at least annually for impairment. The carrying value of these long-lived assets are compared to the undiscounted future net operating cash flows attributable to the assets. An impairment loss is considered if the net carrying value of the asset exceeds the undiscounted future net operating cash flows attributable to the asset and circumstances indicate that the carrying value of the real estate asset may not be recoverable. The impairment loss recognized equals the excess of net carrying value over the related fair value of the asset. No impairment charges have been recognized through June 30, 2005.
      We consider long-lived assets to be “held for sale” upon satisfaction of the following criteria: (a) management commits to a plan to sell a facility (or group of facilities), (b) the facility is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such facilities, (c) an active program to locate a buyer and other actions required to complete the plan to sell the facility have been initiated, (d) the sale of the facility is probable and transfer of the asset is expected to be completed within one year, (e) the facility is being actively marketed for sale at a price that is reasonable in relation to its current fair value and (f) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.
      Typically, these criteria are all met when the relevant asset is under contract, significant non-refundable deposits have been made by the potential buyer, the assets are immediately available for transfer and there are no contingencies related to the sale that may prevent the transaction from closing. In most transactions, these contingencies are not satisfied until the actual closing of the transaction and, accordingly, the facility is not identified as held for sale until the closing actually occurs. However, each potential transaction is evaluated based on its separate facts and circumstances.

Revenue Recognition
      Management has determined that all of our leases with tenants are operating leases. Rental income is recognized in accordance with the terms of the lease agreements or contracts, which generally are month-to-month. Revenues from long-term operating leases are recognized on a straight-line basis over the term of the lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in rents received in advance, and contractually due but unpaid rents are included in other assets.

Share Options
      We apply the fair value method of accounting for the share options issued under our incentive award plan. Accordingly, compensation expense is recorded relating to such options over the vesting period.

Recent Accounting Pronouncements
      There have been no recent accounting pronouncements or interpretations that have not yet been implemented that will have a material impact on our financial statements.
Results of Operations
      The following discussion of our results of operations should be read in conjunction with the consolidated and combined financial statements and the accompanying notes thereto. Historical results set forth in the consolidated and combined statements of operations reflect only the existing facilities and should not be taken as indicative of future operations.

Comparison of the Three and Six Months Ended June 30, 2005 to the Three and Six Months Ended June 30, 2004
      For purposes of the following comparison of operating results for the three and six months ended June 30, 2005 and 2004, the results of operations for the three and six months ended June 30, 2004 contain the results of operations of the Predecessor, which are presented using combined reporting.

Acquisition, Disposition and Development Activities
      The comparability of our results of operations is significantly affected by development, redevelopment and acquisition activities in 2005 and 2004. At June 30, 2005 and 2004, we and the Predecessor owned interests in 236 and 155 self-storage facilities and related assets, respectively.
      We completed the following acquisitions and disposition during the six months ended June 30, 2005:

•	Acquisition of Option Facility. On January 5, 2005, we purchased the San Bernardino VII, California facility from Rising Tide Development (a related party) for approximately $7.3 million, consisting of $3.8 million in cash (which cash was used to pay off mortgage indebtedness secured by the facility) and $3.5 million in units in the operating partnership.

•	Acquisition of Gaithersburg, MD Facility. On January 14, 2005, we acquired one self-storage facility in Gaithersburg, Maryland for a purchase price of approximately $10.7 million, consisting of $4.3 million in cash and the assumption of $6.4 million of indebtedness. For accounting purposes, the purchase price was adjusted during the second quarter of 2005 to $11.8 million, primarily due to the fair market value adjustment for debt.

•	Acquisition of Ford Storage Portfolio. On March 1, 2005, we acquired five self-storage facilities, located in central Connecticut, from Ford Storage for an aggregate purchase price of $15.5 million.

•	Acquisition of A-1 Self Storage Portfolio. On March 15, 2005, we acquired five self-storage properties, located in Connecticut, from A-1 Self Storage for an aggregate purchase price of approximately $21.7 million. We now operate two of these facilities as one facility. On May 5, 2005, we acquired an additional self-storage facility from A-1 Self Storage for approximately $6.4 million in cash. The facility contains approximately 30,000 rentable square feet and is located in New York.

•	Acquisition of Option Facilities. On March 18, 2005, we purchased the Orlando II, Florida and the Boynton Beach II, Florida facilities from Rising Tide Development (a related party) for consideration of $11.8 million, consisting of $6.8 million in cash (which cash was used to pay off mortgage indebtedness secured by the facilities) and $5.0 million in units of the operating partnership. An adjustment to the purchase price was finalized during the second quarter of 2005, resulting in a revised purchase price of approximately $10.1 million, which consisted of $6.8 million in cash and $3.3 million in units of the operating partnership after a price reduction of $1.7 million in May 2005.

•	Acquisition of Liberty Self-Stor Portfolio. On April 5, 2005, we acquired 18 self-storage facilities from Liberty Self-Stor Ltd., a subsidiary of Liberty Self-Stor, Inc., for an aggregate purchase price of $34.0 million. The facilities total approximately 926,000 rentable square feet and are located in Ohio and New York.

•	Acquisition of Frisco I & II, TX and Ocoee, FL Facilities. In April 2005, we acquired three self-storage facilities from two parties for an aggregate purchase price of approximately $14.9 million. These facilities total approximately 199,000 rentable square feet and are located in Texas (2 facilities) and Florida (1 facility).

•	Acquisition of Extra Closet Facilities. On May 24, 2005, we acquired two facilities from Extra Closet for an aggregate purchase price of approximately $6.8 million. These facilities total approximately 99,000 rentable square feet and are located in Illinois.

•	Disposition of Liberty Self-Stor Facility. On June 15, 2005, we sold one facility (purchased as part of the Liberty Self-Stor portfolio acquisition) for approximately $0.6 million, which approximated book value. Revenues and the related results for operations, for the property sold, were insignificant to our total revenues and related results of operations for the quarter ended June 30, 2005.
      The following table summarizes the number of self-storage facilities placed into service from December 31, 2004 through June 30, 2005:

Number of Self-
Storage Facilities

Balance — December 31, 2004	201
Facilities acquired	38
Facilities consolidated(1)	(2)
Facilities sold	(1)

Balance — June 30, 2005	236

(1)	We operate two of the facilities owned as of December 31, 2004 as one facility and two of the facilities acquired in March 2005 as one facility.

      A comparison of income (loss) from continuing operations before minority interest for the three and six months ended June 30, 2005 and 2004 is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	($ in thousands)
REVENUES:
Rental income	$31,480	$20,261	$59,077	$39,752
Other property related income	2,304	946	4,422	1,979

Total revenues	33,784	21,207	63,499	41,731
OPERATING EXPENSES:
Property operating expenses	12,014	7,987	22,810	15,685
Depreciation	8,744	5,259	16,765	9,987
General and administrative	3,229	—	6,254	—
Management fees — related party	—	1,138	—	2,240

Total operating expenses	23,987	14,384	45,829	27,912
OPERATING INCOME	9,797	6,823	17,670	13,819
OTHER INCOME (EXPENSE):
Interest expense	(7,142)	(6,001)	(12,949)	(9,740)
Loan procurement amortization expense	(385)	(2,045)	(758)	(2,218)
Other	30	—	14	—

Total other expense	(7,497)	(8,046)	(13,693)	(11,958)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	$2,300	$(1,223)	$3,977	$1,861

Comparison of Operating Results for the Three Months Ended June 30, 2005 and 2004

Total Revenues
      Rental income increased from $20.3 million for the three months ended June 30, 2004 to $31.5 million for the three months ended June 30, 2005, an increase of $11.2 million, or 55.4%. This increase is primarily attributable to (i) the acquisition of 46 facilities in the fourth quarter of 2004 and 38 facilities in the first six months of 2005 and (ii) an increase in revenues from our pool of “same-store” facilities of approximately $1.5 million (see same-store discussion below).
      Other property related income increased from $0.9 million for the three months ended June 30, 2004 to $2.3 million for the three months ended June 30, 2005, an increase of $1.4 million, or 143.6%. This increase is primarily attributable to the acquisition of 46 facilities in the fourth quarter of 2004 and 38 facilities in the first six months of 2005.

Total Operating Expenses
      Property operating expenses increased from $8.0 million for the three months ended June 30, 2004 to $12.0 million for the three months ended June 30, 2005, an increase of $4.0 million, or 50.4%. This increase is primarily attributable to the acquisition of 46 facilities in the fourth quarter of 2004 and 38 facilities in the first six months of 2005, partially offset by a decrease in operating expenses from our pool of “same-store” facilities of approximately $0.6 million (see same-store discussion below).
      Management fees of $1.1 million for the three months ended June 30, 2004 were replaced by general and administrative expense of $3.2 million for the three months ended June 30, 2005. This transition is attributable to the acquisition of the Predecessor’s management company, effective October 27, 2004, in connection with our IPO. Management fees with our wholly-owned subsidiaries were eliminated subsequent to October 27, 2004 and were replaced with management company expenses, which are recorded in general and administrative expenses.
      General and administrative costs began with our IPO in October 2004. Therefore, general and administrative expenses increased from $0.0 for the three months ended June 30, 2004 to $3.2 million for the three months ended June 30, 2005. General and administrative costs replace management fees previously incurred by the Predecessor. General and administrative costs for the three months ended June 30, 2005 included expenses related to being a public company, including regulatory fees of the Public Company Accounting Oversight Board, audit fees, independent board of trustees fees, professional fees related to public company reporting requirements and investor relations costs.
      Depreciation increased from $5.3 million for the three months ended June 30, 2004 to $8.7 million for the three months ended June 30, 2005, an increase of $3.4 million, or 66.3%. Approximately $3.2 million of the increase is attributable to the acquisition of 46 facilities in the fourth quarter of 2004 and 38 facilities in the first six months of 2005. The balance of the increase is attributable to a “step up” in the carrying amount of fixed assets due to the purchase of outside partners’ interests in the Predecessor in May 2004, which was partially offset by lower depreciation on fully-amortized equipment with lives significantly shorter than new buildings and improvements.
      Interest expense increased from $6.0 million for the three months ended June 30, 2004 to $7.1 million for the three months ended June 30, 2005, an increase of $1.1 million, or 19.0%. The increase is primarily attributable to a higher amount of outstanding debt in 2005.
      Loan procurement amortization expense decreased from $2.0 million for the three months ended June 30, 2004 to $0.4 million for the three months ended June 30, 2005, a decrease of $1.6 million, or 81.2%. This decrease is primarily attributable to significant loan procurement costs recorded in the second quarter of 2004 as a result of the Predecessor entering into a term loan in May 2004.

Comparison of Operating Results for the Six Months Ended June 30, 2005 and 2004

Total Revenues
      Rental income increased from $39.8 million for the six months ended June 30, 2004 to $59.1 million for the six months ended June 30, 2005, an increase of $19.3 million, or 48.6%. This increase is primarily attributable to (i) the acquisition of 46 facilities in the fourth quarter of 2004 and 38 facilities in the first six months of 2005 and (ii) an increase in revenues from our pool of “same-store” facilities of approximately $2.7 million (see same-store discussion below).
      Other property related income increased from $2.0 million for the six months ended June 30, 2004 to $4.4 million for the six months ended June 30, 2005, an increase of $2.4 million, or 123.4%. This increase is primarily attributable to the acquisition of 46 facilities in the fourth quarter of 2004 and 38 facilities in the first six months of 2005.

Total Operating Expenses
      Property operating expenses increased from $15.7 million for the six months ended June 30, 2004 to $22.8 million for the six months ended June 30, 2005, an increase of $7.1 million, or 45.4%. This increase is primarily attributable to the acquisition of 46 facilities in the fourth quarter of 2004, and 38 facilities in the first half of 2005, partially offset by a decrease in operating expenses from our pool of “same-store” facilities of approximately $0.6 million (see same-store discussion below).
      Management fees of $2.2 million for the six months ended June 30, 2004 were replaced by general and administrative expense of $6.3 million for the six months ended June 30, 2005. This transition is attributable to the acquisition of the Predecessor’s management company, effective October 27, 2004, in connection with our IPO. Management fees with our wholly-owned subsidiaries were eliminated subsequent to October 27,

2004 and were replaced with management company expenses, which are recorded in general and administrative expenses.
      General and administrative costs began with our IPO in October 2004. Therefore, general and administrative expenses increased from $0.0 for the six months ended June 30, 2004 to $6.3 million for the six months ended June 30, 2005. General and administrative costs replace management fees previously incurred by the Predecessor. General and administrative costs for the six months ended June 30, 2005 included expenses related to being a public company, including regulatory fees of the Public Company Accounting Oversight Board, audit fees, independent board of trustees fees, professional fees related to public company reporting requirements and investor relations costs.
      Depreciation increased from $10.0 million for the six months ended June 30, 2004 to $16.8 million for the six months ended June 30, 2005, an increase of $6.8 million, or 67.9%. Approximately $5.7 million of the increase is attributable to the acquisition of 46 facilities in the fourth quarter of 2004 and 38 facilities in the first six months of 2005. The balance of the increase is attributable to a “step up” in the carrying amount of fixed assets due to the purchase of outside partners’ interests in the Predecessor in May 2004, which was partially offset by lower depreciation on fully-amortized equipment with lives significantly shorter than new buildings and improvements.
      Interest expense increased from $9.7 million for the six months ended June 30, 2004 to $12.9 million for the six months ended June 30, 2005, an increase of $3.2 million, or 32.9%. The increase is primarily attributable to a higher amount of outstanding debt in 2005.
      Loan procurement amortization expense decreased from $2.2 million for the six months ended June 30, 2004 to $0.8 million for the six months ended June 30, 2005, a decrease of $1.4 million, or 65.8%. This decrease is primarily attributable to significant loan procurement costs recorded in the second quarter of 2004 as a result of the Predecessor entering into a term loan in May 2004.

Comparison of Operating Results for the Years Ended December 31, 2004 and 2003
      For purposes of the following comparison of operating results for the years ended December 31, 2004 and December 31, 2003, we have combined our results of operations for the period from October 21, 2004 through December 31, 2004 and the Predecessor for the period from January 1, 2004 through October 20, 2004. Internally, we use combined reporting to evaluate our operating performance and believe that this presentation will provide investors with additional insight into our financial results.

Acquisition and Development Activities
      The comparability of our results of operation is significantly affected by development, redevelopment and acquisition activities in 2004 and 2003. At December 31, 2004 and 2003 we owned interests in 201 and 155 self-storage facilities and related assets, respectively.
      In 2004, 46 self-storage facilities were acquired for approximately $221.8 million. All of these facilities were acquired concurrently with, or shortly after, the completion of our IPO.
      In 2003, one self-storage facility was acquired for approximately $3.2 million and we completed and placed in service one expansion of an existing self-storage facility for approximately $2.5 million. During this same period four self-storage facilities and one commercial property were sold, which facilities and property have been accounted for as discontinued operations.

      A comparison of income (loss) from continuing operations before minority interest for the years ended December 31, 2004 and 2003 is as follows:

	Year Ended
	December 31,

	2004(1)	2003

	($ in thousands)
REVENUES:
Rental income	$86,945	$76,898
Other property related income	4,663	3,916

Total revenues	91,608	80,814
OPERATING EXPENSES:
Property operating expenses	35,666	28,096
Depreciation	22,328	19,494
General and administrative	4,254	—
Management fees — related party	3,689	4,361

Total operating expenses	65,937	51,951
OPERATING INCOME	25,671	28,863
OTHER INCOME (EXPENSE):
Interest expense	(23,813)	(15,128)
Loan procurement amortization expense	(5,967)	(1,015)
Early extinguishment of debt	(7,012)	—
Cost incurred to acquire management company	(22,152)	—
Other	28	12

Total other expense	(58,916)	(16,131)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	$(33,245)	$12,732

(1)	The twelve months ended December 31, 2004 represents consolidated operating results for the Company from October 21, 2004 to December 31, 2004 and combined operating results for the Predecessor from January 1, 2004 to October 20, 2004. The operating results for the year ended December 31, 2004 are not comparable to future expected operating results of the Company since they include various IPO-related charges.

Comparison of Operating Results for the Years Ended December 31, 2004 and 2003 (Not including discontinued operations)

Total Revenues
      Rental income increased from $76.9 million in 2003 to $86.9 million in 2004, an increase of $10.0 million, or 13.0%. This increase is primarily attributable to (i) the acquisition of 46 facilities in 2004 and (ii) an increase in revenues from our pool of “same-store” facilities of approximately $4.7 million (see same-store discussion below).
      Other property related income increased from $3.9 million in 2003 to $4.7 million in 2004, an increase of $0.8 million, or 20.5%. This increase is primarily attributable to the acquisition of 46 facilities in 2004.

Total Operating Expenses
      Property operating expenses increased from $28.1 million in 2003 to $35.7 million in 2004, an increase of $7.6 million, or 27.0%. This increase is primarily attributable to (i) the acquisition of 46 facilities in 2004 and (ii) an increase in operating expenses from our pool of “same-store” facilities of approximately $3.7 million (see same-store discussion below).
      Management fees decreased from $4.4 million in 2003 to $3.7 million in 2004, a decrease of $0.7 million, or 15.9%. This decrease is primarily attributable to the acquisition of our management company effective October 27, 2004 in connection with our IPO. Management fees with our wholly-owned subsidiaries were eliminated subsequent to October 27, 2004 and were replaced with management company expenses, which are recorded in general and administrative expenses.
      General administrative costs began with our IPO in October 2004. Therefore, general and administrative expenses increased from $0.0 in 2003 to $4.3 million in 2004. Included in these costs is a charge of $2.4 million for deferred shares granted to certain members of our senior management team and $0.4 million of cash bonuses paid to these executives. The remaining $1.5 million includes expenses for our management company and other costs incurred in connection with being a public company.
      Depreciation increased from $19.5 million in 2003 to $22.3 million in 2004, an increase of $2.8 million, or 14.4%. This increase is partially attributable to a “step up” in the carrying amount of fixed assets due to the purchase of outside partners’ interests in the Predecessor in May 2004, which was partially offset by lower depreciation on fully amortized equipment with lives significantly shorter than new buildings and improvements. The increase is also attributable to the acquisition of 46 additional facilities in 2004.
      Interest expense increased from $15.1 million in 2003 to $23.8 million in 2004, an increase of $8.7 million, or 57.6%. The increase is attributable to a higher amount of outstanding debt and higher interest rates in 2004 primarily resulting from loans obtained in connection with our formation transactions.
      Loan procurement amortization expense increased from $1.0 million in 2003 to $6.0 million in 2004, an increase of $5.0 million, or 500.0%. This increase is primarily attributable to deferred financing costs incurred in connection with obtaining a $424.5 million term loan in May 2004 that was used to purchase interests of outside partners in the Predecessor.
      In the fourth quarter of 2004, we incurred a charge of $7.0 million for the early extinguishment of debt primarily due to the incurrence of approximately $0.9 million of prepayment penalties and the write-off of $6.1 million of unamortized loan costs.
      Cost incurred to acquire the management company as part of our IPO transactions resulted in a one-time charge of $22.2 million in 2004.

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

Acquisition and Development Activities
      The comparability of our results of operations is significantly affected by our development, redevelopment and acquisition activities in 2003 and 2002. At December 31, 2003 and 2002 we owned interests in 155 and 159 self-storage facilities and related assets, respectively.
      In 2003, we acquired one self-storage facility for approximately $3.2 million, and we completed and placed in service one expansion of an existing self-storage facility for approximately $2.5 million. During this same period we sold four self-storage facilities and one commercial property, which are accounted for as discontinued operations.
      In 2002, we acquired three facilities for approximately $19.4 million and we completed and placed in service four significant development facilities for approximately $19.1 million and nine expansions of our existing facilities for approximately $5.2 million.

      A comparison of income (loss) from continuing operations before minority interest for the years ended December 31, 2003 and 2002 is as follows:

	Year Ended
	December 31,

	2003	2002

	($ in thousands)
REVENUES:
Rental income	$76,898	$72,719
Other property related income	3,916	3,866

Total revenues	80,814	76,585
OPERATING EXPENSES:
Property operating expenses	28,096	26,075
Depreciation	19,494	19,656
Management fees — related party	4,361	4,115

Total operating expenses	51,951	49,846
OPERATING INCOME	28,863	26,739
OTHER INCOME (EXPENSE):
Interest expense	(15,128)	(15,944)
Loan procurement amortization expense	(1,015)	(1,079)
Other	12	—

Total other expense	(16,131)	(17,023)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	$12,732	$9,716

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002 (Not including discontinued operations)

Total Revenues
      Rental income increased from $72.7 million in 2002 to $76.9 million in 2003, an increase of $4.2 million, or 5.8%. $3.5 million of this increase is attributable to increased occupancy and $0.7 million of this increase is attributable to increased rents.
      Other property related income remained flat at $3.9 million in 2002 and 2003.

Total Operating Expenses
      Property operating expenses increased from $26.1 million in 2002 to $28.1 million in 2003, an increase of $2.0 million, or 7.7%. Payroll expenses increased by approximately $0.6 million, attributable to higher incentive payments as a result of increased revenues and increased number of personnel. Property taxes and insurance increased by approximately $0.7 million. This increase is primarily attributable to increased assessed values resulting in higher real estate taxes. Other operating costs increased by approximately $1.0 million. This increase is primarily attributable to significantly higher snow removal costs associated with the unusually severe winter in 2003.
      Management fees increased from $4.1 million in 2002 to $4.4 million in 2003, or 7.3%. This increase is attributable to higher revenues, on which management fees are based. Most of our management agreements during the periods presented provided that management fees were based on 5.35% of total revenues collected.
      Depreciation decreased from $19.7 million in 2002 to $19.5 million in 2003, or 1.0%. This decrease is attributable to fully amortized equipment with lives significantly shorter than new buildings and improvements.

      Interest expense decreased from $15.9 million in 2002 to $15.1 million in 2003, or 5.0%. The decrease is due to lower interest rates in 2003 on variable rate debt outstanding during both periods.
Impact of Recent Hurricanes
      Hurricane Katrina caused damage at our 15 facilities that are located in Alabama, Louisiana and Mississippi. We estimate that uninsured damages resulting from the hurricane will total approximately $0.5 million. We do not believe that these damages will cause any material long-term service interruption and all 15 facilities are covered by business interruption insurance. Currently 14 of the facilities are open and operational.
      Hurricane Rita did not cause any significant damage at any of our facilities.
Same-Store Facility Results
      We consider our same-store portfolio to consist of only those facilities owned by us at the beginning and at the end of the applicable periods presented.
      We consider the following same-store presentation to be useful to investors in evaluating our performance because it provides information relating to changes in facility-level operating performance without taking into account the effects of acquisitions, developments or dispositions. The following table sets forth operating data for our same-store portfolio for the periods presented.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percent			Percent
	2005	2004	Change	2005	2004	Change

	($ in thousands)
Same-store revenues	$22,650	$21,207	6.8%	$44,445	$41,731	6.5%
Same-store property operating expenses	7,389	7,987	(7.5)%	15,145	15,685	(3.4)%
Non same-store revenues	11,134	—		19,054	—
Non same-store property operating expenses	4,625	—		7,665	—
Total revenues	33,784	21,207		63,499	41,731
Total property operating expenses	12,014	7,987		22,810	15,685
Number of facilities included in same-store analysis	154			154

	Year Ended			Year Ended
	December 31,			December 31,
			Percent			Percent
	2004	2003	Change	2003	2002	Change

	($ in thousands)
Same-store revenues	$79,403	$74,661	6.4%	$60,958	$59,300	2.8%
Same-store property operating expenses	29,085	25,410	14.5%	20,657	19,589	5.5%
Non same-store revenues	12,205	6,153		19,856	17,285
Non same-store property operating expenses	6,581	2,686		7,439	6,486
Total revenues	91,608	80,814		80,814	76,585
Total property operating expenses	35,666	28,096		28,096	26,075
Number of facilities included in same-store analysis	142			121

Comparison of the Same-Store Results for the Three Months Ended June 30, 2005 and 2004
      Same-store revenues increased from $21.2 million for the three months ended June 30, 2004 to $22.7 million for the three months ended June 30, 2005, an increase of $1.5 million, or 6.8%. Approximately $0.6 million of this increase was attributable to increased occupancy and $0.9 million of this increase was attributable to increased rents.
      Same-store property operating expenses decreased from $8.0 million for the three months ended June 30, 2004 to $7.4 million for the three months ended June 30, 2005, a decrease of $0.6 million, or 7.5%. This decrease was primarily attributable to lower building and landscaping maintenance. In addition, 2004 included expenses incurred relating to initiatives we undertook in anticipation of being a public company, including changing the logo at some of the facilities, advertising, and certain expenditures related to upgrading computer equipment and software.

Comparison of the Same-Store Results for the Six Months Ended June 30, 2005 and 2004
      Same-store revenues increased from $41.7 million for the six months ended June 30, 2004 to $44.4 million for the six months ended June 30, 2005, an increase of $2.7 million, or 6.5%. Approximately $1.0 million of this increase was attributable to increased occupancy and $1.7 million of this increase was attributable to increased rents.
      Same-store property operating expenses decreased from $15.7 million for the six months ended June 30, 2004 to $15.1 million for the six months ended June 30, 2005, a decrease of $0.6 million or 3.4%. This decrease was primarily attributable to lower building and landscaping maintenance, partially offset by increased property taxes. In addition, 2004 included expenses incurred relating to initiatives we undertook in anticipation of being a public company, including, changing the logo at some of the facilities advertising and certain expenditures related to upgrading computer equipment and software.

Comparison of the Same-Store Results for the Years Ended December 31, 2004 and 2003
      Same-store revenues increased from $74.7 million in 2003 to $79.4 million in 2004, an increase of $4.7 million, or 6.4%. Approximately $2.1 million of this increase was attributable to increased occupancy and $2.6 million of this increase was attributable to increased rents.
      Same-store property operating expenses increased from $25.4 million in 2003 to $29.1 million in 2004, an increase of $3.7 million, or 14.5%. This increase was primarily attributable to increased payroll expenses caused by an increase in the number of personnel and related costs including facility managers, higher compensation costs for performance incentives, district managers hired during the year to fill previously vacant job positions and lengthening the operating hours of some of our facilities. Other same-store operating costs also increased due to costs incurred in connection with changes in our logo, higher computer costs and bad debt expense.

Comparison of the Same-Store Results for the Years Ended December 31, 2003 and 2002
      Same-store revenues increased from $59.3 million in 2002 to $61.0 million in 2003, an increase of $1.7 million, or 2.8%. Approximately $0.2 million of this increase was attributable to increased occupancy and $1.5 million of this increase was attributable to increased rents.
      Same-store property operating expenses increased from $19.6 million in 2002 to $20.7 million in 2003, an increase of $1.1 million, or 5.5%. This increase was primarily attributable to increased payroll expenses, property taxes, and insurance.

Cash Flows
      A comparison of cash flow provided by (used in) operating, investing and financing activities for the six months ended June 30, 2005 and 2004 is as follows:

	Six Months Ended
	June 30,
			Increase
	2005	2004	(Decrease)

	($ in thousands)
Net cash provided by (used in):
Operating activities	$21,468	$16,994	$4,474
Investing activities	$(122,789)	$(2,788)	$(120,001)
Financing activities	$78,644	$(18,637)	$97,281

Comparison of Cash Flows for the Six Months Ended June 30, 2005 and 2004
      Cash provided by operations increased from $17.0 million for the six months ended June 30, 2004 to $21.5 million for the six months ended June 30, 2005, an increase of $4.5 million. The increase is primarily related to the acquisition of 46 facilities in the fourth quarter of 2004 and 38 facilities in the first six months of 2005 as compared to the acquisition of no self-storage facilities in the first six months of 2004.
      Cash used in investing activities increased from $2.8 million for the six months ended June 30, 2004 to $122.8 million for the six months ended June 30, 2005, an increase of $120.0 million. The increase is primarily attributable to the acquisition of 38 facilities in the first six months of 2005 as compared to the acquisition of no self-storage facilities in the first six months of 2004.
      Cash provided by (used in) financing activities increased from $(18.6) million used in financing activities for the six months ended June 30, 2004 to $78.6 million provided by financing activities during the six months ended June 30, 2005, an increase of $97.3 million. This increase is primarily attributable to new borrowings on our revolving credit facility used to facilitate the purchase of self-storage facilities, partially offset by the payment of shareholder distributions in the first six months of 2005.

Comparison of Cash Flows for the Years Ended December 31, 2004 and 2003
      A comparison of cash flow provided by (used in) operating, investing and financing activities for the years ended December 31, 2004 and 2003 is as follows:

	Year Ended
	December 31,
			Increase
	2004	2003	(Decrease)

	($ in thousands)
Net cash provided by (used in):
Operating activities	$34,938	$34,227	$711
Investing activities	$(234,189)	$(2,507)	$(231,682)
Financing activities	$220,233	$(25,729)	$245,962
      Cash provided by operations increased from $34.2 million in 2003 to $34.9 million in 2004, an increase of $0.7 million, or 2.0%. The increase is primarily attributable to an increase in the income from continuing operations.
      Cash used in investing activities increased from $2.5 million in 2003 to $234.2 million in 2004, an increase of $231.7 million. The increase is primarily attributable to a much larger number of self-storage facilities acquired in 2004 versus 2003.
      Cash provided by financing activities increased from $25.7 million in 2003 to $220.2 million in 2004, an increase of $245.9 million. This increase is primarily attributable to the proceeds from our IPO and new borrowings, partially offset by the repayment of certain existing loans in 2004.

Comparison of Cash Flows for the Years Ended December 31, 2003 and 2002
      A comparison of cash flow provided by (used in) operating, investing and financing activities for the years ended December 31, 2003 and 2002 is as follows:

	Year Ended
	December 31,
			Increase
	2003	2002	(Decrease)

	($ in thousands)
Net cash provided by (used in):
Operating activities	$34,227	$31,642	$2,585
Investing activities	$(2,507)	$(33,212)	$(30,705)
Financing activities	$(25,729)	$(818)	$(24,911)
      Cash provided by operations increased from $31.6 million in 2002 to $34.2 million in 2003, an increase of $2.6 million, or 8.2%. This increase is primarily attributable to an increase in income from continuing operations.
      Cash used in investing activities decreased from $33.2 million in 2002 to $2.5 million in 2003, a decrease of $30.7 million, or 92.5%. This decrease is primarily attributable to a decrease in acquisitions and improvements of self-storage facilities in 2003 as compared to 2002.
      Cash used in financing activities increased from $0.8 million in 2002 to $25.7 million in 2003, an increase of $24.9 million. This increase is primarily attributable to lower borrowings and partner contributions required as a result of the reduced level of acquisition activity of self-storage facilities in 2003 as compared to 2002.
Liquidity and Capital Resources
      As of June 30, 2005, we had total indebtedness outstanding of approximately $489.4 million, as compared to the $380.5 million of debt outstanding at December 31, 2004. This indebtedness has maturity dates from November 2006 to January 2014. Each of the loans representing this indebtedness has customary restrictions on transfer or encumbrances of the mortgaged facilities.
      In connection with our IPO, on October 27, 2004, our operating partnership entered into a three-year $150.0 million revolving credit facility, which had approximately $34.1 million of available capacity as of June 30, 2005. The facility is scheduled to terminate on October 27, 2007, with an option to extend the termination date to October 27, 2008. Borrowings under the facility bear interest at a variable rate based upon a base rate or a Eurodollar rate plus, in each case, a spread depending on our leverage ratio. The credit facility is secured by certain of our self-storage facilities and requires that we maintain a minimum “borrowing base” of properties. The primary purpose of the facility is to fund the acquisition and development of self-storage facilities, to satisfy other short and long term liquidity needs, and for general working capital purposes. This facility contains certain restrictive covenants on distributions and other financial covenants, including the following, all of which we were in compliance with as of June 30, 2005:

•	Maximum total indebtedness to total asset value of 65%;

•	Minimum interest coverage ratio of 2.0:1;

•	Minimum fixed charge coverage ratio of 1.7:1; and

•	Minimum tangible net worth of $400.0 million.
      The revolving credit facility also has customary restrictions on transfer or encumbrances of the facilities that secure the loan.
      Since June 30, 2005, we have entered into two additional fixed rate mortgage loans under which we borrowed an additional $160 million. Each of these loans is secured by certain of our storage facilities. The loans were used primarily to fund acquisitions of 72 additional facilities by us, as well as to pay down approximately $65.0 million of the amounts outstanding under our revolving credit facility. One of these loans matures in August 2012, the other matures in September 2012, and both contain customary restrictions on transfer or encumbrances of the facilities that secure the loans.
      Our cash flow from operations historically has been one of our primary sources of liquidity to fund debt service, distributions and capital expenditures. We derive substantially all of our revenue from customers who lease space from us at our facilities. Therefore, our ability to generate cash from operations is dependent on the rents that we are able to charge and collect from our customers. While we believe that facilities in which we invest — self-storage facilities — are less sensitive to near-term economic downturns, prolonged economic downturns will adversely affect its cash flow from operations.
      In order to qualify as a REIT for federal income tax purposes, we are required to distribute at least 90% of our REIT taxable income, excluding capital gains, to our shareholders on an annual basis.
      The nature of our business, coupled with the requirement that we distribute a substantial portion of our income on an annual basis, will cause us to have substantial liquidity needs over both the short term and the long term. Our short-term liquidity needs consist primarily of funds necessary to pay operating expenses associated with our facilities, interest expense and scheduled principal payments on debt, expected distributions to limited partners and shareholders and recurring capital expenditures. These expenses, as well as the amount of recurring capital expenditures that we incur, will vary from year to year, in some cases significantly. For the second half of 2005 we expect to incur approximately $1.4 million of costs for recurring capital expenditures. In addition, we anticipate spending an additional approximately $16.3 million in the remainder of 2005 and in 2006 for renovations and improvements at our facilities that were owned as of July 31, 2005. We expect to meet our short-term liquidity needs through cash generated from operations and, if necessary, from borrowings under our revolving credit facility.
      Our long-term liquidity needs consist primarily of funds necessary to pay for development of new facilities, redevelopment of operating facilities, non-recurring capital expenditures, acquisitions of facilities and repayment of indebtedness at maturity. In particular, we intend to actively pursue the acquisition of additional facilities, which will require additional capital. We do not expect that we will have sufficient funds on hand to cover these long-term cash requirements. We will have to satisfy these needs through either additional borrowings, including borrowings under our revolving credit facility, sales of common or preferred shares and/or cash generated through facility dispositions and joint venture transactions.
      We believe that, as a publicly traded REIT, we will have access to multiple sources of capital to fund long-term liquidity requirements, including the incurrence of additional debt and the issuance of additional equity. However, as a new public company, we cannot assure that this will be the case. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will be dependent on a number of factors as well, including general market conditions for REITs and market perceptions about us.

Contractual Obligations
      The following table summarizes our known contractual obligations as of June 30, 2005 (based on a calendar year, dollars in thousands):

	Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Loans Payable	$489,372	$1,573	$213,379	$98,606	$175,814
Contractual Capital Lease Obligations	90	19	71	—	—
Ground Leases and Third Party Office Lease	746	78	298	126	244
Related Party Office Lease	3,280	153	662	663	1,802
Employment Contracts	2,750	550	2,200	—	—

Total	$496,238	$2,373	$216,610	$99,395	$177,860

      We expect that the contractual obligations owed in 2005 will be satisfied out of the proceeds of this offering, cash generated from operations and, if necessary, draws under our revolving credit facility.
      In connection with our acquisition of the National Self Storage portfolio, we issued units in our operating partnership with an initial value of approximately $61.5 million to the former owners of the National Self Storage facilities. The purchase agreement related to the National Self Storage acquisition includes a provision permitting these unitholders, beginning one year after issuance of the units and for a period of seven years from the date of the closing and subject to certain conditions, to redeem a portion of their units by requiring us to purchase, and simultaneously transfer to them, real estate properties to be identified by them with a purchase price equal to the fair value of such units. Our contractual obligation under this agreement may not exceed $40.0 million in any one year. This potential obligation is not reflected in the table above.
Off-Balance Sheet Arrangements
      We do not currently have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Quantitative and Qualitative Disclosures About Market Risk
      Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Effect of Changes in Interest Rates on our Outstanding Debt
      As of June 30, 2005, we had approximately $390.9 million of fixed rate debt outstanding. A change in the interest rates on fixed rate debt generally impacts the fair market value of our debt but it has no impact on interest incurred or cash flow. To determine the fair value, the fixed rate debt is discounted at a rate based on an estimate of current lending rates, assuming the debt is outstanding through maturity or projected refinancing dates. At June 30, 2005, the fair value of our long term fixed rate debt was estimated to be $386.7 million. A 100 basis point increase in interest rates would result in a decrease in the fair value of this fixed rate debt of approximately $12.7 million at June 30, 2005. A 100 basis point decrease in interest rates would result in an increase in the fair value of this fixed rate debt of approximately $13.4 million at June 30, 2005.

      As of June 30, 2005, we had approximately $98.5 million of variable rate debt outstanding (representing approximately 20% of our total debt). Based upon the balances outstanding on variable rate debt at June 30, 2005, a 100 basis point increase or decrease in interest rates on variable rate debt would increase or decrease future interest expense by approximately $1.0 million annually. We do not currently use derivative financial instruments to reduce our exposure to changes in interest rates.
Inflation
      Virtually all of our customers rent units in our facilities subject to short-term, typically month-to-month, leases, which provide us the ability to increase rental rates as each lease expires, thereby enabling us to seek to mitigate our exposure to increased costs and expenses resulting from inflation. However, there is no assurance that the market will accept rental increases.

OUR BUSINESS AND FACILITIES
Our Company
      We are a self-administered and self-managed real estate company focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. We are one of the largest owners and operators of self-storage facilities in the United States.
      As of July 31, 2005, we owned 308 self-storage facilities located in 25 states and aggregating approximately 18.9 million rentable square feet. As of July 31, 2005, we also managed 13 additional facilities owned by Rising Tide Development and we have the right to manage two additional facilities that may be acquired by Rising Tide Development from unaffiliated third parties. As of July 31, 2005, our 308 facilities were approximately 84.5% leased to a total of approximately 134,000 tenants and no single customer accounted for more than 1% of our annual rent.
      We also have the option to purchase from Rising Tide Development 15 self-storage facilities, consisting of 13 facilities owned by Rising Tide Development and two facilities which Rising Tide Development has the right to acquire from unaffiliated third parties. These 15 facilities are currently under development or not yet fully stabilized and are expected to contain approximately 1.2 million rentable square feet in the aggregate. See “— Our Facilities — Option Facilities” below.
      Our self-storage facilities are designed to offer affordable, easily-accessible and secure storage space for our approximately 134,000 residential and commercial customers. Our customers rent storage units for their exclusive use, typically on a month-to-month basis. Additionally, some of our facilities offer outside storage areas for vehicles and boats. Our facilities are specifically designed to accommodate both residential and commercial customers, with features such as security systems and wide aisles and load-bearing capabilities for large truck access. All of our facilities have an on-site manager during business hours, and 226, or approximately 73%, of our facilities have a manager who resides in an apartment at the facility. Our customers can access their storage units during business hours, and some of our facilities provide customers with 24-hour access through computer controlled access systems. Our goal is to provide our customers with the highest standard of facilities and service in the industry. To that end, 51% of our facilities include climate controlled units, compared to the national average of 26%.
      We were formed to succeed to the self-storage operations owned directly and indirectly by Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities. The Amsdell family has been involved in the development, ownership and management of real estate in a variety of property types for over 70 years, and has been involved in the self-storage industry for over 30 years. During the 30 year period prior to our IPO, Robert J. Amsdell and Barry L. Amsdell acquired, developed or redeveloped more than 200 self-storage facilities for themselves and others in the industry.
      We are organized as a real estate investment trust under Maryland law, and we believe that we qualify for taxation as a REIT for federal income tax purposes beginning with our short taxable year ended December 31, 2004. We commenced operations as a publicly-traded REIT in October 2004 after completing the mergers of certain Amsdell Entities with and into us, our IPO, and the consummation of various other formation transactions which occurred concurrently with, or shortly after, completion of our IPO.
      We conduct all of our business through U-Store-It, L.P., our operating partnership, of which we serve as general partner, and its subsidiaries. As of July 31, 2005, we held approximately 87.8% of the aggregate partnership interests in our operating partnership. Since its formation in 1996, our operating partnership has been engaged in virtually all aspects of the self-storage business, including the development, acquisition, ownership and operation of self-storage facilities.

Developments Since Our IPO

Acquisitions Completed Through July 31, 2005
      From the time of our IPO through July 31, 2005, we completed the acquisitions of 154 facilities totaling approximately 9.0 million rentable square feet. The aggregate cost of these acquisitions was approximately $580 million. The following table sets forth certain summary information regarding these acquisitions.
Acquisitions Since IPO
(through July 31, 2005)

						Number of Facilities

		Total			Total
		Rentable			Number	Top Targeted Markets										Purchase
	Acquisition	Square	Number	July 31, 2005	of										Other	Price
Facility/Portfolio	Closing	Feet	of Units	Occupancy(1)	Facilities	IL	OH	TX	CA	FL	CT	CO	NY	NJ	States	(000’s)

National Self Storage Portfolio	July 2005	3,742,582	32,939	86.1%	70	—	—	15	11	—	—	5	—	—	39	$212,000
Metro Storage Portfolio	October 2004	2,600,958	22,901	78.3%	42	24	4	—	—	4	—	—	—	—	10	184,000
Liberty Self-Stor Portfolio(2)	April 2005	908,609	7,022	79.7%	17	—	14	—	—	—	—	—	3	—	—	33,400
Individual Facility and Small Portfolio Acquisitions:
Ford Storage Portfolio	March 2005	257,656	1,642	80.4%	5	—	—	—	—	—	5	—	—	—	—	15,500
A-1 Self Storage Portfolio(3)	March/May 2005	231,457	2,256	90.3%	5	—	—	—	—	—	4	—	1	—	—	28,100
Extra Closet Facilities	May 2005	99,178	750	87.1%	2	2	—	—	—	—	—	—	—	—	—	6,800
Dania Beach, FL	November 2004	264,375	1,928	79.9%	1	—	—	—	—	1	—	—	—	—	—	13,900
Frisco I, TX	April 2005	51,079	447	83.1%	1	—	—	1	—	—	—	—	—	—	—	5,700
Frisco II, TX	April 2005	71,539	514	89.1%	1	—	—	1	—	—	—	—	—	—	—	4,200
Ocoee, FL	April 2005	76,258	665	97.6%	1	—	—	—	—	1	—	—	—	—	—	4,950
Bradenton II, FL	October 2004	88,103	904	86.0%	1	—	—	—	—	1	—	—	—	—	—	7,450
West Palm Beach II, FL	October 2004	93,915	913	97.8%	1	—	—	—	—	1	—	—	—	—	—	10,750
Clifton, NJ	July 2005	105,625	1,014	87.6%	1	—	—	—	—	—	—	—	—	1	—	16,800
Gaithersburg, MD	January 2005	87,170	798	80.2%	1	—	—	—	—	—	—	—	—	—	1	10,700
California, MD	November 2004	67,528	722	89.6%	1	—	—	—	—	—	—	—	—	—	1	5,700
Tempe, AZ	July 2005	53,525	408	85.0%	1	—	—	—	—	—	—	—	—	—	1	2,900
Option Facilities:
San Bernardino VII, CA	January 2005	83,756	636	78.6%	1	—	—	—	1	—	—	—	—	—	—	7,300
Orlando II, FL	March 2005	92,944	788	94.8%	1	—	—	—	—	1	—	—	—	—	—	6,100
Boynton Beach II, FL	March 2005	62,276	609	92.7%	1	—	—	—	—	1	—	—	—	—	—	4,000

Total Completed Acquisitions		9,038,533	77,856	83.3%	154	26	18	17	12	10	9	5	4	1	52	$580,250

(1)	Represents occupied square feet divided by total rentable square feet, as of July 31, 2005.

(2)	Information excludes the one facility from this portfolio subsequently sold by us in June 2005.

(3)	The acquisition of four of the facilities from A-1 Self Storage was completed in March 2005, and the final facility was acquired in May 2005.

      Set forth below is a discussion of each of the acquisitions completed from the time of our IPO in October 2004 through July 31, 2005.

•	Acquisition of National Self Storage Portfolio. On July 26, 2005, we completed the acquisition of 70 self-storage facilities from National Self Storage for an aggregate purchase price of approximately $212.0 million. The purchase price consisted of approximately $61.5 million of units in our operating partnership (consisting of approximately 8.6% of the units in our operating partnership as of July 31, 2005), the assumption of approximately $80.8 million of outstanding debt by our operating partnership, and approximately $69.7 million in cash. These facilities total approximately 3.7 million rentable square feet and includes self-storage facilities located in our existing markets in Southern California, Arizona and Tennessee and in new markets in Texas, Northern California, New Mexico, Colorado and Utah.

•	Acquisition of Metro Storage Portfolio. On October 27, 2004, we acquired 42 self-storage facilities from Metro Storage LLC for an aggregate purchase price of $184.0 million. These facilities total approximately 2.6 million rentable square feet and are located in Illinois, Indiana, Florida, Ohio and Wisconsin.

•	Acquisition of Liberty Self-Stor Portfolio. On April 5, 2005, we acquired 18 self-storage facilities from Liberty Self-Stor Ltd., a subsidiary of Liberty Self-Stor, Inc., for an aggregate purchase price of $34.0 million. These facilities total approximately 926,000 rentable square feet and are located in Ohio and New York. On June 15, 2005, we sold one of these facilities, containing approximately 17,000 rentable square feet, for approximately $0.6 million.

•	Individual Facility and Small Portfolio Acquisitions.

•	Acquisition of Ford Storage Portfolio. On March 1, 2005, we acquired five self-storage facilities from Ford Storage for an aggregate purchase price of $15.5 million. These facilities total approximately 258,000 rentable square feet and are located in central Connecticut.

•	Acquisition of A-1 Self-Storage Portfolio. On March 15, 2005, we acquired five self-storage facilities from A-1 Self Storage for an aggregate purchase price of approximately $21.7 million. These facilities total approximately 201,000 rentable square feet and are located in Connecticut. We now operate two of these facilities as one facility. On May 5, 2005, we acquired an additional self-storage facility from A-1 Self Storage for approximately $6.4 million. This facility contains approximately 30,000 rentable square feet and is located in New York.

•	Acquisition of Extra Closet Facilities. On May 24, 2005, we acquired two facilities from Extra Closet for an aggregate purchase price of approximately $6.8 million. These facilities total approximately 99,000 rentable square feet and are located in Illinois.

•	Acquisition of Dania Beach, FL Facility. On November 1, 2004, we acquired one self-storage facility, located in Dania Beach, FL, for a purchase price of approximately $13.9 million. This facility contains approximately 264,000 rentable square feet.

•	Acquisition of Frisco I & II, TX and Ocoee, FL Facilities. In April 2005, we acquired three self-storage facilities, two located in Frisco, TX and one in Ocoee, FL, for an aggregate purchase price of approximately $14.9 million. These facilities total approximately 199,000 rentable square feet.

•	Acquisition of Bradenton II, FL and West Palm Beach II, FL Facilities. On October 28, 2004, we acquired two self-storage facilities, one located in Bradenton, FL and one in West Palm Beach, FL, for an aggregate purchase price of approximately $18.2 million. These facilities total approximately 182,000 rentable square feet.

•	Acquisition of Clifton, NJ Facility. On July 15, 2005, we acquired one self-storage facility, located in Clifton, NJ, for a purchase price of $16.8 million. This facility contains approximately 106,000 rentable square feet.

•	Acquisition of Gaithersburg, MD Facility. On January 14, 2005, we acquired one self-storage facility, located in Gaithersburg, MD, for a purchase price of approximately $10.7 million, consisting of $4.3 million in cash and the assumption of $6.4 million of indebtedness. This facility contains approximately 87,000 rentable square feet.

•	Acquisition of California, MD Facility. On November 1, 2004, we acquired one self-storage facility, located in California, MD, for a purchase price of approximately $5.7 million. This facility contains approximately 68,000 rentable square feet.

•	Acquisition of Tempe, AZ Facility. On July 11, 2005, we acquired one self-storage facility, located in Tempe, AZ, for a purchase price of approximately $2.9 million. This facility contains approximately 54,000 rentable square feet.

•	Acquisitions of Option Facilities.

•	Acquisition of San Bernardino VII, CA Facility. On January 5, 2005, we purchased the San Bernardino VII, CA facility from Rising Tide Development pursuant to our option agreement. The purchase price was approximately $7.3 million, consisting of $3.8 million in cash (which cash was used to pay off mortgage indebtedness secured by the facility) and $3.5 million in units in our operating partnership. This facility contains approximately 84,000 rentable square feet.

•	Acquisition of Orlando II, FL and Boynton Beach II, FL Facilities. On March 18, 2005, we purchased the Orlando II, FL and the Boynton Beach II, FL facilities from Rising Tide Development pursuant to our option agreement. The aggregate purchase price was approximately $10.1 million, consisting of $6.8 million in cash and $3.3 million in units in our operating partnership. These facilities total approximately 155,000 rentable square feet.

Acquisitions Completed Since July 31, 2005
           Since July 31, 2005, we completed the acquisitions of 16 facilities totaling approximately 848,000 rentable square feet. The aggregate cost of these acquisitions was approximately $69.0 million. These acquisitions are discussed in further detail below.

•	Acquisition of Elizabeth, NJ and Hoboken, NJ Facilities. On August 4, 2005, we acquired two self-storage facilities, one located in Elizabeth, NJ and one in Hoboken, NJ, for an aggregate purchase price of approximately $8.2 million. These facilities total approximately 74,000 rentable square feet.

•	Acquisition of Colorado Portfolio. On September 22, 2005, we acquired seven self-storage facilities located in Colorado for an aggregate purchase price of $19.5 million. These facilities total approximately 317,000 rentable square feet.

•	Acquisition of Miami, Florida Facilities. On September 27, 2005, we acquired two self-storage facilities located in Miami, Florida for an aggregate purchase price of $17.8 million. These facilities total approximately 151,000 rentable square feet.

•	Acquisition of Pensacola, Florida Facility. On September 27, 2005, we acquired one self-storage facility located in Pensacola, Florida for a purchase price of approximately $7.9 million. This facility contains approximately 79,000 rentable square feet.

•	Acquisition of Texas Portfolio. On September 27, 2005, we acquired four self-storage facilities located in Texas, for an aggregate purchase price of $15.6 million. These facilities total approximately 227,000 rentable square feet. We also have agreed to acquire an additional eight self-storage facilities, for an aggregate purchase price of approximately $46.2 million, from this seller as described below under “Developments Since Our IPO — Pending Acquisitions.”

Pending Acquisitions
      We have entered into agreements to acquire the 17 facilities discussed below, which total approximately 1.1 million rentable square feet. The aggregate purchase price of these facilities is expected to be approximately $82.4 million, including the assumption of approximately $12.3 million of existing mortgage debt. We expect to acquire eight of these facilities, for an aggregate purchase price of approximately $29.0 million (including the assumption of approximately $12.3 million of existing mortgage debt), in October 2005, and one of these facilities, for a purchase price of approximately $7.2 million, by the end of 2005. We expect to acquire the remaining eight facilities, for an aggregate purchase price of approximately $46.2 million, during the first half of 2006. However, there can be no assurance that any of these acquisitions will be consummated. The following table sets forth certain summary information regarding these acquisitions.
Pending Acquisitions

				Number of
			Total	Facilities by
			Number	State
	Total Rentable	July 31, 2005	of			Purchase Price
Facility/Portfolio	Square Feet	Occupancy(1)	Facilities	TX	FL	($ in thousands)

Texas Portfolio(2)	562,249	46%	8	8	—	$46,200
Dallas, TX Portfolio	461,775	90%	8	8	—	29,000
Jacksonville, FL Facility(3)	81,500	N/A	1	—	1	7,200

Total/ Weighted Average	1,105,524	66%	17	16	1	$82,400

(1)	Represents occupied square feet divided by total rentable square feet, as of July 31, 2005, as reported by the seller.

(2)	Includes one facility currently under construction.

(3)	Facility is currently under construction.
      Set forth below is a discussion of our Pending Acquisitions.

•	Texas Portfolio. In July 2005, we entered into an agreement for the acquisition of 12 self-storage facilities located in Texas including one facility currently under construction, for an aggregate purchase price of approximately $61.8 million. As described above under “Developments Since Our IPO — Acquisitions Completed Since July 31, 2005,” we acquired four of these facilities, for an aggregate purchase price of $15.6 million, on September 27, 2005. We expect to acquire the remaining eight facilities, for an aggregate purchase price of approximately $46.2 million, during the first half of 2006. These eight facilities total approximately 562,000 rentable square feet and were 46% occupied as of July 31, 2005.

•	Dallas, Texas Portfolio. In June 2005, we entered into an agreement for the acquisition of eight self-storage facilities located in Dallas, Texas for an aggregate purchase price of approximately $29.0 million, including the assumption of approximately $12.3 million of existing mortgage debt on five of these facilities. These facilities total approximately 462,000 rentable square feet and were 90% occupied as of July 31, 2005. We expect to acquire these facilities in October 2005, and may acquire one or more of these facilities prior to the closing of this offering.

•	Jacksonville, Florida Facility. In January 2005, we entered into an agreement for the acquisition of one self-storage facility located in Jacksonville, Florida for a purchase price of approximately $7.2 million. This facility is currently under construction and is expected to contain approximately 82,000 rentable square feet. This acquisition is expected to close upon the completion of the facility, which is not expected to occur before December 2005.

Completed Financings
      We have entered into the following financings since our IPO:

•	Revolving Credit Facility. On October 27, 2004, concurrently with the closing of our IPO, we and our operating partnership entered into a three-year, $150.0 million secured revolving credit facility with Lehman Brothers Inc. and Wachovia Capital Markets, LLC, joint lead arrangers and joint bookrunners. The facility is scheduled to mature on October 27, 2007, with the option for us to extend the maturity date to October 27, 2008. Borrowings under the facility bear interest at a variable rate based upon a base rate or a Eurodollar rate plus, in each case, a spread depending on our leverage ratio. The credit facility is secured by certain of our self-storage facilities and requires that we maintain a minimum “borrowing base” of properties. We use this credit facility principally to finance the acquisition and development of self-storage facilities and for general working capital purposes.

•	Lehman Brothers Fixed Rate Mortgage Loans. Also on October 27, 2004, and concurrently with the closing of our IPO, three of our subsidiaries entered into three separate fixed rate mortgage loans with an aggregate principal amount of approximately $270.0 million. The first mortgage loan, from Lehman Brothers Bank, FSB, is secured by 26 of our facilities, has an initial outstanding principal balance of $90.0 million, bears interest at 5.09% and matures in November 2009. The second mortgage loan, from Lehman Brothers Holdings, Inc., or “Lehman Capital,” is secured by 21 of our facilities, has an initial outstanding principal balance of $90.0 million, bears interest at 5.19% and matures in May 2010. The third mortgage loan, also from Lehman Capital, is secured by 18 of our facilities, has an initial outstanding principal balance of $90.0 million, bears interest at 5.33% and matures in January 2011. Each of these mortgage loans requires us to establish reserves relating to the mortgaged facilities for real estate taxes, insurance and capital spending.

•	Additional Lehman Brothers Fixed Rate Mortgage Loan. On July 19, 2005, one of our subsidiaries entered into a fixed rate mortgage loan agreement with Lehman Brothers Bank, FSB, as the lender, in the principal amount of $80.0 million. The mortgage loan, which is secured by 24 of our self-storage facilities, bears interest at 5.13% and matures in August 2012. The mortgage loan will become immediately due and payable, and the lender will be entitled to interest on the unpaid principal sum at an increased rate, if any required payment is not paid on or prior to the date when due or on the happening of any other event of default. This mortgage loan requires the borrower to establish reserves relating to the mortgaged facilities for replacements, repairs, real estate taxes and insurance.

•	LaSalle Bank Fixed Rate Mortgage Loan. On August 4, 2005, one of our subsidiaries entered into a fixed rate mortgage loan agreement with LaSalle Bank National Association, as the lender, in the principal amount of $80.0 million. The mortgage loan, which is secured by 28 of our self-storage facilities, bears interest at 4.96% and matures in September 2012. The mortgage loan will become immediately due and payable, and the lender will be entitled to interest on the unpaid principal sum at an increased rate, if any required payment is not paid on or prior to the date when due or on the happening of any other event of default. This mortgage loan requires the borrower to establish reserves relating to the mortgaged facilities for replacements, repairs, real estate taxes and insurance.

     Pending Financings
      We expect to enter into a multi-facility fixed rate mortgage loan in October 2005 in the principal amount of up to $75.0 million, which loan will bear interest at 5.98% and mature in October 2015. We assumed the obligation to enter into this loan in connection with the National Self Storage acquisition.
Our Competitive Advantages
      We believe the following strengths will enable us to continue to compete effectively in the self-storage industry:

•	Significant Scale and Scope — As of July 31, 2005, our portfolio of 308 facilities totaled approximately 18.9 million rentable square feet. Our scale and geographic scope have allowed us to compete effectively in the highly fragmented self-storage market, over 80% of which is owned by operators that individually have less than a 0.4% market share, based on rentable square footage, according to the Self-Storage Almanac. As a national owner and operator of self-storage facilities, we continually enhance our business by applying our management expertise and best practices developed across our portfolio to our local facilities. We also benefit from economies of scale and are able to spread our fixed costs across a large base of facilities. In particular, the benefits include negotiating better terms for advertising, insurance and bulk purchasing of ancillary sales items. In addition, we have found it cost-effective to operate a national call center to complement the customer service provided by our on-site property managers. Economies of scale also have assisted us in marketing our “U-Store-It” brand, which we believe is one of the top brands in the industry, on a national basis. Additionally, our geographic diversification helps to mitigate risks associated with adverse operating conditions in any local or regional market.

•	Integrated Platform with Operating, Development and Acquisition Expertise — We are an integrated self-storage real estate company, which means that we have in-house capabilities in the design, development, leasing, operation and acquisition of self-storage facilities. We also are one of the few self-storage companies with the experience and the capability to make property investments on a national scale through multiple methods — acquisitions of operating facilities, development of new facilities and redevelopment of underperforming facilities. Since 1997, we acquired 264 self-storage facilities containing an aggregate of approximately 15.6 million rentable square feet for a total purchase price of approximately $890 million, including 154 facilities (9.0 million rentable square feet) acquired since our IPO for a total purchase price of approximately $580 million. In addition, since 1997 we have developed 14 facilities containing an aggregate of approximately 900,000 rentable square feet at a total development cost of approximately $66 million. We believe that our expertise will enable us to continue to identify and complete acquisitions and developments that may enhance our cash flow and shareholder value.

•	Focused Operating Philosophy — We focus on maintaining and improving profitability at each of our facilities by managing our pricing and occupancy, controlling our operating expenses and monitoring our operating results at the facility level. Each facility manager is empowered to use his or her local market knowledge to make pricing decisions, subject to certain pre-set guidelines and review by our district managers. We believe this decentralized approach to pricing allows us to respond quickly to opportunities to increase rents. Our on-site managers and call center representatives are carefully selected and extensively trained in customer service and marketing skills.

•	High Quality Facilities Located in Targeted Growth Markets — We seek to offer high quality modern facilities and generally focus our acquisitions and developments in metropolitan areas that we consider to be growth markets. Within those metropolitan areas, we believe our facilities are well- located in submarkets with favorable three- to five-mile demographics and demand trends. In addition, since 1999, we spent a total of approximately $16.2 million expanding and improving our facilities. A total of 158, or approximately 51%, of our facilities include climate-controlled units, compared to the national average of 26%, according to the Self-Storage Almanac. As a result, we believe that our portfolio of facilities is among the most modern and well-located in the industry.

•	Seasoned Management Team — Our senior management team has been working together to acquire, develop and operate self-storage facilities for more than ten years. Our top four executives, Robert J. Amsdell, Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley, have an average of approximately 23 years of real estate experience and have worked in the self-storage industry for an average of approximately 17 years. This experience enables us to capitalize on our industry relationships to identify attractive acquisition and development opportunities and continually improve our operating strategies. In addition, this management team was responsible for several key innovations that have contributed to our continued success, such as the implementation of a national call center, full benefit packages to our employees and the creation of the “Diamond Storage Alliance,” a network of self-storage operators designed to market self-storage to national commercial customers. After giving effect to this offering, our senior management team, together with Barry L. Amsdell and two related family trusts, will own approximately 18.1% of our common shares on a fully diluted basis. We believe that the significant equity ownership by our senior management team will continue to effectively align its interests with those of our other shareholders.

Our Business and Growth Strategy

•	Maximize cash flow from our facilities — We seek to maximize cash flow from our facilities by increasing rents, increasing occupancy levels, controlling operating expenses and expanding and improving our facilities.

•	Increasing rents — Our operating strategy focuses on achieving the highest sustainable rent levels at each of our facilities. Pricing strategies are established by our facility managers in consultation with their district managers. This flexibility at the local market level has allowed us to respond quickly to opportunities to increase rents. Our annual rent per occupied square foot has increased from an average of $9.13 in 2000 to $10.66 for the twelve months ended June 30, 2005, a 16.8% increase. We believe our practice of providing flexibility for facility managers to set rents is a significant contributing factor to this growth in annual rent per occupied square foot.

•	Increasing occupancy levels — We focus on increasing occupancy levels at our newly developed, recently acquired or recently expanded facilities. We actively lease our facilities while maintaining and, where possible, increasing our pricing levels.

•	Controlling operating expenses — We strive to strictly control our operating expenses. Our regional managers are focused on maximizing profitability at each of our facilities by controlling operating expenses. We also take advantage of economies of scale provided by our expanded platform of facilities to reduce certain property operating expenses such as insurance, advertising and cost of ancillary sales items.

•	Expanding and improving our facilities — We continually analyze whether we can achieve attractive returns on investment in facility expansions and improvements. We seek to satisfy additional demand in certain of our markets by investing in expansions of our facilities which have reached near full occupancy. Additionally, where appropriate (based on physical design of the facility and our expectations regarding additional demand), we upgrade our facilities by adding such features as climate-controlled units, enhanced security systems and interior corridor access to units. Since 1999, we have completed expansions at 16 of our existing facilities totaling approximately $14 million of additional investment, adding an average of approximately 20,000 square feet of rental space at each expanded facility. These expansions have allowed us to capture additional demand, thereby increasing the income from our facilities, and these improvements have allowed us to charge higher rents, thereby enhancing our operating margins.

•	Acquire facilities within our targeted markets — The self-storage industry in the United States is primarily composed of local operators that own single facilities. According to the Self-Storage Almanac, the top ten operators of self-storage facilities (which includes us) collectively own approximately 16% of the aggregate market share of self-storage space, based on rentable square footage, while the remaining approximately 84% is owned by operators that individually have less than a 0.4% market share. We believe the industry will continue to provide us with opportunities for future growth through consolidation due to this highly fragmented composition, the lack of sophistication among many operators, the economies of scale available to a real estate company with a significant number of self-storage facilities, and the difficulties smaller operators face in obtaining capital. We intend to continue to take advantage of these opportunities by utilizing our experience in identifying, evaluating and acquiring self-storage facilities. The experience of our management team and our history of actively acquiring self-storage facilities give us an advantage in identifying attractive potential acquisitions, as we are well-known within the self-storage brokerage community and are often approached directly by principals interested in selling their facilities. Furthermore, we believe that our ability to offer our operating partnership units as a form of acquisition consideration has helped us, and will continue to help us, pursue acquisitions from tax-sensitive private sellers through tax-deferred transactions. We intend to acquire additional facilities primarily in areas that we consider to be growth markets, such as California, Colorado, Florida, Georgia, Illinois, Texas and the Northeastern United States. We also have the option to purchase the option facilities, as described below under “— Our Facilities — Option Facilities,” on page 82.

•	Utilize our development expertise in selective new developments — We intend to use our development expertise and access to multiple financing sources to pursue new developments in areas where we have facilities and perceive there to be unmet demand. We believe that our expertise will enable us to mitigate development risks and identify opportunities with attractive potential returns. We expect to continually review internally and externally generated opportunities for new development within areas where we have facilities.

•	Focus on expanding our commercial customer base — We intend to continue focusing on expanding the base of commercial customers that use our facilities for their storage and distribution needs. Our current commercial customers include many types of businesses, including pharmaceutical representatives, food purveyors and small business retailers. Commercial customers are attractive to us because they tend to rent larger units, stay for longer rental periods and are generally less sensitive to rent increases. According to the Self-Storage Almanac, commercial customers currently comprise approximately 20% of self-storage customers nationwide. Although it is difficult to accurately track all of our commercial customers because many business owners and commercial users rent units in the name of an individual, we currently estimate that approximately 15% or more of our revenues are derived from commercial customers. We believe that there are significant growth opportunities in this area as more businesses, such as those in the pharmaceutical and food product industries, begin to employ self-storage for their distribution logistics, favoring self-storage for its relatively low cost, ease of access, security, flexible lease terms, climate control features and proximity to their distribution destinations. Towards this end, we have developed, acquired and redeveloped our facilities with features specifically designed to accommodate commercial customers, including climate-controlled units and wider aisles and greater load-bearing capabilities for large truck access.

•	Continue to grow ancillary revenues — We intend to continue to enhance the cash flow from our facilities by increasing the sales of products and services that complement our customers’ use of our self-storage facilities. These include the sale of packing supplies and locks, truck and moving equipment rentals and the referral of content insurance to some of our customers. We believe that as the utilization of and uses for self-storage facilities expand in the marketplace our ancillary business will continue to grow. We expect to continue to add additional products to our displays and to expand our display area for ancillary products and services. Our marketing efforts for our ancillary products include in-store signage and yellow page, print and internet advertising. Ancillary revenues generated by our same-store facilities increased from approximately $0.8 million in 2000 to $1.8 million for the twelve months ended June 30, 2005, a 125.0% increase.
Investment and Market Selection Process
      We intend to focus on targeted investments in acquisition and development of self-storage facilities. Our investment committee, which consists of certain of our executive officers and is led by Steven G. Osgood, our President and Chief Financial Officer, will oversee our investment process. Our investment process involves five stages — identification, initial due diligence, economic assessment, investment committee approval (and when required, board approval) and final due diligence, and documentation. Through our investment committee, we intend to focus on the following criteria:

•	Targeted Markets — Our targeted markets include areas where we currently maintain management that can be extended to additional facilities, or where we believe that we can acquire a significant number of facilities efficiently and within a short period of time. We evaluate both the broader market and the immediate area, typically five miles around the facility, for their ability to support above-average demographic growth. We will seek to grow our presence primarily in areas that we consider to be growth markets in California, Colorado, Florida, Georgia, Illinois, Texas and the Northeastern United States and to enter new markets should suitable opportunities arise.

•	Quality of Facility — We focus on self-storage facilities that have good visibility and are located near retail centers, which typically provide high traffic corridors and are generally located near residential communities and commercial customers. In addition, we seek to acquire facilities with an on-site apartment for the manager, security cameras and gated access, accessibility for tractor trailers and good construction.

•	Growth Potential — We will continue to target acquisitions that offer growth potential through increased operating efficiency and, in some cases, through additional leasing efforts, renovations or expansions. In addition to acquisitions of single facilities, we will continue to seek to invest in portfolio acquisitions, searching for situations where there is significant potential for increased operating efficiency and an ability to spread our fixed costs across a large base of facilities.

The Self-Storage Industry
      The self-storage industry in the United States consists of approximately 1.5 billion rentable square feet at approximately 38,800 facilities. The industry is highly fragmented, comprised mainly of numerous local operators that own single facilities and a few national owners and operators. The industry presents opportunities for consolidation owing in part to its highly fragmented composition, the lack of sophistication among many operators, the economies of scale available to a real estate company with a significant number of self-storage facilities, and the difficulties smaller operators face in obtaining capital.
      We believe that the self-storage industry possesses the following characteristics that will continue to drive its strength and growth:

•	Broad Base of Demand Driven by a Variety of Storage Needs — Self-storage facilities serve a wide spectrum of residential and commercial customers ranging from college students to high-income homeowners and from local businesses to large national corporations. The use of self-storage can be both short- and long-term and is driven by a variety of events and circumstances, including the following:

•	Moving into or out of an area, which creates the need for short-term storage;

•	Residential downsizing, such as “empty-nesters” moving into smaller homes and seeking long-term storage for their accumulated possessions;

•	The limited size of apartments and condominium units, which creates the need for supplemental storage space;

•	Growing discretionary income, resulting in the purchase of items such as boats and recreational vehicles which require storage during periods of non-use;

•	The end of school and vacation seasons, when college students and renters of vacation homes need to temporarily store their belongings, such as dormitory furniture and camping and sporting equipment;

•	The growing number of small businesses that need affordable off-site storage for their supplies, product inventories and business records; and

•	The interest of large corporations in employing self-storage as a cost-effective alternative in their distribution logistics.

•	Relative Stability through Economic Cycles — According to the 2004 Self-Storage Almanac, demand for self-storage tends to remain relatively stable because the causes of such demand are present throughout the various stages of an economic cycle. Economic expansions generate demand as individuals relocate to new jobs and make more purchases and businesses expand their storage and distribution needs. Conversely, economic downturns also initially create additional needs for self-storage as a result of the relocation and residential downsizing associated with reduced income or job losses.

•	Low Price Sensitivity of Customers — We believe that many self-storage facility customers have a low sensitivity to price increases partly due to the low cost of self-storage relative to other storage alternatives and also due to the inconvenience of moving stored belongings to another location.

•	Large Pool of Individual Customers — The self-storage industry benefits from the significant mobility of a growing population. According to the U.S. Census Bureau, 39.0 million United States residents, or approximately 13.7% of the total U.S. population, relocated between 2003 and 2004. According to the 2004 Self-Storage Almanac, consumer awareness of self-storage has grown significantly as more facilities have been built nationwide and overall usage has risen. Self-storage operators continue to induce additional demand by opening facilities in new geographic markets, offering higher quality product with enhanced features, and actively marketing their facilities to attract first-time residential and commercial users.

•	Growth of Commercial Customer Base — According to the 2004 Self-Storage Almanac, commercial customers are increasingly employing self-storage for their distribution logistics. These customers favor self-storage for its relatively low cost, ease of access, security, flexible lease terms, climate control features and proximity to their distribution destinations. Commercial customers are attractive because they tend to rent larger units, stay for longer rental periods and are generally less price sensitive.
      We believe that the self-storage industry offers attractive investment characteristics compared to many other sectors of commercial real estate, due to both the characteristics discussed above and the following key attributes:

•	The large number of customers who use each self-storage facility makes a self-storage operator less susceptible to abrupt declines in rental revenue caused by the bankruptcy or vacating of large customers, the risk of which is more prominent in most other real estate sectors.

•	Due to the relatively small cost of each self-storage facility, it is generally easier for the larger operators in the industry, like us, to own and operate a geographically diversified portfolio of facilities, the performance of which in the aggregate is more resilient to adverse operating conditions in any local or regional market.

•	The relatively low recurring capital expenditures necessary for the repair and maintenance of most self-storage facilities generally allow a self-storage operator to convert a high portion of its rental revenues into free cash flow.
Financing Strategy
      Although our organizational documents contain no limitation on the amount of debt we may incur, we maintain what we consider to be a conservative capital structure, characterized by the use of leverage in a manner that we believe is reasonable and prudent and that will enable us to have ample cash flow to cover interest expense. As of June 30, 2005, our debt to total capitalization ratio, determined by dividing the book value of our total indebtedness by the sum of (a) the market value of our outstanding common shares and operating partnership units and (b) the book value of our total indebtedness, was approximately 39.8%. Our debt to total capitalization ratio on a pro forma basis as of June 30, 2005, taking into account borrowings made subsequent to June 30, 2005, this offering and the expected use of proceeds therefrom, was approximately 38.3%. We expect to finance additional investments in self-storage facilities through the most attractive available source of capital at the time of the transaction, in a manner consistent with maintaining a strong financial position and future financial flexibility. These capital sources may include borrowings under our revolving credit facility, selling common or preferred shares or debt securities through public offerings or private placements, incurring additional secured indebtedness, issuing units in our operating partnership in exchange for contributed property, issuing preferred units in our operating partnership to institutional partners and forming joint ventures. We also may consider selling less productive self-storage facilities from time to time in order to reallocate proceeds from these sales into more productive facilities.

Our Facilities

Overview
      As of July 31, 2005, we owned 308 self-storage facilities located in 25 states and aggregating approximately 18.9 million rentable square feet. The following table sets forth certain summary information regarding our facilities by state as of July 31, 2005.
Our Facilities by State

				% of Total
	Number of	Number of	Total Rentable	Rentable
Facility Location	Facilities	Units	Square Feet	Square Feet	Occupancy(1)

Florida	49	31,540	3,448,844	18.3%	89.8%
California	37	18,329	2,119,494	11.2%	83.5%
Ohio	33	14,700	1,893,423	10.0%	80.8%
Illinois	27	14,157	1,616,430	8.6%	78.5%
Arizona	21	10,086	1,079,820	5.7%	91.4%
Texas	17	7,491	967,519	5.1%	85.6%
Connecticut	17	7,373	873,860	4.6%	79.3%
Tennessee	15	6,779	828,088	4.4%	85.8%
New Jersey	12	8,261	865,774	4.6%	85.3%
New Mexico	10	3,788	407,459	2.2%	92.0%
Indiana	9	5,419	606,599	3.2%	77.2%
North Carolina	8	4,743	555,779	2.9%	88.8%
Mississippi	6	3,071	388,690	2.1%	82.7%
New York	6	3,195	335,300	1.8%	84.6%
Louisiana	6	2,329	334,324	1.8%	89.1%
Maryland	5	4,097	505,808	2.7%	84.4%
Georgia	5	3,635	431,387	2.3%	81.9%
Colorado	5	2,822	324,681	1.7%	80.2%
Utah	5	2,376	244,948	1.3%	89.5%
Michigan	4	1,787	272,911	1.4%	80.4%
Alabama	3	1,655	234,631	1.2%	71.0%
South Carolina	3	1,281	214,113	1.1%	78.9%
Pennsylvania	2	1,585	177,411	0.9%	89.5%
Massachusetts	2	1,134	115,541	0.6%	73.2%
Wisconsin	1	489	58,713	0.3%	78.8%

Total/ Weighted Average	308	162,122	18,901,547	100.0%	84.5%

(1)	Represents occupied square feet divided by total rentable square feet, as of July 31, 2005.

      The following table sets forth certain summary information regarding our facilities located in our top 20 MSAs, ranked by total rentable square feet, as of July 31, 2005.
Our Top 20 MSAs

	Total	Percentage of	Number
	Rentable	Total Rentable	of	Number
MSA (1)	Square Feet	Square Feet	Facilities	of Units	Occupancy(2)

Miami-Fort Lauderdale-Miami Beach, FL	1,651,264	8.7%	20	14,622	88.4%
Chicago-Naperville-Joliet, IL-IN-WI	1,616,430	8.6%	27	14,157	78.5%
Riverside-San Bernardino-Ontario, CA	1,315,668	7.0%	24	11,026	82.9%
Cleveland-Elyria-Mentor, OH	1,114,667	5.9%	18	9,023	80.9%
New York-Northern New Jersey-Long Island, NY-NJ-PA	1,107,975	5.9%	16	10,711	84.7%
Tucson, AZ	840,527	4.4%	17	7,975	93.5%
Indianapolis, IN	606,599	3.2%	9	5,419	77.2%
Hartford-West Hartford-East Hartford, CT	579,335	3.1%	11	4,624	77.8%
Sacramento-Arden Arcade-Roseville, CA	574,678	3.0%	9	5,357	82.2%
Knoxville, TN	475,068	2.5%	9	4,056	92.6%
Atlanta-Sandy Springs-Marietta, GA	431,387	2.3%	5	3,635	81.9%
El Paso, TX	390,276	2.1%	7	2,905	89.2%
Gulfport-Biloxi, MS	388,690	2.1%	6	3,071	82.7%
Houston-Sugar Land-Baytown, TX	367,225	1.9%	6	2,779	79.3%
Memphis, TN-AR-MS	353,020	1.9%	6	2,723	76.6%
Washington-Arlington-Alexandria, DC-VA-MD-WV	344,530	1.8%	3	2,567	84.2%
Denver-Aurora, CO	324,681	1.7%	5	2,822	80.2%
Tampa-St. Petersburg-Clearwater, FL	308,885	1.6%	5	2,581	86.9%
Dayton, OH	282,210	1.5%	5	2,115	79.8%
Orlando-Kissimmee, FL	272,967	1.4%	4	2,353	93.8%

(1) MSAs as defined by the United States Office of Management and Budget as of November 2004.
(2) Represents occupied square feet divided by total rentable square feet, as of July 31, 2005.

Our Facilities
      The following table sets forth certain additional information with respect to each of our facilities as of July 31, 2005. Our ownership of each facility consists of a fee interest in the facility held by U-Store-It, L.P., our operating partnership, or one of its subsidiaries, except for our Morris Township, NJ facility, where we have a ground lease. In addition, small parcels of land at three of our other facilities are subject to a ground lease.

	Year Acquired/		Rentable			Manager	% Climate
Facility Location	Developed(1)	Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

Mobile I, AL†	1997	1987	65,256	80.8%	490	N	7.4%
Mobile II, AL†	1997	1974/90	126,050	61.3%	794	N	1.3%
Mobile III, AL	1998	1988/94	43,325	84.3%	371	Y	33.8%
Chandler, AZ‡	2005	1985	47,888	57.8%	520	Y	0.0%
Glendale, AZ	1998	1987	56,580	94.8%	575	Y	0.0%
Green Valley, AZ‡	2005	1985	25,400	97.1%	280	N	8.0%
Scottsdale, AZ	1998	1995	81,300	92.1%	608	Y	10.9%

	Year Acquired/		Rentable			Manager	% Climate
Facility Location	Developed(1)	Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

Tempe, AZ‡	2005	1975	53,525	85.0%	408	Y	14.0%
Tucson I, AZ	1998	1974	60,000	96.3%	504	Y	0.0%
Tucson II, AZ	1998	1988	44,150	95.2%	536	Y	100.0%
Tucson III, AZ‡	2005	1979	49,858	98.0%	579	N	0.0%
Tucson IV, AZ‡	2005	1982	48,372	97.1%	553	Y	0.0%
Tucson V, AZ‡	2005	1982	45,428	96.5%	467	Y	0.0%
Tucson VI, AZ‡	2005	1982	41,028	93.2%	457	Y	0.0%
Tucson VII, AZ‡	2005	1982	52,838	96.2%	640	Y	0.0%
Tucson VIII, AZ‡	2005	1979	46,850	94.3%	525	Y	0.0%
Tucson IX, AZ‡	2005	1984	68,866	92.4%	662	Y	0.0%
Tucson X, AZ‡	2005	1981	46,550	75.1%	496	N	0.0%
Tucson XI, AZ‡	2005	1974	43,100	91.8%	471	Y	0.0%
Tucson XII, AZ‡	2005	1974	42,772	96.4%	516	N	0.0%
Tucson XIII, AZ‡	2005	1974	46,192	98.2%	591	Y	0.0%
Tucson XIV, AZ‡	2005	1976	49,595	96.5%	590	Y	9.0%
Tucson XV, AZ†‡	2005	1985	66,510	95.0%	62	N	0.0%
Tucson XVI, AZ†‡	2005	1984	63,018	83.0%	46	N	0.0%
Apple Valley I, CA	1997	1984	73,580	80.0%	620	Y	0.0%
Apple Valley II, CA	1997	1988	62,325	87.5%	511	Y	5.3%
Bloomington I, CA	1997	1987	31,246	79.7%	226	N	0.0%
Bloomington II, CA†	1997	1987	26,060	100.0%	22	N	0.0%
Citrus Heights, CA‡	2005	1987	75,906	80.8%	696	Y	0.0%
Diamond Bar, CA‡	2005	1988	105,685	85.6%	919	Y	0.0%
Fallbrook, CA	1997	1985/88	46,534	90.5%	430	Y	0.0%
Hemet, CA	1997	1989	66,260	96.7%	454	Y	0.0%
Highland, CA	1997	1987	74,951	85.1%	848	Y	0.0%
Lancaster, CA	2001	1987	60,875	88.7%	416	Y	0.0%
North Highlands, CA‡	2005	1980	57,219	85.2%	497	Y	0.0%
Ontario, CA	1998	1982	80,280	73.5%	840	Y	0.0%
Orangevale, CA‡	2005	1980	50,892	88.5%	580	Y	0.0%
Rancho Cordova, CA‡	2005	1979	54,128	89.0%	486	Y	0.0%
Redlands, CA	1997	1985	63,005	86.6%	563	N	0.0%
Rialto, CA	1997	1987	100,083	78.5%	808	Y	0.0%
Riverside I, CA	1997	1989	28,860	90.5%	249	N	0.0%
Riverside II, CA†	1997	1989	21,880	100.0%	20	N	0.0%
Riverside III, CA	1998	1989	46,920	86.2%	384	Y	0.0%
Roseville, CA‡	2005	1979	60,144	89.2%	594	Y	0.0%
Sacramento I, CA‡	2005	1979	56,724	79.1%	565	Y	0.0%
Sacramento II, CA‡	2005	1986	62,090	75.3%	585	Y	0.0%
San Bernardino I, CA	1997	1985	46,600	79.0%	453	Y	5.3%
San Bernardino II, CA	1997	1987	83,418	69.8%	625	Y	2.0%
San Bernardino III, CA	1997	1987	32,102	89.8%	246	N	0.0%
San Bernardino IV, CA	1997	1989	57,400	79.7%	591	Y	0.0%
San Bernardino V, CA	1997	1991	41,781	80.9%	408	Y	0.0%
San Bernardino VI, CA	1997	1985/92	35,007	71.8%	413	N	0.0%
San Bernardino VII, CA	2005	2002/04	83,756	78.6%	636	Y	11.8%
San Marcos, CA‡	2005	1979	37,620	83.0%	252	Y	0.0%

	Year Acquired/			Rentable			Manager	% Climate
Facility Location	Developed(1)		Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

South Sacramento, CA‡	2005		1979	51,890	63.8%	435	Y	0.0%
Sun City, CA	1998		1989	38,635	90.4%	305	N	0.0%
Temecula I, CA	1998		1985	39,725	91.1%	316	N	0.0%
Temecula II, CA	2003	*	2003	42,475	84.7%	392	Y	89.5%
Vista, CA	2001		1988	74,781	94.9%	614	Y	0.0%
Westminster, CA‡	2005		1983/98	70,213	89.6%	650	Y	0.0%
Yucaipa, CA	1997		1989	78,444	79.2%	680	Y	0.0%
Aurora, CO‡	2005		1981	74,817	75.7%	641	Y	0.0%
Federal Heights, CO‡	2005		1980	55,080	71.4%	576	Y	0.0%
Golden, CO‡	2005		1985	88,792	81.8%	648	Y	0.0%
Littleton, CO‡	2005		1987	53,690	89.2%	457	Y	38.0%
Northglenn, CO‡	2005		1980	52,302	84.1%	500	Y	0.0%
Bloomfield, CT	1997		1987/93/94	48,900	70.1%	455	Y	6.6%
Branford, CT	1995		1986	51,079	81.1%	438	Y	2.2%
Bristol, CT	2005		1989/99	53,625	95.1%	504	N	22.4%
East Windsor, CT	2005		1986/89	46,100	57.9%	326	N	0.0%
Enfield, CT	2001		1989	52,975	74.9%	384	Y	0.0%
Gales Ferry, CT	1995		1987/89	51,780	67.3%	592	N	4.8%
Manchester I, CT	2002		1999/00/01	47,400	68.8%	519	N	37.0%
Manchester II, CT	2005		1984	53,237	72.6%	419	N	0.0%
Milford, CT	1994		1975	45,181	85.6%	388	N	3.1%
Monroe, CT	2005		1996/03	66,909	89.6%	411	N	0.0%
Mystic, CT	1994		1975/86	50,250	79.7%	551	Y	2.4%
Newington I, CT†	2005		1978/97	54,920	89.0%	264	N	0.0%
Newington II, CT	2005		1979/81	36,490	90.5%	222	N	0.0%
Old Saybrook I, CT	2005		1982/88/00	91,288	86.0%	725	N	6.3%
Old Saybrook II, CT	2005		1988/02	26,875	86.0%	256	N	30.0%
South Windsor, CT	1994		1976	67,525	65.6%	550	Y	0.8%
Stamford, CT	2005		1997	29,326	94.6%	369	N	31.2%
Boca Raton, FL	2001		1998	38,203	94.9%	605	N	67.9%
Boynton Beach I, FL	2001		1999	62,042	94.6%	800	Y	54.0%
Boynton Beach II, FL	2005		2001	62,276	92.7%	609	Y	81.5%
Bradenton I, FL	2004		1979	68,480	78.0%	676	N	2.8%
Bradenton II, FL	2004		1996	88,103	86.0%	904	Y	40.2%
Cape Coral, FL	2000	*	2000	76,789	97.0%	902	Y	83.0%
Dania, FL	1994		1988	58,319	97.9%	483	Y	26.9%
Dania Beach, FL	2004		1984	264,375	79.9%	1928	N	21.0%
Davie, FL	2001	*	2001	81,235	88.6%	839	Y	55.6%
Deerfield Beach, FL	1998	*	1998	57,770	95.3%	527	Y	39.2%
DeLand, FL	1998		1987	38,577	97.9%	412	Y	0.0%
Delray Beach, FL	2001		1999	68,531	97.8%	819	Y	39.0%
Fernandina Beach, FL†	1996		1986	91,480	96.1%	683	Y	21.7%
Ft. Lauderdale, FL	1999		1999	70,544	96.1%	655	Y	46.0%
Ft. Myers, FL	1998		1998	67,256	97.8%	611	Y	67.0%
Lake Worth, FL†	1998		1998/02	167,946	89.6%	1293	N	44.9%
Lakeland I, FL	1994		1988	49,111	98.8%	463	Y	78.1%
Lakeland II, FL	1996		1984	48,600	97.7%	356	Y	19.5%

	Year Acquired/		Rentable			Manager	% Climate
Facility Location	Developed(1)	Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

Leesburg, FL	1997	1988	51,995	91.1%	447	Y	5.1%
Lutz I, FL	2004	2000	72,795	85.0%	658	Y	34.0%
Lutz II, FL	2004	1999	69,378	83.9%	549	Y	20.4%
Margate I, FL†	1994	1979/81	55,677	93.9%	343	N	10.5%
Margate II, FL†	1996	1985	66,135	92.6%	317	Y	65.0%
Merrit Island, FL	2000	2000	50,523	85.9%	470	Y	56.4%
Miami I, FL	1995	1995	47,200	87.6%	556	Y	52.2%
Miami II, FL	1994	1987	57,165	61.0%	598	Y	0.1%
Miami III, FL	1994	1989	67,360	94.3%	573	Y	7.8%
Miami IV, FL	1995	1987	58,298	86.8%	610	Y	7.0%
Miami V, FL	1995	1976	77,825	72.9%	369	Y	4.0%
Naples I, FL	1996	1996	48,150	93.1%	349	Y	26.6%
Naples II, FL	1997	1985	65,994	91.1%	647	Y	43.9%
Naples III, FL	1997	1981/83	80,709	80.1%	889	Y	24.0%
Naples IV, FL	1998	1990	40,023	86.4%	444	N	41.4%
Ocala, FL	1994	1988	42,086	96.9%	360	Y	9.7%
Ocoee, FL	2005	1997	76,258	97.6%	665	Y	15.5%
Orange City, FL	2004	2001	59,781	87.5%	680	N	39.0%
Orlando I, FL	1997	1987	51,770	89.0%	453	Y	4.8%
Orlando II, FL	2005	2002/04	92,944	94.8%	788	N	74.1%
Pembroke Pines, FL	1997	1997	67,505	95.6%	692	Y	73.1%
Royal Palm Beach, FL†	1994	1988	98,851	83.6%	670	N	79.2%
Sarasota, FL	1998	1998	70,798	90.3%	532	Y	43.0%
St. Augustine, FL	1996	1985	59,830	89.2%	581	Y	29.6%
Stuart I, FL	1997	1986	41,694	96.5%	524	Y	27.0%
Stuart II, FL	1997	1995	89,541	97.3%	896	Y	34.1%
Tampa I, FL	1994	1987	60,150	83.9%	416	Y	0.0%
Tampa II, FL	2001	1985	56,047	87.8%	476	Y	16.8%
Vero Beach, FL	1997	1986/87	50,515	96.1%	482	N	23.9%
West Palm Beach I, FL	2001	1997	68,295	93.7%	1028	Y	47.3%
West Palm Beach II, FL	2004	1996	93,915	97.8%	913	Y	77.0%
Alpharetta, GA	2001	1996	90,685	76.4%	670	Y	74.9%
Decatur, GA	1998	1986	148,680	75.2%	1409	Y	3.1%
Norcross, GA	2001	1997	85,460	81.8%	598	Y	55.1%
Peachtree City, GA	2001	1997	50,034	92.9%	449	N	74.6%
Smyrna, GA	2001	2000	56,528	98.5%	509	Y	100.0%
Addison, IL	2004	1979	31,775	96.8%	377	Y	0.0%
Aurora, IL	2004	1996	74,440	61.5%	573	Y	6.9%
Bartlett I, IL	2004	1987	41,394	88.0%	430	Y	0.5%
Bartlett II, IL	2004	1987	51,725	77.7%	421	Y	33.5%
Bellwood, IL	2001	1999	86,700	89.8%	724	Y	52.1%
Des Plaines, IL	2004	1978	74,600	82.8%	643	Y	0.0%
Elk Grove Village, IL	2004	1987	63,638	82.2%	655	Y	0.3%
Glenview, IL	2004	1998	100,345	76.0%	764	Y	100.0%
Gurnee, IL	2004	1987	80,500	70.2%	741	Y	34.0%
Harvey, IL	2004	1987	59,816	87.2%	587	Y	3.0%
Joliet, IL	2004	1993	74,750	62.5%	481	Y	23.3%

	Year Acquired/		Rentable			Manager	% Climate
Facility Location	Developed(1)	Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

Lake Zurich, IL	2004	1988	46,635	85.7%	450	Y	0.0%
Lombard, IL†	2004	1981	61,242	81.0%	520	Y	18.3%
Mount Prospect, IL	2004	1979	65,200	73.6%	610	Y	12.6%
Mundelein, IL	2004	1990	44,900	70.6%	509	Y	8.9%
North Chicago, IL	2004	1985	53,500	85.9%	445	N	0.0%
Plainfield I, IL	2004	1998	54,375	88.0%	410	N	0.0%
Plainfield II, IL	2005	2000	52,450	80.5%	368	N	16.8%
Schaumburg, IL	2004	1988	31,157	88.6%	325	N	0.8%
Streamwood, IL	2004	1982	64,565	71.0%	578	N	0.0%
Warrensville, IL	2005	1977/89	46,728	94.5%	382	N	0.0%
Waukegan, IL	2004	1977	79,950	77.7%	715	Y	8.4%
West Chicago, IL	2004	1979	48,625	75.2%	440	Y	0.0%
Westmont, IL	2004	1979	53,900	78.0%	403	Y	0.0%
Wheeling I, IL	2004	1974	54,900	64.0%	505	Y	0.0%
Wheeling II, IL	2004	1979	68,025	71.4%	624	Y	7.3%
Woodridge, IL	2004	1987	50,595	87.1%	477	Y	0.0%
Indianapolis I, IN	2004	1987	43,800	83.3%	332	N	0.0%
Indianapolis II, IN	2004	1997	45,100	95.6%	460	Y	15.6%
Indianapolis III, IN	2004	1999	61,325	83.2%	506	Y	32.6%
Indianapolis IV, IN	2004	1976	68,494	63.9%	616	Y	0.0%
Indianapolis V, IN	2004	1999	75,025	82.8%	596	Y	33.5%
Indianapolis VI, IN	2004	1976	73,693	76.5%	730	Y	0.0%
Indianapolis VII, IN	2004	1992	95,290	67.4%	884	Y	0.0%
Indianapolis VIII, IN	2004	1975	81,676	76.2%	738	Y	0.0%
Indianapolis IX, IN	2004	1976	62,196	78.4%	557	Y	0.0%
Baton Rouge I, LA	1997	1980	55,984	93.6%	464	Y	9.7%
Baton Rouge II, LA	1997	1980	72,082	83.0%	499	Y	33.7%
Baton Rouge III, LA	1997	1982	61,078	90.3%	451	Y	10.2%
Baton Rouge IV, LA	1998	1995	8,920	91.6%	84	N	100.0%
Prairieville, LA	1998	1991	56,520	84.9%	306	Y	3.0%
Slidell, LA	2001	1998	79,740	93.4%	525	Y	46.5%
Boston, MA	2002	2001	61,360	73.7%	630	Y	100.0%
Leominster, MA	1998	1987/88/00	54,181	72.6%	504	Y	45.1%
Baltimore, MD	2001	1999/00	93,750	81.4%	808	Y	45.5%
California, MD	2004	1998	67,528	89.6%	722	Y	40.1%
Gaithersburg, MD	2005	1998	87,170	80.2%	798	Y	100.0%
Laurel, MD†	2001	1978/99/00	161,530	83.7%	956	N	63.7%
Temple Hills, MD	2001	2000	95,830	88.6%	813	Y	77.6%
Grand Rapids, MI	1996	1976	87,295	73.4%	508	Y	0.0%
Portage, MI	1996	1980	50,671	96.4%	340	N	0.0%
Romulus, MI	1997	1997	43,970	71.3%	318	Y	10.7%
Wyoming, MI	1996	1987	90,975	82.5%	621	N	0.0%
Biloxi, MS	1997	1978/93	66,188	78.3%	620	Y	7.4%
Gautier, MS	1997	1981	35,775	84.1%	306	Y	3.2%
Gulfport I, MS	1997	1970	73,460	72.6%	513	Y	0.0%
Gulfport II, MS	1997	1986	64,745	75.0%	436	Y	18.8%
Gulfport III, MS	1997	1977/93	61,451	88.8%	486	Y	33.2%

	Year Acquired/		Rentable			Manager	% Climate
Facility Location	Developed(1)	Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

Waveland, MS	1998	1982/83/84/93	87,071	95.2%	710	Y	23.7%
Belmont, NC	2001	1996/97/98	81,215	90.0%	569	N	7.8%
Burlington I, NC	2001	1990/91/93/94/98	110,502	87.3%	951	N	4.0%
Burlington II, NC	2001	1991	39,802	92.9%	392	Y	11.9%
Cary, NC	2001	1993/94/97	110,464	77.6%	751	N	8.5%
Charlotte, NC	1999	1999	69,246	93.8%	740	N	52.4%
Fayetteville I, NC	1997	1981	41,600	96.1%	352	N	0.0%
Fayetteville II, NC	1997	1993/95	54,425	98.8%	557	Y	11.9%
Raleigh, NC	1998	1994/95	48,525	87.2%	431	Y	8.2%
Brick, NJ	1994	1981	51,892	85.6%	456	Y	0.0%
Clifton, NJ‡	2005	2001	105,625	87.6%	1014	Y	100.0%
Cranford, NJ	1994	1987	91,450	90.8%	848	Y	7.9%
East Hanover, NJ	1994	1983	107,874	80.4%	1019	N	1.6%
Fairview, NJ	1997	1989	28,021	88.0%	452	N	100.0%
Jersey City, NJ	1994	1985	91,736	84.1%	1095	Y	0.0%
Linden I, NJ	1994	1983	100,625	79.0%	1125	N	2.7%
Linden II, NJ†	1994	1982	36,000	100.0%	26	N	0.0%
Morris Township, NJ(5)	1997	1972	76,175	84.6%	573	Y	1.3%
Parsippany, NJ	1997	1981	66,375	87.6%	613	Y	1.4%
Randolph, NJ	2002	1998/99	52,232	79.6%	592	Y	82.5%
Sewell, NJ	2001	1984/98	57,769	87.5%	448	N	4.4%
Albuquerque I, NM‡	2005	1985	65,876	90.5%	633	Y	0.0%
Albuquerque II, NM‡	2005	1985	59,022	97.1%	553	Y	0.0%
Albuquerque III, NM‡	2005	1978	41,163	89.8%	460	Y	0.0%
Albuquerque IV, NM‡	2005	1986	56,554	83.7%	536	Y	0.0%
Carlsbad, NM‡	2005	1975	40,159	92.2%	348	Y	0.0%
Deming, NM‡	2005	1973/83	33,100	92.2%	256	Y	0.0%
Las Cruces, NM‡	2005	1984	44,050	96.9%	406	Y	0.0%
Lovington I, NM‡(6)	2005	1975	15,950	99.4%	172	Y	0.0%
Silver City, NM‡	2005	1972	27,075	98.5%	256	Y	0.0%
Truth or Consequences, NM‡	2005	1977/99/00	24,510	85.0%	168	Y	0.0%
Endicott, NY	2005	1989	35,330	95.9%	297	Y	0.0%
Jamaica, NY	2001	2000	90,156	67.9%	928	Y	100.0%
New Rochelle, NY†	2005	1998	30,343	94.3%	402	N	0.0%
North Babylon, NY	1998	1988/99	78,288	83.6%	635	Y	9.1%
Riverhead, NY	2005	1985/86/99	41,410	91.8%	346	N	0.0%
Southold, NY†	2005	1989	59,773	94.7%	587	N	0.0%
Akron, OH	2005	1986/99	67,850	84.5%	682	Y	0.0%
Avon, OH	2005	1981/86/98	85,023	85.8%	568	Y	0.0%
Boardman, OH	1980	1980/89	66,187	81.1%	525	Y	16.1%
Brecksville, OH†	1998	1970/89	64,764	88.2%	410	Y	34.2%
Canton I, OH	2005	1979/87	40,545	77.5%	414	Y	0.0%
Canton II, OH	2005	1997	31,700	88.0%	201	N	0.0%
Centerville I, OH	2004	1976	86,590	79.1%	654	Y	0.0%
Centerville II, OH	2004	1976	43,600	81.0%	310	N	0.0%
Cleveland I, OH	2005	1997/99	46,400	94.1%	353	Y	0.0%
Cleveland II, OH	2005	2000	58,652	50.2%	591	Y	0.0%

	Year Acquired/			Rentable			Manager	% Climate
Facility Location	Developed(1)		Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

Dayton I, OH	2004		1978	43,420	85.2%	351	N	0.0%
Dayton II, OH	2005		1989/00	47,550	68.9%	368	N	0.0%
East Liverpool, OH	2005		1986/96	30,900	79.5%	218	N	0.0%
Euclid I, OH	1988	*	1988	47,260	74.6%	441	Y	21.9%
Euclid II, OH	1988	*	1988	48,058	73.4%	381	Y	0.0%
Hudson, OH†	1998		1987	68,470	87.7%	421	N	13.9%
Lakewood, OH	1989	*	1989	39,523	86.4%	486	Y	24.5%
Louisville, OH	2005		1988/90	60,402	86.4%	390	N	0.0%
Marblehead, OH	2005		1988/98	76,500	70.0%	388	N	0.0%
Mason, OH	1998		1981	33,700	87.7%	282	Y	0.0%
Mentor, OH	2005		1983/99	61,284	61.5%	454	N	23.1%
Miamisburg, OH†	2004		1975	61,050	84.8%	432	Y	0.0%
Middleburg Heights, OH	1980	*	1980	94,150	76.7%	667	Y	0.0%
North Canton I, OH	1979	*	1979	45,532	78.1%	290	Y	0.0%
North Canton II, OH	1983	*	1983	44,380	79.0%	354	Y	15.8%
North Olmsted I, OH	1979	*	1979	48,910	86.3%	449	Y	1.2%
North Olmsted II, OH	1988	*	1988	48,050	86.2%	406	Y	14.1%
North Randall, OH	1998	*	1998/02	80,452	83.9%	803	N	90.3%
Perry, OH	2005		1992/97	68,851	61.4%	431	Y	0.0%
Warrensville Heights, OH	1980	*	1980/82/98	90,531	91.8%	746	Y	0.0%
Westlake, OH	2005		2001	62,800	96.0%	460	Y	0.0%
Willoughby, OH	2005		1997	33,639	89.3%	274	Y	0.0%
Youngstown, OH	1977	*	1977	66,700	88.3%	500	Y	0.0%
Levittown, PA	2001		2000	78,230	91.7%	671	Y	36.2%
Philadelphia, PA	2001		1999	99,181	87.8%	914	N	91.6%
Hilton Head I, SC†	1997		1981/84	116,766	68.9%	545	Y	5.4%
Hilton Head II, SC†	1997		1979/80	47,620	91.8%	297	Y	0.0%
Summerville, SC	1998		1989	49,727	89.9%	439	Y	10.1%
Alcoa, TN‡	2005		1986	42,550	94.5%	351	Y	0.0%
Cordova, TN‡	2005		1987	54,725	67.2%	388	Y	0.0%
Knoxville I, TN	1997		1984	29,452	93.7%	297	Y	5.4%
Knoxville II, TN	1997		1985	38,550	98.2%	350	Y	7.0%
Knoxville III, TN	1998		1991	45,864	93.3%	425	Y	6.7%
Knoxville IV, TN	1998		1983	59,070	80.2%	456	N	1.1%
Knoxville V, TN	1998		1977	43,050	96.3%	376	N	0.0%
Knoxville VI, TN‡	2005		1975	64,040	99.6%	576	Y	0.0%
Knoxville VII, TN‡	2005		1983	55,394	94.9%	448	Y	0.0%
Knoxville VIII, TN‡	2005		1978	97,098	88.8%	777	Y	0.0%
Memphis I, TN	2001		1999	86,075	92.3%	622	N	51.3%
Memphis II, TN	2001		2000	72,210	91.0%	544	N	46.2%
Memphis III, TN‡	2005		1983	39,790	68.5%	365	Y	5.0%
Memphis IV, TN‡	2005		1986	38,950	77.2%	330	Y	0.0%
Memphis V, TN‡	2005		1981	61,270	50.6%	474	Y	0.0%
Baytown, TX‡	2005		1981	39,150	73.0%	380	Y	0.0%
Bryan, TX‡	2005		1994	60,650	92.0%	498	Y	0.0%
College Station, TX‡	2005		1993	26,750	99.4%	348	N	0.0%
El Paso I, TX‡	2005		1980	60,034	80.8%	552	Y	0.0%

	Year Acquired/		Rentable			Manager	% Climate
Facility Location	Developed(1)	Year Built	Square Feet	Occupancy(2)	Units	Apartment(3)	Controlled(4)

El Paso II, TX‡	2005	1980	49,296	96.6%	428	Y	0.0%
El Paso III, TX‡	2005	1980	71,500	91.2%	649	Y	0.0%
El Paso IV, TX‡	2005	1983	73,776	90.2%	584	Y	0.0%
El Paso V, TX‡	2005	1982	63,050	91.8%	402	Y	0.0%
El Paso VI, TX‡	2005	1985	36,820	88.2%	271	Y	0.0%
El Paso VII, TX†‡	2005	1982	35,800	83.4%	19	N	0.0%
Frisco I, TX	2005	1996	51,079	83.1%	447	Y	17.4%
Frisco II, TX	2005	1998/02	71,539	89.1%	514	Y	25.6%
Houston I, TX‡	2005	1981	101,780	87.2%	631	Y	0.0%
Houston II, TX‡	2005	1977	74,700	79.4%	435	Y	0.0%
Houston III, TX‡	2005	1984	62,370	71.9%	492	Y	0.0%
Houston IV, TX‡	2005	1987	44,175	85.6%	401	Y	6.0%
La Porte, TX‡	2005	1984	45,050	71.0%	440	Y	19.0%
Murray I, UT‡	2005	1978	47,246	94.9%	350	Y	0.0%
Murray II, UT †‡	2005	1978	26,400	84.2%	24	N	0.0%
Murray, UT‡	2005	1976	60,780	94.9%	702	Y	0.0%
Salt Lake City I, UT‡	2005	1976	56,646	80.2%	778	Y	0.0%
Salt Lake City II, UT‡	2005	1978	53,876	90.9%	522	Y	0.0%
Milwaukee, WI	2004	1988	58,713	78.8%	489	Y	0.0%

Total/ Weighted Average (308 facilities)			18,901,547	84.5%	162,122

*	Denotes facilities developed by us.

†	Denotes facilities that contain a material amount of commercial rentable square footage. All of this commercial space, which was developed in conjunction with the self-storage units, is located within or adjacent to our self-storage facilities. There is a total of approximately 627,900 rentable square feet of commercial space at these facilities.

‡	Denotes facilities which we acquired subsequent to June 30, 2005.

(1)	Represents the year acquired for those facilities acquired from a third party, or the year developed, for those facilities developed by us.

(2)	Represents occupied square feet divided by total rentable square feet, as of July 31, 2005.

(3)	Indicates whether a facility has an on-site apartment where a manager resides.

(4)	Represents the percentage of rentable square feet in climate-controlled units.

(5)	We do not own the land at this facility. We have leased the land pursuant to a ground lease that expires in 2008. We have nine 5-year renewal options.

(6)	Data does not reflect information relating to a mobile home park that is adjacent to this facility.
      Our growth has been achieved by internal growth and by adding facilities to our portfolio each year through acquisitions and development. The following tables show the average occupancy and annual rent per occupied square foot for our portfolio of facilities owned as of June 30, 2005 for each of the periods presented below, grouped by the year during which we first owned or operated the facility.

Our Facilities by Year Acquired — Average Occupancy

			Average Occupancy During the Twelve Months Ended

	Number	Current	December 31,(2)
	of	Rentable						June 30,
Year Acquired(1)	Facilities	Square Feet	2000	2001	2002	2003	2004	2005(2)

1996 or earlier	41	2,599,851	84.5%	83.2%	80.9%	81.2%	83.5%	83.7%
1997	46	2,699,212	83.1%	82.2%	81.0%	82.8%	84.1%	83.7%
1998	24	1,451,822	84.0%	82.1%	81.3%	84.2%	85.0%	85.0%
1999	2	138,054	45.6%	67.2%	81.3%	82.0%	88.0%	92.2%
2000	6	418,024	71.0%	76.0%	81.7%	85.5%	87.6%	88.6%
2001	27	2,107,610		73.6%	75.7%	80.6%	84.9%	85.2%
2002	7	405,966			83.3%	82.9%	83.9%	83.7%
2003	1	42,475				20.4%	48.7%	66.1%
2004	46	3,114,879					77.6%	77.2%
2005	36	2,021,922						70.3%

All Facilities Owned as of June 30, 2005	236	14,999,815	83.0%	81.3%	79.9%	82.1%	84.0%	82.5%

(1)	For facilities developed by us, Year Acquired represents the year in which such facilities were acquired by our operating partnership from an affiliated entity, which in some cases is later than the year developed.

(2)	Determined by dividing the sum of the month-end occupied square feet for the group of facilities for each twelve month period by the sum of their month-end rentable square feet for the period.
Our Facilities by Year Acquired — Annual Rent Per Occupied Square Foot

		Annual Rent Per Occupied Square Foot for the Twelve Months Ended

	Number	December 31,(2)
	of						June 30,
Year Acquired(1)	Facilities	2000	2001	2002	2003	2004	2005(2)

1996 or earlier	41	$10.26	$10.71	$10.79	$10.59	$10.66	$10.85
1997	46	$8.40	$8.81	$9.04	$9.21	$9.52	$9.80
1998	24	$8.54	$8.73	$8.82	$8.89	$9.34	$9.65
1999	2	$7.14	$7.10	$7.66	$8.25	$9.50	$10.14
2000	6	$7.66	$13.10	$13.33	$13.26	$13.29	$13.79
2001	27		$11.21	$10.88	$10.12	$10.56	$10.98
2002	7			$14.41	$13.31	$13.49	$13.72
2003	1				$8.75	$12.94	$13.01
2004	46					$12.22	$10.90
2005	36						$9.93

All Facilities Owned as of June 30, 2005	236	$9.13	$9.77	$10.13	$10.04	$10.44	$10.66

(1)	For facilities developed by us, Year Acquired represents the year in which such facilities were acquired by our operating partnership from an affiliated entity, which in some cases is later than the year developed.

(2)	Determined by dividing the aggregate rental revenue for each twelve month period by the average of the month-end occupied square feet for the period. Rental revenue includes customer rental revenues, access, administrative and late fees and revenues from auctions, but does not include ancillary revenues generated at our facilities.

      The following tables set forth a reconciliation of our annual rent per occupied square foot data to our historical financial results for the periods presented.

		Average Occupied Square Feet for the Twelve Months Ended

	Number	December 31,(2)
	of						June 30,
Year Acquired(1)	Facilities	2000	2001	2002	2003	2004	2005(2)

1996 or earlier	41	2,194,358	2,162,101	2,101,927	2,112,101	2,170,825	2,176,089
1997	46	2,218,478	2,189,309	2,162,901	2,212,059	2,247,471	2,259,232
1998	24	1,183,996	1,176,562	1,187,768	1,244,593	1,257,058	1,234,543
1999	2	63,455	93,479	113,112	114,052	121,776	127,259
2000	6	21,681	277,770	296,103	321,549	366,338	370,552
2001	27		410,084	1,544,456	1,701,143	1,790,554	1,796,194
2002	7			153,790	339,036	340,977	339,665
2003	1				3,606	20,694	28,067
2004	46					402,889	1,603,580
2005	36						464,803

All Facilities Owned as of June 30, 2005	236	5,681,968	6,309,305	7,560,057	8,048,139	8,718,582	10,399,984

		Total Revenues for the Twelve Months Ended

	Number	December 31,(2)(3)
	of						June 30,
Year Acquired(1)	Facilities	2000	2001	2002	2003	2004	2005(2)(3)

		($ in thousands)
1996 or earlier	41	$22,523	$23,165	$22,683	$22,372	$23,140	$23,600
1997	46	18,639	19,297	19,561	20,382	21,392	22,152
1998	24	10,109	10,274	10,475	11,061	11,739	11,918
1999	2	453	664	866	941	1,156	1,290
2000	6	166	3,639	3,947	4,265	4,867	5,111
2001	27		4,597	16,800	17,224	18,914	19,714
2002	7			2,216	4,513	4,600	4,660
2003	1				32	268	365
2004	46					4,925	17,472
2005	36						4,616

All Facilities Owned as of June 30, 2005 — Before Adjustments	236	$51,890	$61,636	$76,548	$80,790	$91,001	$110,898
Plus:
Revenues from Discontinued Operations(4)		1,033	553	—	—	—	—
Other Adjustments(5)		167	87	37	24	607	2,478

Total Revenues(6)		$53,090	$62,276	$76,585	$80,814	$91,608	$113,376

(1)	For facilities developed by us, Year Acquired represents the year in which such facilities were acquired by our operating partnership from an affiliated entity, which in some cases is later than the year developed.

(2)	Represents the average of the aggregate month-end occupied square feet for the twelve month period for each group of facilities.

(3)	Represents the result obtained by multiplying annual rent per occupied square foot by the average occupied square feet for the twelve month period for each group of facilities.

(4)	Represents revenues generated by seven facilities sold between 2000 and 2001, which are included in the historical financial statements but excluded from the above analysis.

(5)	Represents interest and other income and ancillary revenues generated by three facilities contributed by certain Amsdell Entities to our operating partnership prior to our IPO, which are reflected in the historical financial statements but excluded from the above analysis which accounts only for rental revenues and other property related income. Subsequent to the IPO, all other income and ancillary revenues are included for all facilities.

(6)	Represents total revenues as presented in our historical financial statements.

Planned Renovations and Improvements
      We recently undertook a capital improvements program involving our facilities. We spent a total of $5.7 million between 2000 and 2004 and $2.2 million during the first half of 2005 on this program. These renovations and improvements included office upgrades, adding climate control at selected units, construction of parking areas and general facility upgrades. We anticipate spending approximately an additional $16.3 million in the remainder of 2005 and in 2006 in renovations and improvements for our facilities that were owned at July 31, 2005. The bulk of this cost relates to facilities acquired since our IPO.

Option Facilities
      In connection with our IPO we entered into an option agreement with Rising Tide Development to acquire 18 self-storage facilities, currently consisting of 13 facilities owned by Rising Tide Development, two facilities which Rising Tide Development has the right to acquire from unaffiliated third parties and three facilities which we have acquired since our IPO pursuant to the exercise of our options. In the event that Rising Tide Development does not acquire either of the two option facilities it currently has under contract, the number of facilities which we have the option to purchase would reduce accordingly. The 15 remaining option facilities either are currently under development or not yet fully stabilized. The options become exercisable with respect to each particular self-storage facility if and when that facility achieves an occupancy level of 85% at the end of the month, for three consecutive months. The purchase price will be equal to the lower of (i) a price determined by multiplying in-place net operating income at the time of purchase by 12.5 and (ii) the fair market value of the option facility as determined by an appraisal process involving third party appraisers. Our option to acquire these facilities will expire on October 27, 2008. The determination to purchase any of the option facilities will be made by the independent members of our board of trustees. If the option is not exercised for any facility by October 27, 2008, Rising Tide Development will be required to move expeditiously to sell the facility to an unrelated third party.
      Since the completion of our IPO, we exercised our option to purchase three option facilities for an aggregate purchase price of approximately $17.4 million, consisting of an aggregate of $6.8 million in units in our operating partnership and $10.6 million in cash.

      The table below sets forth relevant information with respect to the remaining option facilities:

	Rising Tide		Cost Basis/
	Acquisition Date/	Rentable	Purchase Price
Option Facility Location	Opening Date(1)	Square Feet(2)	to Rising Tide(3)		Occupancy(4)	Units

Facilities In Service:
Tampa III, FL	March 2003	86,268	$5,489,759	(a)	77.4%	812
Medford, MA	May 2003	59,095	5,853,653	(a)	64.6%	670
Escondido, CA	October 2003	143,345	10,732,601	(a)	73.5%	609
Jacksonville I, FL	October 2003	65,429	4,849,520	(a)	79.4%	728
Jacksonville II, FL	March 2004	81,916	5,755,024	(a)	68.0%	766
Jacksonville III, FL	October 2004	64,690	5,201,808	(a)	71.1%	719
Royal Palm Beach II, FL	November 2004	83,357	7,964,472	(a)	69.5%	813
Fort Lauderdale II, FL	November 2004	65,750	7,562,276	(a)	55.8%	652
Kendall, FL	November 2004	80,975	7,871,582	(a)	61.8%	722
Strongsville, OH	January 2005	43,987	1,278,137	(a)	36.6%	446
Temecula III, CA	April 2005	84,075	5,443,757	(a)	12.8%	737
Riverside IV, CA	May 2005	75,150	4,120,000	(a)	8.9%	479
Suwanee, GA	August 2005	79,700	4,595,866	(a)	N/A	634

Subtotal/ Weighted Average — Placed into Service		1,013,737	$76,718,455		58.0%	8,787
Facilities Under Development:
Jacksonville IV, FL(5)	December 2005	82,500	6,837,500	(b)
Sarasota II, FL(5)	October 2006	80,000	6,100,000	(b)

Subtotal — Under Development		162,500	$12,937,500
Total		1,176,237

(1)	Represents either the date of acquisition by Rising Tide Development, if the facility is already placed in service, or the projected opening date, if the facility is under development.

(2)	Represents rentable square feet as of July 31, 2005 for facilities owned by Rising Tide Development that currently are in service. For facilities under development, represents rentable square feet expected at their completion or purchase.

(3)	Amounts represent:

(a)	for facilities that currently are in service (all of which are owned by Rising Tide Development), the historical cost basis; and

(b)	for facilities that currently are under development which Rising Tide Development has the right to acquire, the purchase price under their respective purchase agreements.

(4)	Represents occupied square feet divided by total rentable square feet, as of July 31, 2005.

(5)	Denotes facilities which Rising Tide Development has the right to acquire. We cannot assure you that Rising Tide Development will purchase any of these facilities. In the event that Rising Tide Development does not acquire any such facility, the number of facilities which we will have the option to purchase would be reduced accordingly.
Outstanding Indebtedness
      We had approximately $489.4 million of indebtedness outstanding as of June 30, 2005. This debt was comprised of nine mortgage loans secured by 120 of our facilities and our revolving credit facility. At

June 30, 2005 the weighted average interest rate on this indebtedness was 5.90% and approximately 80% of such indebtedness incurred interest at a fixed rate.
      The following table sets forth information with respect to our total indebtedness outstanding as of June 30, 2005.

	Principal
	Amount					Number
	Outstanding	Interest	Annual Debt	Maturity	Balance at	of
	(as of 6/30/05)	Rate	Service	Date(1)	Maturity(2)	Facilities

	($ in thousands)
LONG TERM DEBT:
Fixed Rate:
Multi-facility mortgage loan	$65,656	8.16%	$6,502	11/2006	$64,118	41
Multi-facility mortgage loan	39,508	7.13%	3,568	12/2006	38,428	10
Single-facility mortgage loan	2,515	7.71%	252	12/2008	2,436	1
Single-facility mortgage loan	1,842	8.43%	192	8/2009	1,673	1
Multi-facility mortgage loan	90,000	5.09%	6,174	11/2009	82,488	26
Multi-facility mortgage loan	90,000	5.19%	6,244	5/2010	78,256	21
Single-facility mortgage loan	7,461	8.63%	907	7/2010	6,019	1
Multi-facility mortgage loan	90,000	5.33%	6,331	1/2011	80,497	18
Single-facility mortgage loan	3,890	6.22%	340	1/2014	2,481	1
Variable Rate:
Revolving Credit Facility(3)	98,500	Libor + 2.13%	5,692	10/2007	98,500	116

Total/ Weighted Average	$489,372		$36,202		$454,896

(1)	Maturity Date is the earlier of the loan maturity date under the loan agreement, or the “Anticipated Repayment Date” as specifically defined in the loan agreement, which is the date after which substantial economic penalties apply if the loan has not been paid off.

(2)	Assumes no early repayment of principal.

(3)	The principal amount outstanding under our revolving credit facility will be repaid with a portion of the proceeds from this offering.

Loans Outstanding as of June 30, 2005
      Set forth below is a summary of the principal terms of our outstanding material indebtedness as of June 30, 2005.

Revolving Credit Facility
      Our operating partnership has a three-year, $150.0 million secured revolving credit facility with a group of banks led by Lehman Brothers Inc. and Wachovia Capital Markets, LLC. The facility is scheduled to terminate on October 27, 2007, with an option for us to extend the termination date to October 27, 2008. Borrowings under the facility bear interest at a variable rate based upon a base rate or a Eurodollar rate plus, in each case, a spread depending on our leverage ratio. The credit facility is secured by certain of our self-storage facilities and requires that we maintain a minimum “borrowing base” of properties. The revolving credit facility contains certain restrictive covenants on distributions and other financial covenants, including the following, all of which we were in compliance with as of June 30, 2005:

•	Maximum total indebtedness to total asset value of 65%;

•	Minimum interest coverage ratio of 2.0:1;

•	Minimum fixed charge coverage ratio of 1.7:1; and

•	Minimum tangible net worth of $400.0 million.

The revolving credit facility also has customary restrictions on transfer or encumbrances of the facilities that secure the loan.

Multi-Facility Mortgage Loans
      We have a multi-facility fixed rate mortgage loan, secured by 41 of our existing facilities, which currently has a principal balance of approximately $65.7 million, bears interest at a fixed rate of 8.16% and has an anticipated repayment date in November 2006. Lehman Capital is the lender under this loan, the terms of which prohibit, among other things, the transfer or encumbrance of the mortgaged facilities. The loan is not prepayable but we have certain defeasance rights.
      We also have a multi-facility fixed rate mortgage loan, secured by ten of our existing facilities, which currently has a principal balance of approximately $39.5 million, bears interest at a fixed rate of 7.13% and has an anticipated repayment date in December 2006. Lehman Brothers Bank is the lender under this loan, the terms of which prohibit, among other things, the transfer or encumbrance of the mortgaged facilities. The loan is not prepayable but we have certain defeasance rights.
      Concurrently with the closing of our IPO, three of our subsidiaries entered into three separate multi-facility fixed rate mortgage loans with an aggregate principal amount of approximately $270.0 million. The first mortgage loan, from Lehman Brothers Bank, FSB, is secured by 26 of our facilities, has an initial outstanding principal balance of $90.0 million, bears interest at 5.09% and matures in November 2009. The second mortgage loan, from Lehman Brothers Holdings, Inc., or “Lehman Capital,” is secured by 21 of our facilities, has an initial outstanding principal balance of $90.0 million, bears interest at 5.19% and matures in May 2010. The third mortgage loan, also from Lehman Capital, is secured by 18 of our facilities, has an initial outstanding principal balance of $90.0 million, bears interest at 5.33% and matures in January 2011. Each of these mortgage loans require us to establish reserves relating to the mortgaged facilities for real estate taxes, insurance and capital spending.

Single Facility Mortgage Loans
      We have four single facility fixed rate mortgage loans outstanding, which loans currently have an aggregate principal balance of approximately $15.7 million, bear interest at fixed rates ranging from 6.22% to 8.63% per annum, and mature between December 2008 and January 2014. The terms of these loans prohibit, among other things, the prepayment thereof and the transfer or encumbrance of the mortgaged facility.

New Fixed Rate Mortgage Loans
      On July 19, 2005 one of our subsidiaries entered into a fixed rate mortgage loan agreement with Lehman Brothers Bank, FSB, as the lender, in the principal amount of $80.0 million. The mortgage loan, which is secured by 24 of our self-storage facilities, bears interest at 5.13% and matures in August 2012. The mortgage loan will become immediately due and payable, and the lender will be entitled to interest on the unpaid principal sum at an increased rate, if any required payment is not paid on or prior to the date when due or on the happening of any other event of default. This mortgage loan requires the borrower to establish reserves relating to the mortgaged facilities for replacements, repairs, real estate taxes and insurance. Our operating partnership is a guarantor under this mortgage loan with respect to certain exceptions to the non-recourse provisions of the loan.
      On August 4, 2005 one of our subsidiaries entered into a fixed rate mortgage loan agreement with LaSalle Bank National Association, as the lender, in the principal amount of $80.0 million. The mortgage loan, which is secured by 28 of our self-storage facilities, bears interest at 4.96% and matures in September 2012. The mortgage loan will become immediately due and payable, and the lender will be entitled to interest on the unpaid principal sum at an increased rate, if any required payment is not paid on or prior to the date when due or on the happening of any other event of default. This mortgage loan requires the borrower to establish reserves relating to the mortgaged facilities for replacements, repairs, real estate taxes and insurance. Our operating partnership is a guarantor under this mortgage loan with respect to certain exceptions to the non-recourse provisions of the loan.

                  Pending Fixed Rate Mortgage Loan
      We expect to enter into a multi-facility fixed rate mortgage loan in October 2005 in the principal amount of up to $75.0 million, which loan will bear interest at 5.98% and mature in October 2015. We assumed the obligation to enter into this loan in connection with the National Self Storage acquisition.
Competition
      The continued development of new self-storage facilities has intensified the competition among self-storage operators in many market areas in which we operate. Self-storage facilities compete based on a number of factors, including location, rental rates, security, suitability of the facility’s design to prospective customers’ needs and the manner in which the facility is operated and marketed. In particular, the number of competing self-storage facilities in a particular market could have a material effect on our occupancy levels, rental rates and on the overall operating performance of our facilities. We believe that the primary competition for potential customers of any of our self-storage facilities comes from other self-storage facilities within a three-mile radius of that facility. We believe we have positioned our facilities within their respective markets as high-quality operators that emphasize customer convenience, security and professionalism.
      Our key competitors include: Public Storage, Shurgard Storage Centers, U-Haul International, Sovran Self Storage and Extra Space Storage Inc. These companies, some of which operate significantly more facilities than we do and have greater resources than we do, and other entities may generally be able to accept more risk than we determine is prudent, including risks with respect to the geographic proximity of facility investments and the payment of higher facility acquisition prices. This competition may generally reduce the number of suitable acquisition opportunities available to us, increase the price required to be able to consummate the acquisition of particular facilities and reduce the demand for self-storage space in certain areas where our facilities are located. Nevertheless, we believe that our experience in operating, acquiring, developing and obtaining financing for self-storage facilities, particularly our customer-oriented approach toward managing our facilities, should enable us to compete effectively.
Environmental Matters
      We are subject to federal, state and local environmental regulations that apply generally to the ownership of real property and the operation of self-storage facilities.
      Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of hazardous substances released on or in its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances, or the failure to properly remediate such substances, when released, may adversely affect the property owner’s ability to sell the real estate or to borrow using real estate as collateral, and may cause the property owner to incur substantial remediation costs. In addition to claims for cleanup costs, the presence of hazardous substances on a property could result in a claim by a private party for personal injury or a claim by an adjacent property owner or user for property damage. We may also become liable for the costs of removal or remediation of hazardous substances stored at the facilities by a customer even though storage of hazardous substances would be in violation of the customer’s storage lease agreement with us.
      In order to assess the potential for cleanup liability, we obtain or examine environmental assessments of each of our facilities from a qualified and reputable environmental consulting firm (and intend to conduct such assessments prior to the acquisition or development of additional facilities). Whenever the environmental assessment for one of our facilities indicates that a facility is impacted by soil or groundwater contamination from prior owners/operators or other sources, we will work with our environmental consultants and where appropriate, state governmental agencies, to ensure that the facility is either cleaned up, that no cleanup is necessary because the low level of contamination poses no significant risk to public health or the environment, or that the responsibility for cleanup rests with a third party.

      We are not aware of any environmental cleanup liability that we believe will have a material adverse effect on us. We cannot assure you, however, that these environmental assessments and investigations have revealed or will reveal all potential environmental liabilities, that no prior owner created any material environmental condition not known to us or the independent consultant or that future events or changes in environmental laws will not result in the imposition of environmental liability on us.
      We have not received notice from any governmental authority of any material noncompliance, claim or liability in connection with any of the facilities, nor have we been notified of a claim for personal injury or property damage by a private party in connection with any of the facilities in connection with environmental conditions.
      We are not aware of any environmental condition with respect to any of the facilities that could reasonably be expected to have a material adverse effect on our financial condition or results of operations, and we do not expect that the cost of compliance with environmental regulations will have a material adverse effect on our financial condition or results of operations. We cannot assure you, however, that this will continue to be the case.
Insurance
      We believe that each of our facilities is covered by adequate fire, flood and property insurance provided by reputable companies and with commercially reasonable deductibles and limits. We maintain comprehensive liability, all-risk property insurance coverage with respect to all of the facilities with policy specifications, limits and deductibles customarily carried for in our industry. We believe that all of our current title insurance policies adequately insure fee title to the facilities.
Legal Proceedings
      We are not presently involved in any material litigation nor, to our knowledge, is any material litigation threatened against us or our properties. We are involved in routine litigation arising in the ordinary course of business, none of which we believe to be material.
Offices and Website
      Our principal executive office is located at 6745 Engle Road, Suite 300, Cleveland, Ohio 44130. Our telephone number is (440) 234-0700. We believe that our current facilities are adequate for our present and future operations. Our website address is www.u-store-it.com. The information on our website does not constitute a part of this prospectus.
Employees
      As of June 30, 2005, we employed approximately 640 employees, of whom approximately 100 were corporate executive and administrative personnel and approximately 540 were management and administrative personnel. We believe that our relations with our employees are good. None of our employees are unionized.

MANAGEMENT
Executive Officers and Trustees
      Our board of trustees consists of seven members, including five who are independent trustees for purposes of the New York Stock Exchange listing standards. Pursuant to our organizational documents, each of our trustees is elected by our shareholders to serve until the next annual meeting and until his successor is duly elected and qualified. See “Description of Shares — Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws,” beginning on page 124. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of trustees.
      The following table sets forth information concerning each of our trustees and executive officers as of June 30, 2005:

Name	Age	Position

Robert J. Amsdell	65	Chairman of the Board of Trustees and Chief Executive Officer
Steven G. Osgood	48	President and Chief Financial Officer
Todd C. Amsdell	37	Chief Operating Officer
Tedd D. Towsley	50	Vice President and Treasurer
Barry L. Amsdell	60	Trustee
Thomas A. Commes	63	Trustee
John C. Dannemiller	67	Trustee
William M. Diefenderfer III	60	Trustee
Harold S. Haller	67	Trustee
David J. LaRue	44	Trustee
      Robert J. Amsdell has served as our Chairman of the board of trustees and Chief Executive Officer since our initial public offering in October 2004. Mr. Amsdell was the President and Chief Executive Officer of the Amsdell Companies, a real estate company, from 1976 until 2004. Mr. Amsdell has been involved in all aspects of the self-storage industry, including the development, ownership and management of self-storage facilities, for over 30 years. Mr. Amsdell is an attorney by profession and was an associate at the law firm of Squire, Sanders & Dempsey from 1964 to 1970 and a partner in the law firm of Calfee, Halter & Griswold from 1971 to 1975. During his legal career, he represented numerous national corporations, providing them with legal services which included real estate and development negotiations. Mr. Amsdell was previously Chairman of the American Bar Association’s Real Estate and Land Use Committee, and as such he is frequently a speaker for real estate seminars. Mr. Amsdell previously served as a member of Storage USA’s advisory board. Mr. Amsdell earned a B.A. in History and Political Science from Westminster College and a J.D. from Case Western Reserve Law School. He is the brother of Barry L. Amsdell, one of our trustees, and the father of Todd C. Amsdell, our Chief Operating Officer.
      Steven G. Osgood has served as our President and Chief Financial Officer since our initial public offering in October 2004, and as such is primarily responsible for all aspects of finance and accounting, including the negotiation and arrangement of debt financing for the development and acquisition of real estate, overall company financial budgeting, and corporate operations and administration. Mr. Osgood served as the Chief Financial Officer of the Amsdell Companies from 1993 until 2004. Prior to joining the Amsdell Companies, he was Vice President and Controller of the commercial property management division of Forest City Enterprises, Inc., a publicly-traded real estate company, from 1989 to 1993. Mr. Osgood is a Certified Public Accountant (inactive) and was a member of the auditing staff of Touche Ross & Co. from 1978 to 1982.
      Todd C. Amsdell has served as our Chief Operating Officer since our initial public offering in October 2004, and as such is directly responsible for the property management operations of all of our facilities across the country. He also currently serves as a board member of the Diamond Storage Alliance, a network of self-

storage operators designed to market self-storage to national commercial customers. Mr. Amsdell served as the President of Operations of the Amsdell Companies from 1995 to 2004. Mr. Amsdell earned his B.A. in Economics Management from Ohio Wesleyan University. He is the son of Robert J. Amsdell, our Chairman of the board of trustees and Chief Executive Officer, and the nephew of Barry L. Amsdell, one of our trustees.
      Tedd D. Towsley has served as our Vice President and Treasurer since our initial public offering in October 2004, and as such is directly responsible for the overall accounting and cash management functions of the Company. Mr. Towsley served as Executive Vice President and Controller of U-Store-It Mini Warehouse Co. from 2001 to 2004, and as Controller of U-Store-It Mini Warehouse Co. from 1994 until 2001. Mr. Towsley was a member of the auditing staff of Touche Ross & Co. from 1977 to 1981.
      Barry L. Amsdell has served as a trustee since our initial public offering in October 2004. Mr. Amsdell has served as President of Amsdell Construction, a real estate development company, since 1973. Mr. Amsdell has been involved in the development, ownership and management of real estate in a variety of property types for over 35 years and, together with his brother, Robert J. Amsdell, has been involved in the self-storage industry since its infancy in the early 1970’s. Mr. Amsdell is the brother of Robert J. Amsdell and the uncle of Todd C. Amsdell.
      Thomas A. Commes has served as a trustee since our initial public offering in October 2004. Mr. Commes served as the President and Chief Operating Officer of The Sherwin-Williams Company, a manufacturer, distributor, and retailer of paints and painting supplies, from 1986 to 1999. He also served as a member of the Board of Directors of The Sherwin-Williams Company from 1980 to 1999. Mr. Commes currently serves on the boards of Agilysys, Inc., a Nasdaq-listed distributor and reseller of computer technology solutions, Applied Industrial Technologies, Inc., a distributor of industrial, fluid power and engineered products and systems listed on the NYSE, and Pella Corporation, a privately-owned company that is a leading manufacturer of windows, entry door systems, storm doors and patio doors, and serves as the chairman of the Audit Committee of all three companies. Mr. Commes also serves as a trustee for and is on the Executive, Investment, Finance & Budget and Audit Committees of The Cleveland Clinic Foundation. Mr. Commes is a former Certified Public Accountant.
      John C. (Jack) Dannemiller has served as a trustee since our initial public offering in October 2004. Mr. Dannemiller served as the Chairman of the Board of Directors and Chief Executive Officer of Applied Industrial Technologies, Inc., a distributor of industrial, fluid power and engineered products and systems listed on the NYSE, from 1992 to 2000. He served as President of Applied Industrial Technologies, Inc. from 1996 to 1999, as Executive Vice President and Chief Operating Officer from 1988 to 1992, and served as a member of its Board of Directors from 1985 to 2000 (including his tenure as Chairman). Prior to joining Applied Industrial Technologies, Inc., he served as President and Chief Operating Officer of Leaseway Transportation, a privately-owned motor vehicle transportation company. Mr. Dannemiller currently serves on the board and the Compensation, Governance and Nominating Committees of The Lamson & Session Co., a NYSE-listed company that produces thermoplastic products, and also serves on the boards of The Cleveland Clinic Foundation, Cleveland Clinic Western Region, Cleveland Clinic Naples Florida and Fairview Lutheran Foundation.
      William M. Diefenderfer III has served as a trustee since our initial public offering in October 2004. Mr. Diefenderfer has been a partner in the law firm of Diefenderfer, Hoover, Boyle & Wood since 1991. Mr. Diefenderfer served as Chief Executive Officer and President of Enumerate Solutions Inc., a privately-owned technology company that he co-founded, from 2000 to 2002. From 1992 to 1996, Mr. Diefenderfer served as Treasurer and Chief Financial Officer of Icarus Aircraft, Inc., a privately-owned aviation technology company. He currently serves on the board and as the Chair of the Audit Committee, a member of the Nominations and Governance Committee and a member of the Executive Committee of SLM Corporation, a NYSE-listed company more commonly known as Sallie Mae. Additionally, Mr. Diefenderfer serves as Vice-Chairman of the Board of Directors of Enumerate Solutions Inc., as well as chairman of its Audit Committee. Mr. Diefenderfer is currently serving a two-year term on the Public Company Accounting Oversight Board’s Standing Advisory Group which began in 2004 and will end in 2005. The Public Company Accounting

Oversight Board was established by the U.S. Congress as part of the Sarbanes-Oxley Act of 2002 to oversee and regulate the accounting profession.
      Harold S. Haller, Ph.D. has served as our lead trustee since our initial public offering in October 2004. Dr. Haller has been a management consultant since 1967. He formed Harold S. Haller & Company in 1983 to help management of companies improve quality and productivity in production, marketing, business administration and research and development. Dr. Haller is also a lecturer and a writer of technical papers within his field. He has been an adjunct professor at Case Western Reserve University for 21 years and is currently the Director of the Case Statistical Consulting Center. Dr. Haller worked closely with Dr. W.E. Deming in Dr. Deming’s four-day management seminars from 1985 until Dr. Deming’s death in 1993.
      David J. LaRue has served as a trustee since our initial public offering in October 2004. Mr. LaRue has been President and Chief Operating Officer of Forest City Commercial Group, the largest strategic business unit of Forest City Enterprises, Inc., a publicly-traded real estate company, since 2003. Mr. LaRue is responsible for the execution of operating and development plans within the Commercial Group, which owns, develops, acquires and manages retail, office, hotel and mixed-use projects throughout the United States. Mr. LaRue served as Executive Vice President of Forest City Rental Properties from 1997 to 2003. Mr. LaRue has been with Forest City since 1986. Forest City is a partner in the entity that owns Emerald Corporate Park, a real estate asset in which Robert J. Amsdell and Barry L. Amsdell own an interest. Prior to joining Forest City in 1986, he was a financial analyst for The Sherwin-Williams Company. Additionally, Mr. LaRue is involved as a board member of the following non-profit entities: the Greater Cleveland Sports Commission, the Friends of the Cleveland School of the Arts and (i) Cleveland, a Greater Cleveland Partnership Initiative.
Promoters
      Robert J. Amsdell, Barry L. Amsdell, Steven G. Osgood and Todd C. Amsdell are considered our promoters under the federal securities laws. As discussed above, these individuals serve as our officers and/or trustees. Their designation as promoters under the federal securities laws indicates that they took the initiative in founding and organizing our business.
Corporate Governance Profile
      We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

•	Our board of trustees is not staggered, with each of our trustees subject to re-election annually;

•	Of the seven persons who currently serve on our board of trustees, five have been determined by us to be independent for purposes of the New York Stock Exchange’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended;

•	Our board of trustees has determined that at least one of our trustees qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission;

•	We have opted out of the Maryland business combination and control share acquisition statutes;

•	We do not have a shareholder rights plan; and

•	We have adopted corporate governance guidelines as guiding principles for our board of trustees which cover, among other things, trustee responsibilities and qualifications, functioning of the board and its committees, trustee compensation, related party transactions and management evaluation and succession.

Committees of the Board of Trustees
      The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” of the Company as that term is defined in the New York Stock Exchange’s listing standards.

Audit Committee
      The principal purpose of the Audit Committee is to assist the board of trustees in the oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualification and independence of our independent auditors; and

•	the performance of our internal audit function and independent auditors.
      The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they have encountered in the course of their audit. The Audit Committee is also charged with the tasks of reviewing our financial statements, any financial reporting issues and the adequacy of internal control with management and our independent auditors.
      Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the Securities and Exchange Commission, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. Our board of trustees has determined that William M. Diefenderfer III is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

Compensation Committee
      The principal purposes of the Compensation Committee are to:

•	review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with the Company’s other independent trustees, the appropriate level and structure of the Chief Executive Officer’s compensation;

•	determine and approve, either as a committee or together with our other independent trustees, the compensation of the other executive officers;

•	make recommendations to the board of trustees regarding compensation of trustees; and

•	recommend, implement and administer our incentive and equity-based compensation plans.

Corporate Governance and Nominating Committee
      The principal purposes of the Corporate Governance and Nominating Committee are to:

•	identify individuals that are qualified to serve as trustees;

•	recommend such individuals to the board of trustees, either to fill vacancies that occur on the board of trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•	periodically assess the size of the board of trustees to ensure it can effectively carry out its obligations;

•	develop, recommend, implement and monitor our corporate governance guidelines and our codes of business conduct and ethics;

•	review and approve any related party transactions;

•	oversee the evaluation of the board of trustees and management; and

•	ensure that we are in compliance with all New York Stock Exchange corporate governance listing requirements.
Compensation of Trustees
      The members of our board of trustees who are also our employees do not receive any compensation for their services on our board. We currently pay our non-employee trustees (which, for purposes of trustee compensation, includes Thomas A. Commes, John C. Dannemiller, William M. Diefenderfer III, Harold S. Haller and David J. LaRue, but does not include Barry L. Amsdell) $1,000 per board or committee meeting and we reimburse them for their reasonable travel expenses incurred in connection with their attendance at board meetings. All non-employee trustees also receive an annual retainer of $25,000 and the chairs of the Audit, Compensation and Corporate Governance and Nominating Committees receive additional annual retainers of $10,000, $7,500 and $5,000, respectively. The lead trustee currently receives an additional annual retainer of $10,000.
      Non-employee trustees also receive long-term incentive compensation through annual grants of restricted shares. At the closing of our IPO, each newly appointed non-employee trustee received 4,063 restricted shares with a value of approximately $65,000, consisting of approximately $50,000 for joining the board of trustees and approximately $15,000 paid in advance for service to be provided for the remainder of 2004 and 2005. The restricted shares were granted under our 2004 Equity Incentive Plan. The restricted shares vest 100% and all restrictions thereon lapse on the first anniversary of the date of grant. If a trustee terminates his or her service at any time prior to the first anniversary of the date of grant, the restricted shares will be forfeited. The restricted shares are held in escrow by us until they vest. Each trustee will be entitled to the payment of any dividends paid on the restricted shares.
      Pursuant to the terms of our Deferred Trustees Plan, each non-employee member of our board of trustees may elect to receive all of his annual cash retainers and meeting fees payable for service on our board or any committee of our board in the form of either all common shares or all deferred shares. The terms of our Deferred Trustees Plan are discussed in more detail in “— Equity and Benefit Plans — Deferred Trustees Plan” beginning on page 98.
Compensation Committee Interlocks and Insider Participation
      Prior to the closing of our IPO, all compensation decisions were made by our board of trustees, which at the time consisted of Robert J. Amsdell and Barry L. Amsdell.
      Since the closing of our IPO, the members of the Compensation Committee of the board of trustees have consisted of Thomas A. Commes, John C. Dannemiller and Harold S. Haller, each of whom is an independent trustee. None of these trustees, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

Executive Compensation
      The following tables contain certain compensation information for the period from October 21, 2004, the date we commenced operations, to December 31, 2004 for our Chief Executive Officer and our three other executive officers, who we collectively refer to as our “named executive officers”:

(a)	Summary Compensation Table

					Long-Term Compensation Awards
		Annual Compensation
					Restricted Stock	Securities
		Salary			Awards	Underlying	All Other
Name and Principal Position	Year	($)(1)	Bonus($)		($)	Options(2)	Compensation(3)

Robert J. Amsdell,	2004	$35,312	$0		$0	0	$1,167
Chairman and Chief
Executive Officer
Steven G. Osgood,	2004	$68,359	$1,150,000	(4)	$0	200,000	$1,167
President and Chief
Financial Officer
Todd C. Amsdell,	2004	$68,359	$1,150,000	(4)	$0	200,000	$1,167
Chief Operating Officer
Tedd D. Towsley,	2004	$39,062	$400,000	(5)	$0	100,000	$1,167
Vice President and
Treasurer

(1)	Represents the salary earned by the executive officer from October 21, 2004, the date we commenced operations, to December 31, 2004. The annualized base salary of each executive officer for 2004 was as follows: Robert J. Amsdell — $200,000; Steven G. Osgood — $350,000; Todd C. Amsdell — $350,000; and Tedd D. Towsley — $200,000.

(2)	Represents options awarded at the closing of our IPO in October 2004. The right to purchase shares under the options vests as to 1/3 of the total number of shares covered by the options on each of the first three anniversaries of the vesting start date of October 21, 2004, provided the optionee is still employed by us. The options were granted at an exercise price equal to the IPO price of $16.00.

(3)	Represents each executive’s automobile allowance for the period from October 21, 2004 to December 31, 2004.

(4)	Represents $150,000 of bonus and 62,500 deferred shares. The deferred shares were granted under our 2004 Equity Incentive Plan concurrently with the closing of our IPO in October 2004. The deferred shares are 100% vested. Unless otherwise elected, 50% of the deferred shares will be delivered on the first business day following January 1, 2006 and 50% of the deferred shares will be delivered on the first business day following January 1, 2007. If service terminates prior to the distribution of any deferred shares, the deferred shares will be immediately distributable. Each individual will be entitled to receive a payment equal to any dividend payments made on the deferred shares during the deferral period. Based on the closing share price of our common shares of $17.35 on December 31, 2004, the deferred shares had a value of $1,084,375.

(5)	Represents $100,000 of bonus and 18,750 deferred shares. The deferred shares were granted under our 2004 Equity Incentive Plan concurrently with the closing of our IPO in October 2004. The deferred shares are 100% vested. Unless otherwise elected, 50% of the deferred shares will be delivered on the first business day following January 1, 2006 and 50% of the deferred shares will be delivered on the first business day following January 1, 2007. If service terminates prior to the distribution of any deferred shares, the deferred shares will be immediately distributable. Each individual will be entitled to receive a payment equal to any dividend payments made on the deferred shares during the deferral period. Based on the closing share price of our common shares of $17.35 on December 31, 2004, the deferred shares had a value of $325,313.

(b)	Option Grants in 2004

						Potential Realizable Value at
						Assumed Annual Rates of
	Number of		% of Total			Share Price Appreciation for
	Securities		Options	Exercise		Option Term
	Underlying		Granted to	or Base
	Options		Employees	Price	Expiration	5%	10%
Name	Granted (#)		in 2004	($/Sh)	Date	($)(2)	($)(2)

Robert J. Amsdell	0		—	—	—	—	—
Steven G. Osgood	200,000	(1)	21.1%	$16.00	10/20/2014	$2,012,463	$5,099,976
Todd C. Amsdell	200,000	(1)	21.1%	$16.00	10/20/2014	$2,012,463	$5,099,976
Tedd D. Towsley	100,000	(1)	10.5%	$16.00	10/20/2014	$1,006,231	$2,549,988

(1)	The right to purchase shares under the options vests as to 1/3 of the total number of shares covered by the options on each of the first three anniversaries of the vesting start date of October 21, 2004, provided the optionee is still employed by us. The employment agreements for Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley provide that if the respective individual terminates his employment for “good reason” or is terminated without “cause,” all equity awards held by the individual will vest 100%. “Good reason” includes a change in control. See “Employment and Noncompetition Agreements” below.

(2)	The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of our common shares.

(c)	Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money Options
	on	Value	Options at FY-End		at FY-End ($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Amsdell	—	—	—	—	—	—
Steven G. Osgood	0	$0	0	200,000	$0	$270,000
Todd C. Amsdell	0	$0	0	200,000	$0	$270,000
Tedd D. Towsley	0	$0	0	100,000	$0	$135,000

(1)	Based upon the closing price per share of our common shares of $17.35 on December 31, 2004.
Employment and Noncompetition Agreements
      We have entered into employment agreements with each of our named executive officers.
      Pursuant to their employment agreements, Robert J. Amsdell, Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley agreed to serve, respectively, as (a) our Chairman and Chief Executive Officer, (b) our President and Chief Financial Officer, (c) our Chief Operating Officer and (d) our Vice President and Treasurer. The term of each agreement commenced concurrently with the closing of our IPO on October 27, 2004 and ends on December 31, 2007, with automatic one-year renewals unless either we or the individual elects not to renew the agreement. Under the agreements, Robert J. Amsdell receives an annual salary of $200,000, Steven G. Osgood receives an annual salary of $350,000, Todd C. Amsdell receives an annual salary of $350,000 and Tedd D. Towsley receives an annual salary of $200,000, subject in each case to annual increases in the sole discretion of our board of trustees or the compensation committee of our board of trustees. Each of the executives is also eligible to participate in any bonus plan established by the compensation committee of our board of trustees. In addition, each executive will participate in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we adopt with respect to comparable senior level executives. Among other perquisites, each executive also receives either an annual automobile allowance of $6,000 or we provide a suitable automobile to the executive.

      In the event any executive’s employment agreement is terminated for disability or death, he or the beneficiaries of his estate will receive any accrued and unpaid salary, vacation and other benefits, any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), and all equity awards shall immediately vest and become fully exercisable. If we terminate any executive’s employment agreement for “cause” or an executive terminates his employment agreement without “good reason,” the executive will only have the right to receive any accrued and unpaid salary, vacation and other benefits, any bonus as provided for in the bonus plan and reimbursement for expenses incurred but not paid prior to the date of termination.
      If we terminate any executive’s employment agreement without “cause” or an executive terminates his employment agreement for “good reason,” the executive will have the right to receive any accrued and unpaid salary, vacation and other benefits; any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), reimbursement for expenses incurred but not paid prior to the date of termination, continued medical, prescription and dental benefits for eighteen months and a cash payment equal to two times (or three times with respect to Robert J. Amsdell) the sum of his annual salary as of the date of the termination of the agreement and the average bonus actually paid for the prior two calendar years. In addition, all equity awards shall immediately vest and become fully exercisable. If we elect not to renew any executive’s employment agreement, the executive will have the right to receive a cash payment equal to one times the sum of his annual salary as of the date of expiration of the employment agreement and the average bonus actually paid for the prior two calendar years.
      If we terminate any executive’s employment agreement for “cause,” the executive shall have no right to receive any compensation or benefits under the employment agreement on or after the effective date of termination, other than annual salary and other benefits including payments for accrued but unused vacation prior to the date of termination.
      Each employment agreement defines “cause” as the executive’s conviction for a felony or a misdemeanor involving moral turpitude; commission of an act of fraud, theft or dishonesty related to our business or the business of our affiliates or to his duties; willful and continuing failure or habitual neglect to perform his duties; material violation of confidentiality covenants or noncompetition agreement; or willful and continuing breach of the employment agreement.
      Each employment agreement defines “good reason” as: a material reduction in the executive’s authority, duties and responsibilities or the assignment to him of duties materially and adversely inconsistent with his position; a reduction in the executive’s annual salary; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; a change in control (as defined in the employment agreement); our material and willful breach of the employment agreement; or our requirement that the executive’s work location be moved more than 50 miles from our principal place of business in Cleveland, Ohio unless the executive’s work location is closer to his primary residence.
      Each executive is entitled to receive payment from us of an amount sufficient to make him whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.
      In addition to the employment agreements, our executive officers and Barry L. Amsdell, one of our trustees, entered into noncompetition agreements with us, which became effective as of the completion of our IPO on October 27, 2004. The noncompetition agreements contain covenants not to compete for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement or the period of the executive’s or trustee’s service with us plus an additional one-year period. The noncompetition agreements provide that each of the executives and Barry L. Amsdell will not directly or indirectly engage in any business involving self-storage facility development, construction, acquisition or operation or own any interests in any self-storage facilities in each case in the United States of America, other than (a) any interests they may own in the option facilities through their interests in Rising Tide Development and (b) up to 5% of the outstanding shares of any public company. The noncompetition agreements also contain a nonsolicitation covenant that applies to employees and independent contractors. The nonsolicitation covenant lasts for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement or the period of the executive’s or trustee’s service with us plus an additional two-year period.
Equity and Benefit Plans
      Descriptions of the provisions of our 2004 Equity Incentive Plan, which we refer to as the “equity incentive plan,” and our deferred trustees plan, which is a component of our equity incentive plan, are set forth below. These summaries are qualified in their entirety by the detailed provisions of the equity incentive plan and the deferred trustees plan, which are exhibits to the registration statement of which this prospectus is a part.
      Our board of trustees and shareholders approved the equity incentive plan on October 1, 2004. The purpose of the equity incentive plan is to provide incentives to our employees, non-employee trustees and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel.
      A total of 3,000,000 common shares are available for issuance under the equity incentive plan, subject to reduction under certain circumstances. The maximum number of common shares subject to options, share appreciation rights or time-vested restricted shares that can be issued under the equity incentive plan to any person is 500,000 shares in any single calendar year. The maximum number of shares that can be issued under the equity incentive plan to any person other than pursuant to an option, share appreciation rights or time-vested restricted shares is 250,000 shares in any single calendar year.
      The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $2,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.
      Administration. The equity incentive plan is administered by the compensation committee of our board of trustees. Subject to the terms of the equity incentive plan, the compensation committee selects participants to receive awards, determines the types of awards and their terms and conditions, and interprets provisions of the equity incentive plan.
      Source of Shares. The common shares issued or to be issued under the equity incentive plan consist of authorized but unissued shares. If any shares covered by an award are not purchased or are forfeited, if an award is settled in cash or if an award otherwise terminates without delivery of any common shares, then the number of common shares counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the equity incentive plan, but will be deducted from the maximum individual limits described above.
      If the option price, a withholding obligation or any other payment is satisfied by tendering shares or by withholding shares, only the number of shares issued net of the shares tendered or withheld will be deemed delivered for purpose of determining the maximum number of shares available for delivery under the equity incentive plan.
      Eligibility. Awards may be made under the equity incentive plan to our or our affiliates’ employees, trustees and consultants and to any other individual whose participation in the equity incentive plan is determined to be in our best interests by our board of trustees.
      Amendment or Termination of the Plan. While our board of trustees may terminate or amend the equity incentive plan at any time, no amendment may materially adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent required by law or if the amendment would increase the benefits accruing to participants under the equity incentive plan, materially increase the aggregate number of common shares that may be issued under the equity incentive plan, or materially modify the requirements as to eligibility for participation in the equity incentive plan.

      Unless terminated earlier, the equity incentive plan will terminate in 2014, but will continue to govern unexpired awards.
      Options. The equity incentive plan permits the granting of options to purchase common shares intended to qualify as incentive stock options under the Code, referred to as incentive stock options, and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common shares on the date of grant. If we were to grant incentive stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common shares on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the economic value of the employee’s stock option from his or her former employer. Such options granted in substitution shall not count against the shares available for issuance under the equity incentive plan.
      The term of each stock option is fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged.
      In general, an optionee may pay the exercise price of an option by cash or cash equivalents acceptable to us, by tendering common shares (which if acquired from us have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise. Stock options granted under the equity incentive plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.
      Other Awards. The compensation committee may also award under the equity incentive plan:

•	common shares subject to restrictions;

•	common share units, which are the conditional right to receive a common share in the future, subject to restrictions and to a risk of forfeiture;

•	unrestricted common shares, in lieu of cash bonuses, which are common shares issued at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under the equity incentive plan;

•	dividend equivalent rights entitling the grantee to receive credits for dividends that would be paid if the grantee had held a specified number of common shares, which shall be granted, if at all, in tandem with stock options on a one-for-one basis;

•	a right to receive a number of common shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

•	performance and annual incentive awards, ultimately payable in common shares or cash, as determined by the compensation committee.
The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.
      Section 162(m) of the Code limits publicly held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers other than the chief executive officer determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation.

The equity incentive plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under the plan that awards qualify for this exception.
      Business Criteria. The compensation committee will use one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or lending groups (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Code granted to covered employees:

•	total shareholder return;

•	total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index;

•	net income;

•	net operating income;

•	pretax earnings;

•	funds from operations;

•	earnings calculated before any or all of the following: interest expense, interest, taxes, depreciation and amortization;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on capital;

•	return on assets;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to shareholders’ equity; and

•	revenue.
      Adjustments for Share Dividends and Similar Events. The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the equity incentive plan, including individual limitations on awards, to reflect common share dividends, share splits, spin-offs and other similar events.

Deferred Trustees Plan
      In May 2005, we implemented the Deferred Trustees Plan, a component of our equity incentive plan, upon the approval of our board of trustees. The Deferred Trustees Plan is intended to comply with the requirements of Section 409A of the Code, recently enacted under the American Jobs Creation Act of 2004.
      Pursuant to the terms of the Deferred Trustees Plan, only non-employee members of our board are eligible to participate in the Deferred Trustees Plan. Each eligible trustee may elect to receive all of his annual cash retainers and meeting fees payable for service on our board or any committee thereof, which we refer to as “Compensation,” in the form of either all common shares or all deferred shares. The common shares or deferred shares granted in connection with the Deferred Trustees Plan will be granted pursuant to our equity incentive plan (or any successor plan thereto which permits participation by trustees).

      In the first calendar year, which we refer to as the “Plan Year,” in which the participant becomes eligible to participate in the Deferred Trustees Plan, the participant may make an irrevocable deferral election, within 30 days after initial eligibility, to receive his annual Compensation in the form of deferred shares. The deferral election will only apply with respect to Compensation not yet earned by the trustee as of the date such trustee submits an election form. For each succeeding Plan Year, each eligible participant must make a new irrevocable deferral election for such Plan Year by timely delivering a new election form prior to the end of the preceding Plan Year.
      Upon making a deferral election, the participant must also elect the date on which, or the event following which, distributions from his deferral account are to begin and the form in which distributions are to be made when due. The distributions may be in the form of a lump sum, annual installment payments over a period not to exceed three years, or a combination of a lump sum and annual installment payments over a period not to exceed three years.
      We have established a separate deferral account for each participant and from time to time we enter the amount to be credited or debited to such participant’s deferral account. Each participant will be 100% vested in his deferral account. Upon our payment of a cash dividend on outstanding common shares, participants will be entitled to receive dividend equivalents for each deferred share held by the participant as of the applicable record date in an amount equal to the per-share dividend paid on the common shares.
      We administer the Deferred Trustees Plan; however, we have the authority to appoint a committee to carry out, on our behalf, any one or more of its authorities, powers, and responsibilities with respect to the Deferred Trustees Plan. We are responsible for all reasonable administrative expenses of the Deferred Trustees Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Formation Transactions
      As described below, in connection with our formation, we issued common shares to Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain of the Amsdell Entities as the result of the mergers into us of Amsdell Partners, Inc. and High Tide LLC, which owned the general and substantially all of the limited partner interests in our operating partnership. Pursuant to separate contribution agreements with us, Amsdell Entities owned by Robert J. Amsdell and Barry L. Amsdell contributed three facilities to our operating partnership in exchange for operating partnership units and the assumption of outstanding indebtedness on these facilities. Pursuant to a partnership reorganization agreement, one of these Amsdell Entities also received operating partnership units as a result of the reorganization of its limited partner interests in our operating partnership. In addition, we used a portion of the proceeds of our IPO to fund our purchase of the capital stock of U-Store-It Mini Warehouse Co., the prior manager of our self-storage facilities, for cash from Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain of the Amsdell Entities and to repay notes owed to them.
      We did not obtain any independent third-party appraisals of the properties acquired by or contributed to our operating partnership in connection with our formation transactions, or any other independent third party valuation or fairness opinions in connection with the formation transactions. As a result, the value of the shares, units and the cash that we issued in the formation transactions may have exceeded the fair market value of these properties and other assets. In addition, the value of the units or shares that we issued in these mergers, contributions and exchanges will increase or decrease if our share price increases or decreases. The IPO price of our common shares was determined through negotiations between us and the underwriters. The IPO price did not necessarily bear any relationship to our book value or the fair market value of our assets. As a result of the foregoing, the value of the equity that Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities owned following our formation transactions may have exceeded the fair market value of their interests in High Tide LLC, Amsdell Partners, Inc. and the other assets we acquired from them in those transactions.

Merger Agreements
      We acquired general and limited partner interests in U-Store-It, L.P., our operating partnership, pursuant to two merger agreements, dated July 30, 2004, one between us and High Tide LLC and the other between us and Amsdell Partners, Inc. These two entities were partners in our operating partnership and were owned by Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain of the Amsdell Entities. Pursuant to the merger agreements, High Tide LLC and Amsdell Partners, Inc. each merged with and into us and we remained as the surviving entity. We succeeded to all of High Tide LLC’s and Amsdell Partners, Inc.’s limited and general partner interests in the operating partnership, subject to each of their existing liabilities. As a result of these merger agreements, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and these Amsdell Entities received common shares, as more specifically described below:

•	Robert J. Amsdell received approximately 151,000 shares (with a value of approximately $2.4 million);

•	The Robert J. Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Robert J. Amsdell, received approximately 3.9 million shares (with a value of approximately $62.7 million);

•	Barry L. Amsdell received approximately 151,000 shares (with a value of approximately $2.4 million);

•	The Loretta Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Barry L. Amsdell, received approximately 3.9 million shares (with a value of approximately $62.7 million); and

•	Todd C. Amsdell received approximately 430,000 shares (with a value of approximately $6.9 million).

Contribution Agreements
      Our operating partnership acquired three facilities pursuant to contribution agreements, dated July 30, 2004, with certain Amsdell Entities, each of which is owned 50% by Robert J. Amsdell and 50% by Barry L. Amsdell. These Amsdell Entities contributed three facilities to our operating partnership in exchange for operating partnership units and the assumption of approximately $10.4 million of outstanding indebtedness on these facilities. The operating partnership assumed or succeeded to all of the contributors’ rights, obligations and responsibilities with respect to the contributed facilities.
      Pursuant to these contribution agreements, the Amsdell Entities owned and controlled by Robert J. Amsdell and Barry L. Amsdell received approximately 798,000 operating partnership units (with a value of approximately $12.8 million), and we assumed approximately $10.4 million of indebtedness of these Amsdell Entities.

Partnership Reorganization Agreement
      Pursuant to a partnership reorganization agreement, dated July 30, 2004, one of the Amsdell Entities owned 50% by Robert  J. Amsdell and 50% by Barry L. Amsdell received approximately 332,000 operating partnership units (with a value of approximately $5.3 million) as a result of the reorganization of such Amsdell Entity’s limited partner interests in our operating partnership.

Stock Purchase Agreement
      We purchased U-Store-It Mini Warehouse Co. pursuant to a stock purchase agreement, dated October 27, 2004, between us and Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain of the Amsdell Entities. Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and such Amsdell Entities collectively received approximately $23.0 million in cash in connection with the purchase of U-Store-It Mini Warehouse Co. with Robert J. Amsdell receiving $0.1 million, Barry L. Amsdell receiving $0.1 million, Todd C. Amsdell receiving $1.2 million, the Robert J. Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Robert J. Amsdell, receiving $10.8 million and the Loretta Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Barry L. Amsdell, receiving $10.8 million, and the repayment of notes totaling $18.7 million held by Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and such Amsdell Entities from U-Store-It Mini Warehouse Co.

Partnership Agreement
      On October 27, 2004, we entered into a second amended and restated partnership agreement with the limited partners in our operating partnership. We are the general partner of the operating partnership and we owned approximately 87.8% of the aggregate partnership interests in the operating partnership as of July 31, 2005. Amsdell Entities owned and controlled by Robert J. Amsdell and Barry L. Amsdell are the other limited partners in our operating partnership.

Option Agreement
      On October 27, 2004, we entered into an option agreement with Rising Tide Development, a company owned and controlled by Robert J. Amsdell and Barry L. Amsdell, that granted our operating partnership the option to purchase 18 self-storage facilities from Rising Tide Development. The terms of the option agreement are described above under the heading “Our Business and Facilities — Our Facilities — Option Facilities,” on page 82. Rising Tide Development received no cash consideration for entering into such option agreement. As described below, we purchased three of the facilities, the San Bernardino VII, CA facility on January 5, 2005, the Orlando II, FL facility on March 18, 2005 and the Boyton Beach II, FL facility on March 18, 2005. Barry L. Amsdell and Robert J. Amsdell each has a 50% ownership interest in Rising Tide Development.

Registration Rights
      Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities who acquired common shares or operating partnership units in our IPO transactions received registration rights. Beginning as early as October 2005, they will be entitled to require us to register their shares for public sale subject to certain exceptions, limitations and conditions precedent.

Management Contracts
      On October 27, 2004, YSI Management LLC, one of our wholly owned subsidiaries, entered into a management contract with Rising Tide Development to provide property management services to the option facilities for a fee equal to the greater of 5.35% of the gross revenues of each facility or $1,500 per facility per month. U-Store-It Mini Warehouse Co., another of our wholly owned subsidiaries, entered into a marketing and ancillary services contract with Rising Tide Development to provide marketing and various additional services to the option facilities. In return for these services, U-Store-It Mini Warehouse Co. will retain all of the profits it derives from these services. Each of these contracts is for a four-year term (or, if earlier, a term ending on the date upon which Rising Tide Development has sold all of the option facilities), with a one-year extension option exercisable by Rising Tide Development. Either party may terminate each contract upon a breach by the other party of the contract that materially and adversely affects such party or the option facilities. The contracts may be amended by written agreement of each party, subject to the approval of a majority of the independent members of our board of trustees. In 2004 and the six months ended June 30, 2005, approximately $201,000 of management fees were earned pursuant to the management contract and approximately $236,000 was earned pursuant to the marketing and ancillary services contract.

Office Lease
      Pursuant to a lease dated October 27, 2004, we leased approximately 15,000 square feet of office space at The Parkview Building, an approximately 40,000 square foot multi-tenant office building located at 6745 Engle Road, plus approximately 4,000 square feet of an approximately 18,000 square foot office building located at 6751 Engle Road, which are both part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio. Airport Executive Park is owned by Amsdell and Amsdell, an entity in which Barry L. Amsdell and Robert J. Amsdell each have a 50% ownership interest. The lease was for a ten-year term, with one ten-year extension option exercisable by us. The rent payable under this lease was approximately $238,000 per year for the initial term of the lease. From the closing of our IPO until December 31, 2004, we incurred expenses of approximately $40,000 on this lease.

Aircraft Timesharing Agreement
      On October 22, 2004, we entered into a timesharing agreement with Amsdell Holdings I, Inc., an entity owned 50% by Robert J. Amsdell and 50% by Barry L. Amsdell, which provided us the right to use an airplane owned by Aqua Sun Investments, L.L.C, or “Aqua Sun,” at a rate of $1,250 for each hour of use of the aircraft and the payment of certain expenses associated with the use of the aircraft pursuant to a timesharing agreement. The total amount incurred for such aircraft charters by us for the three and six months ended June 30, 2005 was approximately $0.1 million and $0.2 million, respectively. As described below, effective June 30, 2005 the timesharing agreement was terminated and was replaced with a non-exclusive aircraft lease agreement.

Other Formation Transactions
      In some instances, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and/or the Amsdell Entities provided environmental indemnities and other similar undertakings to lenders in connection with mortgage loans secured by the facilities contributed to us in our formation transactions. We caused our operating partnership to assume the liabilities on these indemnities and other undertakings accruing from and after the closing of our IPO. We also indemnified Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and such Amsdell Entities with respect to any loss incurred pursuant to such obligations. In addition, we used approximately $1.6 million of the proceeds of our IPO to repay the outstanding balance on a loan made to us by Robert J. Amsdell and Barry L. Amsdell. Robert J. Amsdell and Barry L. Amsdell each received one half of this repayment, or approximately $0.8 million.
Post-Formation Transactions

Exercises of Option to Purchase Certain Option Facilities
      On January 5, 2005, in connection with our exercise of our option to purchase the San Bernardino VII, CA facility from Rising Tide Development, our operating partnership issued 201,848 units of limited partnership interest to Rising Tide Development. The average closing price of our common shares for the 10 consecutive trading days immediately preceding the closing date of the purchase of the option facility ($17.18) was used to determine the number of units issued. The purchase price of the San Bernardino VII, CA facility was determined by the terms of the option agreement which states that the purchase price is equal to the lower of (i) a price determined by multiplying in-place net operating income at the time of purchase by 12.5 and (ii) the fair market value of the option facility as determined by an appraisal process involving third party appraisers.
      On March 18, 2005, in connection with our exercise of our option to purchase the Orlando II, FL facility and the Boyton Beach II, FL facility from Rising Tide Development, our operating partnership issued 293,197 units of limited partnership interest to Rising Tide Development. The average closing price of our common shares for the 10 consecutive trading days immediately preceding the closing date of the purchase of the option facility ($17.17) was used to determine the number of units issued. The purchase price of the facilities was determined by the terms of the option agreement which states that the purchase price is equal to the lower of (i) a price determined by multiplying in-place net operating income at the time of purchase by 12.5 and (ii) the fair market value of the option facility as determined by an appraisal process involving third party appraisers.
      In May 2005, in connection with the preparation of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, our independent auditors discovered that the calculation of the purchase price for the two option properties acquired from Rising Tide Development on March 18, 2005 was not made in accordance with the terms specified in the option agreement, which resulted in an overpayment by us of approximately $1.7 million of consideration for those two properties. On May 14, 2005, we entered into an agreement with Rising Tide Development pursuant to which 100,202 units in the operating partnership previously issued to Rising Tide Development were cancelled and $28,057 in cash (representing the distribution paid with respect to such units in April 2005) was returned to us. In connection with the review of our interim financial statements for the quarter ended March 31, 2005, we and our independent auditors determined that the lack of adequate internal control procedures surrounding related party transactions could result in transactions not being properly reviewed and approved by the independent trustees and that such deficiency in our internal control over financial reporting constituted a material weakness.
      In order to address the material weakness, during the quarter ended June 30, 2005 we adopted procedures governing all related party transactions, including transactions with Rising Tide Development. These procedures implement a rigorous process for review of related party transactions, including review and approval of the proposed transaction by the disinterested trustees and consultation with disinterested members of senior management and outside legal counsel, where appropriate. In the case of transactions with Rising Tide Development, these procedures are designed to ensure that an accurate determination of the purchase price is made prior to our acquisition of an option facility, including an independent review of the purchase price calculation made in connection with option exercises under the option agreement. In light of the aforementioned changes, we believe that we have remediated this weakness.

Registration Rights
      Rising Tide Development received registration rights with respect to the operating partnership units it received in connection with our acquisition of option facilities. Beginning as early as January 2006, it will be entitled to require us to register for public sale, subject to certain exceptions, limitations and conditions precedent, the common shares that may be acquired by them in connection with the exercise of their redemption rights under the partnership agreement with respect to their operating partnership units.

Office Leases
      On March 29, 2005, the operating partnership entered into an office lease agreement with Amsdell and Amsdell for office space of approximately 18,000 square feet at The Parkview Building plus approximately 4,000 square feet of the office building located at 6751 Engle Road. The new lease, which was effective as of January 1, 2005, replaced the original office lease, entered into in October 2004 between a subsidiary of the operating partnership and Amsdell and Amsdell, and has a ten-year term, with one five-year extension option exercisable by the operating partnership. The fixed minimum rent under the terms of this lease is $23,739 per month from July 1, 2005 to December 31, 2005, with scheduled increases thereafter up to a maximum rent of $31,205 per month from January 1, 2013 to December 31, 2014. Our disinterested trustees approved the terms of, and the entry into, the office lease by the operating partnership.
      On June 29, 2005, our operating partnership entered into another office lease agreement with Amsdell and Amsdell for additional office space of approximately 1,588 square feet of rentable space in The Parkview Building. This office lease was effective as of May 7, 2005 and has an approximately two-year term expiring on April 30, 2007. The operating partnership has the option to extend this office lease for an additional three-year period at the then prevailing market rate upon the same terms and conditions contained in the office lease. The fixed minimum rent under the terms of this office lease is $1,800 per month from June 1, 2005 to April 30, 2006, and $1,900 per month from May 1, 2006 to April 30, 2007. Our disinterested trustees approved the terms of, and the entry into, the office lease by our operating partnership.
      On June 29, 2005, our operating partnership also entered into a month-to-month office lease agreement with Amsdell and Amsdell for office space of approximately 3,500 square feet of an office building located at 6779 Engle Road. The lease was effective as of May 1, 2005. The fixed minimum rent under the terms of the lease is $3,700 per month. Our disinterested trustees approved the terms of, and the entry into, the month-to-month office lease agreement by our operating partnership.
      The total lease payments incurred under our three current office lease agreements for the six months ended June 30, 2005 was approximately $0.2 million.

Aircraft Lease
      On July 1, 2005, our operating partnership entered into a non-exclusive aircraft lease agreement with Aqua Sun pursuant to which the operating partnership may lease for corporate use from time to time an airplane owned by Aqua Sun. Aqua Sun is an entity owned by Robert J. Amsdell and Barry L. Amsdell. Under the terms of the non-exclusive aircraft lease agreement, the operating partnership may lease the airplane owned by Aqua Sun at an hourly rate of $1,450 per flight hour. Aqua Sun is responsible for various costs associated with operation of the airplane, including insurance, storage and maintenance and repair, but the operating partnership is responsible for fuel costs and the costs of pilots and other cabin personnel required for its use of the airplane. The lease, which was effective as of July 1, 2005 and replaced the existing timesharing agreement entered into as of October 22, 2004 between us and an affiliate of Aqua Sun, has a one-year term and is automatically renewed for additional one-year periods unless terminated by either party. Our disinterested trustees approved the terms of, and the entry into, the non-exclusive aircraft lease agreement by the operating partnership.

Other Arrangements
      We engage, and the Predecessor engaged, Amsdell Construction, a company owned 50% by Robert J. Amsdell, our Chief Executive Officer, and 50% by Barry L. Amsdell, one of our trustees, to maintain and improve our self-storage facilities. The total payments incurred by us to Amsdell Construction from the closing of our IPO until December 31, 2004 was $0.5 million and for the six months ended June 30, 2005 was approximately $0.3 million.

      We engaged Deborah Dunlevy Designs, a company owned by Deborah Dunlevy, a sister of Robert J. Amsdell and Barry L. Amsdell, for interior design services at certain of our self-storage facilities and offices. The total payments made by us to Deborah Dunlevy Designs for the six months ended June 30, 2005 were approximately $56,000. On certain occasions, we engage Dunlevy Building Systems Inc., a company owned by John Dunlevy, the husband of Deborah Dunlevy and a brother-in-law of Robert J. Amsdell and Barry L. Amsdell, for construction, zoning consultant and general contractor services at certain of our self-storage facilities. The total payments made by us to Dunlevy Building Systems Inc. for the six months ended June 30, 2005 were approximately $5,000.

STRUCTURE AND FORMATION OF OUR COMPANY
Our Operating Entities

Our Operating Partnership
      All of our assets are held by, and our operations conducted by, our operating partnership and its subsidiaries. We control our operating partnership as the sole general partner and as the owner of approximately 87.8% of the aggregate partnership interests as of July 31, 2005. Amsdell Entities owned by Robert J. Amsdell and Barry L. Amsdell are limited partners of our operating partnership and owned approximately 3.6% of the aggregate partnership interests as of July 31, 2005. Outside third parties own the remaining operating partnership units.
      Beginning on October 27, 2005, certain limited partners of our operating partnership may redeem their operating partnership units in exchange for either cash in an amount equal to the market value of our common shares or, if we elect to assume and satisfy the redemption obligation directly, either cash or a number of our common shares equal to the number of operating partnership units offered for redemption, adjusted as specified in the partnership agreement of our operating partnership. The operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares.

Our Service Companies
      All of our facilities and the 13 option facilities currently owned by Rising Tide Development are managed by YSI Management LLC, a wholly-owned subsidiary of our operating partnership. Certain activities that could cause us to receive non-qualifying income under the REIT gross income tests, such as selling packing supplies and locks and renting moving equipment, are conducted by U-Store-It Mini Warehouse Co., another wholly-owned subsidiary of our operating partnership, which has made an election to be treated as a taxable REIT subsidiary. We may consider managing additional facilities owned by unrelated third parties in the future for strategic reasons, including to diversify our revenue base or as a means of analyzing potential acquisitions. These management activities may be performed either by YSI Management LLC or by U-Store-It Mini Warehouse Co.
Formation Transactions and Our Recent Formation as a REIT
      We were formed to succeed to the self-storage operations owned directly and indirectly by Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities. We are organized as a Maryland real estate investment trust and we believe that we qualify for taxation as a REIT for federal income tax purposes beginning with our short taxable year ended December 31, 2004. We commenced operations on October 21, 2004 after completing the mergers of Amsdell Partners, Inc. and High Tide LLC with and into us, followed by our IPO, and the consummation of various other formation transactions which occurred concurrently with, or shortly after, the completion of the IPO. We completed our IPO on October 27, 2004. In the IPO, we sold an aggregate of 28,750,000 common shares (including 3,750,000 common shares pursuant to the exercise of the underwriters’ over-allotment option) at an offering price of $16.00 per share, for gross proceeds of $460.0 million. The IPO resulted in net proceeds to us, after deducting underwriting discount and commission, financial advisory fees and expenses of the IPO, of approximately $425.0 million.
      As part of our formation transactions, we acquired general and limited partner interests in our operating partnership from Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain of the Amsdell Entities in exchange for our common shares, and we also acquired U-Store-It Mini Warehouse Co., our management company, for cash. In addition, three additional facilities were contributed to our operating partnership by the Amsdell Entities in exchange for operating partnership units and the assumption of outstanding indebtedness on these facilities.

Cost of Recent Acquisitions
      We are required to disclose the cost to our promoters of assets acquired within the last two years that became our assets in connection with the formation transactions. These acquisitions consisted of the following:

•	High Tide LLC purchased a 71.21% limited partner interest in our operating partnership from the Common Retirement Fund of the State of New York for $274.8 million and a 0.61% limited partner interest in our operating partnership from Square Foot Companies, LLC for $2.4 million (we acquired these limited partner interests in our operating partnership through our merger with High Tide LLC as part of our formation transactions); and

•	Our operating partnership purchased three facilities in 2002 for an aggregate purchase price of $19.4 million and one facility in 2003 for the purchase price of $3.2 million (we acquired indirect interests in these facilities as a result of our acquisition of general and limited partnership interests in our operating partnership, which occurred through our mergers with Amsdell Partners, Inc. and High Tide LLC as part of our formation transactions).
      At the time of High Tide LLC’s purchase of limited partner interests in our operating partnership, 0.5% of High Tide LLC was indirectly owned by Robert J. Amsdell, our Chairman and Chief Executive Officer, 0.5% was indirectly owned by Barry L. Amsdell, one of our trustees, 5.14% was indirectly owned by Todd C. Amsdell, our Chief Operating Officer, 46.93% was owned by the Robert J. Amsdell Family Irrevocable Trust and the remaining 46.93% was owned by the Loretta Amsdell Family Irrevocable Trust.
      At the time our operating partnership made the 2002 and 2003 facility purchases, 1.3% of our operating partnership was indirectly owned by Robert J. Amsdell, our Chairman and Chief Executive Officer, 1.3% was indirectly owned by Barry L. Amsdell, one of our trustees, 1.3% was indirectly owned by Todd C. Amsdell, our Chief Operating Officer, 12.1% was indirectly owned by the Robert J. Amsdell Family Irrevocable Trust and 12.1% was indirectly owned by the Loretta Amsdell Family Irrevocable Trust.

STRUCTURE AND DESCRIPTION OF OPERATING PARTNERSHIP
      The following is a summary of the material terms of the partnership agreement of our operating partnership, which we refer to as the “partnership agreement.” This summary is not comprehensive. For more detail, you should refer to the partnership agreement itself, which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” on page 157. For purposes of this section, reference to “our company,” “we,” “us” and “our” mean U-Store-It Trust and its wholly owned subsidiaries.
Management
      Our operating partnership, U-Store-It, L.P., is a Delaware limited partnership that was formed on July 25, 1996. We are the sole general partner of our operating partnership, and we conduct substantially all of our operations through our operating partnership. As of July 31, 2005, we owned approximately 87.8% of the interests in our operating partnership. Except as otherwise expressly provided in the partnership agreement, we, as general partner, have the exclusive right and full authority and responsibility to manage and operate the partnership’s business. Limited partners generally do not have any right to participate in or exercise control or management power over the business and affairs of our operating partnership or the power to sign documents for or otherwise bind our operating partnership. We, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our operating partnership, as described below. In particular, we are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of our operating partnership but we are expressly permitted to take into account our tax consequences. The limited partners have no power to remove us as general partner, unless our shares are not publicly-traded, in which case we, as general partner, may be removed with or without cause by the consent of the partners holding partnership interests representing more than 50% of the percentage interests (as defined in the partnership agreement) entitled to vote thereon. In certain limited circumstances, the consent of the limited partners (not including us in some cases) is necessary.
Management Liability and Indemnification
      We, as general partner of our operating partnership, and our trustees and officers are not liable for monetary or other damages to our operating partnership, any partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived. To the fullest extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, any limited partners, and any of our officers, directors or trustees and other persons as we may designate from and against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, unless it is established by a final determination of a court of competent jurisdiction that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.
Fiduciary Responsibilities
      Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as general partner, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders.
      The partnership agreement expressly limits our liability by providing that we, as general partner, and our officers, trustees, agents or employees, are not liable for monetary or other damages to our operating partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.
Transfers
      We, as general partner, generally may not transfer any of our partnership interests in our operating partnership, including any of our limited partner interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares. We may engage in such a transaction only if the transaction has been approved by the consent of the partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) entitled to vote thereon, including any operating partnership units held by us and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by our shareholders, on a per share basis, and such other conditions are met that are expressly provided for in our partnership agreement. In addition, we may engage in a merger, consolidation or other combination with or into another person where following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders. We will not withdraw from our operating partnership, except in connection with a transaction as described in this paragraph.
      With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in our sole and absolute discretion.
      Even if our consent is not required for a transfer by a limited partner, we, as general partner, may prohibit the transfer of operating partnership units by a limited partner unless we receive a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal or state securities laws or regulations applicable to our operating partnership or the operating partnership units. Further, except for certain limited exceptions, no transfer of operating partnership units by a limited partner, without our prior written consent, may be made if:

•	in the opinion of legal counsel for our operating partnership, there is a significant risk that the transfer would result in our operating partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of our operating partnership for federal income tax purposes;

•	in the opinion of legal counsel for our operating partnership, there is a significant risk that the transfer would adversely affect our ability to continue to qualify as a REIT or would subject us to certain additional taxes; or

•	such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.
      Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote operating partnership units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.
      In the case of a proposed transfer of operating partnership units to a lender to our operating partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must provide notice to us and the lender must enter into arrangements with our operating partnership as part of such transaction.
Distributions
      The partnership agreement requires the distribution of available cash on at least a quarterly basis. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion.
      Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an operating partnership unit if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that operating partnership unit has been exchanged or redeemed.
      We will make reasonable efforts, as determined by us in our sole and absolute discretion and consistent with our qualification as a REIT, to distribute available cash:

•	to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal income tax purposes; and

•	to us, as general partner, in an amount sufficient to enable us to pay shareholder dividends that will satisfy our requirements for qualifying as a REIT and to avoid any federal income or excise tax liability for us.
Allocation of Net Income and Net Loss
      Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the limited partners in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a). See “Material United States Federal Income Tax Considerations,” beginning on page 131.
Redemption
      As a general rule, a limited partner may exercise a redemption right to redeem his or her operating partnership units at any time beginning one year following the date of the issuance of the operating partnership units held by the limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its operating partnership units. This unit redemption right begins when the notice is given, which must be at least 20 business days before the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ends on the record date. We, in our sole discretion, may shorten the required notice period of not less than 20 business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) to a period of not less than 10 calendar days so long as certain conditions set forth in the partnership agreement are met. If no record date is applicable, we must provide notice to the limited partners at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

      A limited partner may exercise its unit redemption right by giving written notice to our operating partnership and us. The operating partnership units specified in the notice generally will be redeemed on the tenth business day following the date we received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date our operating partnership and we received the redemption notice. A limited partner may not exercise the unit redemption right for fewer than 1,000 operating partnership units, or if the limited partner holds fewer than 1,000 operating partnership units, all of the operating partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those operating partnership units redeemed.
      Unless we elect to assume and perform our operating partnership’s obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our operating partnership in an amount equal to the market value of our common shares for which the operating partnership units would have been redeemed if we had assumed and satisfied our operating partnership’s obligation by paying our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common share on the New York Stock Exchange for the ten trading days before the day on which we received the redemption notice.
      We have the right to elect to acquire the operating partnership units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of operating partnership units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares. The operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares. No redemption or exchange can occur if delivery of common shares by us would be prohibited either under the provisions of our declaration of trust or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.
Issuance of Additional Partnership Interests
      We, as general partner, are authorized to cause our operating partnership to issue additional operating partnership units or other partnership interests to its partners, including us and our affiliates, or other persons. These operating partnership units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including operating partnership units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.
      No operating partnership unit or interest may be issued to us as general partner or limited partner unless:

•	our operating partnership issues operating partnership units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the operating partnership units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us; or

•	our operating partnership issues the additional operating partnership units or other partnership interests to all partners holding operating partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Preemptive Rights
      Except to the extent expressly granted by our operating partnership in an agreement other than the partnership agreement, no person or entity, including any partner of our operating partnership, has any preemptive, preferential or other similar right with respect to:

•	additional capital contributions or loans to our operating partnership; or

•	the issuance or sale of any operating partnership units or other partnership interests.
Amendment of Partnership Agreement
      Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interest (as defined in the partnership agreement) entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the consent of the partners holding partnership interests representing more than 50% of the percentage interests (as defined by the partnership agreement) entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

•	to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

•	to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

•	to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner;

•	to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement; and

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.
      The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

•	the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

•	the prohibition against removing us as general partner by the limited partners;

•	restrictions on our power to conduct businesses other than owning partnership interests of our operating partnership and the relationship of our shares to operating partnership units;

•	limitations on transactions with affiliates;

•	our liability as general partner for monetary or other damages to our operating partnership;

•	partnership consent requirements for the sale or other disposition of substantially all the assets of our operating partnership; or

•	the transfer of partnership interests held by us or the dissolution of our operating partnership.
      Any amendment of the provision of the partnership agreement which allows the voluntary dissolution of our operating partnership before December 31, 2054 can be made only with the consent of the partners holding partnership interest representing 90% or more of the percentage interest (as defined in the partnership agreement) entitled to vote thereon, including partnership interests held by us.

      Amendments to the partnership agreement that would, among other things:

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner;

•	alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional operating partnership units; or

•	materially alter the unit redemption right of the limited partners, must be approved by each limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of operating partnership units or partnership interests that would be adversely affected by the amendment.
Tax Matters
      Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of the operating partnership, we have authority to make tax elections under the Code on behalf of our operating partnership, and to take such other actions as permitted under the partnership agreement.
Term
      Our operating partnership will continue until dissolved upon the first to occur of any of the following:

•	an event of our withdrawal, as the general partner, (other than an event of bankruptcy), unless within 90 days after the withdrawal, the written consent of the outside limited partners, as defined in the partnership agreement, to continue the business of our operating partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner is obtained;

•	through December 31, 2054, an election by us, as general partner, with the consent of the partners holding partnership interests representing 90% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon (including operating partnership units held by us);

•	an election to dissolve the operating partnership by us, as general partner, in our sole and absolute discretion after December 31, 2054;

•	entry of a decree of judicial dissolution of our operating partnership pursuant to Delaware law;

•	the sale of all or substantially all of the assets and properties of our operating partnership for cash or for marketable securities; or

•	entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or entry of a final and non-appealable order for relief against us, under any federal or state bankruptcy or insolvency laws, unless prior to or at the time of the entry of such judgment or order, the written consent of the outside limited partners, as defined in our partnership agreement, to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner is obtained.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
      The following is a discussion of our investment policies and our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. However, any change to any of these policies would be made by our board of trustees only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if our trustees believe, in the exercise of their business judgment, that it is advisable to do so and in our and our shareholders’ best interests. We cannot assure you that our investment objectives will be attained.
Investments in Real Estate or Interests in Real Estate
      Our business is focused on the ownership, operation, acquisition and development of self-storage facilities and activities directly related thereto. We intend to focus on increasing our external growth by pursuing targeted acquisitions of self-storage facilities in attractive markets with strong economic and demographic characteristics. In particular, we will seek to acquire facilities primarily in areas that we consider to be growth markets in California, Colorado, Florida, Georgia, Illinois, Texas and the Northeastern United States. We also intend to invest in the development of new self-storage facilities within areas where we have facilities in order to capitalize on excess demand. Our targeted markets include areas where we currently maintain management that can be extended to additional facilities, or where we believe that we can acquire or develop a significant number of facilities efficiently and within a short period of time. However, future investments will not be limited to any geographic area, to a type of facility or to a specified percentage of our total assets. We will strategically invest in new markets when opportunities are available that meet our investment criteria.
      In evaluating future acquisitions of self-storage facilities within our targeted markets, we will generally focus on facilities that have good visibility and are located near retail centers, which typically provide high traffic corridors and are generally located near residential communities and commercial customers. In addition to seeking newer facilities that have recently reached stabilization, we will seek facilities that offer significant growth potential through other means. These potential acquisition targets would benefit from our extensive management experience or, in some cases, through our development experience, in renovations or expansions. In addition to acquisitions of single facilities, we may invest in portfolio acquisitions searching for situations where there is significant potential for increased operating efficiency and economies of scale.
      We currently expect to incur additional debt in connection with any future acquisitions and developments of real estate.
      We expect to conduct all of our investment activities through the operating partnership. Our policy is to acquire assets primarily for current income generation. In general, our investment objectives are:

•	to increase our value through increases in the cash flows and values of our facilities;

•	to achieve long-term capital appreciation, and preserve and protect the value of our interest in our facilities; and

•	to provide quarterly cash distributions.
      We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. In addition, we may dispose of one or more of our facilities, in whole or in part, when circumstances warrant but our intent is to focus on new development and/or acquisitions.
Investments in Mortgages
      We have not, prior to this offering, engaged in any significant investments in mortgage loans and do not presently intend to invest in mortgage loans. However, we may do so at the discretion of our board of trustees, without a vote of our shareholders, subject to the investment restrictions applicable to REITs. The mortgage loans in which we may invest may be secured by either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. If we choose to invest in mortgages, we would expect to invest in mortgages secured by self-storage facilities. However, there is no restriction on the proportion of our assets which may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral therefore may not be sufficient to enable us to recoup our full investment.
Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
      We have generally not, prior to this offering, engaged in investment activities in other real estate entities. Subject to REIT qualification rules, we may in the future invest in securities of entities engaged in real estate activities or securities of other issuers. See “Material United States Federal Income Tax Considerations,” beginning on page 131. We also may invest in the securities of other issuers in connection with acquisitions of indirect interests in facilities, which normally would include joint venture interests such as general or limited partner interests in special purpose partnerships owning facilities. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar real estate entities where such investment would be consistent with our investment policies. Subject to the percentage ownership limitations and asset test requirements for REIT qualification, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. The primary activities of persons in which we may invest may include, among others, investment in self-storage facilities. The decision to purchase such securities will be subject to criteria including, with respect to self-storage facilities owned by such persons, the criteria set forth above under “— Investments in Real Estate or Interests in Real Estate.” We have not and do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, and we intend to divest securities before any registration would be required.
      We have not in the past acquired, and we do not anticipate that we will in the future seek to acquire, loans secured by facilities and we have not, nor do we intend to, engage in trading, underwriting, agency distribution or sales of securities of other issuers.
Dispositions
      Subject to REIT qualification rules, and avoidance of the 100% “prohibited transactions tax,” we will consider disposing of facilities if our management determines that a sale of a facility would be in our best interests based on the price being offered for the facility, the operating performance of the facility, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.
Financing Policies
      As of June 30, 2005, we had approximately $489.4 million of total indebtedness outstanding. Our board of trustees considers a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of additional indebtedness, including the purchase price of facilities to be acquired or developed with debt financing, the estimated market value of our facilities upon refinancing and the ability of particular facilities, as well as our company as a whole, to generate cash flow to cover expected debt service.
      Generally speaking, although we may incur any of the forms of indebtedness described below, we are currently focused primarily on financing future growth through the incurrence of secured mortgage debt on an individual facility or a portfolio of facilities and borrowings under our revolving credit facility. We may incur debt in the form of purchase money obligations to the sellers of facilities, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in our facilities. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular facility to which the indebtedness relates. In addition, we may invest in facilities subject to existing loans secured by mortgages or similar liens, or may refinance facilities acquired on a leveraged basis. We may use the proceeds from any borrowings for general working capital, to finance acquisitions, expansion, redevelopment of operating facilities or development of new facilities, to refinance existing indebtedness or to purchase interests in partnerships or joint ventures in which we participate or may participate in the future. We also may incur indebtedness for other purposes when, in the opinion of our board or management, it is advisable to do so. In addition, we may need to borrow additional cash to make distributions (including distributions that may be required under the Code) if we do not have sufficient cash available to make those distributions.
Lending Policies
      We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification requirements, we may consider offering purchase money financing in connection with the sale of facilities where the provision of that financing will increase the value to be received by us for the facility sold. We and our operating partnership may make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past.
Equity Capital Policies
      Our board of trustees has the authority, without further shareholder approval, to issue additional authorized common and preferred shares or operating partnership units or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing shareholders have no preemptive right to common or preferred shares or operating partnership units issued in any offering, and any offering might cause a dilution of a shareholder’s investment in us. Although we have no current plans to do so, and we have not done so since our IPO, we may in the future issue common shares in connection with acquisitions. However, we have issued, and may in the future issue, units in our operating partnership in connection with acquisitions of property.
      We may, under certain circumstances, purchase our common shares in the open market or in private transactions with our shareholders, provided that those purchases are approved by our board. We have not repurchased, and our board of trustees has no present intention of causing us to repurchase, any shares, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.
Conflict of Interest Policy
      Our board of trustees is subject to certain provisions of the Maryland General Corporation Law, or MGCL, that are designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts.
      Under the MGCL, a contract or other transaction between us and any of our trustees and any other entity in which that trustee is also a trustee or director, or has a material financial interest, is not void or voidable solely on the grounds of the common directorship or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to our board of trustees or a committee of our board of trustees, and our board of trustees, or that committee, authorizes the contract or transaction by the affirmative vote of a majority of the disinterested trustees, even if the disinterested trustees constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to our shareholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote, other than votes of shares owned of record or beneficially by the interested trustee, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to us.

      Pursuant to our Corporate Governance Guidelines, without the approval of a majority of our disinterested trustees, we will not enter into a transaction or arrangement (including utilizing the services of any trustee to provide legal, accounting, financial, consulting or other similar services to us) in which a trustee has a material personal or financial interest (direct or indirect). Whether a trustee has a material personal or financial interest in a transaction or arrangement will be determined by our board of trustees on a case-by-case basis, but at a minimum a trustee will be considered to have a material personal or financial interest in a transaction or arrangement if we will be required to disclose the transaction or arrangement in our annual proxy statement to shareholders or our annual report on Form 10-K. The interested trustee will not participate in any board discussion regarding the matter in which the trustee has such an interest. For purposes of our Corporate Governance Guidelines, a trustee will include any entity with which the trustee is affiliated, any immediate family member of a trustee and any entity in which a trustee’s immediate family member has a material interest.
      Our corporate governance and nominating committee has adopted, and we have implemented, policies governing all related party transactions, including, but not limited to, transactions with Rising Tide Development, office leases and aircraft use. See “Certain Relationships and Related Transactions — Post-Formation Transactions — Exercises of Option to Purchase Certain Option Facilities,” on page 103.
Reporting Policies
      We are subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission. See “Where You Can Find More Information,” on page 157.

PRINCIPAL SHAREHOLDERS
      The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest in our operating partnership as of August 31, 2005 by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and dispositive power. The Securities and Exchange Commission has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.
      Unless otherwise indicated, the address of each person listed below is c/o U-Store-It Trust, 6745 Engle Road, Suite 300, Cleveland, Ohio 44130.

	Before this Offering				After this Offering

	Number of				Number of
	Shares and	% of All	Number of		Shares and	% of All	Number of
	Units	Shares	Shares		Units	Shares	Shares
	Beneficially	and	Beneficially	% of All	Beneficially	and	Beneficially	% of All
Beneficial Owner	Owned	Units	Owned	Shares	Owned	Units	Owned	Shares

Named Executive Officers and Trustees
Todd C. Amsdell(1)	8,402,656	19.7%	8,402,656	22.4%	8,402,656	14.6%	8,402,656	16.0%
Robert J. Amsdell(2)	1,675,162	3.9%	1,280,319	3.4%	1,675,162	2.9%	1,280,319	2.4%
Barry L. Amsdell(3)	1,070,652	2.5%	675,809	1.8%	1,070,652	1.9%	675,809	1.3%
Steven G. Osgood(4)	129,667	*	129,667	*	129,667	*	129,667	*
Tedd D. Towsley(5)	52,084	*	52,084	*	52,084	*	52,084	*
Thomas A. Commes	14,063	*	14,063	*	14,063	*	14,063	*
John C. Dannemiller	9,063	*	9,063	*	9,063	*	9,063	*
William M. Diefenderfer III(6)	9,063	*	9,063	*	9,063	*	9,063	*
David J. LaRue	6,563	*	6,563	*	6,563	*	6,563	*
Harold S. Haller	4,263	*	4,263	*	4,263	*	4,263	*
All executive officers and trustees as a group (10 persons)	11,373,236	26.5%	10,583,550	28.1%	11,373,236	19.7%	10,583,550	20.1%
Other More than Five Percent Beneficial Owners
Robert J. Amsdell Family Irrevocable Trust(7)	3,921,850	9.2%	3,921,850	10.4%	3,921,850	6.8%	3,921,850	7.5%
Loretta Amsdell Family Irrevocable Trust(7)	3,921,850	9.2%	3,921,850	10.4%	3,921,850	6.8%	3,921,850	7.5%
Wellington Management Company, LLP(8)	1,964,200	4.6%	1,964,200	5.2%	1,964,200	3.4%	1,964,200	3.7%

*	Indicates amount owned is less than 1%

(1)	Shares and units beneficially owned include 7,843,700 shares owned by affiliated entities and related family trusts of Robert J. Amsdell, Barry L. Amsdell and Todd C. Amsdell (which entities and trusts we refer to herein collectively as the “Amsdell Entities”) as follows: (a) 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is the business advisor and, in such capacity, has, under the trust agreements, the sole power to direct the voting and disposition of the shares; and (b) 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is also the business advisor and, in such capacity, has, under the trust agreements, the sole power to direct the voting and disposition of the shares. The beneficiaries of these two trusts are comprised of members of the families of Robert J. Amsdell and Loretta Amsdell, who is the wife of Barry L. Amsdell. Also includes 429,789 shares owned directly by Todd C. Amsdell, 62,500 shares issuable in satisfaction of a grant of deferred shares made under our equity incentive plan concurrently with the closing of our IPO and 66,667 shares issuable upon the exercise of options which are exercisable within 60 days of August 31, 2005.

(2)	Shares and units beneficially owned include 1,524,358 units owned by the Amsdell Entities as follows: (a) 337,756 units owned by Amsdell Holdings I, Inc., of which Robert J. Amsdell is the President, a director and 50% shareholder, which are redeemable for cash or, at our option, shares within 60 days of August 31, 2005; (b) 187,249 units owned by Amsdell & Amsdell general partnership, of which Robert J. Amsdell is a 50% general partner, which are redeemable for cash or, at our option, shares within 60 days of August 31, 2005; (c) 604,510 units owned by a trust of which Robert J. Amsdell is the sole trustee and whose equal beneficiaries are Robert J. Amsdell and his brother, Barry L. Amsdell, which are redeemable for cash or, at our option, shares within 60 days of August 31, 2005; and (d) 394,843 units owned by Rising Tide Development, of which Robert J. Amsdell owns a 50% interest. Also includes 150,804 shares owned directly by Robert J. Amsdell. Shares and units beneficially owned do not include (a) 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust, of which Todd C. Amsdell (the son of Robert J. Amsdell) is the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares, and (b) 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is also the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares. The beneficiaries of these two trusts are comprised of members of the families of Robert J. Amsdell and Loretta Amsdell, who is the wife of Barry L. Amsdell.

(3)	Shares and units beneficially owned include 919,848 units owned by Amsdell Entities as follows: (a) 337,756 units owned by Amsdell Holdings I, Inc., of which Barry L. Amsdell is an officer, director and 50% shareholder, which are redeemable for cash or, at our option, shares within 60 days of August 31, 2005; and (b) 187,249 units owned by Amsdell & Amsdell general partnership, of which Barry L. Amsdell is a 50% general partner, which are redeemable for cash or, at our option, shares within 60 days of August 31, 2005; and (c) 394,843 units owned by Rising Tide Development, of which Barry L. Amsdell owns a 50% interest. Also includes 150,804 shares owned directly by Barry L. Amsdell. Shares and units beneficially owned do not include 604,510 units owned by a trust of which Robert J. Amsdell is the sole trustee and whose equal beneficiaries are Robert J. Amsdell and his brother, Barry L. Amsdell. Robert J. Amsdell has sole voting and dispositive power with respect to the units owned by this trust. Shares and units beneficially owned also do not include (a) 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust, of which Todd C. Amsdell (the nephew of Barry L. Amsdell) is the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares, and (b) 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is also the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares. The beneficiaries of these two trusts are comprised of members of the families of Robert J. Amsdell and Loretta Amsdell, who is the wife of Barry L. Amsdell.

(4)	Comprised of 500 shares owned directly by Steven G. Osgood, 62,500 shares issuable in satisfaction of grants of deferred share units made under our equity incentive plan concurrently with the closing of our IPO and 66,667 shares issuable upon the exercise of options which are exercisable within 60 days of August 31, 2005.

(5)	Comprised of 18,750 shares issuable in satisfaction of grants of deferred share units made under our equity incentive plan concurrently with the closing of our IPO and 33,334 shares issuable upon the exercise of options which are exercisable within 60 days of August 31, 2005.

(6)	Comprised of 1,000 shares held by William M. Diefenderfer’s 401(k) plan, 1,000 shares held by a trust for the benefit of his son and 7,063 shares owned directly.

(7)	Each trust has reported in a Schedule 13D filing that it possessed shared voting power and shared dispositive power over the shares held by the respective trust. Todd C. Amsdell is the business advisor of each trust and, in such capacity, has the sole power, under the trust agreements, to direct the voting and disposition of these shares. See footnote (1). The trustee of each trust is Bernard L. Karr. The address of each trust is c/o Bernard L. Karr, trustee, McDonald Hopkins Co., LPA, 600 Superior Avenue, E., Suite 2100, Cleveland, Ohio 44114.

(8)	Based on information provided by Wellington Management Company, LLP in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, Wellington Management has shared dispositive power with respect to 1,938,800 of these shares and shared voting power with respect to 1,455,100 of these shares. Wellington Management’s address is 605 Third Avenue, New York, New York 10158.
      The determination that there were no other persons, entities or groups known to us to beneficially hold more than 5% of our common shares was based on a review of all reports filed with respect to U-Store-It Trust since our IPO with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.

DESCRIPTION OF SHARES
      The following is a summary of the material terms of our shares of beneficial interest. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
General
      Our declaration of trust provides that we may issue up to 200,000,000 common shares of beneficial interest, par value $0.01 per share, and 40,000,000 preferred shares of beneficial interest, par value $0.01 per share. As of June 30, 2005, there were 37,345,162 common shares issued and outstanding and no preferred shares issued and outstanding.
      Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.
Voting Rights of Common Shares
      Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest that we may issue, the holders of such common shares will possess exclusive voting power. There is no cumulative voting in the election of trustees. As a result, the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election. Our bylaws provide that a majority of the votes cast at a meeting of shareholders duly called at which a quorum is present is sufficient to approve any other matter which may properly come before the meeting, unless a higher vote is required under our bylaws, our declaration of trust or applicable statute.
      Under the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust provides that amendments to the declaration of trust and our merger with another entity may be approved by the affirmative vote of the holders of not less than a majority of all votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees will be permitted to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.
Dividends, Distributions, Liquidation and Other Rights
      All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends and distributions when authorized by our board of trustees, and declared by us out of assets legally available for the payment of dividends or distributions. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.
      Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares have equal dividend, liquidation and other rights.

Power to Reclassify Shares and Issue Additional Common Shares or Preferred Shares
      Our declaration of trust authorizes our board of trustees to classify any authorized but unissued common and preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the closing of this offering, no preferred shares will be outstanding.
      To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust allows us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.
      Holders of our common shares do not have preemptive rights, which means they have no right to acquire any additional shares that we may issue at a subsequent date.
Restrictions on Ownership and Transfer
      In order to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities).
      Because our board of trustees believes that it is essential for us to qualify as a REIT and for anti-takeover and other strategic reasons, our declaration of trust, subject to certain exceptions, contains restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that:

•	no person, other than an excepted holder or a designated investment entity (each as defined in our declaration of trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Code, more than 5%, in value or number of shares, whichever is more restrictive, of the outstanding common shares;

•	no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of preferred shares;

•	no excepted holder, which means certain members of the Amsdell family, certain trusts established for the benefit of members of the Amsdell family and certain related entities, may own directly or indirectly common shares if, under the applicable tax attribution rules of the Code, any single excepted holder who is treated as an individual would own more than 29%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, any two excepted holders treated as individuals would own more than 34%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, any three excepted holders treated as individuals would own more than 39%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, any four excepted holders treated as individuals would own more than 44%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, or any five excepted holders treated as individuals would own more than 49%, in value or number of shares, whichever is more restrictive, of our outstanding common shares;

•	no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of common shares;

•	no person shall beneficially or constructively own our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

      The excepted holder limit was established in light of the fact that Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain Amsdell Entities owned a substantial percentage of our common shares upon completion of our IPO. The excepted holder limit does not permit each excepted holder to own 29% of our common shares. Rather, the excepted holder limit prevents two or more excepted holders who are each treated as individuals under the applicable tax attribution rules from owning a higher percentage of our common shares than the maximum amount of common shares that could be owned by any one excepted holder (29%), plus the maximum amount of common shares that could be owned by any one or more other individual common shareholders who are not excepted holders (5%). We do not believe the 29% expected holder limit for certain members of the Amsdell family and certain related entities will jeopardize our REIT status because no other individual shareholder can own more than 5% of the value of our outstanding common shares. Accordingly, no five individuals can own more than 49% of our shares and, thus, we will be in compliance with the REIT qualification requirement prohibiting five or fewer individuals from owning more than 50% of the value of our outstanding shares.
      The declaration of trust defines a “designated investment entity” as:

1. an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

2. an entity that qualifies as a regulated investment company under Section 851 of the Code; or

3. an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power under the Securities Exchange Act of 1934, as amended;
so long as each beneficial owner of such entity, or in the case of an asset management company, the individual account holders of the accounts managed by such entity, would satisfy the 5% ownership limit if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.
      Our board of trustees may waive the 5% ownership limit, or the 9.8% designated investment entity limit, for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person’s ownership in excess of the 5% limit or the 9.8% limit, as applicable, would not jeopardize our qualification as a REIT.

      Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits, (b) the prohibited transferee would not acquire any right or interest in the shares, and (c) the shares in question will be automatically transferred to a charitable trust. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
      All certificates representing our shares bear a legend referring to the restrictions described above.
      Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
      These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.
Transfer Agent and Registrar
      The transfer agent and registrar for our common shares is LaSalle Bank National Association.
Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws
      The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and bylaws.

Number of Trustees; Vacancies
      Our declaration of trust and bylaws provide that the number of our trustees will be established by a vote of a majority of the members of our board of trustees. Currently, we have seven trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualified. Under Maryland law, our board may elect to create staggered terms for its members.
      Our bylaws provide that at least a majority of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange.

Removal of Trustees
      Our declaration of trust provides that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations
      Our board of trustees has approved a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.
A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.
      After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.
These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
      The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions
      Our bylaws contain a provision exempting any and all acquisitions of our shares from the provisions of the Maryland Control Share Acquisition Act. However, our board of trustees may opt to make these provisions applicable to an acquisition of our shares at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares beneficially owned by the acquiring person in a control share acquisition or by our officers or by our trustees who are our employees are excluded from the shares entitled to vote in accordance with the immediately preceding sentence. “Control shares” are shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
      A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.
      If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Merger, Amendment of Declaration of Trust
      Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our declaration of trust provides that amendments to the declaration of trust and our merger with another entity may be approved by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees will be permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

Limitation of Liability and Indemnification
      Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.
      Our declaration of trust requires us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws will require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.
      Maryland law permits us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.
      However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Operations
      We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination
      Our declaration of trust became operative on July 26, 2004 and provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders
      Under our bylaws, annual meetings of shareholders are to be held each year during the month of May at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer. Additionally, special meetings of the shareholders shall be called by the Chairman of our board of trustees upon the written request of shareholders entitled to cast at least a majority of votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business
      Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•	by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.
      With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•	provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws
      The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

SHARES ELIGIBLE FOR FUTURE SALE
      Upon completion of this offering, we will have outstanding approximately 52.3 million common shares, assuming no exercise of outstanding options to purchase common shares under our equity incentive plan. Of these shares, the 15.0 million shares sold in this offering and the 28.75 million shares sold in our IPO are or will be freely transferable without restriction or further registration under the Securities Act, except for any shares held, or purchased in this offering, by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining approximately 8.6 million shares expected to be outstanding immediately after completion of this offering, plus any shares purchased by affiliates in this offering, will be “restricted shares” as defined in Rule 144.
      In addition, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell, the Amsdell Entities, each of our other senior officers and each of our other trustees who beneficially own common shares as of the date of this prospectus have agreed under written “lock-up” agreements not to sell any common shares or any securities which may be converted into or exchanged for any common shares for 90 days from the date of this prospectus without the prior written consent of the representative of the underwriters. See “Underwriting — Lock-Up Agreements,” beginning on page 155.
Rule 144
      In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding common shares; or

•	the average weekly trading volume of the common shares on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.
      Sales under Rule 144 are also subject to volume limitations, manner of sale provisions, notice requirements and the availability of current public information about us.
      Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us or any of our affiliates at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.
Registration Rights
      We have granted Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities who acquired common shares or units in our formation transactions which took place at the time of our IPO certain registration rights with respect to the common shares that they acquired in the formation transactions as well as the common shares that may be acquired by them in connection with the exercise of the redemption rights under the partnership agreement with respect to their operating partnership units. An aggregate of approximately 9.7 million common shares acquired in the formation transactions are subject to a registration rights agreement (including approximately 1.1 million shares issuable upon redemption of approximately 1.1 million operating partnership units issued in the formation transactions). Beginning as early as October 27, 2005, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities will be entitled to require us to register their shares for public sale subject to certain exceptions, limitations and conditions precedent. For example, their exercises will be subject to customary provisions restricting registration rights in the event of corporate events affecting us. We will bear expenses incident to our registration requirements under the registration rights agreement, including the reasonable fees and disbursements of counsel to the persons exercising registration rights in connection with their exercise of the registration rights, except that such expenses shall not include any brokerage and sales commissions or any transfer taxes relating to the sale of such shares.
      In addition, we have granted Rising Tide Development certain registration rights with respect to the common shares that may be acquired by them in connection with the exercise of their redemption rights under the partnership agreement with respect to the operating partnership units received in connection with our acquisition of three option facilities. An aggregate of approximately 0.4 million common shares (which shares are issuable upon redemption of approximately 0.4 million operating partnership units issued in connection with our option exercises) are subject to a registration rights agreement. Beginning as early as January 2006, Rising Tide Development will be entitled to require us to register approximately 0.2 million of such common shares for public sale subject to certain exceptions, limitations and conditions precedent. Rising Tide Development will be entitled to require us to register the remaining approximately 0.2 million common shares for public sale, subject to certain exceptions, limitations and conditions precedent, beginning as early as March 2006. Rising Tide Development’s exercise of its registration rights will be subject to customary provisions restricting registration rights in the event of corporate events affecting us. We will bear expenses incident to our registration requirements under the registration rights agreement, including the reasonable fees and disbursements of counsel to the persons exercising registration rights in connection with their exercise of the registration rights, except that such expenses shall not include any brokerage and sales commissions or any transfer taxes relating to the sale of such shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      For purposes of the following discussion, references to “our company,” “we” and “us” mean only U-Store-It Trust and not its subsidiaries or affiliates. The following discussion describes the material U.S. federal income tax considerations relating to our taxation as a REIT, and the acquisition, ownership and disposition of our common shares being sold in this offering. Because this is a summary that is intended to address only federal income tax considerations relating to the ownership and disposition of our common shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax considerations for you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. corporation or individual who is not taxed as a citizen or resident of the United States, all of which may be referred to collectively as “non-U.S. persons,”

•	a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

•	subject to the alternative minimum tax provisions of the Code,

•	holding the shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•	holding the shares through a partnership or similar pass-through entity,

•	a person with a “functional currency” other than the U.S. dollar,

•	beneficially or constructively holding 10% or more (by vote or value) of the beneficial interest in us,

•	a U.S. expatriate, or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold the shares as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.
      Hogan & Hartson L.L.P. has rendered the opinions described below under “Tax Opinions Received by Us in Connection with this Offering.” You should be aware that the opinions are based on current law and are not binding on the IRS or any court. The Internal Revenue Service may challenge Hogan & Hartson L.L.P.’s opinions, and such a challenge could be successful.
      The information in this section is based on the Code, current, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.
      Each prospective investor is advised to consult his or her tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of our common shares. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common shares and the effect of the provisions in the American Jobs Creation Act on your ownership of our shares.
Taxation and Qualification of Our Company as a REIT
      General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our first taxable year ending December 31, 2004. A REIT generally is not subject to federal income tax on the income that it distributes currently to shareholders provided that the REIT meets the applicable REIT distribution requirements and other requirements for qualification as a REIT under the Code. We believe that we have been and that we are organized and have operated and we intend to continue to operate, in a manner to qualify for taxation as a REIT under the Code. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future change in our circumstances, we cannot provide any assurances that we will be organized or operated in a manner so as to satisfy the requirements for qualification and taxation as a REIT under the Code, or that we will meet in the future the requirements for qualification and taxation as a REIT. See “— Failure to Qualify as a REIT,” beginning on page 143.
      The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.
      Tax Opinions Received by Us in Connection with this Offering. Hogan & Hartson L.L.P. has acted as our tax counsel in connection with this offering of our common shares. Hogan & Hartson L.L.P has rendered to us an opinion to the effect that, commencing with our taxable year ending December 31, 2004, we have been and we are organized in conformity with the requirements for qualification and taxation as a REIT, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Hogan & Hartson L.L.P. has rendered an opinion that this section, to the extent that it describes applicable U.S. federal income tax law, is correct in all material respects. Hogan & Hartson L.L.P. also has rendered to us an opinion to the effect that our operating partnership will be taxed for federal income tax purposes as a partnership and not as an association taxable as a corporation. It must be emphasized that these opinions are based on various assumptions and representations as to factual matters, including factual representations made by us in a certificate provided by one of our officers. In addition, these opinions are based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Hogan & Hartson L.L.P. has no obligation to update its opinions rendered to us in connection with this offering or to monitor or review our compliance with the various REIT qualification and partnership classification requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “— Failure to Qualify as a REIT,” beginning on page 143.

      Taxation. For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that are received. Currently, however, shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT “C” corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.
      While we generally will not be subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to federal income tax as follows:

1. We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

2. We may be subject to the “alternative minimum tax” on our undistributed items of tax preference, if any.

3. If we have (1) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to tenants in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

4. Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to tenants in the ordinary course of business other than foreclosure property.

5. If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

6. We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which federal income tax was paid if we fail to make the required distributions by the end of a calendar year. The required distributions for each calendar year is equal to the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

7. We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

8. If we acquire any assets from a non-REIT “C” corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if we disposed of those assets within 10 years after they were acquired. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset.

9. With regard to our 2005 and subsequent taxable years, if we fail to satisfy one of the REIT asset tests (other than certain de minimis failures), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

10. With regard to our 2005 and subsequent taxable years, if we fail to satisfy certain of the requirements under the Code the failure of which would result in the loss of our REIT status, and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure in order to maintain our qualification as a REIT.

11. If we fail to comply with the requirements to send annual letters to our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.
      Furthermore, notwithstanding our status as a REIT, we also may have to pay certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income.
      If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a non-REIT “C” Corporation, some of the dividends we pay to our shareholders during the following year may be subject to tax at the reduced capital gains rates, rather than taxed at ordinary income rates. See “— U.S. Taxation of Taxable U.S. Shareholders Generally — Qualified Dividend Income,” beginning on page 147.
      Requirements for Qualification as a Real Estate Investment Trust. The Code defines a “REIT” as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7) that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.
      The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Condition (6) must be met during the last half of each taxable year. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.
      We believe that we have been organized, have operated and have issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our declaration of trust contain restrictions regarding the transfer of shares of beneficial interest that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT (except as described in the next paragraph).
      To monitor our compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.
      To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We elected to be taxed as a REIT beginning with our first taxable year in 2004 and we do not believe that we have succeeded to any earnings and profits of a “C” corporation that were not distributed prior to December 31, 2004. Therefore, we do not believe we had any undistributed non-REIT earnings and profits.
      Ownership of Interests in Partnerships and Limited Liability Companies. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be, based on its capital interests in such partnership or limited liability company. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which we own an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below.
      We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in “— Tax Aspects of Our Ownership of Interests in the Operating Partnership, and other Partnerships and Limited Liability Companies.” We have control of our operating partnership and substantially all of the subsidiary partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification and taxation as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.
      Ownership of Interests in Qualified REIT Subsidiaries. We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Income of a qualified REIT subsidiary will not be subject to federal income tax, although it may be subject to state and local taxation in some states. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “— Asset Tests Applicable to REITs,” beginning on page 139.
      Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, which has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities, (other than certain “straight debt” securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. If dividends are paid to us by our taxable REIT subsidiary, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “— U.S. Taxation of Taxable U.S. Shareholders Generally — Qualified Dividend Income,” beginning on page 147.
      Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between us and our taxable REIT subsidiary ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. In addition, we will be obligated to pay a 100% penalty tax on some payments we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiary, and any future taxable REIT subsidiaries acquired by us, may make interest and other payments to us and to third parties in connection with activities related to our facilities. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct certain interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.
      U-Store-It Mini Warehouse Co. is taxable as a regular corporation and has elected, together with us, to be treated as our taxable REIT subsidiary. Although we do not currently hold an interest in any other taxable

REIT subsidiaries, we may acquire securities in one or more additional taxable REIT subsidiaries or elect to treat a subsidiary in which we currently own securities as a taxable REIT subsidiary in the future.
      Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests which are applied on an annual basis. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on related property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.
      Rents we receive will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging property and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property;” and

•	We generally must not provide directly impermissible tenant services to the tenants of a property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no income or a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered primarily for the convenience of the tenant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may provide through an independent contractor or a taxable REIT subsidiary, which may be wholly or partially owned by us, both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” If the total amount of income we receive from providing impermissible tenant services at a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as “rents from real property.” Impermissible tenant service income is deemed to be at least 150% of our direct cost in providing the service.
      We monitor (and intend to continue to monitor) the activities provided at, and the non-qualifying income arising from, our facilities and believe that we have not provided services that will cause us to fail to meet the income tests. We provide some services and may provide access to third party service providers at some or all of our facilities. Based upon our experience in the markets where the facilities are located, we believe that all access to service providers and services provided to tenants by us (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the IRS will agree with these positions.
      “Interest” generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of gross receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.
      Our share of any dividends received from U-Store-It Mini Warehouse Co. and from other corporations in which we own an interest (other than qualified REIT subsidiaries) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from U-Store-It Mini Warehouse Co. or other such corporations to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.
      From time to time, we might enter into hedging transactions with respect to one or more of our assets or liabilities, including interest rate swap or cap agreements, options, futures contracts, or any similar financial instruments. For taxable years prior to 2005, to the extent that such financial instruments were entered into to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic payments or gains from disposition were treated as qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. If, however, part or all of the indebtedness was incurred for other purposes, then part or all of the income for such years would be non-qualifying income for purposes of both the 75% and the 95% gross income tests. For our 2005 and subsequent taxable years, income or gain from hedging transactions will be disregarded for purposes of the 95% gross income test if the hedge is entered into in the normal course of our business primarily to manage the risk of interest rate changes with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets and we meet specified identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we disclose to the IRS the sources of our income as required by the Code and applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. As discussed above, under “— Taxation and Qualification of Our Company as a REIT — General,” beginning on page 132 even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.
      Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to tenants in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to tenants in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. However, we will not be treated as a dealer in real property with respect to a property that it sells for the purposes of the 100% tax if (i) we have held the property for at least four years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the four years preceding the sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.” We intend to hold our facilities for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our facilities and to make occasional sales of the facilities as are consistent with our investment objectives. However, the IRS may successfully contend that some or all of the sales made by us or our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.
      Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to us by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.
      While we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.
      Asset Tests Applicable to REITs. At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets.

(1) at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include our allocable share of real estate assets held by our operating partnership and the partnership and limited liability company subsidiaries of our operating partnership that are treated as partnership or disregarded entities for federal income tax purposes, as well as stock or debt instruments that are purchased with the proceeds of an offering of shares or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

(2) not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class (e.g., securities that qualify as real estate assets and government securities);

(3) except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purpose of the 75% test described in clause (1):

•	the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•	we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below; and

(4) not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.
      Securities for purposes of the asset tests may include debt securities. However, the Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% value test: (1) securities that meet the “straight debt” safe-harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rent from real property; (4) rental agreements described in Section 467 of the Code; (5) any security issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS. In addition, for purposes of the 10% value test only, to the extent we hold debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities.
      Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.
      Our operating partnership owns 100% of the interests of U-Store-It Mini Warehouse Co. We are considered to own our pro rata share (based on our ownership in the operating partnership) of the interests in U-Store-It Mini Warehouse Co. equal to our proportionate share (by capital) of the operating partnership. U-Store-It Mini Warehouse Co. has elected, together with us, to be treated as our taxable REIT subsidiary. So long as U-Store-It Mini Warehouse Co. qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership interest. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our interest in our taxable REIT subsidiary does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed, and believe in the future it will not exceed, 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer complies with the 10% voting securities limitation and 10% value limitation. However, no independent appraisals have been obtained to support these conclusions. In this regard, however, we cannot provide any assurance that the IRS might disagree with our determinations.
      The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the 25%, 20% or 5% asset tests solely by reason of changes in the relative values of our assets. If failure to satisfy the 25%, 20% or 5% asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. An acquisition of securities could result from our increasing our interest in our operating partnership, the exercise by limited partners of their redemption right relating to units in the operating partnership or an additional capital contribution of proceeds of an offering of our shares of beneficial interest. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions described in the next paragraph.
      Furthermore, for our 2005 and subsequent taxable years, the failure to satisfy the asset tests can be remedied even after the 30-day cure period under certain circumstances. If the total value of the assets that caused a failure of the 5% asset test, the 10% voting securities test or the 10% value test does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests (including the 75%, 25% and the 20% asset tests) attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and file in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets. The applicable Treasury regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.
      Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of:

•	90% of our “REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”
      In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

      We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our shareholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential — i.e., every shareholder of the class of shares with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.
      We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable dividends in order to meet the distribution requirements.
      Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.
      Furthermore, we will be required to pay a 4% nondeductible excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.
      Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax and excess distributions from the immediately preceding year may be carried over.
      A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.
      Record-Keeping Requirements. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT
      If we fail to comply with one or more of the conditions required for qualification as a REIT (other than asset tests and the income tests that have the specific savings clauses discussed above in “— Taxation and Qualification of Our Company as a REIT — Asset Tests Applicable to REITs,” beginning on page 139 and “— Taxation and Qualification of Our Company as a REIT — Income Tests Applicable to REITs,” beginning on page 137), we can avoid termination of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains earned by us. Non-corporate shareholders currently would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. There can be no assurance that we would be entitled to any statutory relief.
Tax Aspects of Our Ownership of Interests in the Operating Partnership and other Partnerships and Limited Liability Companies
      General. Substantially all of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we expect will be treated as partnerships or as disregarded entities for federal income tax purposes. In general, entities that are classified as partnerships or as disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets, based on capital interests, of assets held by our operating partnership, including its share of assets held by its subsidiary partnerships and limited liability companies. See “— Taxation and Qualification of Our Company as a REIT — Requirements for Qualification as a Real Estate Investment Trust,” beginning on page 134 and “— Taxation and Qualification of Our Company as a REIT — Ownership of Interests in Partnerships and Limited Liability Companies,” beginning on page 135.
      Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership or disregarded entity, and assert that such entity is an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change, which could preclude us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Taxation and Qualification of Our Company as a REIT — Asset Tests Applicable to REITs,” beginning on page 139 and “— Taxation and Qualification of Our Company as a REIT — Income Tests Applicable to REITs,” beginning on page 137. This, in turn, would prevent us from qualifying as a REIT. See “— Failure to Qualify as a REIT,” beginning on page 143 for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership’s or a subsidiary partnership’s or limited liability company’s status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

      Our operating partnership and each of our other partnerships and limited liability companies (other than an entity that has elected to be a taxable REIT subsidiary) intend to claim classification as a partnership or as a disregarded entity for federal income tax purposes and we believe that they will be classified as either partnerships or as disregarded entities. As described above, Hogan & Hartson L.L.P. will render an opinion to the effect that the operating partnership will be taxed for federal income tax purposes as a partnership and not as an association taxable as a corporation. See “— Taxation and Qualification of Our Company as a REIT — Tax Opinions Received by Us in Connection with this Offering,” beginning on page 132. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including factual representations made by us in a certificate provided by one of our officers. Hogan & Hartson L.L.P. has no ongoing obligation to update its opinion rendered to us in connection with this offering.
      A partnership is a “publicly-traded partnership” under Section 7704 of the Code if:

(1) interests in the partnership are traded on an established securities market; or

(2) interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.
      Our company and the operating partnership currently take the reporting position for federal income tax purposes that the operating partnership is not a publicly-traded partnership. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for common shares could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market, or on the substantial equivalent of a secondary market, if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. We and the operating partnership believe that the operating partnership will qualify for at least one of these safe harbors at all times in the foreseeable future. The operating partnership cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.
      If the operating partnership is a publicly-traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly-traded partnership. The income requirements applicable to us in order for it to qualify as a REIT under the Code and the definition of qualifying income under the publicly-traded partnership rules are very similar. Although differences exist between these two income tests, we does not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly-traded partnerships.
      Allocations of Partnership Income, Gain, Loss and Deduction. The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.
      Tax Allocations with Respect to the Facilities. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value of the property and its adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property will be contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for certain facilities initially contributed to our operating partnership in connection with our formation transactions. To the extent we use the traditional method, a description of this method is below.
      Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed facilities in the hands of our operating partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all contributed facilities were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such facilities, could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to the sale, with a corresponding benefit to the contributing partners. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from the operating partnership. This excess taxable income is sometimes referred to as “phantom income” and will be subject to the REIT distribution requirements described in “— Annual Distribution Requirements Applicable to REITs.” Because we rely on our cash distributions from the operating partnership to meet the REIT distribution requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements and cause our shareholders to recognize additional dividend income without an increase in distributions. See “— Taxation and Qualification of Our Company as a REIT — Requirements for Qualification as a Real Estate Investment Trust,” beginning on page 134 and “— Taxation and Qualification of Our Company as a REIT — Annual Distribution Requirements Applicable to REITs,” beginning on page 141.
      We, as the general partner of our operating partnership, have the sole discretion to select which method set forth in the applicable Treasury regulations to use to account for book-tax differences for other facilities acquired by our operating partnership in the future. Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value and, accordingly, Section 704(c) of the Code will not apply.
Federal Income Tax Considerations for Holders of Our Common Shares
      When we use the term “U.S. shareholder,” we mean a holder of our common shares that is, for United States federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•	a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for United States federal income tax purposes that was created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	in general, a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders.

      If you hold our common shares and are not a U.S. shareholder, you are a “non-U.S. shareholder.” If a partnership holds our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common shares.
U.S. Taxation of Taxable U.S. Shareholders Generally
      Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. For purposes of determining whether distributions to holders of common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding common shares.
      To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted tax basis that each U.S. shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.
      Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. shareholders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.
      Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. shareholder’s tax liability on the undistributed capital gain. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.
      We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

      We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.
      Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.
      Qualified Dividend Income. With respect to shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1) the qualified dividend income received by us during such taxable year from non-REIT “C” corporations (including our corporate subsidiaries, other than qualified REIT subsidiaries, and our taxable REIT subsidiaries);

(2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the federal income tax paid by us with respect to such built-in gain.
      Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.
      Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.
      Dispositions of Our Shares. If a U.S. shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the U.S. shareholder’s holding period in the asset (generally, if an asset has been held for more than one year, such gain or loss will be long-term capital gain or loss) and the U.S. shareholder’s tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of common shares that have been held for six months or less, after applying the holding period rules, will be treated be such U.S. shareholders as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains. Shareholders are advised to consult their own tax advisors with respect to the capital gain to liability.
U.S. Taxation of Tax-Exempt Shareholders
      Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its common shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from us and gain from the sale of our common shares will not be unrelated business taxable income, or UBTI to a tax-exempt shareholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.
      For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult with their own tax advisors concerning these set aside and reserve requirements.
      Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

•	at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.
      The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our common and preferred shares contained in our charter, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above should be inapplicable to our tax-exempt shareholders.

U.S. Taxation of Non-U.S. Shareholders
      The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common shares by non-U.S. shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

Distributions Generally
      As described in the discussion below, distributions paid by us with respect to our common shares will be treated for federal income tax purposes as either:

•	ordinary income dividends;

•	long-term capital gain; or

•	return of capital distributions.
This discussion assumes that our shares will continue to be considered regularly traded on an established securities market for purposes of the “FIRPTA” provisions described below. If our shares are no longer regularly traded on an established securities market, the tax considerations described below would differ.
      Ordinary Income Dividends. A distribution paid by us to a non-U.S. common shareholder will be treated as an ordinary income dividend if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is not attributable to our net capital gain; or

•	the distribution is attributable to our net capital gain from the sale of “U.S. real property interests” and the non-U.S. common shareholder owns 5% or less of the value of our common shares at all times during the taxable year during which the distribution is paid.
      Ordinary dividends that are effectively connected with a U.S. trade or business of the non-U.S. shareholder will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates in the same manner as U.S. shareholders (including any applicable alternative minimum tax).
      Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.
      Return of Capital Distributions. A distribution in excess of our current and accumulated earnings and profits will be taxable to a non-U.S. shareholder, if at all, as gain from the sale of common shares to the extent that the distribution exceeds the non-U.S. shareholder’s basis in its common shares. A distribution in excess of our current and accumulated earnings and profits will reduce the non-U.S. shareholder’s basis in its common shares and will not be subject to U.S. federal income tax.
      We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

      Capital Gain Dividends. A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is attributable to our net capital gain (other than from the sale of “U.S. real property interests”) and we timely designate the distribution as a capital gain dividend; or

•	the distribution is attributable to our net capital gain from the sale of “U.S. real property interests” and the non-U.S. common shareholder owns more than 5% of the value of common shares at any point during the taxable year in which the distribution is paid.
      Due to recent amendments to the REIT taxation provisions in the Code, it is not entirely clear whether designated capital gain dividends described in the first bullet point above (that is, distributions attributable to net capital gain from sources other than the sale of “U.S. real property interests”) that are paid to non-U.S. shareholders who own less than 5% of the value of common shares at all times during the relevant taxable year will be treated as long-term capital gain to such non-U.S. shareholders. If we were to pay such a capital gain dividend, non-U.S. shareholders should consult their tax advisors regarding the taxation of such distribution. Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of “U.S. real property interests” generally will not be subject to U.S. tax in the hands of the non-U.S. shareholder unless:

•	the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

•	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.
      Under the Foreign Investment in Real Property Tax Act, referred to as “FIRPTA,” distributions that are attributable to net capital gain from the sales by us of U.S. real property interests and paid to a non-U.S. shareholder that owns more than 5% of the value of common shares at any time during the taxable year during which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend.
      Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder that owns more than 5% of the value of common shares at any time during the taxable year during which the distribution is paid will be subject to special withholding rules under FIRPTA. We will be required to withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, whether or not the distribution is attributable to the sale by us of U.S. real property interests. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.
      Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gain to the non-U.S. shareholder, and generally to receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax advisor regarding the taxation of such undistributed capital gain.

      Sale of Our Common Shares. Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common shares generally would not be subject to United States taxation unless:

(1) the investment in our common shares is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

(2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from United States sources for the taxable year; or

(3) our common shares constitute a United States real property interest within the meaning of FIRPTA, as described below.
      Our common shares will not constitute a United States real property interest if we are a domestically controlled REIT. We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our common shares is held directly or indirectly by non-U.S. shareholders.
      We believe that we will be a domestically controlled REIT and, therefore, that the sale of our common shares by a non-U.S. shareholder would not be subject to taxation under FIRPTA. Because our common shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT.
      Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells our common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

(1) the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

(2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-U.S. shareholders held such class or series of shares or the five-year period ending on the date of the sale or exchange.
      If gain on the sale or exchange of our common shares by a non-U.S. shareholder were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular United States federal income tax with respect to any gain on a net basis in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.
Information Reporting and Backup Withholding Tax Applicable to Shareholders
      U.S. Shareholders. In general, information-reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2) the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s United States federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.
      Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.
      The payment of the proceeds from the disposition of our common shares to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. shareholders, or the withholding tax for non-U.S. shareholders, as applicable, unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, a foreign partnership 50% or more of whose interests are held by partners who are United States persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a United States office of a United States or foreign broker unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.
      Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of the these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.
      Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. shareholder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult with their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.
Other Tax Consequences
      We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our common shares.
      A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our taxable REIT subsidiaries and we are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

Sunset of Reduced Tax Rate Provisions
      Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate of 15% (rather than 20%) on long-term capital gains for taxpayers taxed at individual rates, including the application of the long-term capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.
Tax Shelter Reporting
      If a holder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

UNDERWRITING
      Lehman Brothers Inc. is acting as representative of the underwriters. Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of common shares shown opposite its name below:

Number of
Underwriters	Shares

Lehman Brothers Inc.
Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC
A.G. Edwards & Sons, Inc.
Raymond James & Associates, Inc.
Banc of America Securities LLC
KeyBanc Capital Markets, a division of McDonald Investments Inc.
Harris Nesbitt Corp.
Total	15,000,000

      The underwriting agreement provides that the underwriters’ obligation to purchase common shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the common shares offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.
Commissions and Expenses
      The representative of the underwriters has advised us that the underwriters propose to offer the common shares directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $           per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $           per share to other dealers. After the offering, the representative may change the offering price and other selling terms.
      The expenses of the offering that are payable by us are estimated to be $1.3 million (exclusive of underwriting discount and commissions).
Underwriting
      The following table summarizes the underwriting discount and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise

Per share	$	$
Total	$	$
Option to Purchase Additional Shares
      We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 2,250,000 shares at the public offering price less underwriting discount and commissions. This option may be exercised if the underwriters sell more than 15,000,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.
Lock-Up Agreements
      We, all of our trustees and executive officers and the Amsdell Entities have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common shares or any securities that may be converted into or exchanged for any common shares, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares, make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any common shares or securities convertible, exercisable or exchangeable into common shares or any of our other securities or publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this prospectus other than permitted transfers.
      The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;
in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.
Indemnification
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.
Stabilization, Short Positions and Penalty Bids
      In connection with this offering, Lehman Brothers may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.
      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
      A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.
      Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Stamp Taxes
      If you purchase common shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.
Relationships
      Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions. Lehman Brothers and its affiliates are lenders under six of our existing fixed rate multi-facility mortgage loans. In addition, affiliates of Lehman Brothers, Wachovia Securities and Harris Nesbitt are lenders under our revolving credit facility. The balance of our revolving credit facility will be repaid with net proceeds from this offering.

LEGAL MATTERS
      The validity of the common shares and certain tax matters will be passed upon for us by Hogan & Hartson L.L.P. The validity of the common shares will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. In rendering their opinion, Sullivan & Cromwell LLP will rely as to matters of Maryland law on Miles & Stockbridge P.C., Baltimore, Maryland.
EXPERTS
      The consolidated balance sheet of U-Store-It Trust and subsidiaries as of December 31, 2004 and the consolidated and combined balance sheet of Acquiport/ Amsdell (which term is described in Note 1 of such financial statements) as of December 31, 2003; the consolidated statements of operations, shareholders’ equity, and cash flows of U-Store-It Trust and subsidiaries for the period from October 21, 2004 (commencement of operations) through December 31, 2004, and the related financial statement schedule; the consolidated and combined statements of operations, owners’ equity (deficit), and cash flows of Acquiport/ Amsdell for the period from January 1, 2004 through October 20, 2004, and for the years ended December 31, 2003 and 2002; and the combined statement of revenues and certain expenses of the properties known as the Rising Tide Combined Properties for the years ended December 31, 2004, 2003 and 2002, all included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
      The summary of historical information relating to combined operating revenues and specific expenses of selected self storage facilities owned by National Self Storage Operating Entities for the year ended December 31, 2004 included in this registration statement has been so included in reliance on the reports of Clifton Gunderson LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
      The statement of revenues and certain expenses of Liberty Self-Stor, Inc. and Subsidiaries — Selected Facilities for the year ended December 31, 2004 included in this registration statement has been so included in reliance on the reports of Grant Thornton, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The combined statement of revenue and certain operating expenses of Ford Storage for the year ended December 31, 2004; the combined statement of revenue and certain operating expenses of A-1 Storage for the year ended December 31, 2004; the statement of revenue and certain operating expenses of Clifton Storage for the year ended December 31, 2004; and the combined statement of revenue and certain operating expenses of Texas Storage Portfolio for the year ended December 31, 2004; all included in this registration statement have been so included in reliance on the reports of The Schonbraun McCann Group, LLC, independent accountants, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares we propose to sell in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed and each statement in this prospectus is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and

Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Copies of such material also can be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission’s toll-free number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a website, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.
      We are required to comply with the informational requirements of the Securities Exchange Act of 1934 and, accordingly, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and internet site of the Securities and Exchange Commission referred to above. Such reports, proxy statements and other information are not part of this prospectus.
      In addition, we maintain a website that contains information about us at http://www.u-store-it.com. Information contained on our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”):
Unaudited Pro Forma Condensed Consolidated Financial Information	F-3
Unaudited Pro Forma Condensed Consolidated Balance Sheet Information as of June 30, 2005	F-4
Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2005	F-5
Unaudited Pro Forma Condensed Consolidated Statement of Income for the six months ended June 30, 2005	F-8
Notes to the Unaudited Pro Forma Condensed Consolidated Income Statement for the six months ended June 30, 2005	F-9
Unaudited Pro Forma Condensed Consolidated Statement of Income for the twelve months ended December 31, 2004	F-13
Notes to the Unaudited Pro Forma Condensed Consolidated Income Statement for the twelve months ended December 31, 2004	F-14

UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF THE COMPANY AND ACQUIPORT/ AMSDELL (THE “PREDECESSOR”):
Consolidated Balance Sheets as of June 30, 2005 and December 31, 2004 (unaudited)	F-22
 Consolidated and Combined Statements of Operations for the Company for the three months and six months ended June 30, 2005 (unaudited) and Consolidated and Combined Statements of Operations for the Predecessor for the three months and six months ended June 30, 2004 (unaudited)
F-23
Consolidated Statements of Shareholders’ Equity for the Company for the six months ended June 30, 2005 (unaudited)	F-24
 Consolidated Statement of Cash Flows for the Company for the six months ended June 30, 2005 (unaudited) and Consolidated and Combined Statement of Cash Flows for the Predecessor for the six months ended June 30, 2004 (unaudited)
F-25
Notes to Consolidated and Combined Financial Statements (unaudited)	F-26

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF THE COMPANY AND THE PREDECESSOR:
Report of Independent Registered Public Accounting Firm	F-36
Consolidated Balance Sheet for the Company as of December 31, 2004 and the Consolidated and Combined Balance Sheet for the Predecessor as of December 31, 2003	F-37
 Consolidated Statement of Operations for the Company for the period from October 21, 2004 through December 31, 2004, and the Consolidated and Combined Statements of Operations for the Predecessor for the period from January 1, 2004 through October 20, 2004 and for the years ended December 31, 2003 and 2002
F-38
 Consolidated Statement of Shareholders’ Equity for the Company for the period from October 21, 2004 through December 31, 2004, and the Consolidated and Combined Statements of Owners’ Equity (Deficit) for the Predecessor for the period from January 1, 2004 through October 20, 2004 and for the years ended December 31, 2003 and 2002
F-39
 Consolidated Statement of Cash Flows for the Company for the period from October 21, 2004 through December 31, 2004 and the Consolidated and Combined Statements of Cash Flows for the Predecessor for the period from January 1, 2004 through October 20, 2004 and for the years ended December 31, 2003 and 2002
F-40
Notes to Consolidated and Combined Financial Statements	F-42
Schedule III — Real Estate and Related Depreciation as of December 31, 2004	F-61

NATIONAL SELF STORAGE OPERATING ENTITIES
Independent Auditors’ Report	F-67
Summary of Historical Information Relating to Combined Operating Revenues and Specified Expenses	F-68

U-STORE-IT TRUST
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
      The following unaudited pro forma condensed consolidated financial information of U-Store-It Trust as of June 30, 2005 and for the six months ended June 30, 2005 has been derived from the historical condensed consolidated financial statements of U-Store-It Trust included in this prospectus.
      The unaudited proforma condensed consolidated financial information for U-Store-It Trust for the year ended December 31, 2004 has been derived from the historical condensed consolidated and combined financial statements of U-Store-It Trust and Acquiport/ Amsdell included in this prospectus.
      For purposes of our financial statements Acquiport/ Amsdell is comprised of the following entities: Acquiport/ Amsdell I Limited Partnership, Acquiport/ Amsdell III, LLC, Acquiport IV, LLC, Acquiport V, LLC, Acquiport VI, LLC, Acquiport VII, LLC, USI Limited Partnership and USI II, LLC. Our presentation of Acquiport/ Amsdell also includes three additional facilities, Lakewood, OH, Lake Worth, FL and Vero Beach I, FL.
      Our pro forma condensed consolidated balance sheet reflects adjustments to U-Store-It Trust’s historical financial data to give effect to the following as if each had occurred on June 30, 2005: (i) financing transactions completed and pending subsequent to June 30, 2005, (ii) facility acquisitions completed subsequent to June 30, 2005, and (iii) this offering and the expected use of proceeds therefrom, including pending facility acquisitions.
      Our pro forma condensed consolidated statements of income reflect adjustments to U-Store-It Trust’s historical financial data to give effect to the following as if each had occurred on January 1, 2004: (i) our initial public offering and our formation transactions that took place at the time of our initial public offering, (ii) financing transactions completed and pending since our initial public offering, (iii) facility acquisitions completed since our initial public offering, and (iv) this offering and the expected use of proceeds therefrom, including pending facility acquisitions.
      We have based our unaudited pro forma adjustments on available information and assumptions that we consider reasonable. The adjustments contained herein are based on preliminary information and estimated allocations and could change based on completion of the transactions. Our unaudited pro forma condensed consolidated financial information and related notes presented below do not purport to represent what our actual financial position or results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.
      You should read our unaudited pro forma condensed consolidated financial information, together with the notes thereto, in conjunction with the more detailed information contained in the historical financial statements and related notes of U-Store-It Trust and Acquiport/ Amsdell and information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

U-STORE-IT TRUST
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
June 30, 2005
(Dollars in Thousands)

						Offering and Related Transactions
		Completed
		and Pending		Completed		Common			Pending
		Financing		Facility		Stock	Debt		Facility	U-Store-It
	Historical	Transactions		Acquisitions		Offering	Repayment		Acquisitions	Trust
	(1)	(2)		(3)		(4)	(5)		(6)	Pro Forma

ASSETS
Storage facilities — net	$847,539			$303,012	(iii)				$82,828	$1,233,379
Cash	5,808	$167,424	(i)	(71,700	)(i)	$283,714	$(160,248	)(i)	(70,037)	154,961
Restricted cash	14,090									14,090
Loan procurement costs — net	6,932	2,576	(ii)							9,508
Other assets	5,244			98	(iii)					5,342

TOTAL	$879,613	$170,000		$231,410		$283,714	$(160,248)		$12,791	$1,417,280

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Loans payable	$489,372	$170,000	(iii)	$169,542	(ii)		$(160,248	)(ii)	$12,791	$681,457
Capital lease obligations	90									90
Accounts payable and accrued expenses	12,234			95	(ii)					12,329
Distributions payable	10,457									10,457
Rents received in advance	6,917			195	(ii)					7,112
Security deposits	609			78	(ii)					687

Total liabilities	519,679	170,000		169,910		0	(160,248)		12,791	712,132

MINORITY INTEREST	17,275	0		46,329	(iv)	0	0		0	63,604

SHAREHOLDERS’ EQUITY:
Common shares	373					$150				523
Additional paid-in-capital	396,932			15,171	(iv)	283,564				695,667
Unearned share grant compensation	(82)									(82)
Accumulated deficit	(54,564)									(54,564)

Total shareholders’ equity	342,659	0		15,171		283,714	0		0	641,544

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$879,613	$170,000		$231,410		$283,714	$(160,248)		$12,791	$1,417,280

See accompanying notes.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET — JUNE 30, 2005
(Dollars in Thousands)

(1)	Reflects the historical combined balance sheet of U-Store-It Trust as of June 30, 2005 (Unaudited).

(2)	Reflects financing transactions which U-Store-It Trust completed subsequent to June 30, 2005 and a currently pending financing transaction. Proceeds from the completed mortgage loans were primarily used to fund acquisitions completed subsequent to June 30, 2005, including the acquisition of self-storage facilities from National Self Storage in July 2005 and two individual facilities in New Jersey in July 2005. The remaining amounts were and will be used to repay borrowings under our revolving credit facility.

(i)	Reflects net cash provided by completed and pending financing transactions:

Multi-facility 5.13% fixed rate mortgage due 2012	$80,000
Multi-facility 4.96% fixed rate mortgage due 2012	80,000
Multi-facility 5.98% fixed rate mortgage due 2015	75,000 (a)
Less cash paid for new loan procurement costs	(2,576)
Less repayment of revolving credit facility	(65,000)

Net cash received as part of financing transactions	$167,424

(ii)	Represents adjustments to loan procurement costs from the completed and pending financing transactions:

Multi-facility 5.13% fixed rate mortgage due 2012	$1,158
Multi-facility 4.96% fixed rate mortgage due 2012	1,018
Multi-facility 5.98% fixed rate mortgage due 2015	400	(a)

Adjustments to loan procurement costs from completed and pending financing transactions	$2,576

(iii)	As part of the completed and pending financing transactions, we will increase total debt by:

Multi-facility 5.13% fixed rate mortgage due 2012	$80,000
Multi-facility 4.96% fixed rate mortgage due 2012	80,000
Multi-facility 5.98% fixed rate mortgage due 2015	75,000	(a)
Less repayment of revolving credit facility	(65,000)

Net increase in debt	$170,000

(a)	We expect to enter into a multi-facility fixed rate mortgage loan in October 2005 in the amount of up to $75,000, which loan will bear interest at 5.98% and mature in October 2015. We assumed the obligation to enter into this loan in connection with the National Self Storage acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET — JUNE 30, 2005
(Dollars in Thousands)

(3)	Represents the adjustments related to the acquisition of 88 self-storage facilities. These acquisitions were completed from July 1, 2005 through the date hereof. The aggregate acquisition cost for the facilities was $303,110.
       The acquisition cost for the facilities is calculated as follows:

Paid from cash on hand	$71,700	(i)
Fair value of debt and other net liabilities assumed	169,910	(ii)
Operating partnership units granted at fair value	61,500

Aggregate acquisition cost	$303,110

(i) Reflects cash on hand used for the purchase of the facilities	$(71,700)

(ii)	As part of the completed facility transactions, total debt and other liabilities increased by:

Borrowing under the revolving credit facility	$86,537
Debt assumed between July 1, 2005 and July 31, 2005 related to National Self Storage acquisition:
Mortgage loans collateralized by certain facilities of National Self Storage due from 2007 to 2014, effective interest rates ranging from 5.00% to 5.59% per annum	42,794	(a)
Mortgage loans collateralized by certain facilities of National Self Storage due 2006, stated interest rate 8.02% per annum	40,211

Total debt	169,542

Other liabilities assumed:
Accounts payable and accrued expenses	95
Rents received in advance	195
Security deposits	78

	368

Total debt and other net liabilities	$169,910

(iii)	The allocation of the aggregate acquisition cost to the assets acquired is as follows:

Storage facilities	$303,012
Other assets assumed	98

Total assets acquired	$303,110

(iv)	Reflects the adjustment to minority interest as a result of capital transactions executed during 2005:

Operating partnership units granted at fair value	$61,500
Dilution adjustment	(15,171	)(b)

Minority interest	$46,329

(a)	Includes $2,300 mark to market adjustment.

(b)	Amount represents the dilution adjustment resulting from the issuance of operating partnership units during 2005.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET — JUNE 30, 2005
(Dollars in Thousands)

(4)	Reflects the sale of 15,000,000 U-Store-It Trust common shares for $20.00 per share in this offering:

Assets
Cash	$283,714	(a)

Liabilities and Shareholders’ Equity:
Common shares	$150
Additional paid-in-capital	283,564

Total liabilities and shareholders’ equity	$283,714

(a)	Amount reflects the estimated net cash proceeds from the offering:

Gross offering proceeds	$300,000
Less: Underwriting discount	(15,000)
Less: Other transaction expenses	(1,286)

Net cash proceeds	$283,714

(5)	Reflects the repayment of debt from proceeds of this offering:

(i) Reflects cash used for the repayment of debt	$(160,248)

(ii) Reflects repayment of debt:
Repayment of revolving credit facility	$(120,037)
Repayment of mortgage loans collateralized by certain facilities of National Self Storage due 2006, stated interest rate 8.02% per annum.	(40,211)

$(160,248)

(6)	Represents the adjustments related to the pending acquisition of 17 self-storage facilities.
       The acquisition cost for the facilities is calculated as follows:

Paid from cash proceeds of this offering	$70,037
Fair value of debt assumed	12,791	(a)

Total acquisition cost	$82,828

(a)	Includes $400 mark to market adjustment.

U-STORE-IT TRUST
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Six Months Ended June 30, 2005
(Dollars in Thousands Except Per Share Amounts)

					Offering and Related
					Transactions
		Completed
		and Pending		Completed			Pending
		Financing		Facility	Common	Debt	Facility	Other	U-Store-It
	Historical	Transactions		Acquisitions	Stock	Repayment	Acquisitions	Adjustments	Trust
	(7)	(8)		(9)	Offering	(10)	(11)	(12)	Pro Forma

REVENUES:
Rental income	$59,077			$20,039			$2,613		$81,729
Other property related income	4,422			976			85		5,483

Total revenues	63,499	0		21,015	0	0	2,698	0	87,212

OPERATING EXPENSES:
Property operating expenses	22,810			8,535			992		32,337
Depreciation	16,765			6,784			1,558		25,107
General and administrative	6,254			199			28		6,481

Total operating expenses	45,829	0		15,518	0	0	2,578	0	63,925

OPERATING INCOME	17,670	0		5,497	0	0	120	0	23,287

OTHER EXPENSE:
Interest expense	12,949	$5,447	(i)	4,939		$(4,156)	358		19,537
Loan procurement amortization and other expense	744	176	(ii)						920

Total other expense	13,693	5,623		4,939	0	(4,156)	358	0	20,457
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	3,977	(5,623)		558	0	4,156	(238)		2,830
Minority interest	(156)							$(99)	(255)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$3,821	$(5,623)		$558	$0	$4,156	$(238)	$(99)	$2,575

Earnings per share:
Basic earnings per share	$0.10								$0.05
Diluted earnings per share	$0.10								$0.05
Weighted average share information:
Basic shares outstanding	37,477,920								52,477,920
Diluted shares outstanding	37,501,575								52,501,575
See accompanying notes.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2005
(Dollars in Thousands)

(7)	Reflects the historical consolidated statement of income of U-Store-It Trust for the six months ended June 30, 2005 (unaudited).

(8)	Adjustments relate to the interest expense and loan procurement amortization expense related to the completed and pending financing transactions subsequent to June 30, 2005.

(i)	Reflects net increase in interest expense as a result of completed and pending financing transactions:

Multi-facility 5.13% fixed rate mortgage due 2012	$2,024
Multi-facility 4.96% fixed rate mortgage due 2012	1,957
Multi-facility 5.98% fixed rate mortgage due 2015	2,212	(a)
Less repayment of revolving credit facility	(746)

Net increase in interest expense	$5,447

(ii)	Represents adjustments to loan procurement expense related to the completed and pending financing transactions:

Multi-facility 5.13% fixed rate mortgage due 2012	$83
Multi-facility 4.96% fixed rate mortgage due 2012	73
Multi-facility 5.98% fixed rate mortgage due 2015	20	(a)

	$176

(a)	We expect to enter into a multi-facility fixed rate mortgage loan in October 2005 in the amount of up to $75,000, which loan will bear interest at 5.98% and mature in October 2015. We assumed the obligation to enter into this loan in connection with the National Self Storage acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE SIX MONTHS ENDED JUNE 30, 2005
(Dollars in Thousands)

(9)	Represents the results of operations which will be reflected in our operating partnership as a result of the acquisition of 123 storage facilities. These acquisitions were completed from January 1, 2005 through the date hereof. For facilities acquired prior to June 30, 2005, the following results of operations only include amounts not already included in historical results of operations.

		A-1			Frisco		A-1		National			Elizabeth &							Total Completed
	Ford	Self	Option	Liberty	I & II,	Ocoee,	Self	Extra	Self	Tempe,	Clifton,	Hoboken,		Miami,	Pensacola,				Facility
	Storage	Storage	Facilities	Self-Stor(d)	TX	FL	Storage	Closet	Storage	AZ	NJ	NJ	Colorado	FL	FL	Texas	Adjustments		Acquisitions

TOTAL FACILITIES	5	4	3	17	2	1	1	2	70	1	1	2	7	2	1	4			123
REVENUES:
Rental income	$305	$446	$256	$1,200	$362	$170	$277	$308	$12,103	$178	$793	$520	$1,190	$770	$389	$772			$20,039
Other property related income		16	10	31		19	9	8	620	12	38	92	48	5	9	59			976

Total revenues	305	462	266	1,231	362	189	286	316	12,723	190	831	612	1,238	775	398	831	0		21,015

OPERATING EXPENSES:
Property operating expenses	148	148	90	480	43	65	118	214	4,835	81	310	312	553	369	102	405	$262	(b)	8,535
Depreciation																	6,784	(a)	6,784
General and administrative/ management fees to related party	18	12	17			11	15		671		35	39	62	83	23	27	(814	)(b)	199

Total operating expenses	166	160	107	480	43	76	133	214	5,506	81	345	351	615	452	125	432	6,232		15,518

OPERATING INCOME	139	302	159	751	319	113	153	102	7,217	109	486	261	623	323	273	399	(6,232)		5,497

OTHER EXPENSE:
Interest expense																	4,939	(c)	4,939
Loan procurement amortization expense

Total other expense	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	4,939		4,939
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	139	302	159	751	319	113	153	102	7,217	109	486	261	623	323	273	399	(11,171)		558
Minority interest

INCOME (LOSS) FROM CONTINUING OPERATIONS	$139	$302	$159	$751	$319	$113	$153	$102	$7,217	$109	$486	$261	$623	$323	$273	$399	$(11,171)		$558

(a)	Depreciation expense adjustment includes depreciation calculated on a straight line basis over the estimated useful lives ranging between 5-39 years on assets acquired in 2005 of:

Amount of storage facility acquisitions closed as of June 30, 2005	$134,711
Amount of storage facility acquisitions closed from July 1, 2005 to the date hereof	303,012

	$437,723	, with $324,927 allocated to buildings and $112,796 allocated to land.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME
STATEMENT FOR THE SIX MONTHS ENDED JUNE 30, 2005
(Dollars in Thousands)

Depreciation expense for acquisitions made prior to June 30, 2005 was only adjusted for depreciation expense not already reflected in the historical financial statements.

(b)	Management fees of $1,013 are eliminated as these represent fees paid to an unaffiliated management company that will no longer be incurred. Additional costs of $461 are anticipated to be incurred to manage the new facilities purchased. Adjustment reflects net difference between these expenses.

(c)	Represents additional interest expense from debt assumed in connection with completed facility transactions:

Additional interest on loan assumed between January 1, 2005 and June 30, 2005:

Mortgage loan collateralized by Frisco II, TX facility, due 2014, effective interest rate of 5.25% per annum	$58

Interest for the six months ended June 30, 2005 on loans assumed between July 1, 2005 and September 27, 2005:

Mortgage loans collateralized by certain facilities of National Self Storage due from 2007 to 2014, effective interest rates ranging from 5.00% to 5.59% per annum	1,097
Mortgage loans collateralized by certain facilities of National Self Storage due 2006, stated interest rate 8.02% per annum	1,612
Interest from borrowings under our revolving credit facility related to acquisitions completed subsequent to June 30, 2005	2,172

Total increase in interest expense	$4,939

(d)	Results of operations exclude one facility which was sold in the second quarter of 2005.

(10)	Adjustments relate to the reduction of interest expense as a result of debt repayments from proceeds of the offering:

Repayment of revolving credit facility	$(2,544)
Repayment of mortgage loans collateralized by certain facilities of National Self Storage due 2006, stated interest rate 8.02% per annum	(1,612)

$(4,156)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME
STATEMENT FOR THE SIX MONTHS ENDED JUNE 30, 2005
(Dollars in Thousands)

(11)	Represents the following results of operations which will be reflected in our operating partnership as a result of the pending acquisition of 17 storage facilities.

								Total
								Pending
			Dallas,	Jacksonville,				Facility
	Texas		TX	FL		Adjustments		Acquisitions

TOTAL FACILITIES	8	(d)	8	1	(e)			17
REVENUES:
Rental income	$955		$1,658					$2,613
Other property related income	85							85

Total revenues	1,040		1,658	0		0		2,698

OPERATING EXPENSES:
Property operating expenses	702		254			$36	(b)	992
Depreciation						1,558	(a)	1,558
General and administrative	41					(13	)(b)	28

Total operating expenses	743		254	0		1,581		2,578

OPERATING INCOME (EXPENSE)	297		1,404	0		(1,581)		120

OTHER EXPENSE:
Interest expense						358	(c)	358
Loan procurement amortization expense

Total other expense	0		0	0		358		358
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	297		1,404	0		(1,939)		(238)
Minority interest

INCOME (LOSS) FROM CONTINUING OPERATIONS	$297		$1,404	$0		$(1,939)		$(238)

(a)	Depreciation expense adjustment includes depreciation calculated on a straight line basis over the estimated useful lives ranging between 5-39 years on assets acquired of $82,828, with $61,484 allocated to buildings and $21,344 allocated to land.

(b)	Management fees of $41 are eliminated as these represent fees paid to an unaffiliated management company that will no longer be incurred. Additional costs of $64 are anticipated to be incurred to manage the new facilities purchased. Adjustment reflects net difference between these expenses.

(c)	Adjustment represents interest expense relating to assumed mortgages secured by five of the facilities.

(d)	Includes one facility currently under construction.

(e)	The Jacksonville, FL facility is not scheduled to open before December 2005.

(12)	Reflects the allocation of income to minority interest holders (approximately 9.02%).

U-STORE-IT TRUST
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Twelve Months Ended December 31, 2004
(Dollars in Thousands Except Per Share Amounts)

					Offering and Related Transactions
			Completed
		IPO and	and Pending	Completed			Pending
		Related	Financing	Facility	Common	Debt	Facility	Other
	Historical	Transactions	Transactions	Acquisitions	Stock	Repayment	Acquisitions	Adjustments	U-Store-It Trust
	(13)	(14)	(15)	(16)	Offering	(17)	(18)	(19)	Pro Forma

REVENUES:
Rental income	$86,945			$68,085			$3,847		$158,877
Other property related income	4,663	$1,912		3,792			110		10,477

Total revenues	91,608	1,912	0	71,877	0	0	3,957	0	169,354

OPERATING EXPENSES:
Property operating expenses	35,666	1,520		28,153			1,778		67,117
Depreciation	22,328	1,062		24,508			3,159		51,057
Management fees to related party/ general and administrative	7,943	4,037		543			55		12,578

Total operating expenses	65,937	6,619	0	53,204	0	0	4,992	0	130,752

OPERATING INCOME (EXPENSE)	25,671	(4,707)	0	18,673	0	0	(1,035)	0	38,602

OTHER EXPENSE:
Interest expense	23,813	65	$12,557 (i)	10,331		$(7,541)	715		39,940
Loan procurement amortization expense and other	5,939	(5,152)	352 (ii)						1,139
Early extinguishment of debt	7,012	(7,012)
Costs incurred to acquire management company	22,152								22,152

Total other expense	58,916	(12,099)	12,909	10,331	0	(7,541)	715	0	63,231
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	(33,245)	7,392	(12,909)	8,342	0	7,541	(1,750)	0	(24,629)
Minority interest	898							$1,324	2,222

INCOME (LOSS) FROM CONTINUING OPERATIONS	$(32,347)	$7,392	$(12,909)	$8,342	$0	$7,541	$(1,750)	$1,324	$(22,407)

Earnings (Loss) per share:
Basic earnings per share									$(0.43)
Diluted earnings per share									$(0.43)
Weighted average share information:
Basic shares outstanding									52,477,920
Diluted shares outstanding									52,477,920
See accompanying notes.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004
(Dollars in Thousands)

(13)	Reflects the historical consolidated statement of income of U-Store-It Trust from October 21, 2004 to December 31, 2004 and historical consolidated and combined operating results for the Predecessor from January 1, 2004 to October 20, 2004. The operating results for the year ended December 31, 2004 are not comparable to future expected operating results of U-Store-It Trust since they include various IPO-related charges.

(14)	Reflects the impact of our IPO and related transactions:

	IPO	IPO
	Formation	Offering	Financing	Other	IPO and
	Transactions	Transactions	Transactions	Adjustments	Related
	(a)	(b)	(c)	(d)	Transactions

REVENUES:
Rental income
Other property related income		$1,912			$1,912

Total revenues	0	1,912	0	0	1,912

OPERATING EXPENSES:
Property operating expenses		1,520			1,520
Depreciation	$1,062				1,062
Management fees to related party/ general and administrative		1,510		$2,527	4,037

Total operating expenses	1,062	3,030		2,527	6,619

OPERATING INCOME (EXPENSE)	(1,062)	(1,118)	0	(2,527)	(4,707)

OTHER EXPENSE:
Interest expense	3,868		$(3,803)		65
Loan procurement amortization expense and other	3,482		(8,634)		(5,152)
Early extinguishment of debt				(7,012)	(7,012)
Costs incurred to acquire management company

Total other expense	7,350	0	(12,437)	(7,012)	(12,099)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	(8,412)	(1,118)	12,437	4,485	7,392
Minority interest

INCOME (LOSS) FROM CONTINUING OPERATIONS	$(8,412)	$(1,118)	$12,437	$4,485	$7,392

(a)	The following table summarizes the pro forma impact of certain transactions that occurred on May 4, 2004 assuming that they occurred on January 1, 2004, as a result of the purchase of the interests in Acquiport/ Amsdell I Limited Partnership from the Common Retirement Fund of the State of New York (the “Fund”) and the Square Foot Companies, LLC (“Square Foot”), a company owned by our President and Chief Financial Officer.

		Purchase of the Fund’s	Repayment of	Total IPO
	Lehman Brothers	and Square Foot’s	Revolving Line	Formation
	Term Loan (1)	Ownership Interest (2)	of Credit (3)	Transactions

Depreciation expense		$1,062		$1,062

Interest expense	$5,744		$(1,876)	$3,868

Loan procurement cost amortization	$3,744		$(262)	$3,482

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004
(Dollars in Thousands)

(1)	Interest expense associated with the term loan from an affiliate of Lehman Brothers, with an average interest rate of 4.13%. Adjustment reflects interest expense of approximately $8,743, net of the portion of the interest expense, $2,999, which was included in the historical Acquiport/ Amsdell Predecessor financial statements. The loan procurement cost adjustment reflects amortized loan procurement costs of approximately $5,615, net of the portion of the costs, $1,871, that was included in the historical Acquiport/Amsdell Predecessor amounts. The total loan procurement costs incurred of $11,231 are amortized over a 12 month period.

(2)	Adjustments relate to the depreciation associated with the step-up in basis of depreciable assets associated with the purchase of the Fund’s and Square Foot’s ownership interests, net of the amount included in the historical Acquiport/ Amsdell Predecessor financial statements.

(3)	Adjustment relates to the elimination of interest expense relating to the revolving line of credit in 2004, which was repaid with proceeds from the new term loan from an affiliate of Lehman Brothers on May 4, 2004, and the amortization associated with the revolving credit facility loan procurement costs.

(b)	Adjustments relate to the purchase of U-Store-It Mini Warehouse Co. concurrent with the closing of our IPO.

Amount represents adjustment to ancillary revenues from the purchase of U-Store-It Mini Warehouse Co:	$1,912	(1)

Amount represents adjustment to property operating expenses from the purchase of U-Store-It Mini Warehouse Co:
Cost of goods sold	$1,279	(2)
Provision for income taxes	241	(3)

	$1,520

Amount represents adjustments to management fees to related party/general and administrative expense from the purchase of U-Store-It Mini Warehouse Co:
Management fees	$(3,689	)(4)
Employee compensation	2,448	(5)
General and administrative	2,751	(6)

	$1,510

(1)	Ancillary revenue was historically revenue of U-Store-It Mini Warehouse Co. as stipulated in the management agreement between U-Store-It Mini Warehouse Co. and Acquiport/ Amsdell I Limited Partnership. Following the termination of the management contracts, this income was earned by our operating partnership.

(2)	Represents the cost of goods sold associated with the ancillary revenue.

(3)	Amount relates to the estimated tax at 38% on net ancillary income earned at our taxable REIT subsidiary.

(4)	Amount represents the elimination of management fees paid to U-Store-It Mini Warehouse Co.

(5)	Amount represents the payroll and fringe benefit costs associated with the employees who became employees of the operating partnership in connection with the purchase of U-Store-It Mini Warehouse Co.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004
(Dollars in Thousands)

(6)	Amount represents the general and administrative overhead charges associated with the U-Store-It Mini Warehouse Co.’s headquarters.

(c)	Adjustments relate to the interest expense and loan procurement amortization expense related to incurrence of new senior mortgage debt in October 2004:

Interest expense adjustment:
Interest expense on senior 5.09% fixed rate mortgage due 2009	$3,788
Interest expense on senior 5.19% fixed rate mortgage due 2010	3,863
Interest expense on senior 5.33% fixed rate mortgage due 2011	3,967
Less interest expense on loans repaid in the financing transactions:
Mortgage loan collateralized by the Lakewood, OH facility, due April 2009, stated interest rate of 7.00% per annum	(119)
Mortgage loan collateralized by the Lake Worth, FL facility, due August 2004, stated interest rate of 3.15% per annum	(263)
Mortgage loan collateralized by the Lake Worth, FL facility, due December 2004, stated interest rate of 3.15% per annum	(51)
Mortgage loan collateralized by the Vero Beach I, FL facility, due December 2006, stated interest rate of 3.59% per annum	(22)
Mortgage loan collateralized by the San Bernardino IV, CA facility, due April 2006, stated interest rate of 9.35% per annum	(89)
Mortgage loan collateralized by the Boca Raton, FL facility, due September 2009, stated interest rate of 7.55% per annum	(127)
Mortgage loan collateralized by the Lancaster, CA facility, due May 2008, stated interest rate of 7.38% per annum	(65)
Mortgage loan collateralized by the Vista, CA facility, due February 2008, stated interest rate of 7.51% per annum	(127)
Note payable to related parties, due December 2004, average interest rate of 6.10% per annum	(56)
Term loan provided by an affiliate of Lehman Brothers, due May 2005, average interest rate of 4.21% per annum	(14,361)
Elimination of income statement effect of interest rate swap on a mortgage secured by the Lake Worth, FL facility, due August 2004	(141)

Net decrease in interest expense	$(3,803)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004
(Dollars in Thousands)

Loan procurement amortization expense adjustment:
Senior 5.09% fixed rate mortgage due 2009	$74
Senior 5.19% fixed rate mortgage due 2010	68
Senior 5.33% fixed rate mortgage due 2011	60
Revolving credit facility due 2006	435
Less loan procurement amortization expense on repaid indebtedness:
Mortgage loan collateralized by the Lakewood, OH facility, due April 2009, stated interest rate of 7.00% per annum	(15)
Mortgage loan collateralized by the Lake Worth, FL facility, due August 2004, stated interest rate of 3.15% per annum	(8)
Mortgage loan collateralized by the Lake Worth, FL facility, due December 2004, stated interest rate of 3.15% per annum	(3)
Mortgage loan collateralized by the Lancaster, CA facility, due May 2008, stated interest rate of 7.38% per annum	(2)
Term loan provided by an affiliate of Lehman Brothers, due May 2005, average interest rate of 4.21% per annum	(9,243)

$(8,634)

(d)	Other adjustments:

Adjustment relates to reduction of loan procurement cost amortization and loan prepayment penalties applicable to early extinguishment of debt	$(7,012)

Adjustment for non-recurring compensation charge related to issuance of deferred share grants at the IPO	$(2,400)
Adjustment to increase compensation expense for employment agreements	917
Adjustment to increase stock compensation expense	527
Estimated incremental general and administrative costs associated with becoming a public company	3,483

$2,527

(15)	Adjustments relate to the interest expense and loan procurement amortization expense related to the completed and pending financing transactions subsequent to December 31, 2004.

(i)	Reflects increase in interest expense as a result of completed and pending financing transactions:

Multi-facility 5.13% mortgage loan, due 2012	$4,104
Multi-facility 4.96% mortgage loan, due 2012	3,968
Multi-facility 5.98% mortgage loan, due 2015	4,485	(a)

	$12,557

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004
(Dollars in Thousands)

(ii)	Represents adjustments to loan procurement expense related to the completed and pending financing transactions:

Multi-facility 5.13% mortgage loan, due 2012	$166
Multi-facility 4.96% mortgage loan, due 2012	146
Multi-facility 5.98% mortgage loan, due 2015	40	(a)

	$352

(a)	We expect to enter into a multi-facility fixed rate mortgage loan in October 2005 in the amount of up to $75,000, which loan will bear interest at 5.98% and mature in October 2015. We assumed the obligation to enter into this loan in connection with the National Self Storage acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004

(Dollars in Thousands)

(16)	Represents the results of operations which will be reflected in our operating partnership as a result of the acquisition of 170 self storage facilities. All of these acquisitions have been completed prior to the date of the offering. For facilities acquired prior to December 31, 2004, the following results of operations only include amounts not already included in historical results of operations.

																									Total
		Bradenton II &							Liberty						National										Completed
	Metro	West Palm	California,	Dania	Option	Gaithersburg,	Ford	A-1 Self	Self-		Frisco		A-1 Self	Extra	Self	Tempe,	Clifton,	Elizabeth &		Miami,	Pensacola,				Facility
	Storage	Beach II, FL	MD	Beach, FL	Facilities	MD	Storage	Storage	Stor(d)		I & II, TX	Ocoee, FL	Storage	Closet	Storage	AZ	NJ	Hoboken, NJ	Colorado	FL	FL	Texas	Adjustments		Acquisitions

TOTAL FACILITIES	42	2	1	1	3	1	5	4	17	(e)	2	1	1	2	70	1	1	2	7	2	1	4			170
REVENUES:
Rental income	$16,204	$1,986	$544	$1,431	$1,664	$1,159	$1,835	$2,221	$5,180		$1,007	$581	$800	$755	$23,773	$361	$1,695	$1,107	$2,349	$1,498	$468	$1,467			$68,085
Other property related income	1,673	99	15	27	47	33		79				64	9	43	1,239	28	104	86	105	11	24	106			3,792

Total revenues	17,877	2,085	559	1,458	1,711	1,192	1,835	2,300	5,180		1,007	645	809	798	25,012	389	1,799	1,193	2,454	1,509	492	1,573	0		71,877

OPERATING EXPENSES:
Property operating expenses	6,540	787	296	1,202	812	478	647	572	1,940		186	243	309	281	8,949	154	562	661	1,072	800	147	790	$725	(b)	28,153
Depreciation																							24,508	(a)	24,508
Management fees to related party/ general and administrative	536	216	33		101	72	105	54			54	36	29	48	1,302		81	87	123	204	31	52	(2,621	)(b)	543

Total operating expenses	7,076	1,003	329	1,202	913	550	752	626	1,940		240	279	338	329	10,251	154	643	748	1,195	1,004	178	842	22,612		53,204

OPERATING INCOME	10,801	1,082	230	256	798	642	1,083	1,674	3,240		767	366	471	469	14,761	235	1,156	445	1,259	505	314	731	(22,612)		18,673

OTHER EXPENSE:
Interest expense																							10,331	(c)	10,331
Loan procurement amortization expense

Total other expense	0	0	0	0	0	0	0	0	0		0	0	0	0	0	0	0	0	0	0	0	0	10,331		10,331
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	10,801	1,082	230	256	798	642	1,083	1,674	3,240		767	366	471	469	14,761	235	1,156	445	1,259	505	314	731	(32,943)		8,342
Minority interest

INCOME (LOSS) FROM CONTINUING OPERATIONS	$10,801	$1,082	$230	$256	$798	$642	$1,083	$1,674	$3,240		$767	$366	$471	$469	$14,761	$235	$1,156	$445	$1,259	$505	$314	$731	$(32,943)		$8,342

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004
(Dollars in Thousands)

(a)	Depreciation expense adjustment includes depreciation calculated on a straight line basis over the estimated useful lives ranging between 5-39 years on assets acquired of:

2004 acquisitions	$235,752
Amount of storage facility acquisitions as of June 30, 2005	134,711
Amount of storage facility acquisitions from July 1, 2005 to the date hereof	303,012

	$673,475	, with $499,929 allocated to buildings and

		$173,546 allocated to land.

Depreciation expense for acquisitions made in 2004 was only adjusted for depreciation expense not already reflected in historical financial statements

(b)	Management fees of $3,164 are eliminated as these represent fees paid to an unaffiliated management company that will no longer be incurred. Additional costs of $1,268 are anticipated to be incurred to manage the new properties purchased. Adjustment reflects net difference between these expenses.

(c)	Represents additional interest expense from debt assumed in connection with completed facility transactions:

Additional interest on loans assumed between January 1, 2005 and June 30, 2005:
Mortgage loan collateralized by Gaithersburg, MD facility, due 2010, effective interest rate of 5.25% per annum	$392
Mortgage loan collateralized by Frisco II, TX facility, due 2014, effective interest rate of 5.25% per annum	204

596
    Interest for the twelve months ended December 31, 2004 on loans assumed between
July 1, 2005 and September 27, 2005:

Mortgage loans collateralized by certain facilities of National Self Storage due from 2007 to 2014, effective interest rates ranging from 5.00% to 5.59% per annum	2,194
Mortgage loans collateralized by certain facilities of National Self Storage due 2006, stated interest rate 8.02% per annum	3,223
Interest from borrowings under our revolving credit facility related to acquisitions completed subsequent to June 30, 2005	4,318

Total increase in interest expense	$10,331

(d)	Results of operations include one facility which was sold in the second quarter of 2005.

(e)	Excludes one facility which was sold in the second quarter of 2005.

(17)	Adjustments relate to the reduction of interest expense as a result of debt repayments from proceeds of this offering:

Repayment of revolving credit facility	$(4,318)
Repayment of mortgage loans collateralized by certain facilities of National Self Storage due 2006, stated interest rate 8.02% per annum.	(3,223)

$(7,541)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004
(Dollars in Thousands)

(18)	Represents the results of operations which will be reflected in our operating partnership as a result of the pending acquisition of 17 storage facilities.

								Total Pending
			Dallas,	Jacksonville,				Facility
	Texas		TX	FL		Adjustments		Acquisitions

TOTAL FACILITIES	8	(d)	8	1	(e)			17
REVENUES:
Rental income	$1,154		$2,693					$3,847
Other property related income	110							110

Total revenues	1,264		2,693	0		0		3,957

OPERATING EXPENSES:
Property operating expenses	1,188		523			$67	(b)	1,778
Depreciation						3,159	(a)	3,159
Management fees to related party/ general and administrative	64					(9	)(b)	55

Total operating expenses	1,252		523	0		3,217		4,992

OPERATING INCOME (EXPENSE)	12		2,170	0		(3,217)		(1,035)

OTHER EXPENSE:
Interest expense						715	(c)	715
Loan procurement amortization expense

Total other expense	0		0	0		715		715
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	12		2,170	0		(3,932)		(1,750)
Minority interest

INCOME (LOSS) FROM CONTINUING OPERATIONS	$12		$2,170	$0		$(3,932)		$(1,750)

(a)	Depreciation expense adjustment includes depreciation calculated on a straight line basis over the estimated useful lives ranging between 5-39 years on assets acquired of $82,828, with $61,484 allocated to buildings and $21,344 allocated to land.

(b)	Management fees of $64 are eliminated as these represent fees paid to an unaffiliated management company that will no longer be incurred. Additional costs of $122 are anticipated to be incurred to manage the new facilities purchased. Adjustment reflects net difference between these expenses.

(c)	Adjustment represents interest expense relating to assumed mortgages secured by five of the facilities.

(d)	Includes one facility currently under construction.

(e)	The Jacksonville, FL facility is not scheduled to open before December 2005.

(19)	Reflects the allocation of income to minority interest holders (approximately 9.02%).

U-STORE-IT TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2005 and December 31, 2004
(Unaudited)
($ in thousands, except par value amounts)

	June 30,	December 31,
	2005	2004

ASSETS
Storage facilities — net	$847,539	$729,155
Cash	5,808	28,485
Restricted cash	14,090	7,211
Loan procurement costs — net of amortization	6,932	7,624
Other assets	5,244	3,399

TOTAL ASSETS	$879,613	$775,874

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Loans payable	$489,372	$380,496
Capital lease obligations	90	156
Accounts payable and accrued expenses	12,234	10,958
Distributions payable	10,457	7,532
Rents received in advance	6,917	5,835
Security deposits	609	455

Total Liabilities	519,679	405,432
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	17,275	11,062
SHAREHOLDERS’ EQUITY
Common shares, $.01 par value, 200,000,000 shares authorized, 37,345,162 issued and outstanding	373	373
Additional paid in capital	396,932	396,662
Retained deficit	(54,564)	(37,430)
Unearned share grant compensation	(82)	(225)

Total shareholders’ equity	342,659	359,380

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$879,613	$775,874

See accompanying notes to the consolidated and combined financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/ AMSDELL (THE “PREDECESSOR”)
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except per share data)

		The		The
	The Company	Predecessor	The Company	Predecessor

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

REVENUES:
Rental income	$31,480	$20,261	$59,077	$39,752
Other property related income	2,304	946	4,422	1,979

Total revenues	33,784	21,207	63,499	41,731

OPERATING EXPENSES:
Property operating expenses	12,014	7,987	22,810	15,685
Depreciation	8,744	5,259	16,765	9,987
General and administrative	3,229	—	6,254	—
Management fees – related party	—	1,138	—	2,240

Total operating expenses	23,987	14,384	45,829	27,912

OPERATING INCOME	9,797	6,823	17,670	13,819

OTHER EXPENSE:
Interest expense	7,142	6,001	12,949	9,740
Loan procurement amortization expense	385	2,045	758	2,218
Other	(30)	—	(14)	—

Total other expense	7,497	8,046	13,693	11,958

INCOME (LOSS) BEFORE MINORITY INTEREST	2,300	(1,223)	3,977	1,861
MINORITY INTEREST	(96)	—	(156)	—

NET INCOME (LOSS)	$2,204	$(1,223)	$3,821	$1,861

Basic income per share	$0.06		$0.10
Diluted income per share	$0.06		$0.10
Weighted-average basic common shares outstanding	37,477,920		37,477,920
Weighted-average diluted shares outstanding	37,519,841		37,501,575
Distributions declared per share of common stock	$0.28		$0.56
      See accompanying notes to the consolidated and combined financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Six Months Ended June 30, 2005
(Unaudited)
(In thousands)

	Common Shares		Additional	Unearned
			Paid in	Share Grant	Retained
	Number	Amount	Capital	Compensation	Deficit	Total

BALANCE at December 31, 2004	37,345	$373	$396,662	$(225)	$(37,430)	$359,380
Amortization of restricted shares	—	—	—	143	—	143
Share compensation expense	—	—	270	—	—	270
Net income	—	—	—	—	3,821	3,821
Distributions	—	—	—	—	(20,955)	(20,955)

BALANCE at June 30, 2005	37,345	$373	$396,932	$(82)	$(54,564)	$342,659

      See accompanying notes to the consolidated and combined financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/ AMSDELL (THE “PREDECESSOR”)
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	The Company	The Predecessor

	Six Months Ended	Six Months Ended
	June 30, 2005	June 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,821	$1,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,523	12,205
Equity compensation expense	413	—
Minority interest in net income of subsidiaries	156	—
Gain on sale of assets	(9)	—
Changes in other operating accounts:
Other assets	(1,694)	(587)
Accounts payable and accrued expenses	1,003	3,263
Other liabilities	255	252

Net cash provided by operating activities	21,468	16,994

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions and improvements to storage facilities	(116,584)	(1,534)
Proceeds from sale of asset	561	—
Increase in restricted cash	(6,766)	(1,254)

Net cash used in investing activities	(122,789)	(2,788)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from:
Loans payable	98,500	424,500
Notes payable—related parties	—	3,961
Principal payments on:
Loans payable	(999)	(144,208)
Capital lease obligations	(66)	(125)
Shareholder distributions	(18,030)	—
Minority interest distributions	(695)	—
Cash distributions to owners	—	(17,056)
Loan procurement costs	(66)	(8,683)
Cash contributions from owners	—	126
Loan made to owners	—	(277,152)

Net cash provided by (used in) financing activities	78,644	(18,637)

NET DECREASE IN CASH	(22,677)	(4,431)
CASH — Beginning of period	28,485	7,503

CASH — End of period	$5,808	$3,072

Supplemental disclosure of non-cash investing and financing activities:
Storage facilities acquired through the issuance of limited partnership units in the operating partnership	$6,752	—

Storage facilities acquired through the assumption of mortgage loans	$11,375	—

Other assets and liabilities (net) acquired as part of storage facility acquisitions	$990	—

See accompanying notes to the consolidated and combined financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO UNAUDITED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS
1.     Organization
      U-Store-It Trust was formed in July 2004 to succeed the self-storage operations owned directly and indirectly by Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and their affiliated entities and related family trusts (which entities and trusts are referred to herein as the “Amsdell Entities”). The Company commenced operations on October 21, 2004, after completing the mergers of Amsdell Partners, Inc. and High Tide LLC with and into the Company. The Company subsequently completed an initial public offering (“IPO”) of its common shares on October 27, 2004 concurrently with the consummation of various formation transactions. The IPO consisted of the sale of an aggregate of 28,750,000 common shares (including 3,750,000 shares sold pursuant to the exercise of the underwriters’ over-allotment option) at an offering price of $16.00 per share, generating gross proceeds of $460.0 million. The IPO resulted in net proceeds to the Company, after deducting underwriting discount and commission, financial advisory fees and expenses of the IPO, of approximately $425.0 million. As a result of the mergers, the IPO and the formation transactions, the Company owns the sole general partner interest in U-Store-It, L.P., a Delaware limited partnership that was formed in July 1996 under the name Acquiport/ Amsdell I Limited Partnership and was renamed U-Store-It, L.P. upon the completion of the IPO (the “Operating Partnership”), and approximately 95% of the aggregate partnership interests in the Operating Partnership at June 30, 2005. The Company is a real estate company engaged in the business of owning, acquiring, developing and operating self-storage properties for business and personal use under month-to-month leases and is operated as a REIT for federal income tax purposes. All of the Company’s assets are held by, and operations are conducted through, the Operating Partnership and its subsidiaries.
      The financial statements covered in this report represent the results of operations and financial condition of the Predecessor prior to the IPO and the formation transactions, and of the Company, for the three and six months ended June 30, 2005. The Predecessor was not a legal entity but rather a combination of certain real estate entities and operations as described below. Concurrent with the consummation of the IPO, the Company and the Operating Partnership, together with the partners and members of affiliated partnerships and limited liability companies of the Predecessor and other parties which held direct or indirect ownership interests in the properties, completed certain formation transactions (the “Formation Transactions”). The Formation Transactions were designed to (i) continue the operations of the Operating Partnership; (ii) acquire the management rights with respect to the Predecessor’s existing facilities and three facilities contributed to the Operating Partnership by entities owned by Robert J. Amsdell and Barry L. Amsdell; (iii) enable the Company to raise the necessary capital for the Operating Partnership to repay a portion of the existing term loan provided by an affiliate of Lehman Brothers and other indebtedness related to the three facilities acquired by the Operating Partnership from entities owned by Robert J. Amsdell and Barry L. Amsdell and four of the other existing facilities; (iv) enable the Company to qualify as a REIT for federal income tax purposes commencing the day prior to the closing of the IPO; and (v) permit such entities owned by Robert J. Amsdell and Barry L. Amsdell to defer the recognition of gain related to the three facilities that were contributed to the Operating Partnership. These Formation Transactions are described in detail elsewhere in this prospectus.
2.     Significant Accounting Policies
      Basis of Presentation — The accompanying unaudited consolidated and combined financial statements have been prepared by the Company pursuant to the rules and regulations of the SEC regarding interim financial reporting and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods presented in accordance with generally accepted accounting principles (“GAAP”). Accordingly, readers should refer to the Company’s audited financial statements prepared in accordance with

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO UNAUDITED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS — (Continued)
GAAP, and the related notes thereto, for the year ended December 31, 2004, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (Commission File No. 001-32324), as certain footnote disclosure normally included in financial statements prepared in accordance with GAAP have been condensed or omitted from this report pursuant to the rules of the SEC. The results of operations for the three and six months ended June 30, 2005 are not necessarily indicative of the results of operations to be expected for any future period or the full year.
      Recent Accounting Pronouncements — In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123-R”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123-R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123-R requires the fair value of all share-based payments to employees to be recognized in the consolidated statement of operations. The Company early adopted SFAS No. 123-R effective October 21, 2004.
3.     Storage Facilities
      The following summarizes the real estate assets of the Company as of:

	June 30,	December 31,
Description	2005	2004

	($ in thousands)
Land	$169,510	$136,168
Buildings and improvements	721,752	635,718
Equipment	95,487	79,742

Total	986,749	851,628
Less accumulated depreciation	(139,210)	(122,473)

Storage facilities — net	$847,539	$729,155

      The Company completed the following acquisitions during the six months ended June 30, 2005:

•	Acquisition of Option Facility. On January 5, 2005, the Company purchased the San Bernardino VII, California facility from Rising Tide Development, LLC (“Rising Tide Development”) (a related party) for the purchase price of approximately $7.3 million, consisting of $3.8 million in cash (which cash was used to pay off mortgage indebtedness secured by the facility) and $3.5 million paid in units in the Operating Partnership.

•	Acquisition of Self-Storage Zone Facility. On January 14, 2005, the Company acquired one self-storage facility from Airpark Storage LLC in Gaithersburg, Maryland for consideration of $10.7 million, consisting of $4.3 million in cash and $6.4 million of indebtedness. The purchase price allocation was finalized during the second quarter of 2005 for $11.8 million. The purchase price adjustment related primarily to a fair market value adjustment for debt.

•	Acquisition of Ford Storage Facilities. On March 1, 2005, the Company acquired five self-storage facilities, located in central Connecticut, from Ford Storage for an aggregate purchase price of $15.5 million in cash.

•	Acquisition of A-1 Self-Storage Facilities. On March 15, 2005, the Company acquired five self-storage properties, located in Connecticut, from A-1 Self Storage for an aggregate purchase price of approximately $21.7 million in cash. These facilities total approximately 201,000 rentable square feet.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO UNAUDITED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS — (Continued)

The Company now operates two of these facilities as one facility. On May 5, 2005, the Company acquired one self-storage facility from A-1 Self Storage for approximately $6.4 million in cash. The facility contains approximately 30,000 rentable square feet and is located in New York.

•	Acquisition of Option Facilities. On March 18, 2005, the Company purchased the Orlando II, Florida and the Boynton Beach II, Florida facilities from Rising Tide Development (a related party) for a purchase price initially determined to be $11.8 million, consisting of $6.8 million in cash (which cash was used to pay off mortgage indebtedness secured by the facilities) and $5.0 million in units of the Operating Partnership. An adjustment to the purchase price was effected during the second quarter of 2005, reducing the purchase price to $10.1 million, consisting of $6.8 million in cash and $3.3 million in units of the Operating Partnership after a price reduction of $1.7 million in May 2005.

•	Acquisition of Liberty Self-Stor Facilities. On April 5, 2005, the Company acquired 18 self-storage facilities from Liberty Self-Stor Ltd., a subsidiary of Liberty Self-Stor, Inc., for an aggregate purchase price of $34.0 million (the “Liberty Acquisition”). The facilities total approximately 926,000 rentable square feet and are located in Ohio and New York. In June 2005, the Company sold one facility, containing approximately 17,000 rentable square feet acquired in the Liberty Acquisition for $0.6 million, which approximated book value. Revenues, for the property sold, and the related results for operations were, insignificant to the Company’s total revenues and related results of operations for the quarter ended June 30, 2005.

•	Acquisition of Individual Storage Facilities. In April 2005, the Company acquired three self-storage facilities from two parties for an aggregate purchase price of approximately $14.9 million in cash. These facilities total approximately 200,000 rentable square feet and are located in Texas (2 properties) and Florida (1 property).

•	Acquisition of Extra Closet Facilities. On May 24, 2005, the Company acquired two facilities from Extra Closet for an aggregate purchase price of approximately $6.8 million in cash. These facilities total approximately 99,000 rentable square feet and are located in Illinois.
      The above acquisitions are included in the Company’s results of operations from and after the date of acquisition. Self-storage facility acquisitions are initially recorded at the estimated fair values of the net assets acquired at the date of acquisition. These values are based in part on preliminary third-party market valuations. Because these fair values are based on currently available information and assumptions and estimates that the Company believes are reasonable at such time, they are subject to reallocation as additional information becomes available.
      The following table summarizes the number of self-storage facilities placed into service from December 31, 2004 through June 30, 2005:

Number of Self-
Storage Facilities

Balance — December 31, 2004	201
Facilities acquired	38
Facilities consolidated(1)	(2)
Facilities sold	(1)

Balance — June 30, 2005	236

(1)	The Company operates two of the facilities owned as of December 31, 2004 as one facility and two of the facilities acquired in March 2005 as one facility.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO UNAUDITED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS — (Continued)
4.     Loans Payable
      A summary of outstanding indebtedness of the Company as of June 30, 2005 and December 31, 2004 is as follows:

	June 30,	December 31,
Description	2005	2004

	($ in thousands)
The $90,000 loan from Lehman Brothers Holdings, Inc. (“Lehman Capital”) to YSI I LLC requires interest only payments until November 2005 and monthly debt service payments of $517 per month from November 2005 through May 2010. Interest is paid at the fixed rate of 5.19% through May 2010. The loan is collateralized by first mortgage liens against 21 storage facilities of YSI I LLC, which had a net book value of $94,493 at June 30, 2005.	$90,000	$90,000

The $90,000 loan from Lehman Capital to YSI II LLC requires interest only payments until November 2005 and monthly debt service payments of $524 per month from November 2005 through January 2011. Interest is paid at the fixed rate of 5.325% through January 2011. The loan is collateralized by first mortgage liens against 18 storage facilities of YSI II LLC, which had a net book value of $95,881 at June 30, 2005.	90,000	90,000

The $90,000 loan from Lehman Brothers Bank, FSB (“Lehman Brothers Bank”) to YSI III LLC, requires interest only payments until November 2005 and monthly debt service payments of $511 per month from November 2005 through November 2009. Interest is paid at the fixed rate of 5.085% through November 2009. The loan is collateralized by first mortgage liens against 26 storage facilities of YSI III LLC, which had a net book value of $128,253 at June 30, 2005.	90,000	90,000

The $70,000 loan from Lehman Capital to Acquiport III requires payments of $548 per month which includes interest payable monthly at 8.16% per annum through November 1, 2006, which is referred to in the loan agreement as the “anticipated repayment date.” The Company intends to repay the loan on or before the anticipated repayment date. After October 31, 2006, the loan requires interest at the greater of 13.16% and a defined Treasury rate plus 5%, additional monthly principal payments based on defined net cash flow and final repayment by November 1, 2025. The loan is collateralized by first mortgage liens against 41 storage facilities of Acquiport III, which had a net book value of $112,043, and restricted cash (on defeased debt) of $3,489 at June 30, 2005.	65,656	66,217

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO UNAUDITED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS — (Continued)

	June 30,	December 31,
Description	2005	2004

	($ in thousands)
The $42,000 mortgage loan from Lehman Brothers Bank to USI II requires principal payments of $300 per month and interest at 7.13% per annum through December 11, 2006, which is referred to in the loan agreement as the “anticipated repayment date.” The Company intends to repay the loan on or before the anticipated repayment date. After December 10, 2006, the loan requires interest at the greater of 12.13% and a defined Treasury rate plus 5%, additional monthly principal payments based on defined net cash flow and final repayment by December 11, 2025. The loan is collateralized by first mortgage liens against all ten storage facilities of USI II, which had a net book value of $40,610 at June 30, 2005.	39,508	39,878

The $7,700 mortgage loan from General Electric Capital Corporation to YSI IV LLC requires principal and interest payments of $52 per month at an interest rate of 8.63% per annum through July 2010, which is referred to in the loan agreement as the “maturity date.” The loan is collateralized by a first mortgage lien against one storage facility of YSI IV LLC, which had a net book value of $11,934 at June 30, 2005.	7,461	—

The $3,890 mortgage loan from General Electric Corporation to YSI V LLC requires principal and interest payments of $24 per month at an interest rate of 6.22% per annum through January 2014, which is referred to in the loan agreement the “maturity date”. The loan is collateralized by a first mortgage lien against one storage facility of YSI V LLC, which had a net book value of $6,040 at June 30, 2005.	3,890	—

The other loans payable assumed in conjunction with the acquisition of facilities require interest payable monthly at fixed rates ranging from 7.71% to 8.43% per annum and a weighted average of 8.01% at June 30, 2005. These loans require monthly payments of principal and interest, are due from 2008 to 2009, contain covenants with respect to net worth and are collateralized by first mortgage liens against two facilities at June 30, 2005 with a net book value of $7,283.	4,357	4,401

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO UNAUDITED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS — (Continued)

	June 30,	December 31,
Description	2005	2004

	($ in thousands)

The Operating Partnership has a $150,000 secured revolving credit facility with a group of banks led by Lehman Brothers, Inc. and Wachovia Capital Markets, LLC. The credit facility bears interest at a variable rate, which ranged from 4.84% to 4.99% at June 30, 2005, based upon a base rate or a Eurodollar rate plus in each case, a spread depending on the Company’s leverage ratio. This credit facility is scheduled to mature in October 2007, with an option to extend the term for one year at the Company’s option. The loan is collateralized by first mortgage liens against 116 storage facilities of the Operating Partnership, which had a net book value of $349,004 at June 30, 2005. This facility contains certain restrictive covenants on distributions and other financial covenants, all of which the Company was in compliance with as of June 30, 2005.	98,500	—

Total	$489,372	$380,496

      The annual principal payment requirements on the loans payable as of June 30, 2005 are ($ in thousands):

Year	Amount

2005 (remainder)	$1,573
2006	109,413
2007	103,966
2008	8,037
2009	90,569
2010 and Thereafter	175,814

Total	$489,372

5.	Minority Interests
      Minority interests relate to the interests in the Operating Partnership that are not owned by the Company, which, at June 30, 2005 and December 31, 2004, amounted to approximately 5% and 3%, respectively. In conjunction with the formation of the Company, certain former owners contributed properties to the Operating Partnership and received units in the Operating Partnership (“Units”) concurrently with the closing of the IPO. Limited partners who acquired Units in the Formation Transactions have the right, beginning October 27, 2005, to require the Operating Partnership to redeem part or all of their Units for cash or, at the Company’s option, common shares, based upon the fair market value of an equivalent number of common shares for which the Units would have been redeemed if the Company had assumed and satisfied the Operating Partnership’s obligation by paying common shares. The market value of the Company’s common shares for this purpose will be equal to the average of the closing trading price of the Company’s common shares on the New York Stock Exchange for the ten trading days before the day on which the Company received the redemption notice. Upon consummation of the IPO, the carrying value of the net assets of the Operating Partnership was allocated to minority interests. Pursuant to three contribution agreements and three option exercises, entities owned by the Company’s Chief Executive Officer and one of its trustees received an

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO UNAUDITED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS — (Continued)
aggregate of 1,524,358 Units as of June 30, 2005, for six properties with a net historical basis of approximately $7.3 million.

6.	Related Party Transactions
      In connection with the IPO the Company entered into option agreements with Rising Tide Development, a company owned and controlled by Robert J. Amsdell, the Company’s Chairman and Chief Executive Officer, and Barry L. Amsdell, one of its trustees, to acquire 18 self-storage facilities, consisting, as of June 30, 2005, of 12 facilities owned by Rising Tide Development, three facilities which Rising Tide Development has the right to acquire from unaffiliated third parties and three facilities which have since been acquired by the Company pursuant to the exercise of its options. The options become exercisable with respect to each particular self-storage facility if and when that facility achieves an occupancy level of 85% at the end of the month, for three consecutive months. The purchase price will be equal to the lower of (i) a price determined by multiplying in-place net operating income at the time of purchase by 12.5 and (ii) the fair market value of the option facility as determined by an appraisal process involving third party appraisers. The Company’s option to acquire these facilities will expire on October 27, 2008. The determination to purchase any of the option facilities will be made by the independent members of the Company’s board of trustees. During the six months ended June 30, 2005, the Company exercised its option to purchase three of these facilities for an aggregate purchase price of approximately $17.4 million, consisting of an aggregate of $6.8 million in Units and $10.6 million in cash after a price reduction of $1.7 million of consideration in May 2005. The price reduction resulted from a discovery that the calculation of the March purchase price was not made in accordance with the terms specified in the option agreement, which resulted in the overpayment. On May 14, 2005, the Company entered into an agreement with Rising Tide Development pursuant to which 100,202 units in the Operating Partnership previously issued to Rising Tide Development were cancelled and $28,057 in cash (representing the distribution paid with respect to such units in April 2005) was returned to the Company.
      The Predecessor’s self-storage facilities were operated by the U-Store-It Mini Warehouse Co. (the “Property Manager”), which was affiliated through common ownership with Amsdell Partners, Inc., High Tide Limited Partnership, and Amsdell Holdings I, Inc. Pursuant to the relevant property management agreements, Acquiport I and Acquiport III paid the Property Manager monthly management fees of 5.35% of monthly gross rents (as defined in the related management agreements); USI II paid the Property Manager a monthly management fee of 5.35% of USI II’s monthly effective gross income (as defined in the related management agreements); and the owners of the Lake Worth, FL, Lakewood, OH, and Vero Beach I, FL facilities paid the Property Manager monthly management fees of 6% of monthly gross receipts through October 21, 2004, and 5.35% thereafter (as defined in the related management agreements). Effective October 27, 2004 upon acquisition of the Property Manager, the management contract with U-Store-It Mini Warehouse Co. was terminated and a new management agreement was entered into with YSI Management, LLC. Beginning October 27, 2004 management fees relating to our wholly-owned subsidiaries are eliminated in consolidation.
      Effective October 27, 2004, YSI Management LLC, a wholly-owned subsidiary of the Operating Partnership, entered into a management contract with Rising Tide Development to provide property management services to the option facilities for a fee equal to the greater of 5.35% of the gross revenues of each facility or $1,500 per facility per month. Management fees earned by YSI Management LLC, from Rising Tide Development, were approximately $0.1 million and $0.2 million, respectively, for the three and six months ended June 30, 2005. Accounts receivable from Rising Tide Development at June 30, 2005 was approximately $0.5 million and is included in other assets. This receivable represents expenses paid on behalf of Rising Tide Development by YSI Management LLC that will be reimbursed under standard business terms.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO UNAUDITED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company engages, and the Predecessor engaged, Amsdell Construction, a company owned by Robert J. Amsdell, the Company’s Chief Executive Officer, and Barry L. Amsdell, a trustee of the Company, to maintain and improve its self-storage facilities. The total payments incurred by the Company to Amsdell Construction for the three and six months ended June 30, 2005 was approximately $0.1 million and $0.3 million, respectively. The total amount of payments incurred by the Predecessor to Amsdell Construction for the three and six months ended June 30, 2004 was $0.7 million and $1.5 million, respectively.
      In March 2005, the Operating Partnership entered into an office lease agreement with Amsdell and Amsdell, an entity owned by Robert J. Amsdell and Barry L. Amsdell, for office space of approximately 18,000 square feet at The Parkview Building, an approximately 40,000 square foot multi-tenant office building located at 6745 Engle Road, plus approximately 4,000 square feet of an 18,000 square foot office building located at 6751 Engle Road, which are both part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio. Airport Executive Park is owned by Amsdell and Amsdell. The new lease, which was effective as of January 1, 2005, replaced the original office lease, entered into in October 2004, between a subsidiary of the Operating Partnership and Amsdell and Amsdell and has a ten-year term, with one five-year extension option exercisable by the Operating Partnership. Under the Company’s Corporate Governance Guidelines, the Company’s disinterested trustees approved the terms of, and the entry into, the office lease by the Operating Partnership.
      In June 2005, the Operating Partnership entered into another office lease agreement with Amsdell and Amsdell for additional office space of approximately 1,588 square feet of rentable space in The Parkview Building. This office lease was effective as of May 7, 2005 and has an approximately two-year term expiring on April 30, 2007. The Operating Partnership has the option to extend this office lease for an additional three-year period at the then prevailing market rate upon the same terms and conditions contained in this office lease. The fixed minimum rent under the terms of this office lease is $1,800 per month from June 1, 2005 to April 30, 2006, and $1,900 per month from May 1, 2006 to April 30, 2007. Under the Company’s Corporate Governance Guidelines, the Company’s disinterested trustees approved the terms of, and the entry into, the office lease by the Operating Partnership.
      In June 2005, the Operating Partnership also entered into a month-to-month office lease agreement with Amsdell and Amsdell for office space of approximately 3,500 square feet of an office building located at 6779 Engle Road. The lease was effective as of May 1, 2005. The fixed minimum rent under the terms of the lease is $3,700 per month. Under the Company’s Corporate Governance Guidelines, the Company’s disinterested trustees approved the terms of, and the entry into, the month-to-month office lease agreement by the Operating Partnership.
      The total of lease payments incurred under the three current office leases for the three and six months ended June 30, 2005 was approximately $0.1 million and $0.2 million, respectively.
      The Company charters an aircraft from Aqua Sun Investments, L.L.C. (“Aqua Sun”), a company owned by Robert J. Amsdell and Barry L. Amsdell. The Company was under contract pursuant to a timesharing agreement to reimburse Aqua Sun at the rate of $1,250 for each hour of use of the aircraft and the payment of certain expenses associated with the use of the aircraft. The total amount incurred for such aircraft charters by the Company for the three and six months ended June 30, 2005 was approximately $0.1 million and $0.2 million, respectively. Effective June 30, 2005 the timesharing agreement was terminated and was replaced on July 1, 2005 with a Non-Exclusive Aircraft Lease Agreement. Under the Company’s Corporate Governance Guidelines, the Company’s disinterested trustees approved the terms of, and the entry into, the Non-Exclusive Aircraft Lease Agreement by the Operating Partnership. See Note 7 for a disclosure of the terms and conditions of the Non-Exclusive Aircraft Lease Agreement.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO UNAUDITED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company engages Dunlevy Building Systems Inc., a company owned by John Dunlevy, a brother-in-law of Robert J. Amsdell and Barry L. Amsdell, for construction, zoning consultant and general contractor services for its self-storage facilities. The total payments made by the Company to Dunlevy Building Systems Inc. for the three and six months ended June 30, 2005 were approximately $5,000.
      The Company engages Deborah Dunlevy Designs, a company owned by Deborah Dunlevy, a sister of Robert J. Amsdell and Barry L. Amsdell, for interior design services at certain of its self-storage facilities and offices. The total payments made by the Company to Deborah Dunlevy Designs for the three and six months ended June 30, 2005 were approximately $26,000 and $56,000 respectively.
      Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities that acquired common shares or Units in the IPO transactions received registration rights. Beginning as early as October 27, 2005, they will be entitled to require the Company to register their shares for public sale subject to certain exceptions, limitations and conditions precedent.

7.	Subsequent Events
      The Company completed the following transactions subsequent to June 30, 2005:

•	Entry into Aircraft Lease Agreement. In July 2005, the Operating Partnership entered into a Non-Exclusive Aircraft Lease Agreement with Aqua Sun pursuant to which the Operating Partnership may lease for corporate use from time to time an airplane owned by Aqua Sun (the “Aircraft Lease”). Under the terms of the Aircraft Lease, the Operating Partnership may lease use of the airplane owned by Aqua Sun at an hourly rate of $1,450 per flight hour. Aqua Sun is responsible for various costs associated with operation of the airplane, including insurance, storage and maintenance and repair, but the Operating Partnership is responsible for fuel costs and the costs of pilots and other cabin personnel required for its use of the airplane. The Aircraft Lease, which was effective as of July 1, 2005, has a one-year term and is automatically renewed for additional one-year periods unless terminated by either party. Either party may terminate the agreement with or without cause upon 60 days’ prior notice to the other party.
The Aircraft Lease replaces a timesharing agreement that was entered into as of October 22, 2004 between a subsidiary of the Company and an affiliate of Aqua Sun regarding use of the airplane, which agreement was terminated on June 30, 2005 by mutual agreement of the parties thereto. The timesharing agreement was scheduled to expire on October 21, 2005.

•	Acquisition of Arizona Storage Facility. On July 11, 2005, the Company acquired one self-storage facility from Shurgard Storage for approximately $2.9 million in cash. The facility contains approximately 54,000 square feet and is located in Tempe, Arizona.

•	Acquisition of New Jersey Storage Facility. On July 15, 2005, the Company acquired one self-storage facility from Self Storage Plus for approximately $16.8 million in cash. The facility contains approximately 106,000 square feet and is located in Clifton, New Jersey.

•	Acquisition of National Self Storage Facilities. On July 26, 2005, the Company completed the acquisition of 70 self-storage facilities from various partnerships and other entities affiliated with National Self Storage and the Schomac Group, Inc. (“National Self Storage”) for an aggregate consideration of approximately $212.0 million. The consideration was comprised of approximately $61.5 million of units in the Operating Partnership, the assumption of approximately $80.8 million of outstanding debt by the Operating Partnership, and approximately $69.7 million in cash. The purchase agreement includes a provision permitting these unitholders, beginning one year after issuance of the units and for a period of seven years from the date of the closing and subject to certain conditions, to redeem a portion of their units by requiring us to purchase and simultaneously transfer to them real

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO UNAUDITED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS — (Continued)

estate properties to be identified by them for a purchase price equal to the fair value of such units. The redemption price is based on the trading price of the Company’s common shares 10 days before the redemption date. The purchase price allocation is preliminary and is based on currently available information and upon preliminary assumptions and estimates the Company believes are reasonable. The Company has acquired debt at above market rates which will be revalued to respective fair market values upon finalization of the purchase price. Additionally, the fair value of the units is approximately $10.0 million higher than the book value expected to be recorded under purchase accounting. The acquired portfolio totals approximately 3.7 million rentable square feet and includes self-storage facilities located in the Company’s existing markets in Southern California, Arizona and Tennessee and in new markets in Texas, Northern California, New Mexico, Colorado and Utah.

•	Entry into Lehman Brothers Mortgage Loan. In July 2005, YSI VI LLC (“YSI VI”), an indirect subsidiary of the Company, entered into a fixed rate mortgage loan agreement with Lehman Brothers Bank, FSB, as the lender, in the principal amount of $80.0 million. The mortgage loan, which is secured by 24 of the Company’s self-storage facilities, bears interest at 5.13% and matures in August 2012. The mortgage loan will become immediately due and payable, and the lender will be entitled to interest on the unpaid principal sum at an increased rate, if any required payment is not paid on or prior to the date when due or on the happening of any other event of default. This mortgage loan requires YSI VI to establish reserves relating to the mortgaged facilities for replacements, repairs, real estate taxes and insurance. The Operating Partnership is a guarantor under this mortgage loan with respect to certain exceptions to the non-recourse provisions of the loan.

•	Entry into LaSalle Bank Mortgage Loan. In August 2005, YASKY LLC (“YASKY”), an indirect subsidiary of the Company, entered into a fixed rate mortgage loan agreement with LaSalle Bank National Association, as the lender, in the principal amount of $80.0 million. The mortgage loan, which is secured by 28 of the Company’s self-storage facilities, bears interest at 4.96% and matures in September 2012. The mortgage loan will become immediately due and payable, and the lender will be entitled to interest on the unpaid principal sum at an increased rate, if any required payment is not paid on or prior to the date when due or on the happening of any other event of default. This mortgage loan requires YASKY LLC to establish reserves relating to the mortgaged facilities for replacements, repairs, real estate taxes and insurance. The Operating Partnership is a guarantor under this mortgage loan with respect to certain exceptions to the non-recourse provisions of the loan.

•	Acquisition of Elizabeth, NJ and Hoboken, NJ Facilities. On August 4, 2005, the Company acquired two self-storage facilities for approximately $8.2 million in cash. These facilities total approximately 74,000 square feet and are located in Elizabeth and Hoboken, New Jersey.

•	Acquisition of Colorado Portfolio. On September 22, 2005, the Company acquired seven self-storage facilities for $19.5 million in cash. These facilities total approximately 317,000 square feet and are located in Colorado.

•	Acquisition of Miami, Florida Facilities. On September 27, 2005, the Company acquired two self-storage facilities for $17.8 million in cash. These facilities total approximately 151,000 square feet and are located in Miami, Florida.

•	Acquisition of Pensacola, Florida Facility. On September 27, 2005, the Company acquired one self-storage facility for approximately $7.9 million in cash. This facility contains approximately 79,000 square feet and is located in Pensacola, Florida.

•	Acquisition of Texas Portfolio. On September 27, 2005, the Company acquired four self-storage facilities for $15.6 million in cash. These facilities total approximately 227,000 square feet and are located in Texas.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Trustees and Shareholders of
U-Store-It Trust
Cleveland, Ohio
      We have audited the accompanying consolidated balance sheet of U-Store-It Trust and subsidiaries (the “Company”) as of December 31, 2004 and the consolidated and combined balance sheet of Acquiport/ Amsdell (the “Predecessor”), as defined in Note 1, as of December 31, 2003, respectively, and the related consolidated statements of operations, shareholders’ equity, and cash flows of the Company for the period from October 21, 2004 (commencement of operations) through December 31, 2004, and the related consolidated and combined statements of operations, owners’ equity (deficit), and cash flows of the Predecessor for the period from January 1, 2004 through October 20, 2004, and for the years ended December 31, 2003 and 2002. Our audits also included the financial statement schedule listed in the Index at F-1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Neither the Company nor the Predecessor are required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s or the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and the consolidated and combined financial position of the Predecessor as of December 31, 2003, the results of the Company’s operations and cash flows for the period from October 21, 2004 (commencement of operations) through December 31, 2004, and the results of the Predecessor’s operations and cash flows for the period from January 1, 2004 through October 20, 2004 and for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ DELOITTE & TOUCHE LLP
Cleveland, Ohio
March 30, 2005

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
CONSOLIDATED AND COMBINED BALANCE SHEETS
($ in thousands)

	The Company	The Predecessor
	December 31, 2004	December 31, 2003

ASSETS
Storage facilities — net	$729,155	$395,599
Cash	28,485	7,503
Restricted cash	7,211	3,772
Loan procurement costs — net of amortization	7,624	2,461
Other assets	3,399	2,884

TOTAL ASSETS	$775,874	$412,219

LIABILITIES AND SHAREHOLDERS’/OWNERS’ EQUITY
LIABILITIES
Loans payable	$380,496	$271,571
Capital lease obligations	156	374
Accounts payable and accrued expenses	10,958	3,218
Distributions payable	7,532	—
Accrued management fees—related parties	—	370
Rents received in advance	5,835	4,552
Security deposits	455	385

TOTAL LIABILITIES	405,432	280,470
COMMITMENTS AND CONTINGENCIES	—	—
MINORITY INTEREST	11,062	—
SHAREHOLDERS’/OWNERS’ EQUITY
Common shares, $.01 par value, 200,000,000 shares authorized, 37,345,162 issued and outstanding	373	—
Additional paid in capital	396,662	—
Retained deficit	(37,430)	—
Unearned share grant compensation	(225)	—
Owners’ equity	—	131,749

TOTAL SHAREHOLDERS’/OWNERS’ EQUITY	359,380	131,749

TOTAL LIABILITIES AND SHAREHOLDERS’/OWNERS’ EQUITY	$775,874	$412,219

See accompanying notes to the consolidated and combined financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/ AMSDELL (THE “PREDECESSOR”)
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	The Company	The Predecessor

	For the Period	For the Period
	October 21, 2004	January 1, 2004	Year Ended	Year Ended
	to December 31,	to October 20,	December 31,	December 31,
	2004	2004	2003	2002

REVENUES:
Rental income	$21,314	$65,631	$76,898	$72,719
Other property related income	1,452	3,211	3,916	3,866

Total revenues	22,766	68,842	80,814	76,585
OPERATING EXPENSES:
Property operating expenses	9,635	26,031	28,096	26,075
Depreciation	5,800	16,528	19,494	19,656
General and administrative	4,254	—	—	—
Management fees — Related party	—	3,689	4,361	4,115

Total operating expenses	19,689	46,248	51,951	49,846
OPERATING INCOME	3,077	22,594	28,863	26,739
OTHER INCOME (EXPENSE):
Interest expense	(4,428)	(19,385)	(15,128)	(15,944)
Loan procurement amortization expense	(240)	(5,727)	(1,015)	(1,079)
Early extinguishment of debt	(7,012)	—	—	—
Costs incurred to acquire management company	(22,152)	—	—	—
Other	(41)	69	12	—

Total other expense	(33,873)	(25,043)	(16,131)	(17,023)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	(30,796)	(2,449)	12,732	9,716
MINORITY INTEREST	898	—	—	—

NET INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS	(29,898)	(2,449)	12,732	9,716
DISCONTINUED OPERATIONS
Income from operations	—	—	171	312
Gain on sale of storage facilities	—	—	3,329	—

Income from discontinued operations	—	—	3,500	312
NET INCOME (LOSS)	$(29,898)	$(2,449)	$16,232	$10,028

Basic and diluted loss per share	$(0.80)
Weighted-average common shares outstanding — basic and fully diluted	37,477,920
See accompanying notes to the consolidated and combined financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/ AMSDELL (THE “PREDECESSOR”)
CONSOLIDATED AND COMBINED STATEMENTS OF SHAREHOLDERS’ EQUITY AND
OWNERS’ EQUITY (DEFICIT)
(In thousands)

	Common Shares		Additional	Unearned
			Paid in	Grant Shares	Retained	Owners’
	Number	Amount	Capital	Compensation	Deficit	Equity (Deficit)	Total

The Predecessor
Balance at January 1, 2002	—	$—	$—	$—	$—	$142,162	$142,162
Net income	—	—	—	—	—	10,028	10,028
Cash contributions	—	—	—	—	—	16,666	16,666
Cash distributions	—	—	—	—	—	(26,443)	(26,443)

Balance at December 31, 2002	—	—	—	—	—	142,413	142,413
Net income	—	—	—	—	—	16,232	16,232
Cash contributions	—	—	—	—	—	1,788	1,788
Cash distributions	—	—	—	—	—	(28,684)	(28,684)

Balance at December 31, 2003	—	—	—	—	—	131,749	131,749
Net loss	—	—	—	—	—	(2,449)	(2,449)
Contributions	—	—	—	—	—	128,724	128,724
Cash distributions	—	—	—	—	—	(18,297)	(18,297)
Issuance of note receivable from owner	—	—	—	—	—	(277,152)	(277,152)

Balance at October 20, 2004	—	—	—	—	—	(37,425)	(37,425)
The Company
Reclassify Predecessor owners’ deficit	—	—	(37,961)	—	—	37,961	—
Reclassify Predecessor owners’ deficit relative to contribution of facilities at historic cost for partnership units	—	—	536	—	—	(536)	—
Net proceeds from sale of common shares	28,750	287	424,702	—	—	—	424,989
Grant of restricted shares	—	—	2,675	(2,675)	—	—	—
Amortization of restricted shares	—	—	—	2,450	—	—	2,450
Issuance of restricted shares	20	—	—	—	—	—	—
Issuance of shares to former owners, property contributions	7,409	74	(74)	—	—	—	—
Issuance of shares to former owners, management company acquisition	1,166	12	18,648	—	—	—	18,660
Share compensation expense	—	—	96	—	—	—	96
Record minority interests for former owners’ continuing interests	—	—	(11,960)	—	—	—	(11,960)
Net loss	—	—	—	—	(29,898)	—	(29,898)
Distributions	—	—	—	—	(7,532)	—	(7,532)

	37,345	$373	$396,662	$(225)	$(37,430)	$—	$359,380

See accompanying notes to the consolidated and combined financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
($ in thousands)

	The Company	The Predecessor

	For the Period	For the Period
	October 21, 2004 to	January 1, 2004 to	Year Ended	Year Ended
	December 31, 2004	October 20, 2004	December 31, 2003	December 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(29,898)	$(2,449)	$16,232	$10,028
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	6,040	22,255	20,716	20,936
Early extinguishment of debt	7,012	—	—	—
Share compensation expense	2,546	—	—	—
Costs incurred to acquire management company	22,152	—	—	—
Minority interest in net loss of subsidiaries	(898)	—	—	—
Gain on sales of storage facilities	—	—	(3,329)	—
Changes in other operating accounts:
Other assets	3,021	118	657	(33)
Accounts payable and accrued expenses	(1,978)	5,664	(205)	602
Other liabilities	1,418	(65)	156	109

Net cash provided by operating activities	9,415	25,523	34,227	31,642

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions and improvements to storage facilities	(224,976)	(2,865)	(8,808)	(33,319)
Acquisition of management company, net	(3,492)	—	—	—
Disposals of storage facilities	—	583	—	—
Net proceeds from sales of storage facilities	—	—	8,068	—
Increase in restricted cash	(607)	(2,832)	(1,767)	107

Net cash used in investing activities	(229,075)	(5,114)	(2,507)	(33,212)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common shares	424,989	—	—	—
Proceeds from:
Loans payable	270,000	424,500	3,934	30,392
Notes payable — related parties	—	3,961	—	—
Principal payments on:
Loans payable	(437,849)	(147,725)	(2,093)	(21,040)
Notes payable — related parties	(1,600)	(2,361)	—	—
Capital lease obligations	(21)	(197)	(309)	(233)
Cash contributions from owners	—	108	1,788	16,666
Loan made to owners	—	(277,152)	—	—
Cash distributions to owners	—	(18,297)	(28,684)	(26,443)
Pre-payment penalty on debt extinguishment	(887)	—	—	—
Loan procurement costs	(8,554)	(8,682)	(365)	(160)

Net cash provided by (used in) financing activities	246,078	(25,845)	(25,729)	(818)

NET INCREASE (DECREASE) IN CASH	26,418	(5,436)	5,991	(2,388)
CASH — Beginning of period	2,067	7,503	1,512	3,900

CASH — End of period	$28,485	$2,067	$7,503	$1,512

CASH PAID FOR INTEREST	$9,032	$15,080	$15,648	$15,386

CASH PAID FOR TAXES	$25	$—	$—	$—

See accompanying notes to the consolidated and combined financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS — (Continued)
($ in thousands)

	The Company	The Predecessor

	For the Period	For the Period
	October 21, 2004 to	January 1, 2004 to	Year Ended	Year Ended
	December 31, 2004	October 20, 2004	December 31, 2003	December 31, 2002

Supplemental disclosure of noncash activities:
Contribution of facilities from prior owners for operating partnership units:
Investment in real estate	$10,762	$—	$—	$—
Mortgage loans	(10,365)	—	—	—
Other, net	139	—	—	—

Net assets acquired	536	—	—	—

Acquisition of management company from prior owners:
Assets acquired (excluding cash of $730)	659	—	—	—
Liabilities assumed	(536)	—	—	—

Net assets acquired	123	—	—	—

Acquisition of 46 facilities:
Investment in real estate	223,437	—	—	—
Mortgage loans	(90,000)	—	—	—
Other, net	(4,526)	—	—	—

Net assets acquired	128,911	—	—	—

Acquisition of three facilities:
Investment in real estate	—	—	—	19,497
Other, net	—	—	—	(70)

Net assets acquired	—	—	—	19,427

Acquisition of four facilities:
Investment in real estate, from related party	—	—	—	19,110
Mortgage loans, assumed	—	—	—	(19,110)

Net assets acquired	—	—	—	—

Acquisition of partnership interests:
Investment in real estate	—	128,672	—	—
Contribution related to step-up in basis	—	(128,672)	—	—

Acquisition of minority interest:
Investment in real estate	—	—	—	577
Elimination of receivable	—	—	—	(125)

Cash paid to acquire the facilities	—	—	—	452

Reclassification of owners’ deficit to additional paid in capital	37,961	—	—	—
Accrual for transfer of deferred financing fee assumed at merger date	(2,547)	2,547	—	—
Record minority interest for limited partnership units in the operating partnership by reclassifying from additional paid in capital	11,960	—	—	—
Items capitalized for funds yet to be disbursed	(427)	—	—	—
Accrual for offering costs (reclassified to shareholders equity)	(3,668)	3,668	—	—
Accrual for distributions	7,532	—	—	—
Grant of deferred share units and restricted shares to management executives and trustees	2,675	—	—	—
See accompanying notes to the consolidated and combined financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
1.     Organization
      U-Store-It Trust (“we” or the “Company”) was formed in July 2004 to succeed the self-storage operations owned directly and indirectly by Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and their affiliated entities and related family trusts (which entities and trusts are referred to herein as the “Amsdell Entities”). The Company commenced operations on October 21, 2004, after completing the mergers of Amsdell Partners, Inc. and High Tide LLC with and into the Company. The Company subsequently completed an initial public offering (“IPO”) of its common shares on October 27, 2004 concurrently with the consummation of various formation transactions. The IPO consisted of the sale of an aggregate of 28,750,000 common shares (including 3,750,000 shares pursuant to the exercise of the underwriters’ over-allotment option) at an offering price of $16.00 per share, generating gross proceeds of $460.0 million. The IPO resulted in net proceeds to the Company, after deducting underwriting discount and commission, financial advisory fees and expenses of the IPO, of approximately $425.0 million. As a result of the mergers, the IPO and the formation transactions, the Company owns the sole general partner interest in U-Store-It, L.P., a Delaware limited partnership that was formed in July 1996 under the name Acquiport/Amsdell I Limited Partnership and was renamed U-Store-It, L.P. upon the completion of the IPO (the “Operating Partnership”), and approximately 97% of the aggregate partnership interests in the Operating Partnership at December 31, 2004. The Company is a real estate company engaged in the business of owning, acquiring, developing and operating self-storage properties for business and personal use under month-to-month leases and is operated as a real estate investment trust (“REIT”), for federal income tax purposes. All of the Company’s assets are held by, and operations are conducted through, the Operating Partnership and its subsidiaries.
      The financial statements covered in this report represent the results of operations and financial condition of Acquiport/Amsdell (the “Predecessor”) prior to the IPO and the formation transactions and of the Company after October 21, 2004. The Predecessor was not a legal entity but rather a combination of certain real estate entities and operations as described below. Concurrent with the consummation of the IPO, the Company and the Operating Partnership, together with the partners and members of affiliated partnerships and limited liability companies of the Predecessor and other parties which held direct or indirect ownership interests in the properties (the “Participants”), completed certain formation transactions (the “Formation Transactions”). The Formation Transactions were designed to (i) continue the operations of the Operating Partnership, (ii) acquire the management rights with respect to the Predecessor’s existing facilities and three facilities contributed by entities owned by Robert J. Amsdell and Barry L. Amsdell; (iii) enable the Company to raise necessary capital for the Operating Partnership to repay a portion of the existing term loan provided by an affiliate of Lehman Brothers and other indebtedness related to the three facilities acquired by the Operating Partnership from entities owned by Robert J. Amsdell and Barry L. Amsdell and on four of the other existing facilities; (iv) enable the Company to qualify as a REIT for federal income tax purposes commencing the day prior to the closing of the IPO; and (v) permit such entities owned by Robert J. Amsdell and Barry L. Amsdell to defer the recognition of gain related to the three facilities that were contributed to the Operating Partnership. These formation transactions are described in detail elsewhere in this prospectus.
      The Predecessor was comprised of the following entities: the Operating Partnership (formerly known as Acquiport/Amsdell I Limited Partnership, which is sometimes referred to herein as “Acquiport I”) and its consolidated subsidiaries, Acquiport/Amsdell III, LLC (“Acquiport III”), Acquiport IV, LLC, Acquiport V, LLC, Acquiport VI, LLC, Acquiport VII, LLC, and USI II, LLC (“USI II”). The Predecessor also included three additional facilities, Lakewood, OH, Lake Worth, FL, and Vero Beach I, FL, which were contributed to the Operating Partnership in connection with the IPO. All intercompany balances and transactions are eliminated in consolidation and combination. At December 31, 2004 and 2003, the Company and the Predecessor owned 201 and 155 self-storage facilities, respectively.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
      In connection with the IPO, Amsdell Partners, Inc., the prior corporate general partner of the Operating Partnership, and High Tide LLC, which previously owned substantially all of the limited partner interests in the Operating Partnership, merged with and into the Company, with the Participants receiving approximately 8.6 million common shares of the Company. Additionally, the Participants exchanged their interests in U-Store-It Mini Warehouse Co. (the prior manager of the self-storage facilities), for approximately $23.0 million. Concurrently with the purchase of U-Store-It Mini Warehouse Co., the Company contributed its ownership interest in U-Store-It Mini Warehouse Co. and its membership interests in YSI Management LLC to the Operating Partnership for units. The mergers of Amsdell Partners, Inc. and High Tide LLC with and into the Company were accounted for as mergers of entities under common control and accordingly, were recorded by the Company at the transferors’ historical cost basis. The purchase of the management company has been determined to not represent the purchase of a “business” for purposes of applying Financial Accounting Standards Board Statement (“FASB”) No. 141, “Business Combinations” and is recorded as a contract termination charge, net of assets and liabilities assumed of $0.8 million.
      In May 2004, an entity (High Tide LLC) controlled by members of the Amsdell family acquired the only outside partnership interests in Acquiport I, which were held by partners that were not affiliated with the Amsdell family. High Tide LLC obtained an approximate $277.0 million loan from Acquiport I (the “High Tide Note”) to fund its purchase of approximately 71.8% of these partnership interests. As discussed in the following paragraph, this loan was funded with proceeds of the term loan. For financial statement purposes, the Acquiport I loan receivable from High Tide LLC was presented as a component of equity. In addition, Acquiport I applied push down accounting relating to this change in ownership, resulting in a step-up in basis of partnership assets of approximately $129.0 million, which is recorded to storage facilities. This step-up in basis was recorded in accordance with the Predecessor’s policy relating to purchase price allocations. The High Tide Note was settled upon completion of the Company’s IPO.
      One of the partners’ limited partnership interests purchased by High Tide LLC was purchased from an institutional investment fund and the other was purchased from an entity controlled by an officer of Acquiport/Amsdell (Square Foot Companies, LLC, which owned a 0.61% interest in Acquiport I). Acquiport I provided funding for the acquisition to High Tide LLC utilizing proceeds of a $424.5 million term loan that Acquiport I obtained from an affiliate of Lehman Brothers. The remaining proceeds of this term loan were used to pay off Acquiport I’s revolving line of credit of approximately $142.0 million and to pay financing costs. The loan was repaid in full on October 27, 2004 with a portion of the proceeds from the IPO. As a result of this purchase, the Amsdell family ownership of Acquiport I increased from approximately 28% to 100%, leaving no unaffiliated partners.
      Through the Operating Partnership, the Company owns and manages 201 storage facilities as of December 31, 2004.
2.     Summary of Significant Accounting Policies
      Principles of Consolidation and Combination — The accompanying consolidated financial statements include all of the accounts of the Company, the Operating Partnership and wholly owned subsidiaries. The mergers of Amsdell Partners, Inc. and High Tide LLC with and into the Company and the property interests contributed to the Operating Partnership by the Predecessor have been accounted for as a reorganization of entities under common control and accordingly were recorded at the Predecessor’s historical cost basis. Prior to the combination, the Company had no significant operations; therefore, the combined operations for the period prior to October 21, 2004 represent the operations of the Predecessor. The combination did not require any material adjustments to conform the accounting policies of the separate entities. All significant intercompany balances and transactions have been eliminated in the consolidated and combined financial statements. The real estate entities included in the accompanying consolidated and combined financial

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
statements of the Predecessor have been consolidated and combined on the basis that, for the periods presented, such entities were under common management.
      Operating Segment — The Company has one reportable operating segment; it owns, operates, develops, and manages storage facilities. The storage facilities are located in major metropolitan areas and have numerous tenants per facility. No single tenant represents 10% or more of our revenues. The facilities in Florida, Illinois and California provided 28.0%, 11.4% and 10.3%, respectively, of total revenues for the period from October 21, 2004 through December 31, 2004. The Company uses net operating income as a measure of operating performance at each of the facilities and for all of its facilities in the aggregate.
      Storage Facilities — Storage facilities are recorded at cost less accumulated depreciation. Depreciation on the buildings and equipment is recorded on a straight-line basis over their estimated useful lives, which range from five to forty years. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred.
      Upon acquisition of a facility, we have allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed based on estimated fair values. Acquisitions of portfolios of facilities are allocated to the individual facilities based upon a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available. Allocations to the individual assets and liabilities are based upon comparable market sales information for land, building and improvements and estimates of depreciated replacement cost of equipment. In allocating the purchase price, the Company determines whether the acquisitions include intangible assets or liabilities. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. Accordingly, to date no portion of the purchase price has been allocated to above or below market lease intangibles. The Company also considers whether in-place, at market leases represent an intangible asset. Based on the Company’s experience, leases of this nature generally re-let in less than 30 days and lease-up costs are minimal. Accordingly, to date no intangible asset for in-place, at market leases has been recorded. Additionally, to date no intangible asset has been recorded for the value of tenant relationships, because the Company does not have any concentrations of significant tenants and the average tenant turnover is fairly frequent (less than one year).
      We evaluate long-lived assets which are held for use for impairment when events and circumstances indicate that there may be an impairment. We compare the carrying value of these long-lived assets to the undiscounted future cash flows attributable to the assets. An impairment loss is recorded if the net carrying value of the asset exceeds the undiscounted future cash flows attributable to the asset. The impairment loss recognized equals the excess of net carrying value over the related fair value of the asset. No impairment charges have been recognized in the periods reported herein.
      We consider long-lived assets to be “held for sale” upon satisfaction of the following criteria: (a) management commits to a plan to sell a facility (or group of facilities), (b) the facility is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such facilities, (c) an active program to locate a buyer and other actions required to complete the plan to sell the facility have been initiated, (d) the sale of the facility is probable and transfer of the asset is expected to be completed within one year, (e) the facility is being actively marketed for sale at a price that is reasonable in relation to its current fair value and (f) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.
      Typically these criteria are all met when the relevant asset is under contract, significant non-refundable deposits have been made by the potential buyer, the assets are immediately available for transfer and there are no contingencies related to the sale that may prevent the transaction from closing. In most transactions, these

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
conditions or criteria are not satisfied until the actual closing of the transaction and, accordingly, the facility is not identified as held for sale until the closing actually occurs. However, each potential transaction is evaluated based on its separate facts and circumstances.
      During 2003, the Predecessor sold five of its storage facilities located throughout the United States. These sales have been accounted for as discontinued operations and, accordingly, the accompanying financial statements and notes reflect the results of operations of the storage facilities sold as discontinued operations (see Note 8). It is our policy to allocate interest expense to facilities disposed of by sale based on the principal amount of the debt that will or could be paid off upon sale.
      Restricted Cash — Restricted cash consists of cash deposits required for capital replacement, purchase deposits, and expense reserves in connection with the requirements of our loan agreements.
      Loan Procurement Costs — Loan procurement costs related to borrowings consist of $8.4 million and $6.1 million at December 31, 2004 and 2003, respectively. These amounts are reported net of accumulated amortization of $0.8 million and $3.6 million as of December 31, 2004 and 2003, respectively. The costs are amortized over the life of the related debt using the interest method and reported as loan procurement amortization expense.
      Other Assets — Other assets consist primarily of accounts receivable and prepaid expenses.
      Environmental Costs — Our policy is to accrue remediation costs and other environmental expenses when it is probable that remediation and other similar activities will be required and the related costs can be reasonably estimated. All of our storage facilities have been the subject of independent Phase I environmental assessments and our policy is to have such assessments conducted on all new storage facility acquisitions. Although there can be no assurance that there is no environmental contamination at our facilities, management is not aware of any contamination at any of our facilities that individually or in the aggregate would be material to our business operations, or financial statements.
      Revenue Recognition — Management has determined that all of our leases are operating leases. Rental income is received in accordance with the terms of the leases, which generally are month-to-month. Revenues from long-term operating leases are recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts contractually due pursuant to the underlying leases is included in rents received in advance in the accompanying consolidated and combined balance sheets and contractually due but unpaid rents are included in other assets.
      Equity IPO Costs — Underwriting discount and commissions, financial advisory fees and IPO costs are reflected as a reduction to additional paid-in capital.
      Other Property Related Income — Other property related income consists primarily of late fees and administrative charges prior to October 27, 2004. Revenues from sales of storage supplies and other ancillary revenues and related costs were earned by U-Store-It Mini Warehouse Co. (the “Property Manager”) prior to October 27, 2004 and are not included in the operations of the Predecessor. Effective October 27, 2004, upon acquisition of the Property Manager, these ancillary revenues and costs are included in our operations, and YSI Management, LLC, a wholly owned subsidiary of the Operating Partnership, became the new property manager of the facilities.
      Derivative Financial Instruments — We carry all derivatives on the balance sheet at fair value. We determined the fair value of derivatives by reference to quoted market prices. The accounting for changes in the fair value of a derivative instrument depends on whether the derivative has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. Our use of derivative instruments has been limited to cash flow hedges, of certain interest rate risks. At December 31, 2004, the Company had no outstanding derivative contracts.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
      Income Taxes — The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 2004. The Company has been organized and has operated in a manner that it believes has allowed it to qualify for taxation as a REIT under the Code commencing with the taxable year ended December 31, 2004, and the Company intends to continue to be organized and operate in this manner. As a REIT, the Company is not required to pay federal corporate income taxes on its taxable income to the extent it is currently distributed to our shareholders.
      However, qualification and taxation as a REIT depends upon the Company’s ability to meet the various qualification tests imposed under the Code related to annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that the Company will continue to be organized or continue to operate in a manner so as to remain qualified as a REIT. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on the Company’s taxable income at regular corporate tax rates.
      The Company has elected to treat U-Store-It Mini Warehouse Co. as a taxable REIT subsidiary (a “TRS”). In general, a TRS may perform non-customary services for tenants, hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. A TRS is subject to corporate federal and state income taxes on its taxable income at regular statutory tax rates. The Company has provided for $0.1 million of income taxes for the period from October 27, 2004 through December 31, 2004 and is included in “other” income, and a deferred tax asset of $0.1 million is included in other assets at December 31, 2004.
      Each member of the Predecessor is treated as a partnership for federal and state income tax purposes, so the tax effects of the Predecessor’s operations are the responsibility of the partners and members of these entities. Accordingly, the Predecessor does not record any provision for income taxes in the consolidated and combined financial statements.
      Earnings per Share — Earnings per share is calculated based on the weighted average number of shares of our common shares and deferred share units outstanding during the period. The assumed exercise of outstanding share options and the effect of the vesting of unvested restricted shares that has been granted or has been committed to be granted, all using the treasury stock method, are not dilutive for the period from October 21, 2004 through December 31, 2004.
      Share Options — We apply the fair value method of accounting for the share options issued under our incentive award plan at the date of consummation of our IPO. Accordingly, compensation expense was recorded relating to such options over the vesting period.
      Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      Reclassifications — Certain prior year amounts have been reclassified to conform to current year presentation.
      Recent Accounting Pronouncements — In December, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123-R”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123-R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123-R requires the fair value of all share-based payments to employees to be recognized in the consolidated statement of operations. The Company early adopted SFAS No. 123-R and has included $2.5 million of compensation expense relating to outstanding deferred shares, restricted shares and options in its 2004 statement of operations.
3.     Storage Facilities
      The following summarizes the real estate assets of the Company and the Predecessor as of:

	The	The
	Company	Predecessor

	December 31,	December 31,
Description	2004	2003

	($ in thousands)
Land	$136,168	$51,449
Buildings and improvements	635,718	388,410
Equipment	79,742	55,322

Total	851,628	495,181
Less accumulated depreciation	(122,473)	(99,582)

Storage facilities—net	$729,155	$395,599

      The carrying value of storage facilities has increased from December 31, 2003, primarily as a result of the application of push down accounting relating to the change in ownership of the Operating Partnership in May 2004, discussed in Note 1, and the acquisition of 46 storage facilities acquired at, or shortly after, the closing of the IPO.
4.     Loans Payable
      A summary of outstanding indebtedness as of December 31, 2004 and 2003 is as follows ($ in thousands):

	The	The
	Company	Predecessor

	December 31,	December 31,
Description	2004	2003

The $90,000 loan from Lehman Brothers Holdings, Inc. (“Lehman Capital”) to YSI I LLC requires interest only payments until November 2005 and monthly debt service payments of $517 per month from November 2005 through May 2010. Interest is paid at the fixed rate of 5.19% through May 2010. The loan is collateralized by first mortgage liens against 21 storage facilities of YSI I LLC, which had a net book value of $96,529 at December 31, 2004.	$90,000	$—

The $90,000 loan from Lehman Capital to YSI II LLC requires interest only payments until November 2005 and monthly debt service payments of $524 per month from November 2005 through January 2011. Interest is paid at the fixed rate of 5.325% through January 2011. The loan is collateralized by first mortgage liens against 18 storage facilities of YSI II LLC, which had a net book value of $98,059 at December 31, 2004.	90,000	—

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

	The	The
	Company	Predecessor

	December 31,	December 31,
Description	2004	2003

The $90,000 loan from Lehman Brothers Bank, FSB (“Lehman Brothers Bank”) to YSI III LLC, requires interest only payments until November 2005 and monthly debt service payments of $511 per month from November 2005 through November 2009. Interest is paid at the fixed rate of 5.085% through November 2009. The loan is collateralized by first mortgage liens against 26 storage facilities of YSI III LLC, which had a net book value of $130,152 at December 31, 2004.	90,000	—

The $70,000 loan from Lehman Capital to Acquiport III requires payments of $548 per month which includes interest payable monthly at 8.16% per annum through November 1, 2006, which is referred to in the loan agreement as the “anticipated repayment date.” The Company intends to repay the loan on or before the anticipated repayment date. After October 31, 2006, the loan requires interest at the greater of 13.16% and a defined Treasury rate plus 5%, additional monthly principal payments based on defined net cash flow and final repayment by November 1, 2025. The loan is collateralized by first mortgage liens against 41 storage facilities of Acquiport III, which had a net book value of $113,191, and restricted cash of $1,319 at December 31, 2004.	66,217	67,162

The $42,000 mortgage loan from Lehman Brothers Bank to USI II requires principal payments of $300 per month and interest at 7.13% per annum through December 11, 2006, which is referred to in the loan agreement as the “anticipated repayment date.” The Company intends to repay the loan on or before the anticipated repayment date. After December 10, 2006, the loan requires interest at the greater of 12.13% and a defined Treasury rate plus 5%, additional monthly principal payments based on defined net cash flow and final repayment by December 11, 2025. The loan is collateralized by first mortgage liens against all 10 storage facilities of USI II, which had a net book value of $41,239 at December 31, 2004.	39,878	40,564

The other loans payable assumed in conjunction with the acquisition of facilities require interest payable monthly at fixed rates ranging from 7.71% to 8.43% per annum and a weighted average of 8.01% at December 31, 2004 and 7.38% to 8.43% per annum and a weighted average of 7.74% at December 31, 2003. These loans require monthly payments of principal and interest, are due from 2008 to 2009, contain covenants with respect to net worth and are collateralized by first mortgage liens against two facilities at December 31, 2004 with a net book value of $7,488.	4,401	9,648

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

	The	The
	Company	Predecessor

	December 31,	December 31,
Description	2004	2003

The $180,000 unsecured revolving line of credit from First Union Securities, Inc. (“First Union”) to Acquiport I required interest only payments at the base rate (defined as the higher of prime rate and the Federal funds rate plus 0.5%) or the adjusted LIBOR rate as defined by the line of credit agreement as selected by the borrower from time to time. At December 31, 2003, the outstanding balance required interest at 3.57% pursuant to the LIBOR contract entered into under the terms of the credit agreement This loan was paid in full on May 4, 2004.	—	142,462

The $6,183 mortgage loan from Wachovia to Lake Worth, FL required interest payable monthly at a variable rate of LIBOR plus 200 basis points. For time periods prior to August 16, 2004, the Company fixed the interest rate at 6.85% through an executed interest rate swap agreement. The loan was collateralized by a first mortgage lien against the facility, which had a net book value of $9,543, at December 31, 2003. This loan was paid off as part of the IPO and the Formation Transactions	—	5,816

The $2,200 mortgage loan from Charter One Bank to Lakewood, OH required interest payable monthly at 2.50% plus the Current Index (defined as the weekly average yield on the United States Treasury Securities adjusted to a constant maturity of one year as made available by the Federal Reserve Board). The rate of interest changes every 12 months but shall never exceeded 13.00% per annum or be less than 7.00% per annum. The loan required monthly payments for principal and interest. The loan was collateralized by a first mortgage lien against the property, which had a net book value of $1,120, at December 31, 2003. Interest at December 31, 2003 was 7.00%. This loan was paid off as part of the IPO and the Formation Transactions	—	2,033

The $2,000 construction loan from Wachovia to Lake Worth, FL required interest payable monthly at LIBOR The terms of the construction loan required completion within 24 months of the loan agreement at which time the loan converted to a permanent loan. Interest only payments were required through the construction phase. Conversion to a permanent loan was effective on December 20, 2003 with a maturity date of December 19, 2004. At December 31, 2003, the outstanding balance required monthly payments of principal and interest at 3.15% per annum, and the loan was collateralized by a second mortgage lien against the facility, which had a net book value of $9,543 at December 31, 2003. This loan was paid off as part of the IPO and the Formation Transactions	—	2,000

The $1,287 mortgage loan from First Security — State to Acquiport I required interest only payments payable monthly at a fixed rate of 9.35% per annum through April 1, 2006. The loan was collateralized by a first mortgage lien against one storage facility which had a net book value of $1,412 at December 31, 2003. This loan was paid off as part of the IPO and the Formation Transactions	—	1,153

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

	The	The
	Company	Predecessor

	December 31,	December 31,
Description	2004	2003

The Vero Beach I, FL facility participated with other non-combined entities in a $10,000 revolving credit facility with Huntington National Bank. Interest was payable monthly at 2.50% per annum plus the thirty day LIBOR rate. The credit facility had a maturity date of December 12, 2006. The amount of allocated debt associated with specific draws related to the Vero Beach I, FL facility was $733. A first mortgage lien against the storage facility had been pledged as collateral for the credit facility, which had a net book value of $918 at December 31, 2003. Interest at December 31, 2003 was 3.71%. This loan was paid off as part of the IPO and the Formation Transactions	—	733

The Operating Partnership has a $150,000 secured revolving credit facility with a group of banks led by Lehman Brothers, Inc. and Wachovia Capital Markets, LLC. The credit facility bears interest at a variable rate based upon a base rate or a Eurodollar rate plus, in each case, a spread depending on our leverage ratio. No amounts were outstanding under this facility at December 31, 2004. This credit facility is scheduled to mature in October 2007, with an option to extend the term for one year at the Company’s option	—	—

In April 2004, Acquiport I entered into a loan agreement with Lehman Brothers Bank for $424,500. A portion of the proceeds was used to pay off the $180,000 unsecured revolving line of credit from First Union. The remaining proceeds were used to pay costs and expenses incurred in connection with the closing of the loan, including, without limitation, loaning a portion of the proceeds to High Tide LLC pursuant to the High Tide Note (Note 1), or for other general corporate purposes. The loan required an initial escrow deposit of $610 for taxes, insurance and to establish a replacement reserve This loan was paid off as part of the IPO and the Formation Transactions	—	—

Total	$380,496	$271,571

      The annual principal payment requirements on the loans payable as of December 31, 2004 are ($ in thousands):

Year	Amount

2005	$2,352
2006	109,037
2007	5,079
2008	7,641
2009	90,159
2010 and Thereafter	166,228

Total	$380,496

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
5.     Minority Interests
      Minority interests relate to the interests in the Operating Partnership that are not owned by the Company, which, at December 31, 2004, amounted to approximately 2.9%. In conjunction with the formation of the Company, certain former owners contributed properties to the Operating Partnership and received units in the Operating Partnership (“Units”) concurrently with the closing of the IPO. Limited partners who acquired Units in the Formation Transactions have the right, beginning on October 27, 2005, to require the Operating Partnership to redeem part or all of their Units for cash or, at the Company’s option, common shares, based upon the fair market value of an equivalent number of common shares for which the Units would have been redeemed if the Company had assumed and satisfied the Operating Partnership’s obligation by paying common shares. The market value of the Company’s common shares for this purpose will be equal to the average of the closing trading price of the Company’s common shares on the New York Stock Exchange for the ten trading days before the day on which the Company received the redemption notice. Upon consummation of the IPO, the carrying value of the net assets of the Operating Partnership was allocated to minority interests. Pursuant to three contribution agreements, entities owned by the Company’s Chief Executive Officer and one of its trustees received an aggregate of 1,129,515 Units for three properties with a net historical basis of $0.5 million.
6.     Related Party Transactions
      As of December 31, 2004, the Company had entered into option agreements with Rising Tide Development, LLC (“Rising Tide Development”), a company owned and controlled by Robert J. Amsdell, the Company’s Chairman and Chief Executive Officer, and Barry L. Amsdell, one of its trustees, to acquire 18 self-storage facilities, consisting of 14 facilities owned by Rising Tide Development and four facilities which Rising Tide Development has the right to acquire from unaffiliated third parties. The option agreements become exercisable with respect to each particular self-storage facility if and when that facility achieves an occupancy level of 85% at the end of the month for three consecutive months. The purchase price will be equal to the lower of (i) a price determined by multiplying in-place net operating income at the time of purchase by 12.5 and (ii) the fair market value of the option facility as determined by an appraisal process involving third party appraisers. The Company’s option to acquire these facilities will expire on October 27, 2008. The determination to purchase any of the option facilities will be made by the independent members of the Company’s board of trustees. Refer to Note 15 relating to the exercise of the option to purchase three of these facilities subsequent to December 31, 2004.
      The Predecessor’s self-storage facilities were operated by the Property Manager, which was affiliated through common ownership with Amsdell Partners, Inc., High Tide Limited Partnership, and Amsdell Holdings I, Inc. Pursuant to the relevant property management agreements, Acquiport I and Acquiport III paid the Property Manager monthly management fees of 5.35% of monthly gross rents (as defined in the related management agreements); USI paid the Property Manager a monthly management fee of 5.35% of USI’s monthly effective gross income (as defined); and the owners of the Lake Worth, FL, Lakewood, OH, and Vero Beach I, FL facilities paid the Property Manager monthly management fees of 6% of monthly gross receipts through October 21, 2004, and 5.35% thereafter (as defined). Effective October 27, 2004 upon acquisition of the Property Manager, management fees relating to our wholly-owned subsidiaries are eliminated in consolidation. Effective October 27, 2004, YSI Management LLC, a wholly owned subsidiary of the Operating Partnership, entered into a management contract with Rising Tide Development to provide property management services to the option facilities for a fee equal to the greater of 5.35% of the gross revenues of each facility or $1,500 per facility per month. Management fees earned by YSI Management LLC, from Rising Tide Development, were approximately $71,000 for the period October 21, 2004 through December 31, 2004. Accounts receivable from Rising Tide Development at December 31, 2004 was approximately $271,000.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
      During 2003, the Predecessor purchased two storage facilities from an affiliated entity for $5.7 million.
      The Company engages, and the Predecessor engaged, Amsdell Construction, a company owned by Robert J. Amsdell, the Company’s Chief Executive Officer and Barry L. Amsdell, a trustee of the Company to maintain and improve its self-storage facilities. The total payments incurred by the Company to Amsdell Construction for the period from October 21, 2004 through December 31, 2004 was approximately $0.5 million. The total amount of payments incurred by the Predecessor to Amsdell Construction for the period from January 1, 2004 through October 20, 2004 and the years ended December 31, 2003 and 2002 were $2.2 million, $2.6 million, and $6.1 million, respectively.
      The Company’s principal office, which is located in Cleveland, Ohio and is approximately 19,000 square feet, is leased from a partnership owned by Robert J. Amsdell and Barry L. Amsdell. The total amount of lease payments incurred under this lease by the Company for the period from October 21, 2004 through December 31, 2004 was approximately $40,000. Effective January 1, 2005 this lease agreement was modified and replaced with a new lease agreement dated March 29, 2005 (see Note 15).
      Total future minimum rental payments under the new related party lease agreement as of December 31, 2004 are as follows:

Related Party
Amount

($ in thousands)
2005	$262
2006	308
2007	324
2008	324
2009	339
2010 and Thereafter	1,802

Total	$3,359

      The Company charters an aircraft from Aqua Sun Investments, LLC, a company owned by Robert J. Amsdell and Barry L. Amsdell. The Company is under contract to reimburse Aqua Sun Investments, LLC at the rate of $1,250 for each hour of use of the aircraft and the payment of actual expenses associated with the use of the aircraft. The total amount incurred for such aircraft charters by the Company for the period from October 21, 2004 through December 31, 2004 was approximately $74,000.
      Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities who acquired common shares or operating partnership units in the IPO transactions received registration rights. Beginning as early as October 27, 2005, they will be entitled to require us to register their shares for public sale subject to certain exceptions, limitations and conditions precedent.
      Todd C. Amsdell, our Chief Operating Officer, earned approximately $0.2 million of a bonus for the period October 21, 2004 through December 31, 2004, in addition to the deferred share units earned and valued at $1.0 million, discussed in Note 11.
      Additional related party disclosures are discussed in Notes 1, 5, 9, 11 and 15.
7.     Fair Value of Financial Instruments
      The fair value of financial instruments, including cash, accounts receivable, and accounts payable approximates their respective book values at December 31, 2004 and 2003. The Company has fixed interest

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
rate loans with a carrying value of $380.5 million at December 31, 2004 and fixed and variable rate loans with a carrying value of $271.9 million at December 31, 2003. The estimated fair value of these fixed and variable rate loans were $378.6 million and $279.2 million at December 31, 2004 and 2003, respectively. This estimate is based on discounted cash flow analyses assuming market interest rates for comparable obligations at December 31, 2004 and 2003.
8.     Discontinued Operations
      During the year ended December 31, 2003, the Predecessor sold five storage facilities for net proceeds of $8.1 million. In accordance with the terms of the Defeasance Agreements, approximately $1.4 million of the net proceeds related to the sale of the Indio Property storage facility was placed in a restricted cash account.
      The results of operations of the storage facilities through the sale date have been presented in the following table. Interest expense and related amortization of loan procurement costs have been attributed to the sold storage facilities as applicable based upon the transaction and included in discontinued operations.
      The results of operations of the five storage facilities sold in 2003 were as follows:

	Year Ended
	December 31,

Description	2003	2002

	($ in thousands)
Revenues	$1,015	$1,199
Property operating expenses	(399)	(440)
Depreciation	(207)	(201)
Management fees to related party	(52)	(64)
Interest expense	(186)	(182)

Income from operations	171	312
Gain on sale of storage facilities	3,329	—

Income from discontinued operations	$3,500	$312

9.     Commitments and Contingencies
      The Company has capital lease obligations for security camera systems with a cost of $2.6 million. These systems are included in equipment in the accompanying balance sheet and are being depreciated over five years.
      Future minimum lease payments at December 31, 2004 are:

Amount

($ in thousands)
2005	$115
2006	49
2007	22

Total future minimum lease payments	186
Less — imputed interest at 8%	30

Present value of lease payments	$156

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company currently owns six storage facilities that are subject to ground leases. The Company recorded rent expense of $24 for the period from October 21, 2004 through December 31, 2004. The Predecessor recorded rent expense of $76 for the period from January 1, 2004 through October 20, 2004. The Predecessor also recorded rent expense of $46 and $73 related to these leases in the years ended December 31, 2003 and 2002, respectively, all of which related to minimum lease payments.
      Total future minimum rental payments under noncancelable ground leases and a related party office lease in effect as of December 31, 2004 are as follows:

	Third Party	Related Party
	Amount	Amount

	($ in thousands)
2005	$169	$262
2006	152	308
2007	146	324
2008	76	324
2009	50	339
2010 and Thereafter	244	1,802

Total	$837	$3,359

      Each of the Company and the Predecessor has been named as a defendant in a number of lawsuits in the ordinary course of business. In most instances, these claims are covered by the Company’s liability insurance coverage. Management believes that the ultimate settlement of the suits will not have a material adverse effect on the Company’s financial statements.
10.     Risk Management and Use of Financial Instruments
      In the normal course of its business, the Company encounters economic risks. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk on its interest-bearing liabilities. Credit risk is the risk of inability or unwillingness of tenants to make required rent and other payments. Market risk is the risk of declines in the value of properties due to changes in rental rates, occupancy, interest rates or other market factors affecting the valuation of properties held by the Company.
      Interest rate swaps are used to reduce the portion of total debt that is subject to variable interest rates. An interest rate swap requires the Company to pay an amount equal to a specific fixed rate of interest times a notional principal amount and entitles the Company to receive in return an amount equal to a variable rate of interest times the same notional amount. No other cash payments are made unless the contract is terminated prior to its maturity, in which case the contract would likely be settled for an amount equal to its fair value. The Company enters into contracts of this nature with major financial institutions to minimize counterparty credit risk.
      The Predecessor had an interest rate swap that was undesignated and did not qualify for hedge accounting treatment; therefore, the swap was recorded at fair value and the related gains or losses were recorded in the statement of operations. The notional amount outstanding for the swap was approximately $5.8 million at December 31, 2003. The approximate fair value of the swap was a liability of $0.1 million at December 31, 2003, and is included in accounts payable and accrued expenses in the consolidated and combined balance sheets. The amount recognized as a reduction to interest expense due to changes in fair value was approximately $0.1 million and $0.2 million during the years ended December 31, 2004 and 2003, respectively. The swap matured on August 16, 2004.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
11.     Share-Based Employee Compensation Plans
      On October 19, 2004, the Company’s sole shareholder approved a share-based employee compensation plan, the 2004 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain highly qualified executive officers, trustees and key-employees and other persons and to motivate such officers, trustees, key-employees and other persons to serve the Company and its affiliates to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of share options, share appreciation rights, restricted shares, share units, unrestricted shares, dividend equivalent rights and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals. Share options granted under the Plan may be non-qualified share options or incentive share options.
      The Plan is administered by the Compensation Committee of the Company’s Board of Trustees (the “Compensation Committee”), which is appointed by the Board of Trustees. The Compensation Committee interprets the Plan and determines the terms and provisions of option grants and share awards. A total of 3,000,000 common shares are reserved for issuance under the Plan. The maximum number of common shares subject to options, share appreciation rights, or time-vested restricted shares that can be awarded under the Plan to any person is 500,000 per calendar year. The maximum number of common shares that can be awarded under the Plan other than pursuant to an option, share appreciation rights or time-vested restricted shares that can be awarded to any person is 250,000 per calendar year. To the extent that options expire unexercised or are terminated, surrendered or canceled, the options and share awards become available for future grants under the Plan, unless the Plan has been terminated.
      Under the Plan, the Compensation Committee determines the vesting schedule of each share award and option. Members of the Board of Trustees have been granted restricted share awards pursuant to the Plan as payment of their board fees. In each case, the number of restricted shares granted to trustees was equal to the dollar value of the fee divided by the fair market value of a common share on the date the fee would have been paid. Concurrently with the closing of the IPO, the Company also granted options under the Plan to certain of its employees and executive officers to purchase an aggregate of 950,000 common shares. The options granted to executive officers vest ratably over a three year period, one-third per year on each of the first three anniversaries of the grant date. The options granted to other employees of the Company vest evenly over a three year period, one-third per year on each of the third, fourth and fifth anniversaries of the grant date. The exercise price for options is equivalent to the fair market value of the underlying common shares at the grant date. The Compensation Committee also determines the term of each option, which shall not exceed 10 years from the grant date.
      The fair value for options granted in 2004, was estimated at the time the options were granted using the Black-Scholes option-pricing model applying the following weighted average assumptions:

2004
Assumptions:
Risk-free interest rate	4.38%
Expected dividend yield	7.0%
Volatility	26.25%
Weighted average expected life of the options	10 years
Weighted average fair value of options granted	$1.90
      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected stock price volatility.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
      In 2004, the Company recognized compensation expense related to deferred shares, restricted shares and options issued to employees and trustees of $2.5 million. Included in the compensation expense is approximately $2.4 million which represent the fair value of the deferred shares granted of 146,875 at $16.00 per deferred share to certain members of the Company’s management team at consummation of the IPO. These shares did not have any vesting or forfeiture requirements.
      The table below summarizes the option activity under Plan for the period from October 21, 2004 through December 31, 2004:

		Weighted Average
	Common Shares	Exercise Price
	Subject to Options	Per Option

Options granted	950,000	$16.00
Options canceled	11,500	$16.00
Options exercised	—	—
Balance at December 31, 2004	938,500	$16.00
      The following table summarizes information regarding options outstanding at December 31, 2004:

	Options Outstanding			Options Not Exercisable

		Weighted-Average
		remaining
		Contractual life	Weighted average		Weighted average
Exercise Prices	Options	In years	exercise price	Options	exercise price

$16.00	500,000	2.8	$16.00	500,000	$16.00
$16.00	438,500	4.8	$16.00	438,500	$16.00
     Restricted Shares
      During 2004, there were an aggregate of 20,315 restricted shares granted to our trustees. The restricted shares were granted on October 27, 2004 and were valued at a price of $16.00 per share. The value of the restricted shares is recognized as compensation expense over the vesting or service period.
12.     Earnings Per Share and Shareholder’s Equity
      The following is a summary of the elements used in calculating basic and diluted earnings per share ($ in thousands except per share amounts):

For the Period October 21,
2004 through
December 31, 2004

Net loss attributable to common shares	$(29,898)
Weighted average common shares outstanding — basic	37,477,920
Potentially dilutive common shares(1):
Share options	—
Restricted shares	—
Adjusted weighted average common shares outstanding — diluted	37,477,920
Net loss per share — basic and diluted	$(0.80)

(1)	For the period October 21, 2004 through December 31, 2004 the potentially dilutive shares of 65,748 were not included in the earnings per share calculation as their effect is antidilutive.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
      The Units and common shares have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. A Unit may be redeemed for cash, or at the Company’s option, common shares on a one-for-one basis beginning on October 27, 2005. Outstanding minority interest Units in the Operating Partnership were 1,129,515 as of December 31, 2004. There were 37,345,162 common shares outstanding as of December 31, 2004. The outstanding common shares as of December 31, 2004, exclude 146,875 of deferred shares granted to certain members of the Company’s management team (Note 11) which are treated as outstanding basic shares for computational purposes of earnings per share.
      On November 16, 2004, the board of trustees declared a distribution to common shareholders of record and the Operating Partnership declared a distribution to unitholders of record, in each case as of January 10, 2005, of $0.2009 per common share and Unit, for the period commencing upon completion of the IPO and ending December 31, 2004. This distribution was paid on January 24, 2005. This initial pro-rated distribution was based on a distribution of $0.28 per share for a full quarter.
      Concurrently with the closing of the IPO, the Company granted Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley options to purchase 200,000 shares, 200,000 shares and 100,000 shares, respectively. The options have an exercise price equal to the market value of the underlying common shares on the date of the grant ($16.00), and they become exercisable in three equal annual installments on October 27, 2005, 2006 and 2007.
      Share-based compensation cost of $0.1 million has been recorded for options outstanding for the period October 21, 2004 through December 31, 2004, using the fair value of the options calculated using the Black-Scholes method.
13.     Pro Forma Financial Information (Unaudited)
      In May 2004, the Predecessor entered into a $424.5 million term loan agreement in order to acquire the outside partnership interests in Acquiport I, which were held by partners that were not affiliated with the Amsdell family, and to pay down the amounts outstanding under Acquiport I’s revolving credit facility of approximately $142.0 million and to pay related financing costs. The $424.5 million term loan and the acquisition of the outside partnership interests in Acquiport I are discussed in Note 1 above. This loan was paid off upon completion of the IPO.
      Concurrently with, or shortly after, completion of the IPO, the Company completed the acquisition of 46 self-storage facilities:

•	Metro Storage LLC. On October 27, 2004, we acquired the Metro Storage portfolio from Metro Storage LLC for a purchase price of $184.0 million. The portfolio consists of 42 self-storage facilities located in five states, Illinois, Indiana, Florida, Ohio and Wisconsin.

•	Devon Facilities. On October 28, 2004, we acquired two self-storage facilities, one located in Bradenton, FL and one in West Palm Beach, FL, from Devon/ Bradenton, L.P. and Devon/ West Palm, L.P., respectively, for a total purchase price of approximately $18.2 million.

•	Self-Storage Zone Facility. On November 1, 2004, we acquired one self-storage facility, located in California, MD, from Bay Media Network Limited Partnership for a purchase price of approximately $5.7 million.

•	Federal Self-Storage Facility. On November 1, 2004, we acquired one self-storage facility, located in Dania Beach, FL, from Federal Self Storage for a purchase price of approximately $13.9 million.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
      The unaudited pro forma information included below is presented as if the acquisition of the 46 facilities discussed above, the IPO transactions and related financing transactions, and the pay-off of the $424.5 million term loan had all occurred as of the first day of the periods presented.
      The pro forma information excludes $2.5 million of compensation expense related to the IPO, $7.0 million of losses on early extinguishment of debt, $4.5 million of loan procurement amortization expense, $22.2 million for the costs incurred to acquire U-Store-It Mini Warehouse Co., a reduction of $11.4 million of interest expense related to the buyout of former partners, an increase in $11.7 for additional interest expense and loan amortization expense as the result of the incurrence of new senior mortgage debt and the payoff of other related debt, all of which were incurred during the year ended December 31, 2004. Additionally, we have included an estimate for annualized general and administrative expenses primarily relating to executive employment agreements and other costs as a result of being a public company. The pro forma information is based on the assumption that the Company’s common shares and loans payable had been outstanding as of the beginning of the period presented.
      The following table summarizes, on a pro forma basis, our consolidated results of operations for the years ended December 31, 2004 and 2003 based on the assumptions described above ($ in thousands, except per share data):

	2004	2003

	(unaudited)
Pro forma revenues	$117,371	$108,181
Pro forma net income	$6,236	$6,363
Pro forma earnings per common share — basic	$0.17	$0.17
Pro forma earnings per common share — diluted	$0.17	$0.17
14.     Selected Quarterly Financial Data (Unaudited)
      The following is a summary of selected quarterly information for the Company and the Predecessor for years ended December 31, 2004 and 2003:

	Consolidated and Combined Quarter Ended

					Year Ended
Year	March 31,	June 30,	September 30,	December 31,(1)	December 31,

	($ in thousands, except per share data)
2004
Revenues	$20,524	$21,207	$22,281	$27,596	$91,608
Income (loss) before minority interests	3,084	(1,223)	(2,271)	(32,835)	(33,245)
Net income (loss)	3,084	(1,223)	(2,271)	(31,937)	(32,347)
Net loss per share — basic and diluted	—	—	—	(0.80)	(0.80)
2003
Revenues	$19,391	$19,904	$20,681	$20,838	$80,814
Gain on sale of storage facilities	—	293	1,288	1,748	3,329
Net income	2,135	3,909	4,918	5,270	16,232

(1)	The three months ended December 31, 2004 represents consolidated operating results for the Company from October 21, 2004 to December 31, 2004 and combined operating results for the Predecessor from October 1, 2004 to October 20, 2004. The operating results for the quarter ended December 31, 2004 are

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

not comparable to future expected operating results of the Company since they include various IPO-related charges.
15.     Subsequent Events
      The Company completed the following acquisitions subsequent to December 31, 2004:

•	Acquisition of Option Facility. On January 5, 2005, the Company purchased the San Bernardino VII, CA facility from Rising Tide Development (a related party — see Note 6) for the purchase price of $7.3 million, consisting of $3.8 million in cash (which cash was used to pay off mortgage indebtedness secured by the facility) and $3.5 million payable in units in the Operating Partnership. This facility contains approximately 84,000 rentable square feet and was 84.9% occupied as of December 31, 2004.

•	Acquisition of Self-Storage Zone Facility. On January 14, 2005, the Company acquired one self-storage facility from Airpark Storage LLC in Gaithersburg, Maryland for the purchase price of $10.7 million, consisting of $4.3 million cash and $6.4 million of indebtedness. This facility contains approximately 87,000 rentable square feet.

•	Acquisition of Ford Storage Facilities. On March 1, 2005, the Company acquired five self-storage facilities, located in central Connecticut, from Ford Storage for an aggregate purchase price of $15.5 million. These facilities total approximately 258,000 rentable square feet.

•	Acquisition of A-1 Self-Storage Facilities. On March 15, 2005, the Company acquired five self-storage properties, located in Connecticut, from A-1 Self Storage for an aggregate purchase price of approximately $21.7 million in cash. These facilities total approximately 201,000 rentable square feet. The Company now operates two of these facilities as one facility.

•	Acquisition of Option Facilities. On March 18, 2005, the Company purchased the Orlando II, Florida and the Boynton Beach II, Florida facilities from Rising Tide Development (a related party — see Note 6) for the purchase price of $11.8 million, consisting of $6.7 million in cash (which cash was used to pay off mortgage indebtedness secured by the facilities) and $5.1 million in units of the Operating Partnership. These facilities total approximately 155,000 rentable square feet and were 90.1% and 90.3% occupied as of December 31, 2004.
      In addition, the Company has entered into definitive agreements to acquire an additional 89 self-storage facilities, as discussed below, for a total purchase price of $272.3 million.
      The acquisitions are comprised of the following unrelated transactions:

•	The Company has agreed to acquire 70 self-storage facilities from various partnerships and other entities affiliated with National Self Storage and The Schomac Group, Inc. for an aggregate purchase price of approximately $212.0 million. The facilities total approximately 3.7 million rentable square feet and are located in Arizona, California, Colorado, New Mexico, Tennessee, Texas and Utah. The transaction also includes the purchase of four office parks. The purchase price includes the assumption of up to $80.8 million of indebtedness by our Operating Partnership upon closing and the issuance of approximately $61.5 million payable in Units in our Operating Partnership, with the balance to be paid in cash.

•	The Company entered into a contract to acquire 18 self-storage facilities from Liberty Self-Stor Ltd., a subsidiary of Liberty Self-Stor, Inc., for an aggregate price of $34.0 million. The facilities total approximately 926,000 rentable square feet and are located in Ohio and New York.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

•	The Company has entered into an agreement to purchase one self-storage facility from A-1 Self Storage for $6.4 million. The facility totals approximately 30,000 rentable square feet and is located in New York.

•	The Company has also entered into two separate agreements to acquire three facilities from two parties for an aggregate purchase price of approximately $14.9 million. The facilities total approximately 199,000 rentable square feet and are located in Texas (2 properties) and Florida (1 property).
      The Company expects these acquisitions to close on or before June 30, 2005. The closings of the transactions are contingent upon the satisfaction of certain customary conditions. There are no assurances that the conditions will be met or that the transactions will be consummated.
      On March 29, 2005, the Company entered into an office lease agreement with Amsdell and Amsdell, an entity owned by Robert J. Amsdell and Barry L. Amsdell, for office space of approximately 18,000 square feet at The Parkview Building, an approximately 40,000 square foot multi-tenant office building located at 6745 Engle Road, plus approximately 4,000 square feet of an approximately 18,000 square foot office building located at 6751 Engle Road, which are both part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio. Airport Executive Park is owned by Amsdell and Amsdell. The lease is effective as of January 1, 2005 and has a ten-year term, with one five-year extension option exercisable by us. The aggregate amount of rent payable under this lease in 2005 will be approximately $260,000.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND RELATED DEPRECIATION
December 31, 2004
(Dollars in thousands)

						Gross Carrying
			Initial Cost		Costs	Amount at December 31, 2004
					Subsequent				Accumulated	Year
				Building and	to		Building and		Depreciation	Acquired/
Description	Encumbrances		Land	Improvements	Acquisition	Land	Improvements	Total	(G)	Developed

Mobile I, AL	(F	)	$149	$1,429	$744	$225	$2,097	$2,322	$635	1997
Mobile II, AL	(F	)	226	2,524	729	301	3,178	3,479	929	1997
Mobile III, AL	(A	)	167	1,849	459	237	2,238	2,475	603	1998
Glendale, AZ	(A	)	201	2,265	1,038	418	3,086	3,504	719	1998
Scottsdale, AZ	(A	)	443	4,879	2,040	883	6,479	7,362	1,486	1998
Tucson I, AZ	(A	)	188	2,078	947	384	2,829	3,213	658	1998
Tucson II, AZ	(A	)	188	2,078	1,021	391	2,896	3,287	655	1998
Apple Valley I, CA	(D	)	140	1,570	1,590	476	2,824	3,300	599	1997
Apple Valley II, CA	(F	)	160	1,787	1,331	431	2,847	3,278	656	1997
Bloomington I, CA	(F	)	42	463	434	100	839	939	214	1997
Bloomington II, CA	(F	)	54	604	443	144	957	1,101	211	1997
Fallbrook, CA	(C	)	133	1,492	1,527	432	2,720	3,152	539	1997
Hemet, CA	(D	)	125	1,396	1,375	417	2,479	2,896	510	1997
Highland, CA	(D	)	215	2,407	1,998	582	4,038	4,620	894	1997
Lancaster, CA	(F	)	390	2,247	780	556	2,861	3,417	382	2001
Ontario, CA	(A	)	292	3,289	1,926	688	4,819	5,507	1,026	1998
Redlands, CA	(C	)	196	2,192	1,228	449	3,167	3,616	806	1997
Rialto, CA	(A	)	277	3,098	1,865	672	4,568	5,240	1,095	1997
Riverside I, CA	(F	)	42	465	552	141	918	1,059	207	1997
Riverside II, CA	(F	)	42	423	379	114	730	844	163	1997
Riverside III, CA	(A	)	91	1,035	1,089	310	1,905	2,215	395	1998
San Bernardino I, CA	(F	)	67	748	867	217	1,465	1,682	297	1997
San Bernardino II, CA	(C	)	152	1,704	1,424	450	2,830	3,280	607	1997
San Bernardino III, CA	(F	)	51	572	976	182	1,417	1,599	261	1997
San Bernardino IV, CA	(C	)	152	1,695	1,397	444	2,800	3,244	601	1997
San Bernardino V, CA	(F	)	112	1,251	949	306	2,006	2,312	463	1997
San Bernardino VI, CA	(F	)	98	1,093	802	242	1,751	1,993	421	1997
Sun City, CA	(A	)	140	1,579	930	324	2,325	2,649	522	1998
Temecula I, CA	(A	)	184	2,038	1,241	435	3,028	3,463	654	1998
Temecula II, CA	(F	)	476	2,697	6	476	2,703	3,179	155	2003
Vista, CA	(D	)	711	4,076	1,899	1,118	5,568	6,686	636	2001
Yucaipa, CA	(C	)	198	2,221	1,583	525	3,477	4,002	798	1997
Bloomfield, CT	(A	)	78	880	2,181	360	2,779	3,139	443	1997
Branford, CT	(A	)	217	2,433	1,417	504	3,563	4,067	1,059	1995
Enfield, CT	(D	)	424	2,424	265	473	2,640	3,113	609	2001
Gales Ferry, CT	(A	)	240	2,697	1,277	489	3,725	4,214	971	1995
Manchester, CT	(D	)	540	3,096	208	563	3,281	3,844	598	2002
Milford, CT	(B	)	87	1,050	1,024	274	1,887	2,161	427	1994
Mystic, CT	(B	)	136	1,645	1,678	410	3,049	3,459	662	1994
South Windsor, CT	(B	)	90	1,127	950	272	1,895	2,167	368	1994
Boca Raton, FL	(C	)	529	3,054	1,369	812	4,140	4,952	724	2001
Boynton Beach, FL	(F	)	667	3,796	1,466	958	4,971	5,929	914	2001
Bradenton, FL	(F	)	1,931	5,561	3	1,931	5,564	7,495	48	2004
Bradenton, FL	(F	)	1,180	3,324	8	1,180	3,332	4,512	28	2004

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND RELATED DEPRECIATION — (Continued)
(Dollars in thousands)

						Gross Carrying
			Initial Cost		Costs	Amount at December 31, 2004
					Subsequent				Accumulated	Year
				Building and	to		Building and		Depreciation	Acquired/
Description	Encumbrances		Land	Improvements	Acquisition	Land	Improvements	Total	(G)	Developed

Cape Coral, FL	(C	)	472	2,769	2,159	830	4,570	5,400	887	2000
Dania, FL	(F	)	205	2,068	1,442	481	3,234	3,715	834	1994
Dania Beach, FL	(F	)	3,584	10,324	3	3,584	10,327	13,911	88	2004
Davie, FL	(D	)	1,268	7,183	525	1,373	7,603	8,976	1,074	2001
Deerfield Beach, FL	(F	)	946	2,999	1,746	1,311	4,380	5,691	525	1998
DeLand, FL	(A	)	113	1,258	848	286	1,933	2,219	413	1998
Delray Beach, FL	(F	)	798	4,539	485	883	4,939	5,822	1,069	2001
Fernandina Beach, FL	(A	)	189	2,111	3,463	523	5,240	5,763	1,149	1996
Ft. Lauderdale, FL	(D	)	937	3,646	2,126	1,384	5,325	6,709	681	1999
Ft. Myers, FL	(F	)	303	3,329	236	328	3,540	3,868	901	1998
Lake Worth, FL	(C	)	183	6,597	4,785	183	11,382	11,565	2,539	1998
Lakeland I, FL	(F	)	81	896	882	256	1,603	1,859	447	1994
Lakeland II, FL	(F	)	49	551	409	103	906	1,009	248	1996
Leesburg, FL	(A	)	96	1,079	705	214	1,666	1,880	410	1997
Lutz, FL	(F	)	992	2,868	4	992	2,872	3,864	25	2004
Lutz, FL	(F	)	901	2,478	7	901	2,485	3,386	21	2004
Margate I, FL	(F	)	161	1,763	1,318	399	2,843	3,242	563	1994
Margate II, FL	(A	)	132	1,473	1,747	383	2,969	3,352	666	1996
Merrit Island, FL	(F	)	716	2,983	373	796	3,276	4,072	422	2000
Miami I, FL	(D	)	179	1,999	1,513	484	3,207	3,691	705	1995
Miami II, FL	(F	)	188	2,052	567	286	2,521	2,807	628	1994
Miami III, FL	(F	)	253	2,544	1,520	561	3,756	4,317	1,008	1994
Miami IV, FL	(F	)	193	2,174	1,640	516	3,491	4,007	834	1995
Miami V, FL	(A	)	193	2,165	1,085	364	3,079	3,443	858	1995
Naples I, FL	(F	)	90	1,010	2,231	270	3,061	3,331	592	1996
Naples II, FL	(F	)	148	1,652	4,288	558	5,530	6,088	1,035	1997
Naples III, FL	(F	)	139	1,561	3,483	598	4,585	5,183	1,177	1997
Naples IV, FL	(A	)	262	2,980	721	407	3,556	3,963	955	1998
Ocala, FL	(F	)	55	558	548	155	1,006	1,161	259	1994
Orange City, FL	(F	)	1,191	3,209	3	1,191	3,212	4,403	27	2004
Orlando, FL	(A	)	187	2,088	423	240	2,458	2,698	755	1997
Pembroke Pines, FL	(D	)	337	3,772	2,897	953	6,053	7,006	1,336	1997
Royal Palm Beach, FL	(C	)	205	2,148	2,745	741	4,357	5,098	1,379	1994
Sarasota, FL	(F	)	333	3,656	989	529	4,449	4,978	1,017	1998
St. Augustine, FL	(A	)	135	1,515	3,165	383	4,432	4,815	949	1996
Stuart I, FL	(A	)	154	1,726	1,060	319	2,621	2,940	673	1997
Stuart II, FL	(F	)	324	3,625	2,651	685	5,915	6,600	1,365	1997
Tampa I, FL	(F	)	124	1,252	543	220	1,699	1,919	536	1994
Tampa II, FL	(F	)	330	1,887	410	330	2,297	2,627	436	2001
Vero Beach I, FL	(F	)	71	774	223	171	897	1,068	178	1997
Vero Beach II, FL	(F	)	88	1,009	227	88	1,236	1,324	363	1998
West Palm Beach, FL	2,542		719	3,420	1,367	835	4,671	5,506	964	2001
West Palm Beach, FL	(F	)	2,129	8,671	8	2,129	8,679	10,808	86	2004
Alpharetta, GA	(C	)	806	4,720	745	967	5,304	6,271	1,082	2001
Decatur, GA	(A	)	616	6,776	328	616	7,104	7,720	2,080	1998

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND RELATED DEPRECIATION — (Continued)
(Dollars in thousands)

						Gross Carrying
			Initial Cost		Costs	Amount at December 31, 2004
					Subsequent				Accumulated	Year
				Building and	to		Building and		Depreciation	Acquired/
Description	Encumbrances		Land	Improvements	Acquisition	Land	Improvements	Total	(G)	Developed

Norcross, GA	(D	)	514	2,930	590	632	3,402	4,034	541	2001
Peachtree City, GA	1,859		435	2,532	460	529	2,898	3,427	482	2001
Smyrna, GA	(C	)	750	4,271	42	750	4,313	5,063	870	2001
Addison, IL	(E	)	428	3,531	6	428	3,537	3,965	30	2004
Aurora, IL	(F	)	644	3,652	3	644	3,655	4,299	31	2004
Bartlett, IL	(F	)	1,126	2,197	3	1,126	2,200	3,326	19	2004
Bartlett, IL	(F	)	931	2,493	6	931	2,499	3,430	21	2004
Bellwood, IL	(F	)	1,012	5,768	443	1,012	6,211	7,223	1,144	2001
Des Plaines, IL	(E	)	1,564	4,327	5	1,564	4,332	5,896	37	2004
Elk Grove Village, IL	(E	)	1,446	3,535	3	1,446	3,538	4,984	30	2004
Glenview, IL	(E	)	3,740	10,367	2	3,740	10,369	14,109	89	2004
Gurnee, IL	(E	)	1,521	5,440	2	1,521	5,442	6,963	47	2004
Harvey, IL	(E	)	869	3,635	6	869	3,641	4,510	31	2004
Joliet, IL	(E	)	547	4,704	2	547	4,706	5,253	40	2004
Lake Zurich, IL	(E	)	2,102	2,187	2	2,102	2,189	4,291	19	2004
Lombard, IL	(E	)	1,305	3,938	3	1,305	3,941	5,246	34	2004
Mount Prospect, IL	(E	)	1,701	3,114	4	1,701	3,118	4,819	27	2004
Mundelein, IL	(E	)	1,498	2,782	2	1,498	2,784	4,282	24	2004
North Chicago, IL	(E	)	1,073	3,006	2	1,073	3,008	4,081	26	2004
Plainfield, IL	(F	)	1,770	1,715	2	1,770	1,717	3,487	15	2004
Schaumburg, IL	(F	)	538	645	2	538	647	1,185	6	2004
Streamwood, IL	(F	)	1,447	1,662	2	1,447	1,664	3,111	14	2004
Waukegan, IL	(E	)	1,198	4,363	2	1,198	4,365	5,563	37	2004
West Chicago, IL	(F	)	1,071	2,249	2	1,071	2,251	3,322	19	2004
Westmont, IL	(E	)	1,155	3,873	1	1,155	3,874	5,029	33	2004
Wheeling, IL	(F	)	857	3,213	2	857	3,215	4,072	28	2004
Wheeling, IL	(E	)	793	3,816	2	793	3,818	4,611	33	2004
Woodridge, IL	(E	)	943	3,397	2	943	3,399	4,342	29	2004
Indianapolis, IN	(E	)	1,229	2,834	3	1,229	2,837	4,066	24	2004
Indianapolis, IN	(F	)	641	3,154	2	641	3,156	3,797	27	2004
Indianapolis, IN	(E	)	2,138	3,633	2	2,138	3,635	5,773	31	2004
Indianapolis, IN	(F	)	406	3,496	2	406	3,498	3,904	30	2004
Indianapolis, IN	(E	)	908	4,755	2	908	4,757	5,665	41	2004
Indianapolis, IN	(E	)	1,133	4,103	3	1,133	4,106	5,239	35	2004
Indianapolis, IN	(E	)	887	3,548	3	887	3,551	4,438	30	2004
Indianapolis, IN	(E	)	1,871	1,230	2	1,871	1,232	3,103	11	2004
Indianapolis, IN	(E	)	669	2,434	2	669	2,436	3,105	21	2004
Baton Rouge I, LA	(F	)	112	1,248	621	208	1,773	1,981	481	1997
Baton Rouge II, LA	(F	)	118	1,181	1,055	267	2,087	2,354	508	1997
Baton Rouge III, LA	(F	)	133	1,487	763	271	2,112	2,383	566	1997
Baton Rouge IV, LA	(A	)	32	377	156	64	501	565	126	1998
Prairieville, LA	(A	)	90	1,004	235	90	1,239	1,329	343	1998
Slidell, LA	(D	)	188	3,175	1,513	802	4,074	4,876	592	2001
Boston, MA	(C	)	1,516	8,628	115	1,516	8,743	10,259	1,341	2002
Leominster, MA	(D	)	90	1,519	2,248	338	3,519	3,857	592	1998

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND RELATED DEPRECIATION — (Continued)
(Dollars in thousands)

						Gross Carrying
			Initial Cost		Costs	Amount at December 31, 2004
					Subsequent				Accumulated	Year
				Building and	to		Building and		Depreciation	Acquired/
Description	Encumbrances		Land	Improvements	Acquisition	Land	Improvements	Total	(G)	Developed

Baltimore, MD	(F	)	1,050	5,997	705	1,159	6,593	7,752	1,173	2001
California, MD	(F	)	1,486	4,280	5	1,486	4,285	5,771	37	2004
Laurel, MD	(C	)	1,409	8,035	2,958	1,928	10,474	12,402	1,517	2001
Temple Hills, MD	(D	)	1,541	8,788	1,878	1,800	10,407	12,207	1,570	2001
Grand Rapids, MI	(F	)	185	1,821	1,167	325	2,848	3,173	766	1996
Portage, MI	(F	)	104	1,160	699	237	1,726	1,963	431	1996
Romulus, MI	(F	)	308	1,743	520	418	2,153	2,571	259	1997
Wyoming, MI	(F	)	191	2,135	917	354	2,889	3,243	776	1996
Biloxi, MS	(F	)	148	1,652	670	279	2,191	2,470	578	1997
Gautier, MS	(F	)	93	1,040	120	93	1,160	1,253	387	1997
Gulfport I, MS	(F	)	128	1,438	563	156	1,973	2,129	662	1997
Gulfport II, MS	(F	)	117	1,306	492	179	1,736	1,915	530	1997
Gulfport III, MS	(F	)	172	1,928	864	338	2,626	2,964	693	1997
Waveland, MS	(A	)	215	2,481	1,040	392	3,344	3,736	866	1998
Belmont, NC	(F	)	385	2,196	364	451	2,494	2,945	499	2001
Burlington I, NC	(F	)	498	2,837	84	498	2,921	3,419	641	2001
Burlington II, NC	(F	)	320	1,829	126	340	1,935	2,275	362	2001
Cary, NC	(F	)	543	3,097	111	543	3,208	3,751	474	2001
Charlotte, NC	(C	)	782	4,429	1,294	1,068	5,437	6,505	629	1999
Fayetteville I, NC	(F	)	156	1,747	773	301	2,375	2,676	582	1997
Fayetteville II, NC	(C	)	213	2,301	872	399	2,987	3,386	769	1997
Raleigh, NC	(A	)	209	2,398	421	296	2,732	3,028	720	1998
Brick, NJ	(B	)	234	2,762	1,289	485	3,800	4,285	957	1994
Cranford, NJ	(B	)	290	3,493	2,357	779	5,361	6,140	1,351	1994
East Hanover, NJ	(B	)	504	5,763	4,016	1,315	8,968	10,283	2,277	1994
Fairview, NJ	(F	)	246	2,759	438	246	3,197	3,443	953	1997
Jersey City, NJ	(B	)	397	4,507	2,922	1,010	6,816	7,826	1,771	1994
Linden I, NJ	(B	)	517	6,008	3,452	1,170	8,807	9,977	1,728	1994
Linden II, NJ	(B	)	0	2	854	189	667	856	14	1994
Morris Township, NJ	(D	)	500	5,602	2,915	1,072	7,945	9,017	1,924	1997
Parsippany, NJ	(A	)	475	5,322	2,359	909	7,247	8,156	1,825	1997
Randolph, NJ	(D	)	855	4,872	1,163	1,108	5,782	6,890	932	2002
Sewell, NJ	(C	)	484	2,766	1,073	706	3,617	4,323	693	2001
Jamaica, NY	(D	)	2,043	11,658	241	2,043	11,899	13,942	2,186	2001
North Babylon, NY	(C	)	225	2,514	3,809	568	5,980	6,548	1,147	1998
Boardman, OH	(C	)	64	745	2,067	287	2,589	2,876	1,005	1980
Brecksville, OH	(A	)	228	2,545	1,199	442	3,530	3,972	834	1998
Centerville, OH	(E	)	471	3,705	4	471	3,709	4,180	32	2004
Centerville, OH	(F	)	332	1,757	2	332	1,759	2,091	15	2004
Dayton, OH	(F	)	323	2,070	2	323	2,072	2,395	18	2004
Euclid I, OH	(A	)	200	1,053	1,793	317	2,729	3,046	1,117	1988
Euclid II, OH	(A	)	359	0	1,559	461	1,457	1,918	229	1988
Hudson, OH	(A	)	195	2,198	556	274	2,675	2,949	710	1998
Lakewood, OH	(F	)	405	854	398	405	1,252	1,657	573	1989
Mason, OH	(A	)	127	1,419	184	149	1,581	1,730	467	1998

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND RELATED DEPRECIATION — (Continued)
(Dollars in thousands)

						Gross Carrying
			Initial Cost		Costs	Amount at December 31, 2004
					Subsequent				Accumulated	Year
				Building and	to		Building and		Depreciation	Acquired/
Description	Encumbrances		Land	Improvements	Acquisition	Land	Improvements	Total	(G)	Developed

Miamisburg, OH	(E	)	375	2,410	2	375	2,412	2,787	21	2004
Middleburg Heights, OH	(A	)	63	704	1,691	332	2,126	2,458	474	1980
North Canton I, OH	(F	)	209	846	729	304	1,480	1,784	887	1979
North Canton II, OH	(F	)	70	1,226	1,196	239	2,253	2,492	1,364	1983
North Olmsted I, OH	(A	)	63	704	1,204	214	1,757	1,971	460	1979
North Olmsted II, OH	(C	)	290	1,129	1,007	469	1,957	2,426	709	1988
North Randall, OH	(C	)	515	2,323	2,712	898	4,652	5,550	688	1998
Warrensville Heights, OH	(B	)	525	766	2,876	935	3,232	4,167	527	1980
Youngstown, OH	(F	)	67	0	1,582	204	1,445	1,649	699	1977
Levittown, PA	(C	)	926	5,296	749	926	6,045	6,971	1,035	2001
Philadelphia, PA	(D	)	1,461	8,334	417	1,461	8,751	10,212	2,058	2001
Hilton Head I, SC	(A	)	129	1,446	6,357	798	7,134	7,932	1,649	1997
Hilton Head II, SC	(A	)	150	1,767	996	315	2,598	2,913	681	1997
Summerville, SC	(A	)	143	1,643	710	313	2,183	2,496	549	1998
Knoxville I, TN	(F	)	99	1,113	221	102	1,331	1,433	421	1997
Knoxville II, TN	(F	)	117	1,308	259	129	1,555	1,684	431	1997
Knoxville III, TN	(A	)	182	2,053	772	331	2,676	3,007	673	1998
Knoxville IV, TN	(A	)	158	1,771	771	310	2,390	2,700	562	1998
Knoxville V, TN	(A	)	134	1,493	482	235	1,874	2,109	478	1998
Memphis I, TN	(F	)	677	3,880	781	677	4,661	5,338	811	2001
Memphis II, TN	(F	)	395	2,276	74	395	2,350	2,745	452	2001
Milwaukee, WI	(E	)	375	4,333	3	375	4,336	4,711	37	2004
Corporate Office, OH			0	0	1,400	0	1,400	1,400	686	1977

			$105,785	$553,169	$192,674	$136,168	$715,460	$851,628	$122,473

(A)	This facility is part of the 41 storage facilities pool which secures the $70.0 million loan from Lehman Capital.

(B)	This facility is part of the 10 storage facilities pool which secures the $42.0 million loan from Lehman Brothers Bank.

(C)	This facility is part of the 21 storage facilities pool which secures the $90.0 million loan from Lehman Capital.

(D)	This facility is part of the 18 storage facilities pool which secures the $90.0 million loan from Lehman Capital.

(E)	This facility is part of the 26 storage facilities pool which secures the $90.0 million loan from Lehman Brothers Bank.

(F)	This facility participates in the $150.0 million revolving line of credit from Lehman Brothers, Inc. and Wachovia Capital Markets, LLC.

(G)	Depreciation on the buildings and improvements is recorded on a straight-line basis over their estimated useful lives, which range from five to forty years.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/ AMSDELL (THE “PREDECESSOR”)
      Activity in real estate facilities during 2004, 2003 and 2002 was as follows:

	2004(1)	2003	2002

Storage Facilities
Balance of beginning of year	$495,181	$492,067	$439,358
Acquisitions & Improvements	228,500	8,808	52,709
Dispositions and other	(725)	(5,694)	—
Step up adjustment	128,672	—	—

Balance at end of year	$851,628	$495,181	$492,067

Accumulated Depreciation
Balance at beginning of year	99,582	80,835	61,179
Depreciation expense	22,328	19,494	19,656
Disposition and other	563	(747)	—

Balance at end of year	122,473	99,582	80,835

Net storage facility assets	$729,155	$395,599	$411,232

      The unaudited aggregate costs of storage facility assets for U.S. federal income tax purposes as of December 31, 2004 is approximately $739.7 million.

(1)	The twelve months ended December 31, 2004 represents consolidated operating results for the Company from October 21, 2004 to December 31, 2004 and combined operating results for the Predecessor for January 1, 2004 to October 20, 2004.

INDEPENDENT AUDITORS’ REPORT
To the Partners of
National Self Storage Operating Entities
      We have audited the accompanying Summary of Historical Information Relating to Combined Operating Revenues and Specified Expenses (Historical Summary) of the Facilities owned by National Self Storage Operating Entities for the year ended December 31, 2004. This Historical Summary is the responsibility of the management of The Schomac Group and Subsidiaries. Our responsibility is to express an opinion on the Historical Summary based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of U-Store-It Trust as described in Note 1 and is not intended to be a complete presentation of the revenues and expenses of the Facilities.
      In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the Combined Operating Revenues and Specified Expenses described in Note 1 of the Facilities owned by National Self Storage Operating Entities for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ Clifton Gunderson LLP
Phoenix, Arizona
August 12, 2005

NATIONAL SELF STORAGE OPERATING ENTITIES
Summary of Historical Information Relating to Combined
Operating Revenues and Specified Expenses

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2005	2004

	(Unaudited)
Operating revenues
Rental, net of rental discounts	$12,103,302	$23,773,455
Merchandise sales and other income	620,209	1,238,639

Total operating revenues	12,723,511	25,012,094
Specified expenses
Cost of operations	4,835,221	8,949,379
Management fees	670,962	1,301,646

Total specified expenses	5,506,183	10,251,025

Operating revenues in excess of specified expenses	$7,217,328	$14,761,069

See accompanying notes to the summary of historical information relating to combined operating revenues and specified expenses.

NATIONAL SELF STORAGE OPERATING ENTITIES
NOTES TO SUMMARY OF HISTORICAL INFORMATION RELATING TO
COMBINED OPERATING REVENUES AND SPECIFIED EXPENSES
Note 1 — Acquisition of Facilities, Basis of Presentation, and Significant Accounting Policies
      Acquisition of facilities: In accordance with a Purchase and Sale Agreement (“Agreement”), U-Store-It, L.P., a Delaware limited partnership of which U-Store-It Trust is the sole general partner, acquired sixty-six self storage facilities, four office parks, and one mobile home park described in the Agreement (the “Facilities”) located in Arizona, California, Colorado, New Mexico, Tennessee, Texas, and Utah owned by National Self Storage, The Schomac Group, Inc. and the other entities identified as sellers in the Agreement (“National Self Storage”).
      Basis of presentation: The accompanying Summary of Historical Information Relating to Combined Operating Revenues and Specified Expenses (Historical Summary) for the year ended December 31, 2004 and the six months ended June 30, 2005 (unaudited) has been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the actual operations of the Facilities.
      Interim information: The Historical Summary for the six months ended June 30, 2005, is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of the Historical Summary for the interim period, on the basis described above, have been included. The results of such interim period are not necessarily indicative of the results for an entire year.
      Significant accounting policies follow:
      Accounting estimates: The preparation of the Historical Summary requires management to make a number of estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.
      Revenue recognition: Rental income is generated from the leasing of the self storage facilities and commercial rental property for terms that are generally less than one year. Ancillary income includes administration fees, late charges and revenue from the sale of merchandise, i.e., locks and storage boxes. The terms at the commercial rental properties are generally more than one year.
      Specified expenses: Specified expenses exclude certain costs that may not be comparable to the future operations of these facilities. Excluded items consist of interest expense, depreciation and amortization, certain corporate costs and other expense not related to the future operations of the Facilities.
      Management fees: Management fees are included at the specific percentage applicable to each facility for services provided by National Self Storage Management, Inc. (an affiliate of National Self Storage Operating Entities) related to property accounting, store management oversight, human resources and financial management.
This information is an integral part of the accompanying summary of historical information relating to combined operating revenues and specified expenses.

Report of Independent Registered Public Accounting Firm
To the Board of Directors of
Liberty Self-Stor, Inc.
      We have audited the accompanying Statement of Revenues and Certain Expenses of Liberty Self-Stor, Inc. and Subsidiary — Selected Facilities (“Liberty”) (see Note 1 to the financial statement) for the year ended December 31, 2004. These financial statements are the responsibility of Liberty’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. Liberty is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Liberty’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying financial statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of U-Store-It Trust. Material amounts, as described in Note 1 to the financial statement, that would not be comparable to those resulting from the proposed future operations of the Selected Facilities are excluded and the financial statement is not intended to be a complete presentation of the revenues and expenses of the Selected Facilities.
      In our opinion the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Selected Facilities for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ Grant Thornton LLP
Cleveland, Ohio
January 28, 2005

LIBERTY SELF-STOR, INC. AND SUBSIDIARY — SELECTED FACILITIES
STATEMENT OF REVENUES AND CERTAIN EXPENSES

	Three Months Ended	Year Ended
	March 31, 2005	December 31, 2004

	(Unaudited)
Revenues:
Revenues from real estate operations	$1,250,674	$5,180,356
Expenses:
Property operating expenses	496,612	1,939,640

Revenues in Excess of Certain Expenses	$754,062	$3,240,716

The accompanying notes to financial statements are an integral part of this statement.

LIBERTY SELF-STOR, INC. AND SUBSIDIARY — SELECTED FACILITIES
NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
December 31, 2004
Note 1 — The Business and Basis of Presentation
      Liberty Self-Stor, Inc. (Liberty), a Maryland corporation, is a real estate investment trust that operates, manages, develops, expands, and invests in self-storage facilities. Liberty is the general partner and approximately 30% equity owner of an operating partnership that as of December 31, 2004 indirectly owned and operated 20 self-storage facilities.
      On September 7, 2004, an asset purchase agreement was entered into with U-Store-It, L.P., a Delaware limited partnership of which U-Store-It Trust is the sole general partner, to sell all of its self-storage facilities to U-Store-It, L.P., except its Painesville, Ohio and Gahanna, Ohio facilities (the “Selected Facilities”).
Basis of Presentation
      The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations of the Selected Facilities for the period presented. Certain items may not be comparable to the future operations of the Selected Facilities. Excluded items consist of interest expense, depreciation and amortization, and certain corporate costs and other expenses not directly related to the future operations of the Selected Facilities.
Note 2 — Summary of Significant Accounting Policies
Revenue Recognition
      Liberty’s revenue from real estate operations is derived primarily from monthly rentals of self-storage units. Rental revenue is recognized in the period the rent is earned which is typically on a monthly basis.
      Liberty also leases certain commercial space in its Southold property under long-term lease agreements. Total lease revenue related to these leases was $30,426 for the year ended December 31, 2004. Revenue under these long-term lease agreements is recognized on a straight-line basis over the respective lease terms.
      Liberty has one lease at its Southold property expiring August 30, 2005 whose revenue for 2005 will be approximately $12,000.
Advertising and Promotion Costs
      Liberty expenses advertising and promotion costs when incurred. Amounts expensed for advertising and promotion totaled $123,381 for the year ended December 31, 2004.
Estimates, Risks and Uncertainties
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Income Taxes
      No provision for federal or state income taxes has been made in the accompanying combined Statement of Revenues, Expenses and Comprehensive Income as Liberty has elected to be taxed as a REIT pursuant to Section 856(c)(l) of the Internal Revenue Code of 1986.

LIBERTY SELF-STOR, INC. AND SUBSIDIARY — SELECTED FACILITIES
NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES — (Continued)
December 31, 2004
Note 3 — Commitments and Contingencies
      There are no material pending commitments or contingencies to which Liberty is a party or to which any of its assets are subject. Therefore, Liberty does not believe that any pending commitments or contingencies will have a material adverse effect on Liberty’s financial condition, liquidity, or results of operation.
Note 4 — Interim Unaudited Financial Information
      The statement of revenue and certain expenses for the three months ended March 31, 2005 is unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the statement of revenue and certain expenses for this interim period has been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full year.

INDEPENDENT AUDITORS’ REPORT
To the Board of Trustees and Shareholders
U-Store-It Trust
Cleveland, Ohio
      We have audited the accompanying combined statement of revenue and certain operating expenses of Ford Storage (the “Properties”) for the year ended December 31, 2004. The statement is the responsibility of the Properties’ management. Our responsibility is to express an opinion on this statement based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying combined statement of revenue and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Registration Statement on Form S-11 of U-Store-It Trust, as described in Note 1. This presentation is not intended to be a complete presentation of the Properties’ revenue and expenses.
      In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 of the Properties for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ THE SCHONBRAUN McCANN GROUP LLC
Roseland, New Jersey
July 29, 2005

FORD STORAGE
COMBINED STATEMENTS OF REVENUE AND CERTAIN OPERATING EXPENSES

Year Ended
December 31, 2004

Revenue:
Base rents	$1,835,122
Certain Operating Expenses:
Property operating expenses	446,071
General and administrative expenses	104,618
Real estate taxes	201,356

752,045

Revenue in excess of certain operating expenses	$1,083,077

See accompanying notes to combined statements of revenue and certain operating expenses.

FORD STORAGE
NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN OPERATING EXPENSES
1.     BASIS OF PRESENTATION
      Presented herein are the combined statements of revenue and certain operating expenses related to the operation of five storage facilities which includes the following (collectively, “Ford Storage” or the “Properties”):

Legal Name	Address	Units

Ford Storage East Windsor, LLC	East Windsor, CT	326
Ford Storage Monroe, LLC	Monroe, CT	411
Ford Storage Manchester, LLC	Manchester, CT	419
Ford Storage Newington, LLC	Newington, CT	264
Ford Storage Newington, LLC	Newington, CT	222
      On March 1, 2005, U-Store-It Trust (the “Trust”) acquired the Properties.
      The accompanying combined statement of revenue and certain operating expenses for the year ended December 31, 2004 was prepared for the purpose of complying with the provisions of Article 3.14 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”) which requires certain information with respect to real estate operations to be included with certain filings with the SEC. Accordingly, the combined revenue and certain operating expenses excludes certain expenses that may not be comparable to those expected to be incurred by the Partnership in the proposed future operations of the aforementioned Properties. Items excluded consist of mortgage interest expense, depreciation, management fees and general and administrative expenses not directly related to the future operations.
2.     USE OF ESTIMATES
      The preparation of the combined statements of revenue and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined statements of revenue and certain operating expenses and accompanying notes. Actual results could differ from those estimates.
3.     REVENUE RECOGNITION
      Revenue relating to the Properties is recognized when payments are due. If it is determined after all methods of collection have been exhausted, that the account will not be collected, then it is written off to bad debt expense. The Properties are being leased to tenants under operating leases generally on a month to month basis.
4.     PROPERTY OPERATING EXPENSES
      The Properties’ operating expenses for the year ended December 31, 2004, include $63,279 for insurance, $28,645 for utilities, $197,790 in operating and maintenance costs and $156,357 in payroll.
5.     ADVERTISING
      Advertising cost of $91,593 were expensed when incurred and are included in property operating expenses.

INDEPENDENT AUDITORS’ REPORT
To the Board of Trustees and Shareholders
U-Store-It Trust
Cleveland, Ohio
      We have audited the accompanying combined statement of revenue and certain operating expenses of A-l Storage (the “Properties”) for the year ended December 31, 2004. The statement is the responsibility of the Properties’ management. Our responsibility is to express an opinion on this statement based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying combined statement of revenue and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Registration Statement on Form S-11 of U-Store-It Trust, as described in Note 1. This presentation is not intended to be a complete presentation of the Properties’ revenue and expenses.
      In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 of the Properties for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/	The Schonbraun McCann Group LLC
Roseland, New Jersey
August 5, 2005

A-l STORAGE
COMBINED STATEMENTS OF REVENUE AND
CERTAIN OPERATING EXPENSES
YEAR ENDED DECEMBER 31, 2004

Revenue
Base rents	$2,220,764
Other income	78,982

2,299,746

Certain Operating Expenses
Property operating expenses	424,730
General and administrative expenses	54,365
Real estate taxes	146,656

625,751

Revenue in excess of certain operating expenses	$1,673,995

See accompanying notes to combined statements of revenue and certain operating expenses.

A-1 STORAGE
NOTES TO COMBINED STATEMENTS OF REVENUE AND
CERTAIN OPERATING EXPENSES
1. BASIS OF PRESENTATION
      Presented herein are the combined statement of revenue and certain operating expenses related to the operation of four storage facilities which includes the following (collectively, “A-1 Storage” or the “Properties”):

Legal Name	Address	Units

A-1 Self Storage LLC	Stamford, CT	369
Autumn Ridge, LTD	Old Saybrook, CT	725
Autumn Ridge, LTD	Old Saybrook, CT	256
A-1 Bristol Self Storage, LLC	Bristol, CT	504
      On March 15, 2005, U-Store-It Trust (the “Trust”) acquired A-1 Storage.
      The accompanying combined statement of revenue and certain operating expenses for the year ended December 31, 2004 was prepared for the purpose of complying with the provisions of Article 3.14 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”) which requires certain information with respect to real estate operations to be included with certain filings with the SEC. Accordingly, the combined revenue and certain operating expenses excludes certain expenses that may not be comparable to those expected to be incurred by the Trust in the proposed future operations of the Properties. Items excluded consist of mortgage interest expense, depreciation, management fees and general and administrative expenses not directly related to the future operations.
2. USE OF ESTIMATES
      The preparation of the combined statements of revenue and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined statements of revenue and certain operating expenses and accompanying notes. Actual results could differ from those estimates.
3. REVENUE RECOGNITION
      Revenue relating to the Properties is recognized when payments are due. If it is determined after all methods of collection have been exhausted, that the account will bot be collected, then it is written off to bad debt expense. The Properties are being leased to tenants under operating leases generally on a month to month basis.
4. PROPERTY OPERATING EXPENSES
      The Properties’ operating expenses for the year ended December 31, 2004, include $54,548 for insurance, $36,582 for utilities, $102,582 in operating and maintenance costs and $231,018 in payroll.
5. ADVERTISING
      Advertising costs of $30,226 were expensed when incurred and are included in property operating expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Trustees and Shareholders
U-Store-It Trust
Cleveland, Ohio
      We have audited the accompanying combined statement of revenues and certain expenses of the following properties (San Bernardino VII, California, Orlando II, Florida, and Boynton Beach II, Florida) owned by Rising Tide Development, LLC (the “Properties”), for the years ended December 31, 2004, 2003 and 2002 (the “Statement”). This Statement is the responsibility of the management of U-Store-It Trust. Our responsibility is to express an opinion on the Statement based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Properties are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      The accompanying Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Registration Statement on Form S-11 of U-Store-It Trust) as described in Note 1 to the Statement and are not intended to be a complete presentation of the Properties’ revenues and expenses.
      In our opinion, such Statement presents fairly, in all material respects, the revenues and certain expenses of the Properties for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Cleveland, Ohio
August 25, 2005

RISING TIDE COMBINED PROPERTIES
COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

REVENUES:
Rent	$1,663,509	$973,740	$7,326
Other	47,345	25,215	29

	1,710,854	998,955	7,355

CERTAIN EXPENSES:
Property operating expenses	811,578	514,962	915
Management fees — related party	101,049	60,028	641

	912,627	574,990	1,556

REVENUES IN EXCESS OF CERTAIN EXPENSES	$798,227	$423,965	$5,799

See accompanying notes to the financial statement.

RISING TIDE COMBINED PROPERTIES
NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES
For the Years Ended December 31, 2004, 2003 and 2002

1.	ACQUISITION OF PROPERTIES, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Acquisition of properties — related party
      In conjunction with the formation of U-Store-It Trust (the “Company”), the Company entered into option agreements with Rising Tide Development, LLC (“Rising Tide Development”), a company owned and controlled by Robert J. Amsdell, the Company’s Chairman and Chief Executive Officer, and Barry L. Amsdell, one of the Company’s trustees, dated October 27, 2004, to acquire properties owned by Rising Tide Development. Under the terms of the option agreements, the Company acquired the properties known as San Bernardino VII, California on January 5, 2005, and Orlando II, Florida and Boynton Beach II, Florida on March 18, 2005 (the “Properties”).
Basis of presentation
      The accompanying combined statement of revenues and certain expenses (the “Statement”) has been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations of the Properties for the periods presented. Certain items may not be comparable to the future operations of the Properties. Excluded items consist of interest expense, depreciation and amortization, and other costs not directly related to the future operations of the Properties.
Revenue recognition
      Management has determined that all of the leases are operating leases. Rental revenue is recognized in accordance with the terms of the leases, which are generally month to month. Other revenues consist primarily of late fees, administrative charges, and revenues earned from the sale of storage supplies and other ancillary revenues.
Management fee expense — related party
      Management fees were paid to U-Store-It Mini Warehouse Co, a wholly owned subsidiary of U-Store-It, L.P., a related entity through common ownership, for the period from January 1, 2004 to October 26, 2004, and for the years ended December 31, 2003 and 2002. Pursuant to the property management agreement, the Properties paid monthly management fees equal to the 6% of gross receipts (as defined).
      Effective October 27, 2004, Rising Tide Development entered into a new management agreement with YSI Management LLC, a wholly owned subsidiary of U-Store-It, L.P. Pursuant to the property management agreement, the Properties paid monthly management fees equal to the greater of 5.35% of the gross revenues of each facility or $1,500 per facility per month, for the period from October 27, 2004 to December 31, 2004.
Use of estimates
      The preparation of the Statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
******

INDEPENDENT AUDITORS’ REPORT
To the Board of Trustees and Shareholders
U-Store-It Trust
Cleveland, Ohio
We have audited the accompanying statement of revenue and certain operating expenses of Clifton Storage (the “Property”) for the year ended December 31, 2004. The statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.
The accompanying statement of revenue and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Registration Statement on Form S-11 of U-Store-It Trust, as described in Note 1. This presentation is not intended to be a complete presentation of the Property’s revenue and expenses.
In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 of the Property for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/	The Schonbraun McCann Group LLC
Roseland, New Jersey
August 31, 2005

CLIFTON STORAGE
STATEMENT OF REVENUE AND CERTAIN OPERATING EXPENSES

	For the period
	January 1, 2005
	through
	June 30, 2005	Year Ended
	(Unaudited)	December 31, 2004

Revenue
Base rents	$792,545	$1,694,552
Other income	37,837	103,622

	830,382	1,798,174

Certain Operating Expenses
Property operating expenses	138,357	244,931
General and administrative expenses	35,066	79,942
Real estate taxes	170,600	317,480

	344,023	642,353

Revenue in excess of certain operating expenses	$486,359	$1,155,821

See accompanying notes to statement of revenue and certain operating expenses.

CLIFTON STORAGE
NOTES TO STATEMENT OF REVENUE AND
CERTAIN OPERATING EXPENSES

1.	BASIS OF PRESENTATION
Presented herein are the statements of revenue and certain operating expenses related to the operation of ECS-Clifton, LLC storage facility located in Clifton, New Jersey with 1,015 rental units (“Clifton Storage” or the “Property”). On July 15, 2005, U-Store-It Trust (the “Trust”) acquired the Property.
The accompanying statement of revenue and certain operating expenses for the year ended December 31, 2004 was prepared for the purpose of complying with the provisions of Article 3.14 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”) which requires certain information with respect to real estate operations to be included with certain filings with the SEC. Accordingly, the revenue and certain operating expenses excludes certain expenses that may not be comparable to those expected to be incurred by the Trust in the proposed future operations of the Property. Items excluded consist of mortgage interest expense, depreciation, management fees and general and administrative expenses not directly related to the future operations.

2.	USE OF ESTIMATES
The preparation of the statements of revenue and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statements of revenue and certain operating expenses and accompanying notes. Actual results could differ from those estimates.

3.	REVENUE RECOGNITION
Revenue relating to the Property is recognized when payments are due. If it is determined after all methods of collection have been exhausted, that the account will not be collected, then it is written off to bad debt expense. The Property is being leased to tenants under operating leases generally on a month to month basis.

4.	PROPERTY OPERATING EXPENSES
The Property’s operating expenses for the year ended December 31, 2004, include $27,825 for insurance, $41,831 for utilities, $81,150 for operating and maintenance costs and $94,125 in payroll.
The Property’s operating expenses for the period January 1, 2005 through June 30, 2005 (unaudited) include $19,661 for insurance, $22,449 for utilities, $48,920 for operating and maintenance costs and $47,327 for payroll.

5.	ADVERTISING
Advertising costs are expensed as incurred, $22,738 and $12,858 for 2004 and for the six months ended June 30, 2005 (unaudited), respectively, are included in property operating expenses.

6.	INTERIM UNAUDITED FINANCIAL INFORMATION
The statement of revenue and certain operating expenses for the period January 1, 2005 through June 30, 2005 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statement of revenue and certain operating expenses for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

INDEPENDENT AUDITORS’ REPORT
To the Board of Trustees and Shareholders
U-Store-It Trust
Cleveland, Ohio
We have audited the accompanying combined statement of revenue and certain operating expenses of the Texas Storage Portfolio (the “Properties”) for the year ended December 31, 2004. The statement is the responsibility of the Properties’ management. Our responsibility is to express an opinion on this statement based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.
The accompanying combined statement of revenue and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Registration Statement on Form S-11 of U-Store-It Trust, as described in Note 1. This presentation is not intended to be a complete presentation of the Properties’ revenue and expenses.
In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 of the Properties for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ The Schonbraun McCann Group LLC
Roseland, New Jersey
September 2, 2005

TEXAS STORAGE PORTFOLIO
COMBINED STATEMENTS OF REVENUE AND
CERTAIN OPERATING EXPENSES

	For the period
	January 1, 2005
	through
	June 30, 2005	Year Ended
	(Unaudited)	December 31, 2004

Revenue
Base rents	$1,726,829	$2,621,944
Other income	144,234	215,515

	1,871,063	2,837,459

Certain Operating Expenses
Property operating expenses	751,678	1,357,607
General and administrative expenses	68,304	115,889
Real estate taxes	355,389	619,865

	1,175,371	2,093,361

Revenue in excess of certain operating expenses	$695,692	$744,098

See accompanying notes to combined statements of revenue and certain operating expenses.

TEXAS STORAGE PORTFOLIO
NOTES TO COMBINED STATEMENTS OF REVENUE AND
CERTAIN OPERATING EXPENSES

1.	BASIS OF PRESENTATION
Presented herein are the combined statements of revenue and certain operating expenses related to the operation of the following eleven storage facilities, collectively (the “Properties”):

Legal Name	Location	Units

Republic Garland Self Stor, LP	Garland, TX	486	(1)
Basswood Self Stor, LP	Fort Worth, TX	409
Davis Self Stor, LP	North Richland Hills, TX	459
Sandstor Partners 108, LP	Austin, TX	552
Storage Holding Midway, LP	Dallas, TX	561
Storage Holding Frisco, LP	Frisco, TX	629	(2)
Storage Holdings Eastchase, LP	Fort Worth, TX	674
Republic Manchaca Self Stor, LP	Austin, TX	570
Storage Holding Mansfield, LP	Mansfield, TX	478
Republic Stassney Self Stor, LP	Austin, TX	587	(3)
Interstate 10 Self Stor, LP	San Antonio, TX	676	(4)

(1)	Placed in service April 2004.

(2)	Placed in service February 2004.

(3)	Placed in service June 2004.

(4)	Placed in service September 2004.
The accompanying combined statement of revenue and certain operating expenses for the year ended December 31, 2004 was prepared for the purpose of complying with the provisions of Article 3.14 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”) which requires certain information with respect to real estate operations to be included with certain filings with the SEC. Accordingly, the combined revenue and certain operating expenses excludes certain expenses that may not be comparable to those expected to be incurred by U-Store-It Trust in the proposed future operations of the Properties. Items excluded consist of mortgage interest expense, depreciation, management fees and general and administrative expenses not directly related to the future operations.

2.	USE OF ESTIMATES
The preparation of the combined statements of revenue and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined statements of revenue and certain operating expenses and accompanying notes. Actual results could differ from those estimates.

3.	REVENUE RECOGNITION
Revenue relating to the Properties is recognized when payments are due. If it is determined after all methods of collection have been exhausted, that the account will not be collected, then it is written off to bad debt expense. The Properties are being leased to tenants under operating leases generally on a month to month basis.

TEXAS STORAGE PORTFOLIO
NOTES TO COMBINED STATEMENTS OF REVENUE AND
CERTAIN OPERATING EXPENSES — (Continued)

4.	PROPERTY OPERATING EXPENSES
The Properties’ operating expenses for the year ended December 31,2004, include $96,553 for insurance, $196,461 for utilities, $556,794 in operating and maintenance costs and $507,799 in payroll.
The Properties’ operating expenses for the period January 1, 2005 through June 30, 2005 (unaudited) include $46,361 for insurance, $112,435 for utilities, $312,841 for operating and maintenance costs and $280,041 for payroll.

5.	ADVERTISING
Advertising costs are expensed as incurred, $199,436 and $114,271 for 2004 and for the six months ended June 30, 2005 (unaudited), respectively, are included in property operating expenses.

6.	INTERIM UNAUDITED FINANCIAL INFORMATION
The combined statement of revenue and certain operating expenses for the period January 1, 2005 through June 30, 2005 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statement of revenue and certain operating expenses for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

LOGO

15,000,000 Shares
U-Store-It Trust
Common Shares

PROSPECTUS
                        , 2005

Lehman Brothers
Sole Book-Running Manager

Citigroup
Wachovia Securities
A.G. Edwards
Raymond James
Banc of America Securities LLC
KeyBanc Capital Markets
Harris Nesbitt

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution
      The following table itemizes the expenses expected to be incurred by the Company in connection with this offering. All amounts are estimated except for the Securities and Exchange Commission registration fee and the NASD fee.

Securities and Exchange Commission registration fee	$43,531
NASD fee	37,484
New York Stock Exchange Listing Fee	52,500
Printing and engraving expenses	225,000
Legal fees and expenses	450,000
Accounting fees and expenses	345,000
Blue Sky fees and expenses (including legal fees)	1,000
Transfer agent and registrar fees and expenses	1,500
Miscellaneous	129,985

Total	$1,286,000

Item 32.	Sales to Special Parties
      None.

Item 33.	Recent Sales of Unregistered Securities
      (a) Upon our formation in July 2004, High Tide LLC was issued 100 common shares for total consideration of $1,500 in cash in order to provide our initial capitalization. In October 2004, High Tide LLC was reorganized as a Maryland REIT through a merger into us pursuant to a reorganization and merger agreement. Upon completion of this merger, those shares were canceled and retired without payment of any consideration therefor. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.
      In connection with our formation transactions, common shares were issued to certain persons transferring interests and other assets to us in consideration of the transfer of such interests and assets as follows:

•	Robert J. Amsdell, our Chairman and Chief Executive Officer, received approximately 151,000 shares (with a value of approximately $2.4 million) in connection with the merger of High Tide LLC and Amsdell Partners, Inc., which were existing partners of the operating partnership, into us;

•	The Robert J. Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Robert J. Amsdell, received approximately 3.9 million shares (with a value of approximately $62.7 million) in connection with the merger of High Tide LLC and Amsdell Partners, Inc., which were existing partners of our operating partnership, into us;

•	Barry L. Amsdell, one of our trustees, received approximately 151,000 shares (with a value of approximately $2.4 million) in connection with the merger of High Tide LLC and Amsdell Partners, Inc., which were existing partners of our operating partnership, into us;

•	The Loretta Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Barry L. Amsdell, received approximately 3.9 million shares (with a value of approximately $62.7 million) in connection with the merger of High Tide LLC and Amsdell Partners, Inc., which were existing partners of our operating partnership, into us; and

•	Todd C. Amsdell, our Chief Operating Officer, received approximately 430,000 shares (with a value of approximately $6.9 million) in connection with the merger of High Tide LLC and Amsdell Partners, Inc., which were existing partners of our operating partnership, into us.

      The foregoing issuances occurred pursuant to agreements dated as of July 30, 2004. All of such persons irrevocably committed to the transfer of such interests and assets prior to the filing of our registration statement on Form S-11 relating to our initial public offering. The issuance of such units and shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Item 34.	Indemnification of Directors and Officers
      The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.
      The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.
      Our declaration of trust provides that we shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. We have the power, with the approval of our board of trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.
Item 35.     Treatment of Proceeds from Stock Being Registered
      None of the proceeds will be contributed to an account other than the appropriate capital share account.
Item 36.     Financial Statements and Exhibits
      (a) Financial Statements, all of which are included in the Prospectus:

See Index to Financial Statements.
      (b) Exhibits

Exhibit No.

1.1		Form of Underwriting Agreement.
3	.1*	Articles of Amendment and Restatement of Declaration of Trust of U-Store-It Trust, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
3	.2*	Bylaws of U-Store-It Trust, incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
4	.1*	Form of Common Share Certificate, incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
5	.1†	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered.
8	.1†	Opinion of Hogan & Hartson L.L.P. regarding tax matters.
10	.1*	Second Amended and Restated Agreement of Limited Partnership of U-Store-It, L.P. dated as of October 27, 2004, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.2*	Loan Agreement dated as of October 27, 2004 by and between YSI I LLC and Lehman Brothers Holdings Inc. d/b/a Lehman Capital, a division of Lehman Brothers Holdings Inc., incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.3*	Loan Agreement dated as of October 27, 2004 by and between YSI II LLC and Lehman Brothers Holdings Inc. d/b/a/ Lehman Capital, a division of Lehman Brothers Holdings Inc., incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.4*	Loan Agreement dated as of October 27, 2004 by and between YSI III LLC and Lehman Brothers Bank, FSB, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.5*	Credit Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P., the several lenders from time to time parties thereto, Lehman Brothers Inc., Wachovia Capital Markets, LLC, SunTrust Bank, LaSalle Bank National Association and Lehman Commercial Paper Inc., incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.6*	2004 Equity Incentive Plan of U-Store-It Trust effective as of October 19, 2004, incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.7*	Stock Purchase Agreement dated as of October 27, 2004 by and among U-Store-It Trust, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell, the Robert J. Amsdell Family Irrevocable Trust dated June 4, 1998 and the Loretta Amsdell Family Irrevocable Trust dated June 4, 1998, relating to the purchase of U-Store-It Mini Warehouse Co., incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.8*	Marketing and Ancillary Services Agreement dated as of October 27, 2004 by and between U-Store-It Mini Warehouse Co. and Rising Tide Development, LLC incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.9*	Property Management Agreement dated as of October 27, 2004 by and between YSI Management LLC and Rising Tide Development, LLC, incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.10*	Option Agreement dated as of October 27, 2004 by and between U-Store-It, L.P. and Rising Tide Development, LLC, incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.11*	Registration Rights Agreement dated as of October 27, 2004 by and among U-Store-It Trust, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell, the Robert J. Amsdell Family Irrevocable Trust dated June 4, 1998, the Loretta Amsdell Family Irrevocable Trust dated June 4, 1998, Amsdell Holdings I, Inc., Amsdell and Amsdell and Robert J. Amsdell, Trustee, incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.12*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Robert J. Amsdell, incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.13*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Steven G. Osgood, incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.14*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Barry L. Amsdell, incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

Exhibit No.

10	.15*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Todd C. Amsdell, incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.16*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Tedd D. Towsley, incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.17*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and John C. Dannemiller, incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.18*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Thomas A Commes, incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.19*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and David J. LaRue, incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.20*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Harold S. Haller, incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.21*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and William M. Diefenderfer III, incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.22*	Noncompetition Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Robert J. Amsdell, incorporated by reference to Exhibit 10.22 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.23*	Noncompetition Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Steven G. Osgood, incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.24*	Noncompetition Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Todd C. Amsdell, incorporated by reference to Exhibit 10.24 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.25*	Noncompetition Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Tedd D. Towsley, incorporated by reference to Exhibit 10.25 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.26*	Noncompetition Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Barry L. Amsdell, incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.27*	Employment Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Robert J. Amsdell, incorporated by reference to Exhibit 10.27 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.28*	Employment Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Steven G. Osgood, incorporated by reference to Exhibit 10.28 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.29*	Employment Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Todd C. Amsdell, incorporated by reference to Exhibit 10.29 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.30*	Employment Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Tedd D. Towsley, incorporated by reference to Exhibit 10.30 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.31*	Purchase and Sale Agreement dated as of August 13, 2004 by and between Acquiport/Amsdell I Limited Partnership and Metro Storage LLC, incorporated by reference to Exhibit 10.17 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.32*	Amendment to Purchase and Sale Agreement dated as of September 8, 2004 by and between Acquiport/Amsdell I Limited Partnership and Metro Storage LLC, incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.33*	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/Amsdell I Limited Partnership and Robert J. Amsdell, as Trustee incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.

Exhibit No.

10	.34*	Contribution Agreement dated as July 30, 2004 by and between Acquiport/Amsdell I Limited Partnership and Amsdell Holdings I, Inc. incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.35*	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/Amsdell I Limited Partnership and Amsdell and Amsdell incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.36*	Agreement and Plan of Merger and Reorganization dated as of July 30, 2004 by and between the Company and High Tide LLC incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.37*	Agreement and Plan of Merger dated as of July 30, 2004 by and between the Company and Amsdell Partners, Inc. incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.38*	Partnership Reorganization Agreement dated as of July 30, 2004 by and among High Tide LLC, Amsdell Partners, Inc., Amsdell Holdings I, Inc. and Acquiport/Amsdell I Limited Partnership incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.39*	Purchase and Sale Agreement, dated as of March 1, 2005, by and between U-Store-It, L.P. and various partnerships and other entities affiliated with National Self Storage and The Schomac Group, Inc. named therein incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 4, 2005.
10	.40*	Form of NonQualified Share Option Agreement (3 Year Vesting), incorporated by reference to Exhibit 10.40 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.41*	Office Lease, dated March 29, 2005, by and between Amsdell and Amsdell and U-Store-It, L.P., incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.42*	Timesharing Agreement, dated October 22, 2004 by and between Amsdell Holdings I, Inc. and U-Store-It Mini Warehouse Co., incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.43*	Trustee Compensation Schedule, incorporated by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.44*	Schedule of 2004 Bonuses for Named Executive Officers, incorporated by reference to Exhibit 10.44 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.45*	Form of NonQualified Share Option Agreement (Deferred 3 Year Vesting), incorporated by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.46*	Form of Trustee Restricted Share Agreement, incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.47*	U-Store-It Trust Deferred Trustees Plan, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed June 6, 2005.
10	.48*	Lease, dated June 29, 2005 by and between Amsdell and Amsdell and U-Store-It, L.P., incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.
10	.49*	Lease, dated June 29, 2005 by and between Amsdell and Amsdell and U-Store-It, L.P., incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.
10	.50*	Non-Exclusive Aircraft Lease Agreement dated July 1, 2005 by and between Aqua Sun Investments, L.L.C. and U-Store-It, L.P., incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.
10	.51*	Amendment to Purchase and Sale Agreement, dated May 31, 2005 by and between U-Store-It, L.P. and various partnerships and other entities affiliated with National Self Storage and the Schomac Group, Inc. named therein, incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.
10	.52*	Second Amendment to Purchase and Sale Agreement, dated July 5, 2005 by and between U-Store-It, L.P. and various partnerships and other entities affiliated with National Self Storage and the Schomac Group, Inc. named therein, incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.

Exhibit No.

10	.53*	Third Amendment to Purchase and Sale Agreement, dated July 20, 2005 by and between U-Store-It, L.P. and various partnerships and other entities affiliated with National Self Storage and the Schomac Group, Inc. named therein, incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.
21	.1†	List of Subsidiaries of the Company.
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of Clifton Gunderson LLP.
23.3		Consent of Grant Thornton LLP.
23.4		Consent of The Schonbraun McCann Group LLC.
23	.6†	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1).
23	.7†	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 8.1).
24	.1†	Power of Attorney (included on the Signature Page at page II-7 of the Registration Statement filed with the Securities and Exchange Commission on September 12, 2005).
99	.1*	Acknowledgement and Agreement of Adjustment to Acquisition Consideration, dated May 14, 2005, by and between Rising Tide Development, LLC and U-Store-It, L.P., incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.

*	Incorporated herein by reference as above indicated.

†	Previously filed.
Item 37.     Undertakings.
      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on September 29, 2005.

U-STORE-IT TRUST

By:	/s/ Robert J. Amsdell

Robert J. Amsdell
Chairman and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert J. Amsdell Robert J. Amsdell	Chairman of the Board of Trustees and Chief Executive Officer (Principal Executive Officer)	September 29, 2005

/s/ Steven G. Osgood Steven G. Osgood	President and Chief Financial Officer (Principal Financial Officer)	September 29, 2005

/s/ Tedd D. Towsley Tedd D. Towsley	Vice President and Treasurer (Principal Accounting Officer)	September 29, 2005

* Barry L. Amsdell	Trustee	September 29, 2005

* Thomas A. Commes	Trustee	September 29, 2005

* John C. Dannemiller	Trustee	September 29, 2005

* William M. Diefenderfer	Trustee	September 29, 2005

* Harold S. Haller	Trustee	September 29, 2005

* David J. LaRue	Trustee	September 29, 2005

* By: /s/ Robert J. Amsdell Robert J. Amsdell by power of attorney

EXHIBIT INDEX

Exhibit No.

1.1		Form of Underwriting Agreement.
3	.1*	Articles of Amendment and Restatement of Declaration of Trust of U-Store-It Trust, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
3	.2*	Bylaws of U-Store-It Trust, incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
4	.1*	Form of Common Share Certificate, incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
5	.1†	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered.
8	.1†	Opinion of Hogan & Hartson L.L.P. regarding tax matters.
10	.1*	Second Amended and Restated Agreement of Limited Partnership of U-Store-It, L.P. dated as of October 27, 2004, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.2*	Loan Agreement dated as of October 27, 2004 by and between YSI I LLC and Lehman Brothers Holdings Inc. d/b/a Lehman Capital, a division of Lehman Brothers Holdings Inc., incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.3*	Loan Agreement dated as of October 27, 2004 by and between YSI II LLC and Lehman Brothers Holdings Inc. d/b/a/ Lehman Capital, a division of Lehman Brothers Holdings Inc., incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.4*	Loan Agreement dated as of October 27, 2004 by and between YSI III LLC and Lehman Brothers Bank, FSB, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.5*	Credit Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P., the several lenders from time to time parties thereto, Lehman Brothers Inc., Wachovia Capital Markets, LLC, SunTrust Bank, LaSalle Bank National Association and Lehman Commercial Paper Inc., incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.6*	2004 Equity Incentive Plan of U-Store-It Trust effective as of October 19, 2004, incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.7*	Stock Purchase Agreement dated as of October 27, 2004 by and among U-Store-It Trust, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell, the Robert J. Amsdell Family Irrevocable Trust dated June 4, 1998 and the Loretta Amsdell Family Irrevocable Trust dated June 4, 1998, relating to the purchase of U-Store-It Mini Warehouse Co., incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.8*	Marketing and Ancillary Services Agreement dated as of October 27, 2004 by and between U-Store-It Mini Warehouse Co. and Rising Tide Development, LLC incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.9*	Property Management Agreement dated as of October 27, 2004 by and between YSI Management LLC and Rising Tide Development, LLC, incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.10*	Option Agreement dated as of October 27, 2004 by and between U-Store-It, L.P. and Rising Tide Development, LLC, incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.11*	Registration Rights Agreement dated as of October 27, 2004 by and among U-Store-It Trust, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell, the Robert J. Amsdell Family Irrevocable Trust dated June 4, 1998, the Loretta Amsdell Family Irrevocable Trust dated June 4, 1998, Amsdell Holdings I, Inc., Amsdell and Amsdell and Robert J. Amsdell, Trustee, incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.12*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Robert J. Amsdell, incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.13*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Steven G. Osgood, incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.14*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Barry L. Amsdell, incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

Exhibit No.

10	.15*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Todd C. Amsdell, incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.16*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Tedd D. Towsley, incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.17*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and John C. Dannemiller, incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.18*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Thomas A Commes, incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.19*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and David J. LaRue, incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.20*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Harold S. Haller, incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.21*	Indemnification Agreement dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and William M. Diefenderfer III, incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.22*	Noncompetition Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Robert J. Amsdell, incorporated by reference to Exhibit 10.22 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.23*	Noncompetition Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Steven G. Osgood, incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.24*	Noncompetition Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Todd C. Amsdell, incorporated by reference to Exhibit 10.24 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.25*	Noncompetition Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Tedd D. Towsley, incorporated by reference to Exhibit 10.25 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.26*	Noncompetition Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Barry L. Amsdell, incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.27*	Employment Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Robert J. Amsdell, incorporated by reference to Exhibit 10.27 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.28*	Employment Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Steven G. Osgood, incorporated by reference to Exhibit 10.28 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.29*	Employment Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Todd C. Amsdell, incorporated by reference to Exhibit 10.29 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.30*	Employment Agreement dated as of October 27, 2004 by and between U-Store-It Trust and Tedd D. Towsley, incorporated by reference to Exhibit 10.30 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.
10	.31*	Purchase and Sale Agreement dated as of August 13, 2004 by and between Acquiport/Amsdell I Limited Partnership and Metro Storage LLC, incorporated by reference to Exhibit 10.17 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.32*	Amendment to Purchase and Sale Agreement dated as of September 8, 2004 by and between Acquiport/Amsdell I Limited Partnership and Metro Storage LLC, incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.33*	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/Amsdell I Limited Partnership and Robert J. Amsdell, as Trustee incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.

Exhibit No.

10	.34*	Contribution Agreement dated as July 30, 2004 by and between Acquiport/Amsdell I Limited Partnership and Amsdell Holdings I, Inc. incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.35*	Contribution Agreement dated as of July 30, 2004 by and between Acquiport/Amsdell I Limited Partnership and Amsdell and Amsdell incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.36*	Agreement and Plan of Merger and Reorganization dated as of July 30, 2004 by and between the Company and High Tide LLC incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.37*	Agreement and Plan of Merger dated as of July 30, 2004 by and between the Company and Amsdell Partners, Inc. incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.38*	Partnership Reorganization Agreement dated as of July 30, 2004 by and among High Tide LLC, Amsdell Partners, Inc., Amsdell Holdings I, Inc. and Acquiport/Amsdell I Limited Partnership incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form S-11, File No. 333-117848.
10	.39*	Purchase and Sale Agreement, dated as of March 1, 2005, by and between U-Store-It, L.P. and various partnerships and other entities affiliated with National Self Storage and The Schomac Group, Inc. named therein incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 4, 2005.
10	.40*	Form of NonQualified Share Option Agreement (3 Year Vesting), incorporated by reference to Exhibit 10.40 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.41*	Office Lease, dated March 29, 2005, by and between Amsdell and Amsdell and U-Store-It, L.P., incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.42*	Timesharing Agreement, dated October 22, 2004 by and between Amsdell Holdings I, Inc. and U-Store-It Mini Warehouse Co., incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.43*	Trustee Compensation Schedule, incorporated by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.44*	Schedule of 2004 Bonuses for Named Executive Officers, incorporated by reference to Exhibit 10.44 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.45*	Form of NonQualified Share Option Agreement (Deferred 3 Year Vesting), incorporated by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.46*	Form of Trustee Restricted Share Agreement, incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K, filed on March 31, 2005.
10	.47*	U-Store-It Trust Deferred Trustees Plan, incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed June 6, 2005.
10	.48*	Lease, dated June 29, 2005 by and between Amsdell and Amsdell and U-Store-It, L.P., incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.
10	.49*	Lease, dated June 29, 2005 by and between Amsdell and Amsdell and U-Store-It, L.P., incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.
10	.50*	Non-Exclusive Aircraft Lease Agreement dated July 1, 2005 by and between Aqua Sun Investments, L.L.C. and U-Store-It, L.P., incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.
10	.51*	Amendment to Purchase and Sale Agreement, dated May 31, 2005 by and between U-Store-It, L.P. and various partnerships and other entities affiliated with National Self Storage and the Schomac Group, Inc. named therein, incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.
10	.52*	Second Amendment to Purchase and Sale Agreement, dated July 5, 2005 by and between U-Store-It, L.P. and various partnerships and other entities affiliated with National Self Storage and the Schomac Group, Inc. named therein, incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.
10	.53*	Third Amendment to Purchase and Sale Agreement, dated July 20, 2005 by and between U-Store-It, L.P. and various partnerships and other entities affiliated with National Self Storage and the Schomac Group, Inc. named therein, incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.
21	.1†	List of Subsidiaries of the Company.

Exhibit No.

23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of Clifton Gunderson LLP.
23.3		Consent of Grant Thornton LLP.
23.4		Consent of The Schonbraun McCann Group LLC.
23	.6†	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1).
23	.7†	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 8.1).
24	.1†	Power of Attorney (included on the Signature Page at page II-7 of the Registration Statement filed with the Securities and Exchange Commission on September 12, 2005).
99	.1*	Acknowledgement and Agreement of Adjustment to Acquisition Consideration, dated May 14, 2005, by and between Rising Tide Development, LLC and U-Store-It, L.P., incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q, filed on August 12, 2005.

*	Incorporated herein by reference as above indicated.

†	Previously filed.